    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    NETIA HOLDINGS II B.V.                                           NETIA HOLDINGS S.A.
               (Exact name of registrant issuer                              (Exact name of registrant guarantor
                 as specified in its charter)                                    as specified in its charter)

                            ------------------------

            THE NETHERLANDS                                                                          POLAND
      (State or other jurisdiction                                                        (State or other jurisdiction
   of incorporation or organization)                                                   of incorporation or organization)
             NOT APPLICABLE                                 4813                                 NOT APPLICABLE
            (I.R.S. Employer                    (Primary Standard Industrial                    (I.R.S. Employer
           Identification No)                   Classification Code Number)                    Identification No)

                       HERENGRACHT 548                                                 UL. POLECZKI 13
                  AMSTERDAM, THE NETHERLANDS                                        02-822 WARSAW, POLAND
                    (011)(31) 20 527 4729                                           (011)(48) 22 648 4500
     (Address, including zip code, and telephone numbers,            (Address, including zip code, and telephone number,
   including area code, of Registrant's principal executive        including area code, of Registrant's principal executive
                           offices)                                                        offices)

                         ------------------------------

                             CT CORPORATION SYSTEM
                       1633 BROADWAY, NEW YORK, NY 10019
                                 (212) 664 1666
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                         ------------------------------

                          Copies of Communications to:

           MATTHEW BLOCH, ESQ.                       WILLIAM K. SIEVERS, ESQ.
        WEIL, GOTSHAL & MANGES LLP                    WEIL, GOTSHAL & MANGES
             767 FIFTH AVENUE                            ONE SOUTH PLACE
         NEW YORK, NEW YORK 10153                        LONDON, EC2M 2WG
              (212) 310-8000                         (011)(44)(171) 903-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE     OFFERING PRICE PER  PROPOSED AGGREGATE      AMOUNT OF
                 TO BE REGISTERED                       REGISTERED           UNIT(1)        OFFERING PRICE(1)    REGISTRATION FEE
                                                    [EURO]100,000,000                       [EURO]100,000,000
13 1/2% Series B Senior Notes due 2009              (US$107,040,000)(2)        100%         (US$107,040,000)(2)      $29,800
13 1/8% Series B Senior Notes due 2009                US$100,000,000           100%           US$100,000,000         $27,800
Guarantee relating to the Notes                            (3)                 (3)                 (3)                 None

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2) Euro amounts have been translated into U.S. Dollars at US$1.0704 per [EURO]1.00, which was the noon buying rate in New York City for cable transfers in Euro as certified for customs purposes by the Federal Reserve Bank of New York on October 1, 1999.

(3) No separate consideration will be received for the Guarantees of Netia Holdings S.A.
                         ------------------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.

                                OCTOBER 12, 1999

PROSPECTUS

                              EXCHANGE OFFERS FOR
                [EURO]100,000,000 13 1/2% SENIOR NOTES DUE 2009
                                      AND
                   $100,000,000 13 1/8% SENIOR NOTES DUE 2009
                                       OF

                             NETIA HOLDINGS II B.V.

        EACH ISSUE FULLY, UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY

                              NETIA HOLDINGS S.A.
                                ---------------

Netia Holdings II B.V. is offering a total of [EURO]100,000,000 13 1/2% Series B Senior Notes due 2009 and $100,000,000 13 1/8% Series B Senior Notes due 2009, all of which are fully and unconditionally guaranteed by Netia Holdings S.A. and which have been registered with the Securities and Exchange Commission, to all holders of 13 1/2% Senior Notes due 2009 and 13 1/8% Senior Notes due 2009 of Netia Holdings B.V. II, respectively.

Material terms of the exchange offers:

    - Expire at 12:00 Midnight, New York City time, on November 18, 1999, unless extended.

    - The only conditions to completing the exchange offers are that the exchange offers not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offers.

    - All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

    - Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offers.

    - The terms of the new Registered Notes to be issued in the exchange offer are substantially identical to the Old Notes that we issued on June 10, 1999, except for the absence of transfer restrictions, registration rights and liquidated damages.

    - The Old Notes are, and the Registered Notes will be, fully, unconditionally and irrevocably guaranteed on a senior, unsecured basis by Netia Holdings S.A.

    CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS
PROSPECTUS.

                             ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this prospectus is October   , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           3
Risk Factors...............................................................................................          18
Presentation of Financial Information......................................................................          35
Exchange Rate Data and Foreign Exchange Controls...........................................................          36
The Exchange Offers........................................................................................          38
Capitalization.............................................................................................          46
The Issuer.................................................................................................          47
The Guarantor..............................................................................................          47
Selected Consolidated Statement of Operations and Balance Sheet Data.......................................          48
Selected Unaudited Pro Forma Condensed Consolidated Financial Data.........................................          51
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          56
The Polish Telecommunications Industry.....................................................................          69
Business...................................................................................................          74
Telecommunications Regulations.............................................................................          95
Management.................................................................................................         104
Principal Shareholders.....................................................................................         112
Certain Relationships and Transactions with Related Parties................................................         115
Description of the Notes...................................................................................         123
Description of Certain Other Indebtedness..................................................................         161
Tax Considerations.........................................................................................         165
Plan of Distribution.......................................................................................         172
Book-Entry; Delivery and Form..............................................................................         174
Forward-Looking Statements.................................................................................         179
Validity of Securities.....................................................................................         179
Experts....................................................................................................         179
Additional Information.....................................................................................         180
Enforceability of Certain Civil Liabilities................................................................         180
Glossary of Selected Telecommunications Terms..............................................................         182
The Republic of Poland.....................................................................................         184
Index to the Consolidated Financial Statements.............................................................         F-1

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE HEADING "RISK FACTORS." THE TERMS "NETIA," THE "COMPANY" AND "WE" AS USED IN THIS PROSPECTUS REFER TO NETIA HOLDINGS S.A AND ITS SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE WE MAKE CLEAR THAT SUCH TERM MEANS ONLY THE PARENT COMPANY, NETIA HOLDINGS S.A. THE TERM "ISSUER" REFERS TO NETIA HOLDINGS II B.V. THE TERM "PARENT" REFERS TO NETIA HOLDINGS S.A.

NETIA GENERALLY

    Netia is the largest alternative fixed-line telecommunications operator in Poland. At June 30, 1999, we owned and operated approximately 1,150 route kilometers (718 miles) of state-of-the-art local and regional digital fiber-optic networks connecting 193,607 active subscriber lines. We provide a broad range of telecommunications services, and we are aggressively targeting large and medium-sized business customers

    We have 23 licenses to provide local voice telephony services in territories covering approximately 33% of the total population of Poland. Our local telephone license territories cover five of the country's ten largest urban areas, including many of the industrial and commercial centers of Poland. Our licenses cover approximately 50% of the population living in these ten urban areas. In April 1999, we secured the benefit of a license to provide Internet and data transmission services throughout Poland.

    We are operating and continuing to construct local access networks serving business and residential customers in 21 of our 23 local voice telephony license territories. We are designing, and in certain areas have begun construction of, a fiber-optic backbone linking these local access networks and five major cities, including Warsaw, not covered by our existing voice telephony licenses. Under the new data transmission license, we plan to construct and interconnect fiber-optic rings in these five major cities. Using this network infrastructure, we plan to maximize our penetration of the growing market for business telecommunications in Poland, which includes an increasing number of business customers operating through multiple locations requiring advanced value-added services such as Internet and data transmission services.

    The range of telecommunications services we offer includes switched fixed-line telephony for directly connected customers, ISDN, Internet services, leased lines and voice mail. The advanced technology of our network, combined with our emphasis on superior customer service, have allowed us to provide our customers with reliable, high-quality services and to compete successfully with our principal competitor, Telekomunikacja Polska S.A. ("TPSA"), the state-controlled telecommunications carrier.

    The Internet is just beginning to make an impact in Poland. We plan to expand our current Internet-access services and focus on providing our target client base with reliable Internet access on a dial-up or dedicated-line basis. We have recently begun developing Netia-branded Internet service provider ("ISP") products for both the residential and business markets, and we plan to establish Internet points of presence ("POPs") in each of Poland's ten largest urban areas by the end of 2000. In addition, we plan to offer website hosting and Internet housing facilities and to develop intranet services for business customers. We believe that when we complete our fiber-optic network, we will be able to provide an Internet backbone service for third-party ISPs in each of Poland's key markets.

    Our principal shareholders are Telia AB (Publ.), the Swedish telecommunications operator ("Telia"), Dankner Investments Ltd, an Israeli company ("Dankner"), Shamrock Holdings, Inc., a U.S. corporation ("Shamrock") and E.M. Warburg, Pincus & Co. LLC, a global investment firm, ("Warburg") who, after giving effect to our initial public offering completed in August 1999, hold an aggregate of approximately 57.45% of our outstanding shares and have the right to appoint a substantial majority of our Supervisory Board.

OPERATING DATA

    At June 30, 1999, we had 335,974 connected lines and 193,607 subscriber lines, including 34,943 business lines. During the six-month period ended June 30, 1999, 28.4% of our 45,473 new subscribers were business customers, and at the end of the same period, we had achieved a cumulative business/ total customer mix of 18.0%, more than double our cumulative business/total customer mix at the end of 1997. In 1999, we activated service in the four major cities for which we acquired licenses in March 1998. We also have major international customers such as Ikea, Auchan, Philips and Office Depot, and local business customers in the banking, printing, retail, mining and heavy industry sectors such as Bank Pekao S.A., Rzeczpospolita, Huta Katowice Steel Works, Bank Slaski S.A., the Bogdanka Coal Mine, Optimus S.A. and Amplico Life S.A. We believe the activation of services in these four cities should continue to improve our business/total customer mix in 1999. Our long-term goal is to raise our cumulative business/total customer mix to 40% business customers.

    The following table sets forth certain operating data that demonstrate our continuing growth:

                                                                                                                AS OF AND
                                                                         AS OF AND FOR THE YEAR ENDED            FOR THE
                                                                                 DECEMBER 31,                   SIX-MONTH
                                                                  ------------------------------------------  PERIOD ENDED
                                                                    1995       1996       1997       1998     JUNE 30, 1999
                                                                  ---------  ---------  ---------  ---------  -------------
NETWORK DATA:
Installed capacity(1)...........................................    11,4000     30,656    153,819    317,586       356,150
Connected lines(2)..............................................      9,200     28,878    130,117    283,900       335,974
Digital switches................................................          2          5         16         25            26
SUBSCRIBER DATA:
Subscriber lines(3).............................................      8,258     18,290     63,099    148,134       193,607
Billable units (in millions)(4).................................        N/A       28.0       64.5      290.0           N/A
Average monthly revenue per line (PLN)(5).......................      32.00       42.8       51.6       62.4          77.7
Average monhtly revenue per business line (PLN)(6)..............        N/A        N/A      141.3      165.1         203.2
Period incremental business/total customer mix(7)...............        N/A        8.3%       9.1%      19.4%         28.4%
Cumulative business/ total customer mix(8)......................        N/A        6.8%       8.4%      14.7%         18.0%

------------------------

(1) Installed capacity represents the number of active lines our switching nodes have the capacity to accommodate after testing and technical acceptance at the end of the referenced periods. Installed capacity is the benchmark used by the Minister of Communications of Poland (the "MOC") to measure compliance with the build-out milestones contained in our licenses.

(2) Connected lines represents the number of lines that have been connected to our switching nodes and for which we had interconnection agreements with TPSA at the end of the referenced periods.

(3) Subscriber lines represents the number of connected lines generating revenue at the end of the referenced periods.

(4) Billable units ("pulses") represent the aggregate units of measurement for which we billed our customers for each of the referenced periods. See "Glossary of Selected Telecommunications Terms."

(5) Average monthly revenue per line is obtained by dividing the amount of monthly sales of service (excluding installation fees) by the average number of subscriber lines, in each case for the last month of the referenced period.

(6) Average monthly revenue per business line is obtained by dividing the amount of monthly sales of service to business customers (excluding installation fees) by the average number of subscriber business lines, in each case for the last month of the referenced period.

(7) Period incremental business/total customer mix represents the number of subscriber business lines added during the referenced periods as a percentage of total subscriber lines added during those periods.

(8) Cumulative business/total customer mix represents the number of subscriber business lines as a percentage of total subscriber lines at the end of the referenced periods.

NETIA'S STRENGTHS

    We have competitive strengths that we believe position us to continue to take advantage of the significant unmet demand for high-quality telecommunications services in Poland. These strengths include the following:

    - We believe that our significant size and marketing, sales and customer service experience give us a competitive advantage over most other alternative providers whose networks are generally at earlier stages of development.

    - Our principal shareholders have provided us with substantial support and expertise and continue to play a significant role in the development of Netia's operations through a broad range of strategic, financial and operational support.

    - We believe that our fully digital fiber-optic network allows us to provide our customers with a significantly higher quality of telephone service than is generally available in much of Poland.

    - Our licensed territories include several areas ranking among the most economically developed in Poland.

    - Our licenses have been acquired at costs which we believe are comparatively lower than the prices paid by many other alternative operators.

    - We provide a level of customer service that we believe is superior to that offered by our principal competitor, TPSA.

    - Our senior management team has extensive experience in the management of Western corporations involved in the telecommunications, media and technology sectors. See "Business--Our Strengths."

STRATEGY

    Our goal is to build upon our position as the leading alternative fixed-line telecommunications operator in Poland and to increase cash flow and maximize value by becoming the preferred provider to Polish telecommunications customers. To accomplish this objective, Netia intends to focus on the following key areas:

    - We are targeting primarily large and medium-sized business customers.

    - We intend to expand our ability to provide our target customers with a broad range of advanced value-added telecommunications services.

    - We intend to utilize our customer service program as an important means for distinguishing ourselves competitively.

    - We will continue to offer telecommunications services at competitive prices.

    - We will seek to expand the scope of services we can offer by pursuing licenses to provide additional telecommunications services throughout Poland and we will continue to pursue a license to provide local telephone service in the city of Warsaw.

    - We also will continue to evaluate the possibility of expanding the scope of our network through the acquisition of holders of licenses in areas that complement our existing licensed territories.

    - In order to enhance our ability to provide a full range of services to our target customers nationally, we will continue to strategically expand the areas covered by our network. See "Business--Strategy."

RECENT DEVELOPMENTS

    We have completed several significant transactions after June 30, 1999. First, in July 1999, Warburg purchased 2,597,403 of our ordinary shares at $19.25 per share in a private placement. Warburg obtained the right to appoint one member to our supervisory board.

    Also, in August, 1999, we sold 5.5 million of our American Depositary Shares, or ADSs, in an underwritten initial public offering (the "IPO") at the offering price of $22.00 per ADS (before underwriting commissions and transaction expenses). Each ADS represents one common share of Netia Holdings S.A. Pursuant to an agreement between Netia and Bank Rozwoju Eksportu SA, a Polish bank ("BRE Bank"), BRE Bank purchased approximately 16% of the ADSs we issued in the IPO. We received net proceeds of approximately $114.6 million from the IPO.

    In July and August 1999, we entered into new interconnection agreements with two mobile telephone network operators which should lower our interconnection costs for calls through these operators. We anticipate that these agreements will have a positive impact on our results of operations since we believe that the amount of traffic between our network and cellular operators will at least remain at the current level.

    In September 1999, we acquired Topnet, a private Internet service provider with operations throughout Poland, for approximately $0.8 million.

EXECUTIVE OFFICES

    Our principal executive office is located at ul. Poleczki 13, 02-822 Warsaw, Poland, and our telephone number is + 48 22 648 4500. Our Internet address is www.netia.pl. The principal executive office of Netia Holdings II B.V. is located at Herengracht 548, Amsterdam, the Netherlands, telephone number + 31 20 527 4729.

                  SUMMARY OF THE TERMS OF THE EXCHANGE OFFERS

    On June 10, 1999, we issued in a private placement [EURO]100 million in aggregate principal amount of our 13 1/2% Senior Notes due 2009 ("Old Senior Euro Notes") and $100 million in aggregate principal amount of our 13 1/8% Senior Notes due 2009 ("Old Senior Dollar Notes"). In this prospectus, we refer to the Old Senior Euro Notes and the Old Senior Dollar Notes collectively, as the Old Notes. All of the Old Notes were issued by Netia Holdings II B.V., our special purpose finance subsidiary, and are guaranteed by Netia Holdings S.A. We entered into a registration rights agreement (the "Registration Rights Agreement") with the initial purchasers of the Old Notes in which we agreed to deliver to you this prospectus and to complete the exchange offers on or prior to January 27, 2000. The exchange offers are scheduled to expire on November 18, 1999. You are entitled to exchange your Old Notes in the exchange offers for a like principal amount of new Series B Notes (the "Registered Notes") which will have substantially identical terms. We believe that the Registered Notes to be issued in the exchange offers may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to certain limited conditions. You should read the discussion under the headings "The Exchange Offers" and "Description of the Notes" for further information regarding the Registered Notes. In this prospectus, we refer to the Old Notes and the Registered Notes, collectively, as the Notes.

Registration Rights Agreement.......  You are entitled under the Registration Rights
                                      Agreement to exchange your Old Notes for Registered
                                      Notes with substantially identical terms. The
                                      exchange offers are intended to satisfy these rights.
                                      After the exchange offers are complete, except as set
                                      forth in the next paragraph, you will no longer be
                                      entitled to any exchange or registration rights with
                                      respect to your Old Notes.

                                      The Registration Rights Agreement requires us to file
                                      a registration statement for a continuous offering in
                                      accordance with Rule 415 under the Securities Act for
                                      your benefit if you would not receive freely
                                      tradeable Registered Notes in the exchange offers or
                                      you are ineligible to participate in the exchange
                                      offers and indicate that you wish to have your Old
                                      Notes registered under the Securities Act. See "The
                                      Exchange Offers--Procedures for Tendering."

The Exchange Offers.................  We are offering to exchange [EURO]1,000 principal amount of new 13 1/2% Series B Senior Notes due 2009
                                      (the "Registered Senior Euro Notes") which have been
                                      registered under the Securities Act for each
                                      [EURO]1,000 principal amount of Old Senior Euro Notes
                                      and $1,000 principal amount of new 13 1/8% Series B
                                      Senior Notes due 2009 (the "Registered Senior Dollar
                                      Notes") which have been registered under the
                                      Securities Act for each $1,000 principal amount of
                                      Old Senior Dollar Notes due 2009, which were issued
                                      on June 10, 1999 in a Rule 144A private offering (the
                                      "Notes Offering"). In order to be exchanged, an Old
                                      Note must be properly tendered and accepted. All Old
                                      Notes that are validly tendered and not validly
                                      withdrawn will be exchanged.

                                      As of this date, there are, respectively, [EURO]100
                                      million aggregate principal amount of Old Senior Euro
                                      Notes and $100 million aggregate principal amount of
                                      Old Senior Dollar Notes outstanding.

                                      We will issue the Registered Notes promptly after the
                                      expiration of the exchange offers.

Resales of the Registered Notes.....  We believe that Registered Notes to be issued in the exchange offers may be offered for resale, resold and
                                      otherwise transferred by you without compliance with
                                      the registration and prospectus delivery provisions
                                      of the Securities Act if you meet the following
                                      conditions:

                                      (1) the Registered Notes are acquired by you in the
                                          ordinary course of your business;

                                      (2) you are not engaging in and do not intend to
                                      engage in a distribution of the Registered Notes;

                                      (3) you do not have an arrangement or understanding
                                      with any person to participate in the distribution of
                                          the Registered Notes; and

                                      (4) you are not an affiliate of Netia, as that term
                                      is defined in Rule 405 under the Securities Act.

                                      If you do not meet the above conditions, you may
                                      incur liability under the Securities Act if you
                                      transfer any registered note without delivering a
                                      prospectus meeting the requirements of the Securities
                                      Act. We do not assume or indemnify you against that
                                      liability.

                                      Each broker-dealer that is issued Registered Notes in
                                      the exchange offers for its own account in exchange
                                      for Old Notes which were acquired by that
                                      broker-dealer as a result of market-making activities
                                      or other trading activities must acknowledge that it
                                      will deliver a prospectus meeting the requirements of
                                      the Securities Act in connection with any resales of
                                      the Registered Notes. A broker-dealer may use this
                                      prospectus for an offer to resell or to otherwise
                                      transfer these Registered Notes.

Expiration Date.....................  The exchange offers will expire at 12:00 Midnight,
                                      New York City time, on November 18, 1999, unless we
                                      decide to extend the exchange offers. We do not
                                      intend to extend the exchange offers, although we
                                      reserve the right to do so. If we determine to extend
                                      the exchange offers, we do not intend to extend them
                                      beyond November 24, 1999.

Conditions to the Exchange Offers...  The only conditions to completing the exchange offers are that the exchange offers not violate applicable
                                      law or any applicable interpretation of the staff of
                                      the Commission and no injunction, order or decree has
                                      been issued which would prohibit, prevent or
                                      materially impair our ability to proceed with the
                                      exchange offers. See "The Exchange Offers--
                                      Conditions."

Procedures for Tendering Old Notes
  Held in the Form of Book-Entry
  Interests.........................  The Old Notes were issued as global securities in fully registered form without coupons. Beneficial
                                      interests in the Old Notes which are held by direct
                                      or indirect participants in The Depository Trust
                                      Company ("DTC"), Euroclear or Cedelbank through
                                      certificateless depositary interests are shown on,
                                      and transfers of the Notes can be made only through,
                                      records maintained in book-entry form by DTC,
                                      Euroclear or Cedelbank, as applicable, with respect
                                      to its participants.

                                      If you are a holder of an Old Note held in the form
                                      of a book-entry interest and you wish to tender your
                                      Old Note for exchange pursuant to the exchange
                                      offers, you must transmit to State Street Bank and
                                      Trust Company, N.A., as exchange agent, on or prior
                                      to the expiration of the exchange offers either:

                                      - a written or facsimile copy of a properly completed
                                      and executed letter of transmittal and all other
                                        required documents to the address set forth on the
                                        cover page of the letter of transmittal; or

                                      - a computer-generated message transmitted by means
                                      of DTC's Automated Tender Offer Program system with
                                        respect to the Senior Dollar Notes, or such similar
                                        system of Euroclear or Cedelbank with respect to
                                        the Senior Euro Notes, and received by the exchange
                                        agent and forming a part of confirmation of
                                        book-entry transfer in which you acknowledge and
                                        agree to be bound by the terms of the letter of
                                        transmittal.

                                      The exchange agent must also receive on or prior to
                                      the expiration of the exchange offers either:

                                      - a timely confirmation of book-entry transfer of
                                      your Old Notes into the exchange agent's account at
                                        DTC or Euroclear and/or Cedelbank, in accordance
                                        with the procedure for book-entry transfers
                                        described in this prospectus under the heading "The
                                        Exchange Offers-- Book-Entry Transfer," or

                                      - the documents necessary for compliance with the
                                        guaranteed delivery procedures described below.

                                      A letter of transmittal accompanies this prospectus.
                                      By executing the letter of transmittal or delivering
                                      a computer-generated message, you will represent to
                                      us that, among other things:

                                      (1) the Registered Notes to be acquired by you in the
                                          exchange offer are being acquired in the ordinary
                                          course of your business;

                                      (2) you are not engaging in and do not intend to
                                      engage in a distribution of the Registered Notes;

                                      (3) you do not have an arrangement or understanding
                                      with any person to participate in the distribution of
                                          the Registered Notes; and

                                      (4) you are not our affiliate.

Procedures for Tendering Definitive
  Notes.............................  If you are a holder of Notes in definitive registered form ("Definitive Notes") you are entitled to
                                      receive, in limited circumstances, in exchange for
                                      your book-entry interests, Definitive Notes which are
                                      in equal principal amounts to your book-entry
                                      interests. See "Book Entry; Delivery and Form." No
                                      Definitive Notes are issued and outstanding as of the
                                      date of this prospectus. If you acquire certificated
                                      Old Notes prior to the expiration of the exchange
                                      offer, you must tender your certificated Old Notes in
                                      accordance with the procedures described in this
                                      prospectus under the heading "The Exchange
                                      Offers--Procedures for Tendering--Definitive Notes."

Special Procedures for Beneficial
  Owner.............................  If you are the beneficial owner of Old Notes and they are registered in the name of a broker, dealer,
                                      commercial bank, trust company or other nominee, and
                                      you wish to tender your Old Notes, you should
                                      promptly contact the person in whose name your Old
                                      Notes are registered and instruct that person to
                                      tender on your behalf. If you wish to tender on your
                                      own behalf, you must, prior to completing and
                                      executing the letter of transmittal and delivering
                                      your Old Notes, either make appropriate arrangements
                                      to register ownership of the Old Notes in your name
                                      or obtain a properly completed bond power from the
                                      person in whose name your Old Notes are registered.
                                      The transfer of registered ownership may take
                                      considerable time. See "The Exchange
                                      Offers--Procedures for Tendering--Procedures
                                      Applicable to All Holders."

Guaranteed Delivery Procedures......  If you wish to tender your Old Notes and:

                                      (1) they are not immediately available,

                                      (2) time will not permit your Old Notes or other
                                      required documents to reach the exchange agent before
                                          the expiration of the exchange offers, or

                                      (3) you cannot complete the procedure for book-entry
                                          transfer on a timely basis,

                                      you may tender your Old Notes in accordance with the
                                      guaranteed delivery procedures set forth in "The
                                      Exchange Offers--Procedures for Tendering--Guaranteed
                                      Delivery Procedures."

Acceptance of Old Notes and Delivery
  of Registered Notes...............  Except under the circumstances described above under
                                      "The Exchange Offers--Procedures for Tendering--
                                      Conditions," we will accept for exchange any and all
                                      Old Notes which are properly tendered in the exchange
                                      offers prior to 12:00 Midnight, New York City time,
                                      on the expiration date. The Registered Notes to be
                                      issued to you in the exchange offers will be
                                      delivered promptly following the expiration date. See
                                      "The Exchange Offers--Terms of the Exchange Offers."

Withdrawal..........................  You may withdraw the tender of your Old Notes at any time prior to 12:00 Midnight, New York City time, on
                                      the expiration date. We will return to you any Old
                                      Notes not accepted for exchange for any reason
                                      without expense to you as promptly as we can after
                                      the expiration or termination of the Exchange Offers.

Exchange Agent......................  State Street Bank and Trust Company, N.A., is serving as the exchange agent in connection with the exchange
                                      offer.

Consequences of Failure to            If you do not participate in the exchange offer, upon
  Exchange..........................  completion of the exchange offer, the liquidity of the market for your Old Notes could be adversely
                                      affected. See "The Exchange Offers--Consequences of
                                      Failure to Exchange."

U.S. Federal Income Tax               The exchange of the Old Notes should not be a taxable
  Consequences......................  event for U.S. federal income tax purposes. See "Tax
                                      Considerations--United States--U.S. Federal Income
                                      Tax Considerations."

                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES

Securities Exchanged................  The Registered Notes will consist of:

                                      [EURO]100 million in aggregate principal amount of
                                      13 1/2%
                                      Series B Senior Notes due 2009. These securities will
                                      be denominated in Euros (or "[EURO]").

                                      $100 million in aggregate principal amount of 13 1/8%
                                      Series B Senior Notes due 2009. These securities will
                                      be denominated in U.S. Dollars.

Issuer..............................  Netia Holdings II B.V.

Guarantor...........................  Netia Holdings S.A. is the guarantor of the Notes. If the Issuer cannot make payments on the Notes when
                                      due, the guarantor must make them instead.

Maturity............................  June 15, 2009.

Interest............................  The Registered Senior Euro Notes will accrue interest at the rate of 13 1/2% per annum. Interest on the
                                      Registered Senior Euro Notes will be payable
                                      semiannually in cash in arrears on June 15 and
                                      December 15 of each year, commencing December 15,
                                      1999.

                                      The Registered Senior Dollar Notes will accrue
                                      interest at the rate of 13 1/8% per annum. Interest
                                      on the Registered Senior Dollar Notes will be payable
                                      semiannually in cash in arrears on June 15 and
                                      December 15 of each year, commencing December 15,
                                      1999.

Optional Redemption.................  On or after June 15, 2004, we may redeem some or all of the Notes at any time at the redemption prices
                                      listed in the section "Redemption" under the heading
                                      "Description of the Notes."

                                      Before June 15, 2002, we may redeem up to [EURO]33.0
                                      million principal amount of the Old Senior Euro Notes
                                      and/or Registered Senior Euro Notes (collectively,
                                      the "Senior Euro Notes") and $33.0 million principal
                                      amount of the Old Senior Dollar Notes and/or the
                                      Registered Senior Dollar Notes (collectively, the
                                      "Senior Dollar Notes") with the proceeds of certain
                                      sales of the guarantor's common shares at the prices
                                      listed in the section "Redemption" under the heading
                                      "Description of the Notes."

Mandatory Offer to Repurchase.......  If we sell certain assets or experience specific kinds of changes in control, followed by a specified
                                      ratings decline, we must offer to purchase the Notes
                                      at the prices listed in the section "Redemption"
                                      under the heading "Description of the Notes."

Investment Securities...............  The Investment Agreements (as defined herein) require that Investment Securities (as defined herein) be
                                      deposited with the appropriate trustees for the Notes
                                      in an amount that will be sufficient upon receipt of
                                      scheduled interest and/or principal payments of such
                                      securities to provide for the payment in full of the
                                      first four scheduled interest payments due on each
                                      series of the Notes. We used approximately [EURO]26.3
                                      million and $24.8 million of the net proceeds from
                                      the original issuance of the Old Notes to acquire the
                                      Investment Securities. Under the Investment
                                      Agreements, assuming that we make the first four
                                      scheduled interest payments on the Notes when due,
                                      any remaining Investment Securities will be released
                                      to or at the direction of Netia Holdings S.A. or its
                                      affiliates. See the sections "Investment Securities"
                                      under the heading "Description of the Notes" and "The
                                      Investment Securities Are Unsecured Assets" under the
                                      heading "Risk Factors."

Ranking.............................  The Notes and the Guarantees are general unsecured obligations of the Issuer and the guarantor,
                                      respectively.

                                      The Notes and the Guarantees are PARI PASSU in right
                                      of payment with each other and with all existing and
                                      future unsecured unsubordinated indebtedness of the
                                      Issuer and the guarantor, respectively.

                                      The Notes and the Guarantees are senior in right of
                                      payment to all future obligations of the Issuer and
                                      the guarantor, respectively, expressly subordinated
                                      in right of payment to the Notes or the Guarantees.

                                      The Guarantees are effectively subordinated to
                                      secured obligations of the guarantor with respect to
                                      the assets of the guarantor securing those
                                      obligations, as well as to the indebtedness incurred
                                      by subsidiaries of the guarantor.

Transfer Restrictions...............  We have not registered the Old Notes under the
                                      Securities Act, and, unless exchanged for the
                                      Registered Notes, the Old Notes will continue to be
                                      subject to significant restrictions on transfer. See
                                      "Risk Factors--Your Rights as a Holder May Be
                                      Affected If You Fail to Exchange Old Notes."

Listing.............................  The Notes are eligible for trading in the PORTAL market of the National Association of Securities
                                      Dealers, Inc. We listed the Old Notes and will apply
                                      to list the Registered Notes with the Luxembourg
                                      Stock Exchange.

Use of Proceeds.....................  We will not receive any proceeds from the exchange offers.

Basic Covenants of Indenture........  We will issue the Registered Notes under indentures with State Street Bank and Trust Company, N.A., which
                                      also govern the Old Notes The indentures place
                                      limitations on our ability and the ability of our
                                      restricted subsidiaries to, among other things:

                                      - borrow money;

                                      - pay dividends on stock or repurchase stock;

                                      - make investments;

                                      - use assets as security in other transactions;

                                      - sell certain assets or merge with or into other
                                      companies; and

                                      - enter into transactions with affiliates.

                                      For more details see the section "Certain Covenants"
                                      under the heading "Description of the Notes."

Taxation............................  For a discussion of the material tax consequences of an investment in the Notes, please see "Tax
                                      Considerations."

Form of Notes.......................  The Notes will initially be represented by global notes in registered form (the "Global Notes"). The
                                      Global Notes representing the Registered Senior Euro
                                      Notes will be deposited with a common depositary for
                                      Euroclear and Cedelbank, or its nominee. Ownership of
                                      interests in the Registered Senior Euro Notes will be
                                      limited to participants in Euroclear, Cedelbank or
                                      persons that may hold interests through those
                                      participants. Book-entry interests in the Senior Euro
                                      Notes will be shown on, and transfers thereof will be
                                      effected only through, records maintained in book-
                                      entry form by Euroclear and Cedelbank and their
                                      participants.

                                      The Global Notes representing the Registered Senior
                                      Dollar Notes will be deposited with the trustee for
                                      the Registered Senior Dollar Notes as custodian for
                                      DTC and registered in the name of Cede & Co. as
                                      nominee of DTC. Ownership interests in the Registered
                                      Senior Dollar Notes will be limited to participants
                                      in DTC or persons that may hold interests through
                                      those participants. Book-entry interests in the
                                      Senior Dollar Notes will be shown on, and transfers
                                      thereof will be effected only through, records
                                      maintained in book-entry form by DTC and its
                                      participants.

      SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS AND BALANCE SHEET DATA

    The following data have been derived from our audited consolidated financial statements as of and for the three years ended December 31, 1996, 1997 and 1998 and the unaudited interim condensed consolidated financial statements as of and for the six-month periods ended June 30, 1998 and 1999 (together, in each case, with the notes thereto, the "Financial Statements") included elsewhere in this prospectus. In the opinion of our management, the unaudited interim condensed financial statements contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations of Netia as of and for the six-month periods ended June 30, 1998 and 1999. We have prepared the Financial Statements in accordance with International Accounting Standards ("IAS"), which differ in certain important respects from accounting principles generally accepted in the United States ("U.S. GAAP") (see Note 24 to the December 31, 1998 Financial Statements and Note 11 to the June 30, 1999 Financial Statements).

    The summary consolidated financial data should be read in conjunction with the Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Unaudited Pro Forma Condensed Consolidated Financial Data" included elsewhere in this prospectus. For your convenience, certain Polish Zloty (or "PLN") amounts as of and for the year ended December 31, 1998 and as of and for the six-month periods ended June 30, 1999, have been converted into U.S. Dollars at the rate of PLN 3.9297 per $1.00 (the effective exchange rate of the National Bank of Poland (the "NBP") on June 30, 1999). You should not view such translations as a representation that such Polish Zloty amounts actually represent such U.S. Dollar amounts, or could be or could have been converted into U.S. Dollars at the rates indicated or at any other rate.

                                                                                               FOR THE SIX MONTH PERIOD
                                                 FOR THE YEAR ENDED DECEMBER 31,(1)                 ENDED JUNE 30,
                                            ---------------------------------------------  ---------------------------------
                                              1996        1997        1998        1998        1998        1999       1999
                                            ---------  ----------  ----------  ----------  ----------  ----------  ---------

                                               PLN        PLN         PLN          $          PLN         PLN          $
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues
  Telecommunications revenues.............      8,982      35,564      96,435      24,540      37,076      86,319     21,966
  Non-telecommunications revenues(2)......     12,679      14,642      23,945       6,093      11,793      10,476      2,666
                                            ---------  ----------  ----------  ----------  ----------  ----------  ---------
      Total revenues......................     21,679      50,206     120,380      30,633      48,869      96,795     24,632
Cost and expenses:
  Interconnection charges.................     (1,355)     (5,692)    (22,900)     (5,828)     (8,707)    (24,395)    (6,209)
  Cost of equipment.......................     (7,929)     (6,975)    (11,425)     (2,907)     (4,671)     (2,980)      (758)
  Depreciation and amortization...........     (7,465)    (16,926)    (41,040)    (10,443)    (16,835)    (54,009)   (13,744)
  Other operating expenses(3).............    (61,259)    (86,901)   (124,317)    (31,635)    (54,308)    (85,417)   (21,738)
                                            ---------  ----------  ----------  ----------  ----------  ----------  ---------
      Total costs and expenses............    (78,008)   (116,494)   (199,682)    (50,813)    (84,521)   (166,801)   (42,449)

  Loss from operations....................    (56,329)    (66,288)    (79,302)    (20,180)    (35,652)    (70,006)   (17,817)
  Financial expense, net(4)...............     (2,205)    (32,681)   (151,596)    (38,577)    (43,910)   (196,807)   (50,082)
  Write-off of loan origination
    expenses..............................         --     (24,241)         --          --          --          --         --
  Other losses............................     (4,302)         --      (1,148)       (292)         --         (62)       (16)
  Gain on dilution of interest in
    subsidiaries..........................     38,903       2,137          --          --          --          --         --
  Income tax (charge)/credit..............     (2,710)     (1,055)     (8,802)     (2,241)     (7,017)     (1,334)      (339)
  Minority share in (income)/losses of
    subsidiaries..........................     10,832      36,703      35,353       8,996      21,286        (161)       (40)
                                            ---------  ----------  ----------  ----------  ----------  ----------  ---------
  Net loss................................    (15,811)    (85,425)   (205,495)    (52,294)    (65,293)   (268,370)   (68,294)

  Basic and diluted net loss per common
    share(5)..............................      (2.52)      (9.46)     (19.78)      (5.03)      (6.28)     (19.94)     (5.07)

                                                                                               FOR THE SIX MONTH PERIOD
                                                 FOR THE YEAR ENDED DECEMBER 31,(1)                 ENDED JUNE 30,
                                            ---------------------------------------------  ---------------------------------
                                              1996        1997        1998        1998        1998        1999       1999
                                            ---------  ----------  ----------  ----------  ----------  ----------  ---------
                                               PLN        PLN         PLN          $          PLN         PLN          $
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
U.S. GAAP:
  Revenues................................     21,679      50,206     120,380      30,633      48,869      96,795     24,632
  Loss from operations....................    (60,631)    (68,047)    (86,743)    (22,074)    (39,170)    (73,865)   (18,797)
  Net loss................................    (54,042)    (90,530)   (214,363)    (54,549)    (61,163)   (272,640)   (69,379)
  Basic and diluted net loss per common
    share(5)..............................      (8.61)     (10.02)     (20.63)      (5.25)      (5.89)     (20.26)     (5.16)
OTHER DATA:
  EBITDA(6)...............................    (48,864)    (49,362)    (38,262)     (9,737)    (18,817)    (15,997)    (4,071)
  Net cash used in operating activities...    (32,571)    (89,836)   (156,413)    (39,803)    (15,734)    (15,706)    (3,995)
  Net cash used in investing activities...    (56,247)   (198,336)   (480,319)   (122,228)   (218,628)   (339,241)   (86,327)
  Net cash (used in)/ provided by
    financing activities..................     90,591   1,195,891      (1,688)       (430)     (1,338)    870,870    221,609
  Capital expenditures....................    148,029     222,964     395,943     100,757     201,790     335,518     85,380

                                                                                AS OF JUNE 30, 1999
                                                                  -----------------------------------------------
                                                                                  AS                      AS
                                                                    ACTUAL    ADJUSTED(7)   ACTUAL    ADJUSTED(7)
                                                                  ----------  -----------  ---------  -----------

                                                                     PLN          PLN          $           $
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.....................................     846,649   1,487,278     215,449     378,471
  Restricted investments(8).....................................     319,107     319,107      81,203      81,203
  Total assets..................................................   3,262,372   3,903,001     830,182     993,204
  Total assets (U.S. GAAP)......................................   3,285,326   3,925,955     836,025     999,047
  Total long-term debt..........................................   2,575,765   2,575,765     655,461     655,461
  Total non-current liabilities(9)..............................   2,874,974   2,874,974     731,601     731,601
  Total shareholders' equity....................................     176,595     821,548      44,936     209,058
  Total shareholders' equity (U.S. GAAP)........................     170,359     815,312      43,352     207,474

------------------------

(1) For the period ended December 31, 1996, Poland was considered to be a hyperinflationary economy. The Financial Statements for that period are prepared in accordance with the historical cost convention as adjusted for the effects of inflation. In accordance with IAS 29, "Financial Reporting in Hyperinflationary Economies," the Financial Statements are restated to show amounts expressed in terms of the constant purchasing power of the Polish Zloty at December 31, 1996. The amounts shown in the restated currency do not represent appraised value, replacement cost or any other measure of the current value of assets or the prices at which transactions would take place currently. The adjustment was calculated based on conversion factors derived from the Polish Consumer Price Index (the "CPI") published by Poland's Main Office of Statistics ("GUS"). Based on a CPI rate of 100 as at January 1, 1990, the cumulative inflation index as at December 31, 1996 was 2,104.

(2) Our historical results include our non-telecommunications businesses, which in the past have accounted for a significant portion of our revenues. In 1997, we sold the part of our non-telecommunications businesses relating to the sale of specialized radio equipment, and we intend to dispose of our remaining non-telecommunications businesses when a favorable commercial opportunity to do so becomes available, although presently we do not have a formal plan or agreement of disposal. See "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

(3) Other operating expenses primarily includes salaries and benefits, general and administrative expenses and external services. See the December 31, 1998 Financial Statements and June 30, 1999 Financial Statements included elsewhere in this prospectus.

(4) Includes non-cash financial expenses of PLN 2.6 million, PLN 19.6 million, PLN 106.5 million ($27.1 million), PLN 51.8 million, and PLN 53.0 million ($13.5 million) for the years 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(5) Basic and diluted net loss per common share under IAS and under U.S. GAAP is calculated by dividing net loss by the weighted average number of shares of Netia's capital stock outstanding during each period. The weighted average number of shares used in calculating net loss per share were 6,280; 9,033 and 10,391 for the years ended December 31, 1996, 1997 and 1998, respectively, and were 10,391 and 13,456 for the six-month periods ended June 30, 1998 and 1999, respectively. As at June 30, 1999, there were no dilutive potential common shares.

(6) EBITDA consists of net loss adjusted for depreciation and amortization, financial expense, income taxes, minority interest, share of losses of equity investees and non-recurring items (write-off of loan origination expense, other losses and gain on dilution of interest in subsidiaries) as each would be determined under IAS. EBITDA computed based on the foregoing elements determined in accordance with U.S. GAAP would be PLN (48.9) million, PLN (51.1) million, PLN (45.3) million ($(11.5) million), PLN (22.3) million and PLN (19.6) million ($(5.0) million) for the years 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively. EBITDA is not a U.S. GAAP or IAS measure and should not be considered as an alternative to U.S. GAAP or IAS measures of net
    (loss)/income or as an indicator of Netia's operating performance or to cash flow from operations under U.S. GAAP or IAS as a measure of liquidity. The calculation of EBITDA does not differ in any material respect if calculated based upon financial statements prepared under IAS principles. However, potential investors should note that EBITDA is not a uniform or standardized measure, and the calculation of EBITDA may vary significantly from company to company and by itself provides no grounds for comparison of Netia with other companies.

(7) Adjusted to give effect to (i) the IPO and the issuance of the 50,022 common shares in accordance with a Stock Appreciation Agreement with a company controlled by Netia's President and described under "Certain Relationships and Transactions with Related Parties--Additional Agreements," and (ii) the Warburg private placement. For pro forma financial information that also gives effect to the disposition of the non-telecommunications businesses, see "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

(8) Restricted investments includes short- and long-term portions of the proceeds from the issuance in November 1997 of three series of senior notes by a financing subsidiary, guaranteed by Netia Holdings S.A. (the "1997 Senior Notes") and the proceeds from the issuance in June 1999 of the Old Notes, in each case restricted pursuant to escrow agreements for payment of cash interest.

(9) Includes current and long-term portion of long-term debt, license fee obligations and customer deposits. The amount reflected would not differ under U.S. GAAP.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IN GENERAL, INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN MARKETS SUCH AS POLAND INVOLVES A HIGHER DEGREE OF RISK THAN INVESTING IN THE SECURITIES OF ISSUERS WITH SUBSTANTIAL OPERATIONS IN THE UNITED STATES AND OTHER SIMILAR JURISDICTIONS.

THE ISSUER IS A FINANCING SUBSIDIARY WITH LIMITED ASSETS AND THE GUARANTOR IS A
  HOLDING COMPANY

    The Issuer is a finance vehicle with limited assets and no operations of its own. Netia Holdings S.A., the parent company of the Issuer and the guarantor of the Notes, is a holding company with limited assets of its own that conducts substantially all of its business through its operating subsidiaries. The ability of Netia's creditors, including holders of the Notes by virtue of the guarantee, to participate in the assets of any of those operating subsidiaries upon any liquidation or administration of any such subsidiary will be limited by the prior claims of such subsidiary's creditors, including the holders of any indebtedness for money borrowed, trade creditors of such subsidiaries and other persons granted priority claim rights under the Polish Code of Civil Procedure. The Issuer advanced the proceeds of the Notes Offering to Netia South Sp. z o.o. ("Netia South") and Netia Telekom S.A. ("Netia Telekom"), direct subsidiaries of Netia Holdings S.A., through the issuance by these subsidiaries of bonds to the Issuer. Netia South and Netia Telekom, in turn, advanced the proceeds to Netia Holdings S.A., which will advance the net proceeds of the Notes Offering to our operating subsidiaries.

    As of June 30, 1999, we had approximately $731.2 million of long-term liabilities outstanding (including current maturities and license obligations) and our subsidiaries had $141.2 million of liabilities (excluding the 1997 Senior Notes, the Notes and intercompany debt, but including current maturities and license obligations).

    The Notes are obligations solely of the Issuer, and the Guarantees are obligations solely of Netia Holdings S.A. The ability of the Issuer to make payments on the Notes will depend upon its receipt of funds, either as an investment or otherwise, from its parent, Netia Holdings S.A., or from payment of the intercompany bonds by Netia South and Netia Telekom, as the case may be. The ability of Netia Holdings S.A., Netia South or Netia Telekom, as the case may be, to make funds available to the Issuer to pay interest (or premium, if any) on the Notes or to repay the Notes at maturity or otherwise, and of Netia Holdings S.A. to pay such amounts directly through the Guarantees, will depend upon either the cash flows of their respective subsidiaries and the payment of funds by those subsidiaries to their parent companies in the form of repayment of loans, dividends or otherwise or such parent company's ability to otherwise realize economic benefits from their equity interests in their respective subsidiaries. There can be no assurance that Netia Holdings S.A., Netia South or Netia Telekom will receive timely payments from their respective subsidiaries, if at all, or other economic benefits from their equity interests in such subsidiaries, in order to make funds available to the Issuer to make payments on the Notes, or directly under the Guarantees to make payments on the Notes or otherwise satisfy its cash flow needs. In addition, the Netia South Bank Facility (as defined herein) limits the ability of Netia South and its subsidiaries to make dividend payments to Netia Holdings S.A. and thereby limits one source from which Netia Holdings S.A. could make funds available to the Issuer and could fund the Guarantees. Furthermore, the indentures governing the Notes and the Senior Notes that we issued in 1997 permit subsidiaries of Netia Holdings S.A. to incur additional indebtedness, including under new credit facilities, that may limit the ability of the subsidiaries to make funds available to their respective parent entities, which in turn would limit funds available for payment on the Notes.

YOUR RIGHTS AS A HOLDER MAY BE AFFECTED IF YOU FAIL TO EXCHANGE OLD NOTES

    The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption. The Old Notes that currently bear legends restricting transfers that remain outstanding after consummation of the exchange offer will continue to bear those legends. In addition, upon consummation of the exchange offers, holders of Old Notes which remain outstanding will not be entitled to any rights to have those Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. We currently do not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the exchange offers.

    To the extent that the Old Notes are tendered and accepted in the exchange offers, we will reduce the principal amount of outstanding Old Notes by the principal amount so tendered and exchanged. Accordingly a holder's ability to sell untendered Old Notes could be adversely affected. As a result, the liquidity of the market for such non-tendered Old Notes could be adversely affected upon completion of the exchange offers.

    Based on an interpretation by the staff of the Commission set forth in no-action letters and interpretative letters issued to third parties, we believe that the Registered Notes issued pursuant to the exchange offers in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such holder (other than a broker-dealer who purchased Old Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Registered Notes are acquired in the ordinary course of the holder's business and that the holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in any distribution of the Registered Notes.

    However, if any holder acquires the Registered Notes in the exchange offers for the purpose of distributing or participating in a distribution of the Registered Notes, such holder cannot rely on the position of the staff of the Commission enunciated in the no-action letters regarding MORGAN STANLEY & CO., INCORPORATED (available June 5, 1991) and EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1998), or interpreted in the Commission interpretative letter to SHEARMAN & STERLING (available July 2, 1993), or similar no-action or interpretative letters. Accordingly, the holder will not be entitled to validly tender Old Notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Old Notes, unless he makes such sale or transfer pursuant to an exemption from, or in a transaction not subject to, such requirements. Each broker-dealer that receives Registered Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, acknowledges thereby that it will deliver a copy of this prospectus meeting the requirements of the Securities Act in connection with any resale of these Registered Notes. In addition, to comply with the securities or blue sky laws of certain jurisdictions, if applicable, the Registered Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and complied with.

    The Old Notes provide for certain interest rate increases if the exchange offers are not consummated by January 13, 2000. Upon consummation of the exchange offers, holders of Old Notes will not be entitled to increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement.

WE ARE EXPERIENCING OPERATING LOSSES AND HAVE NEGATIVE OPERATING CASH FLOW

    We incurred losses of PLN 15.8 million, PLN 85.4 million, PLN 205.5 million ($52.3 million) and PLN 268.4 million ($68.3 million) for the years 1996, 1997 and 1998 and for the first six months of

1999, respectively. For the same periods, we had negative operating cash flows of PLN 32.6 million, PLN 89.8 million, PLN 156.4 million ($39.8 million) and PLN
15.7 million ($4.0 million), respectively. At June 30, 1999, we had an accumulated deficit of PLN 620.5 million ($157.9 million). Our future success depends upon the successful construction, marketing and operation of our telecommunications network, which will depend upon, among other things, our ability to successfully develop our network and comply with the terms of our licenses. In addition, because we are developing one of the first privately owned Polish telecommunications networks, we will be limited in our ability to benefit from the operating experience of other market participants or personnel.

    We expect to continue to generate negative cash flows and losses from operating activities while we concentrate on the build-out of our network. We cannot guarantee that we will be able to implement our business strategy successfully or that we will ever be able to achieve or maintain positive cash flow or profitable operations or have sufficient resources at any time to service or repay our existing indebtedness or to pay cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and the other financial information included elsewhere in this prospectus.

WE ARE HIGHLY LEVERAGED

    As of June 30, 1999, we had, on a consolidated basis, approximately PLN 2,575.8 million ($655.5 million) principal amount of indebtedness outstanding, in addition to approximately PLN 297.7 million ($75.8 million) of license fees which will be payable over the next four years based on licenses we currently hold. See "Capitalization." Our debt instruments limit, but do not prohibit, the incurrence of additional indebtedness. We anticipate that, in light of the amount of our existing indebtedness and the need to incur additional indebtedness to finance the build-out of our operations, we will continue to have substantial leverage for the foreseeable future. Such leverage poses the risks that:

    - a significant portion of our cash flow from operations, if any, must be dedicated to servicing our indebtedness;

    - we may not be able to generate sufficient cash flow or access sufficient additional financing to service our outstanding indebtedness and to adequately fund our planned capital expenditures and operations;

    - we could be more vulnerable to changes in general economic conditions;

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; and

    - our operating and financial ability may be impaired by restrictions imposed by various debt instruments on operations and investments.

    In addition, various restrictive covenants contained in our existing and future debt instruments (and described under the headings "Description of the Notes" and "Description of Certain Other Indebtedness") limit or may limit our ability to:

    - borrow money;

    - pay dividends or repurchase our capital stock;

    - make investments;

    - use assets as security in other transactions;

    - sell certain assets or merge with or into other companies; and

    - enter into transactions with affiliates.

    These covenants could materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our best interests.

    We must substantially increase our net cash flow in order to meet our debt service obligations. Substantially all our interest commitments through 2000 have been pre-funded or consist of non-cash interest. Beginning in 2001, we will have significant cash interest payment service obligations under both the Notes and the 1997 Senior Notes. In addition, we believe that we will need to refinance the Notes and the 1997 Senior Notes upon their maturity dates in 2009 and 2007, respectively. There can be no assurance that we will be able to meet these obligations. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with the various covenants under our indebtedness, we would be in default under the terms of such covenants, which would permit holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness. Such default or defaults would have a material adverse effect on us and would adversely affect our ability to service our indebtedness, including the Notes.

WE WILL NEED SIGNIFICANT ADDITIONAL CAPITAL

    The development, construction, maintenance and operation of our network requires substantial amounts of capital. Currently, we have approximately $459.7 million of funds (including restricted investments) which includes the proceeds of the IPO, and the purchase by a group of investment funds sponsored by Warburg of 2,597,403 of our common shares for $50.0 million (the "Warburg Transaction"). We estimate that, excluding any capital expenditures and license fees we would incur if we were to bid successfully for or otherwise obtain additional licenses, we will require approximately $304.8 million of additional capital to fund our capital expenditures, cash operating losses, cash debt service and other cash needs through 2003. We plan to use a substantial majority of our available cash plus any cash generated from operations for capital expenditures, including the planned completion of the network in our existing territories and the construction of the planned fiber-optic backbone and data transmission facilities. These requirements are based upon our current estimates of capital expenditures and operating results, which are based on a variety of assumptions that may not be accurate, and our actual needs may increase significantly in the future. We would require additional funds in the event of delays, cost overruns or other adverse developments.

    In addition, if we acquire licenses for the provision of domestic long distance or international telecommunications services or if we obtain concessions to provide local telecommunications service in new territories, we would expand our network beyond what is currently planned and pay additional license fees and incur acquisition costs. Such changes will require substantial amounts of additional financing, particularly if we were successful in obtaining a long distance license or a Warsaw local license. We also may require additional financing to build more lines in our licensed territories to meet build-out milestone requirements. See "--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones" and "--We Operate in a Rapidly Changing Regulatory Environment."

    We also expect that it will be necessary to refinance the 1997 Senior Notes and the Notes prior to or at maturity in 2007 and 2009, respectively, because our cash flow from operations is not expected to be sufficient to meet all of our debt service obligations.

    Moreover, we may need to obtain additional financing sooner than is currently anticipated if our plans or assumptions change, our assumptions prove inaccurate, we make investments in or acquisitions of other companies or we experience unexpected costs or competitive pressures.

    Sources of financing may include public or private debt or equity financings, sales of assets or other financing arrangements. We cannot assure you that such additional financing will be available or available on acceptable terms or within the limitations contained in our financing arrangements. The indentures governing the 1997 Senior Notes and the Notes also limit, and we expect any future credit agreement or other debt agreement to limit, our ability to incur additional debt and these limits could adversely affect our ability to finance our business plan.

    In the recent past, there have been several significant disruptions in the availability of financing in the public markets for companies based in emerging markets, including Netia. In the event we are unable to obtain such financing or are unable to obtain such financing on acceptable terms, we may be required to reduce our current operations or the scope of our expansion. Any such event would have a material adverse effect on us and our ability to service our indebtedness, including the Notes.

WE FACE RISKS DUE TO OUR BUILD-OUT STRATEGY AND OUR FAILURE TO MEET BUILD-OUT
  MILESTONES

    Telecommunications operators in Poland, including Netia, are required to comply with conditions and obligations set forth in the Communications Act and the terms of their licenses. If we fail to comply with any of those conditions and obligations the Minister of Communications (the "MOC") could sanction us by revoking our licenses.

    Our licenses required us to construct 407,850 telephone lines by the end of 1998 and require us to construct 846,000 telephone lines by the end of 1999 and 1,213,750 telephone lines by the end of 2000. As of December 31, 1998, we had constructed 283,900 lines and had failed to meet the build-out milestones in all of our licensed territories. We also failed to meet the build-out requirements of many of our licenses in 1997. Under our current plans, we intend to have approximately 428,000 lines by the end of 1999 and 558,000 lines by the end of 2000, focusing our build-out efforts in the larger cities within our licensed territories. Accordingly, even if we achieve our own internal goals, we will not meet the build-out milestones in many, if not all, of our licenses. We applied for waivers with respect to our failure to meet the 1997 build-out milestones and received written assurance from the MOC that the MOC did not intend to take any action against us as a result of such failure. However, based on our assessment of the position the MOC has consistently taken in the past, we have not sought or received similar assurance from the MOC with respect to the 1998 milestones. While we may in the future, if necessary, seek amendments or waivers to build-out milestones that we are not able to achieve, we cannot assure you that the MOC will grant such amendments or waivers.

    In addition to build-out milestones, we must ensure equal access to telecommunications services (subject to customer demand) for both urban and rural customers. See "Telecommunications Regulations--Licensing Framework and Principal Terms of Our Licenses." However, we presently intend to focus our build-out efforts in the major cities and industrial areas within our licensed territories and to focus our marketing efforts on attracting business customers who generally are located in these areas. Accordingly, even if we meet our line build-out requirements, we may not satisfy these equal access requirements.

    Should the MOC choose not to waive or amend our build-out milestones, we would be forced to either construct additional lines to satisfy the build-out milestones, possibly in areas where the likely return on our investment would not justify the additional expense, or face possible revocation of, or the imposition of limitations on, our licenses. Alternatively, the MOC could also choose to allow additional competitors into our licensed territories. To date, the MOC has not initiated any of these responses against us. However, in February 1998, the MOC announced its intention to evaluate in 1999 the results achieved by holders of licenses. This review could possibly lead to the MOC conducting another round of tenders for additional concessions for the areas in which they consider the performance by operators who had been granted the original licenses unsatisfactory.

    The MOC has revoked the licenses of certain other private operators in Poland for failure to meet build-out milestones; however, in each instance the operator had failed to begin construction of a network. We cannot assure you that the MOC will continue to grant requests we may make to waive or amend the build-out milestones contained in our licenses in the event that we are unable to meet them, or that the MOC will not impose sanctions against us, including revoking or limiting our licenses, if we fail to meet our build-out milestones in the future. The revocation or limitation of one or more of our licenses would have a material adverse effect on us and our ability to service our indebtedness, including the Notes.

    Although failure to meet build-out milestones in the past has not prevented us from acquiring additional licenses, as demonstrated by our receipt of several licenses in March 1998 and our recent receipt of the benefit of a data license, it is possible that failure to meet our build-out milestones will have an adverse effect on our ability to acquire additional licenses. In addition, if we do not meet our build-out milestones in a particular licensed territory, the MOC, rather than revoking our license, could choose to grant another private operator a license to operate within that territory.

    Our inability to build out the network in accordance with our plans has had and in the future may have an adverse impact on our ability to obtain third-party financing. In September 1997, Netia South and its subsidiaries entered into a multicurrency term loan facilities agreement with a syndicate of banks to provide up to $95 million of financing for the construction of a portion of the network by Netia South (the "Netia South Bank Facility"). The Netia South Bank Facility contained a covenant requiring Netia South and its subsidiaries to achieve a minimum number of subscriber lines by certain dates, including 29,500 lines by December 31, 1997 and 37,500 lines by March 31, 1998. Netia South failed to meet both of these milestones, resulting in defaults under the Netia South Bank Facility which precluded Netia South from borrowing funds under the Netia South Bank Facility in excess of an initial drawdown of approximately $11.4 million. Subsequently, these defaults were waived and Netia South and the lenders under the Netia South Bank Facility agreed to modify the facility to be an $11.4 million term loan. Our build-out performance therefore effectively precluded us from accessing the bank financing market. See "Description of Certain Other Indebtedness--Netia South Bank Facility."

WE FACE RISKS DUE TO MODIFICATION OR LOSS OF LICENSES

    Our ability to retain our existing licenses and to renew them when they expire, and to obtain new licenses in the future, is essential to our operations. However, these licenses are typically granted by the MOC, and we cannot assure you that the MOC will not seek to limit, revoke or otherwise adversely modify the terms of these licenses in the future. Any such action by the MOC would have a material adverse effect on us and our ability to service our indebtedness, including the Notes. We may have limited or no legal recourse if any of these events occur. In addition, our licenses were granted for initial terms of ten to fifteen years and will expire between 2007 and 2013. While we intend to apply for new licenses as these existing licenses reach the end of their terms, there can be no assurance that such applications will be approved or that new licenses will be granted to us on the same terms as the existing licenses, or at all.

WE OPERATE IN A RAPIDLY CHANGING REGULATORY ENVIRONMENT

    The provision of telecommunications services in Poland is subject to extensive government regulation. The regulated areas include the issuance, renewal, revocation, terms and conditions of, and compliance with, the licenses required to provide telecommunications services. The MOC has the right to establish maximum telephone rates and to regulate interconnection. These regulations are relatively new and subject to further change. The Communications Act was substantially revised in 1995 and additional revisions are currently under consideration in order to conform Polish telecommunications legislation to EU standards and Poland's commitments under the WTO Accord on Basic Telecommunications. In addition, the Polish parliament is presently considering a new communications law intended to conform the Polish regulatory environment more closely to EU standards and Poland's commitments under the WTO Accord on Basic Telecommunications. We cannot predict the outcome or timing of any of these proposed amendments or modifications or their impact on Netia. In addition, the current Minister of Communications has been appointed only recently, and we cannot predict the nature of any changes he may institute in MOC policies or practices. Any such changes could have a material adverse effect on us and our ability to service our indebtedness, including the Notes, by requiring us to comply with additional, more onerous regulations. Such changes could also have an adverse effect on the competitive environment, such as by mandating additional licensing opportunities for new market entrants in our territories. See "Telecommunications Regulations--Proposed New Telecommunications Law."

    Other government regulations, such as tax increases, could also adversely affect our operations. For example, increases in the value added tax ("VAT") applicable to telephone services could adversely affect the usage of the network which, in turn, could have a material adverse impact on us and on our ability to service our indebtedness, including the Notes.

WE MAY BE UNABLE TO COMPLETE OUR NETWORK OR INCREASE TRAFFIC AS PLANNED

    OUR NETWORK BUILD-OUT PLANS. Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our network. Our present plans contemplate the completion by the end of 2003 of the build-out of a 750,000-line network and the completion of a national backbone, which will allow us to connect our local networks and provide Internet and data transmission services. However, the construction of the network will be affected by a variety of factors, uncertainties and contingencies. Among these factors are our ability to manage the build-out of the network effectively and cost-efficiently, to finance construction and to acquire additional rights-of-way in a timely manner.

    Successful completion of the network on schedule will also depend upon the timely and satisfactory performance by third-party contractors of their obligations. Portions of the network are being constructed by third-party contractors, either under our direct supervision or, to a lesser extent, under "turn-key" contracts. This reduces to varying degrees our control over construction and, in the past when a more significant portion of our network construction was performed under turn-key contracts, has led to delays.

    We cannot assure you that our entire network will be completed as planned, or at all, at the costs and in the time frame currently planned. Although we currently believe that our cost estimates and build-out schedule are reasonable, the actual construction costs or time required to complete our network could substantially exceed estimates. Moreover, the installation and expansion of our network has entailed and will continue to entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in our operating results and cash flows.

    OUR NEED TO INCREASE TRAFFIC ON OUR NETWORK. We also must substantially increase the current traffic volume on our network in order to realize the anticipated cash flow from, and operating efficiencies and cost benefits of, our network. In order to increase traffic on our network, we must retain existing customers, acquire additional customers and achieve increased usage. This will be the case even if we are successful in constructing our network, including the national backbone in a timely and cost-effective manner, because the build-out of our network will not necessarily result in a corresponding increase in number of subscribers and usage.

    OUR NEED TO INCREASE THE NUMBER OF BUSINESS CUSTOMERS. To maximize the profitability of our network, we intend to optimize our ratio of business customers to total customers by increasing the number of business customers. Our plans are in large part predicated on being successful in these efforts. To accomplish this goal, we intend to continue to focus our immediate build-out efforts in the major cities for which we acquired licenses in December 1997. We believe that by building out the network in these areas we will increase network usage volume because of the higher concentration of businesses in larger cities and the generally higher disposable income of city residents. However, we will be competing for these more profitable customers with TPSA and other providers of telecommunications services, including other fixed-line operators and cable television operators and we may not be successful in realizing our goals of retaining and attracting our desired mix of customers or in achieving customer utilization of the network that will meet our expectations. By focusing our build-out efforts in cities, we increase the likelihood that we may not satisfy the build-out requirements of our licenses in other regions. See "--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones."

    Also, our hopes to expand the scope of our network into Warsaw and Lodz, Poland's two largest cities, were set back by our failure to win the concessions for these cities in the tenders completed in December 1998. It is also possible that our inability to offer local service in Warsaw could have an adverse impact on our ability to attract business customers with multiple offices in Poland even though we plan to access Warsaw business customers through our data transmission and Internet network.

WE MAY EXPERIENCE DIFFICULTIES MANAGING OUR GROWTH AND EXPANSION

    Our strategy of continuing growth and expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources and greater demands on our systems and controls. We are continuing to build out our network by adding switches and fiber-optic cable in our licensed areas. In addition, we are also just beginning the design and construction planning of our data transmission network and the expansion of our Internet services. In order to manage our growth effectively, we must continue to implement and improve our operations and financial systems and controls; recruit, train and retain highly productive sales, marketing and technical personnel; and expand our administrative and back-office staff. As we proceed with our development, there will be additional demands on our customer support, billing systems and support, sales and marketing and administrative resources, network infrastructure and senior management. We cannot assure you that our operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth, or that we will otherwise be able to manage effectively the planned increase in the scope of our operations.

    Our failure to continue to upgrade our administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could have a material adverse effect on us. We are in the process of implementing a new operating support system to assist in managing our network growth; however, the new system may not work as planned or be sufficient to meet our needs. In addition, the expansion of our business may involve acquisitions which, when made, could divert our resources and management time and require integration with our existing operations. We cannot assure you that any acquisition will be made in a timely manner or on terms and conditions acceptable to us, or that we will be able to successfully integrate any acquired businesses into our operations or operate them profitably.

    We continue to examine opportunities to expand into other related telecommunications services, including, when applicable laws and regulations allow, domestic long distance and international service. In April 1999, we secured the benefit of a license for data transmission services throughout Poland. As we expand into new areas of telecommunications services, we will face additional risks in connection with such expansion, including technological risks, competitive risks and legal and regulatory risks, such as potential foreign ownership restrictions. See "--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

THE FOREIGN INVESTOR RESTRICTIONS UNDER THE COMMUNICATIONS ACT MAY IMPOSE
  LIMITATIONS ON OUR BUSINESS

    The Communications Act imposes restrictions on the activities that can be carried out by foreign-controlled entities such as Netia. Although there are currently no foreign-ownership limitations on companies that provide local telecommunications services in Poland, the Communications Act places foreign ownership limitations on companies that may receive licenses to provide domestic long distance telecommunications and dedicated data transmission services in Poland. Domestic long distance telecommunications and dedicated data transmission services may be provided in Poland only by an operator in which the equity interest and voting power of such operator held by non-Polish entities does not exceed 49% and in which Polish citizens domiciled in Poland constitute a majority of the members on the management and supervisory boards.

    We currently do not meet the foreign ownership limitation requirements applicable to those activities. We intend to bid for a license to provide domestic long distance service when such licenses are put up for tender. To facilitate our acquisition of a domestic long distance license, we formed a joint venture through Netia Network S.A. ("Netia Network"). Under the joint venture arrangement we hold a 49% equity and voting interest in Netia Network, with the remaining interest held by a Polish national who is also a member of our Supervisory Board (the "Supervisory Board"). In April 1999, Netia Network acquired a license to provide dedicated data transmission services throughout Poland. We have entered into a services agreement with Netia Network under which data transmission services authorized by the license will be provided to our customers. We believe that through this arrangement we have effectively structured our operations to meet the requirements of the Communications Act for domestic ownership of the data license, without for the present time sacrificing the economic benefits of our investments in the data network. However, if this arrangement or any similar future arrangement is challenged, the validity of the data license and our ability to provide data transmission services could be adversely affected as well as our ability to participate in a tender for long distance licenses and the validity of any domestic long distance license we may obtain. Alternatively, if a challenge to this arrangement were to occur or if, as expected, it becomes necessary to provide significant amounts of capital to Netia Network to fund the development of a data transmission network in areas outside the scope of our local licenses, we may be required to relinquish a significant ownership interest or control over those operations to an unaffiliated third party in order to continue to retain the benefit of the license. Such a restructuring could have an adverse impact on our ability to exploit and realize the potential full value of this license and business opportunity. See "Business--Data Transmission Network." The indentures governing the Notes and the 1997 Senior Notes would not allow us to make substantial investments in licensees that are not our subsidiaries, except on a pro rata basis with other investors.

    Based on public statements by the MOC regarding Poland's plans to join the European Union ("EU"), and the related requirement that Poland harmonize its laws in accordance with EU requirements, we believe that these foreign ownership limitations may eventually be eliminated with regard to EU nationals. However, if the foreign-ownership limitations are not eliminated, and if the structure of our joint-venture arrangements for acquiring interests in licenses is not effective, Netia may not be able to provide domestic long distance services or dedicated data transmission services. Such a result would cause a material adverse effect on our ability to realize our goal to be a facilities-based full-service provider of telecommunications services in Poland. Under the present regulatory scheme private operators may not provide international long distance services. While the Polish government has announced its intention to allow private operators to provide those services by the year 2003 and removed all foreign ownership restrictions from its draft new telecommunications law (except for international telecommunications services), the final legislation may retain some foreign ownership restrictions that could limit our ability to provide such services.

WE ARE DEPENDENT ON TPSA FOR INTERCONNECTION WITH ITS NETWORK

    Our ability to provide viable telecommunications services is dependent on our ability to interconnect with the TPSA telephone network. Interconnection with TPSA is required to complete calls that originate on our network but terminate outside our network. All of these calls must be connected using the TPSA network, including all domestic long distance and international calls placed by our customers. The Communications Act requires TPSA to interconnect private telecommunications operators such as Netia with the TPSA network. This permits private operators to receive customers' incoming calls from, and to send outgoing calls over, the TPSA network. We have successfully entered into interconnection agreements with TPSA in each of our licensed territories where we currently operate and our interconnection rights have been recognized by, and successfully enforced in, the Polish legal system. However, we have historically experienced delays and difficulties in reaching interconnection agreements with TPSA, which have delayed the commencement of commercial operations in some of our licensed territories. Any difficulties or delays in interconnecting with the TPSA network may have a material adverse effect on us and on our ability to service our indebtedness, including the Notes.

    In addition, a material increase in the interconnection charges associated with new interconnection agreements (excluding renewals) that we must pay or the failure of interconnection charges to decline in line with any future general reductions in retail telephone call charges could result in reduced margins for Netia or an inability to offer telephone services at competitive prices. Either of these factors may have a material adverse effect on us and on our ability to service our indebtedness, including the Notes. Furthermore, the interconnection charges that we pay for domestic long distance and international calls placed by our customers are based upon a percentage of TPSA's tariff for these calls (including any increase in TPSA's tariffs), not upon the rates we charge our customers. Therefore, a reduction in our tariffs that is not matched by a corresponding decrease in TPSA's tariffs or any increase in TPSA's tariffs (such as the 14% increase in TPSA tariffs for local calls announced as of July 1,
1999) that is not matched by a corresponding increase in our tariffs could have a material adverse effect on us and on our ability to service our indebtedness, including the Notes.

    Also, while the MOC has been considering and could issue a decree containing a new interconnection framework in which it may take into account suggestions made by Netia and other alternative operators, we cannot predict when or whether a new interconnection regime will become effective, or the impact it will have on us.

WE MUST OBTAIN LOCAL APPROVALS AND RIGHTS-OF-WAY TO DEVELOP OUR NETWORK

    The development, expansion and operation of our network will depend on, among other things, our ability to obtain regional governmental approvals and agreements for public and private rights-of-way on satisfactory terms and conditions. We cannot assure you that we will be able to obtain regional and local governmental approvals or that we will be able to obtain, on acceptable terms, the rights-of-way required to build out our network in our licensed territories or other areas we plan to cover with our data network. The inability to obtain governmental approvals or rights-of-way to expand in accordance with our plans could have a material adverse effect on us and on our ability to service our indebtedness, including the Notes. We have historically experienced, and expect to continue to experience in the future, certain delays in obtaining governmental approvals and rights-of-way which have led to construction delays. These delays may increase as we seek to expand our network into historic city districts. Accordingly, we may be forced (and in certain areas we have already found it necessary) to utilize alternative technologies, such as wireless local loop, to minimize the impact of these factors.

WE FACE SIGNIFICANT COMPETITION

    We compete with TPSA, other providers of fixed-line telephone services in some markets and providers of alternative forms of telecommunications services. We generally compete on the basis of quality of service, service offerings and price.

    TPSA. With respect to fixed-line telephone services, we are subject to competition from TPSA in all of its licensed territories. TPSA:

    - is significantly larger than us;

    - has substantially greater financial, technical and marketing resources;

    - has a far larger network than us;

    - controls far more transmission lines;

    - has long-standing relationships with certain of our target customers, including most businesses in our licensed territories; and

    - has infrastructure in the major cities, including Gdansk, Katowice, Krakow, Lublin, Opole and Poznan, that is generally as technologically advanced as our network.

    All these factors could have a significant impact on our current and future business.

    In addition, TPSA currently has a monopoly on the provision of domestic long distance and international fixed-line telephone services in Poland, which gives TPSA greater flexibility in setting its tariff structure. While it is impossible to predict how TPSA will react to Netia in terms of pricing policy, targeting of specific markets, access to infrastructure and interconnection arrangements as we build out our network and begin to compete more actively with TPSA in various areas of Poland, our experience to date indicates that TPSA will attempt to match our pricing in areas and for customers that it believes are most attractive. In situations where TPSA competes more aggressively with us, we have in the past and may in the future be forced to provide discounts in order to attract new customers or maintain our existing customers. This would have a negative effect on our revenues per line and overall results. It is also impossible to predict what effect, if any, the privatization of TPSA commenced by the government in November 1998 will have on us. See "--The Privatization of TPSA May Adversely Affect Our Competitive Position."

    OTHER ALTERNATIVE OPERATORS. The Communications Act allows for free competition among providers of local telephone services and places no restriction on the MOC's ability to issue additional licenses in our licensed areas. While generally in the past the MOC has issued licenses to no more than one private operator (in addition to TPSA) to provide local telephone services within any particular geographic territory, we believe, based on recent statements from the MOC, that this practice is likely to change. The issuance of additional licenses within our licensed territories may result in increased competition for us in the provision of fixed-line voice telephone services. See "--We Operate in a Rapidly Changing Regulatory Environment." Certain of the large business organizations in our licensed territories operate their own internal telecommunications networks (some of which include local residents as customers), which reduces the potential business that we might receive from such organizations as customers and provides a potential source of competition in the future. In addition, the recently initiated process of consolidation among other private operators may result in a significant increase in competition, especially with regard to long distance licenses to be awarded in 1999.

    OTHER SOURCES OF COMPETITION. We also face competition in the local telephone market from alternative forms of telephone services, including wireless telephone service (such as the fast-growing cellular telephone companies) and may face the possibility of competition from providers of such services as telephone-over-cable when they become available in Poland. Currently, one analog and two GSM privately owned cellular networks have commenced operations in Poland and a fourth DCS 1800 system became operational in Warsaw and other major cities in 1998. Moreover, in July 1999 the MOC awarded additional GSM licenses to certain existing operators. It is estimated that the number of cellular telephone subscribers in Poland exceeded two million as of March 31, 1999. Furthermore, as we expand our service offering to include, among others, dedicated data transmission services, we may face competition from other possible providers of such services, such as cable television operators. Cable television networks may become another potential source of competition if certain cable television operators consolidate and commence offering integrated television, Internet and telephony service using their proprietary networks in large cities. We cannot predict the effect on our operations that competition from these telecommunications service providers will have in the future.

    POSSIBLE REGULATORY DEVELOPMENT AFFECTING COMPETITION. Under the World Trade Organization ("WTO") Accord on Basic Telecommunications, Netia could face increased competition in the telecommunications services market. Under this agreement, Poland and other members of the WTO have committed themselves to opening their respective telecommunications markets to service suppliers and services from other WTO member countries. In addition, any future developments in the regulation of the telecommunications industry in Poland which are made to ensure compliance with the minimum standards of liberalization mandated by EU law and policy and Poland's obligations under the WTO Accord on Basic Telecommunications could result in shifting tariff structures for providers of telecommunications services in Poland. At present, fixed monthly charges and local calls are relatively less expensive in Poland, and long distance calls are relatively more expensive, than in other countries with more developed telecommunications industries. Shifts in these tariffs are likely to result in a more liberal and competitive market for Netia. Because our current local network licenses cover only local calls within the licensed areas, these developments may be beneficial to us to the extent they result in local tariff increases. However, it is also possible that such shifts could be adverse to us if the higher local tariffs attract additional competition if and when regulatory policies permit and by reducing the profit potential of any long distance license we might bid for and win. All of these developments may result in increased competition in our licensed territories.

THE PRIVATIZATION OF TPSA MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION

    The government of Poland has announced that it intends to privatize TPSA, the state-owned former monopoly provider of telecommunications services in Poland and our primary competitor. In furtherance of this plan, in November 1998, the government sold a 15% equity interest in TPSA in a public offering. The government is required to distribute an additional 15% interest to TPSA employees in 1999, and it has announced that it intends to sell an additional 25% to 35% equity interest in TPSA to one or more strategic investors by the end of 1999 or in 2000. We believe a new strategic investor will likely insist on substantial changes in TPSA's operations and improvements in its management and could provide extensive strategic assistance to TPSA. A strategic investor could also improve TPSA's access to capital. Although it is impossible to predict the effect of this privatization on Netia or the telecommunications market in Poland, we believe privatization will likely make TPSA a much more effective competitor than it already is. It is possible that, among other things, TPSA could engage in more aggressive price competition in order to retain market share, deploy or develop new technologies that could require us to incur significant additional capital expenditures in order to remain competitive or implement numerous other measures designed to improve the competitive position of TPSA and enhance its shareholder value.

    In addition, it is possible that the Polish government could enact legislation altering the present tariff and other interconnection relationships between TPSA and other telecommunications service providers, such as Netia, in favor of TPSA in order to maximize the proceeds from the privatization. Any of the foregoing could have a material adverse effect on us and on our ability to service our indebtedness, including the Notes.

INFLATION AND CURRENCY FLUCTUATIONS AFFECT OUR BUSINESS

    Inflation and currency exchange fluctuations have had, and may continue to have, an effect on our financial condition and results of operations. A substantial portion of our operating expenses and capital expenditures are, and are expected to be, denominated in Polish Zloty and tend to increase with inflation. In addition, since our revenues are expected to be generated primarily in Polish Zloty, we are exposed to foreign exchange risk on any debt or other liability denominated in any other currency, including the 1997 Senior Notes and the Notes. As of June 30, 1999, we had approximately PLN 2,575.8 million ($655.5 million) of non-Polish Zloty-denominated debt, all of which was denominated in U.S. Dollars, Euros or German Marks and PLN 297.7 million ($75.8 million) of liability for licenses denominated in Euros and U.S. Dollars.

    In addition, to the extent that we require additional financing, and such financing is raised through the incurrence of debt, such debt will most likely be denominated in U.S. Dollars, Euros or other hard currencies. Changes in the exchange rate could have a material adverse effect on us and our ability to service our non-Polish Zloty-denominated indebtedness, including the 1997 Senior Notes and the Notes. At the present time, it is not economically feasible to hedge our exposure to movements in the value of the Polish Zloty. Although we may attempt to enter into transactions to hedge the risk of exchange rate fluctuations, in the future we cannot assure you that we will engage in such transactions or, if we engage in such transactions, that they will be successful. Finally, despite the effects such fluctuations could have on our operating results, it may not be feasible or desirable to increase tariffs in Polish Zloty terms to offset the impact of any continuing devaluation of the Polish Zloty on our hard currency obligations.

THE INVESTMENT SECURITIES ARE UNSECURED ASSETS

    The Investment Securities held by the appropriate trustee for the Notes or its respective agent to provide for payment in full of the first four scheduled interest payments on each series of the Notes are our general unsecured assets and, therefore, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of Netia, the Investment Securities would be available to satisfy the claims of our creditors. As a result, in the event of any distribution or payment of the assets of Netia in any foreclosure, dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, other holders of indebtedness of Netia may have a prior claim to the Investment Securities or may participate ratably with all holders of our unsecured Indebtedness, and potentially with all other general creditors of Netia, based upon the respective amounts owed to each holder or creditor, in the Investment Securities.

WE CANNOT GUARANTEE CUSTOMER ACCEPTANCE AND MARKET DEMAND FOR OUR SERVICES

    Our long-term success depends in large part upon our ability to attract and retain customers, particularly business customers. We cannot assure you that Netia will be able to compete successfully with TPSA for business customers or that business customers will find our services or prices attractive. See "--We Face Significant Competition." It is also possible that our inability to offer local telephone service in Warsaw could have an adverse impact on our ability to attract business customers with multiple offices throughout Poland. In addition, there can be no assurance that customers in our licensed territories will be willing or able to pay the installation charges and the fixed monthly fees associated with telephone service. If actual demand for our services falls short of projections, it could have a material adverse effect on us and on our ability to service our indebtedness, including the Notes. This situation may be exacerbated as a result of the government's decision to raise the VAT on telecommunication services implemented in February 1998, described under "We Operate in a Rapidly Changing Regulatory Environment," although to date we have not experienced any significant adverse effects from this particular change.

    Netia's business plan assumes that over time we will be able to sell various enhanced telecommunication services, such as ISDN, Internet access and other dedicated data transmission services, which are generally more profitable than basic telephone services. Demand for Internet and data transmission services is just beginning to emerge in Poland, and we cannot predict the size or profitability of this market, or whether it will grow to justify our planned investments. We also cannot predict whether we will be able to compete successfully for the demand that will arise. Our business plan also assumes that tariffs for local calls will increase and for long distance calls will decrease as TPSA is privatized and the telecommunications market in Poland is deregulated, consistent with recent tariff rebalancing by TPSA. We cannot predict whether actual pricing patterns will continue to follow this trend.

    Under the present Polish regulatory scheme, it may be necessary for us to provide certain of these enhanced services together with or through third parties, which could dilute our interest in these operations. See "--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

    If sufficient demand for our services does not develop, our business and our ability to service our indebtedness, including the Notes, would be materially adversely affected.

WE MAY BE UNABLE TO RETAIN QUALIFIED PERSONNEL

    We compete with other telecommunications service providers for qualified operating, sales, marketing, administrative and technical personnel. Our success will depend in part upon our ability to hire and retain such personnel. There can be no assurance that we will be able to attract, recruit and retain sufficient qualified personnel. Furthermore, our business is currently managed by a small number of key management and operating personnel (such as Meir Srebernik, Avraham Hochman, Kjell-Ove Blom and George Makowski, Netia's President, Chief Financial Officer, Chief Operations Officer and Chief Marketing Officer, respectively). The loss of any of these persons could have a material adverse effect on us and on our ability to service our indebedteness, including the Notes. We do not maintain key-man insurance on any of our executive officers.

OUR BUSINESS IS SUBJECT TO RISKS POSED BY RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology. We are utilizing flexible and modern technology in our network's design, but we cannot predict the effect on our business of technological changes, such as changes relating to emerging fixed-line and wireless transmission technologies and telephony-over-cable television.

COMPUTER SYSTEMS MAY FAIL TO RECOGNIZE YEAR 2000

    We are highly dependent on our computer software programs and operating systems in operating the network. We also depend on the proper functioning of computer systems of third parties, such as TPSA and telecommunications equipment suppliers. The failure of any of these systems to appropriately interpret the upcoming calendar year 2000 could have a material adverse effect on us and on our ability to service our indebtedness, including the Notes. We have identified our own applications that will not be Year 2000 compliant and taken steps to determine whether relevant third parties are doing the same. We are implementing on a network-wide basis a plan to prepare our computer systems to be Year 2000 compliant by the end of the first half of 1999. We are currently replacing our billing and financial reporting systems, for business reasons, with the added benefit that the new systems are certified Year 2000 compliant. Otherwise, we do not think that our Year 2000 expenditures will be material. We expect that the installation of these systems will be completed by September 1999. We currently require all vendors of new equipment to provide us with certification of Year 2000 compliance. No assurance can be given that our Year 2000 program will be effective or that our estimates about the timing and cost of completing our program will be accurate. Also, due to the many points of contact and inter-relationships between our systems and those of TPSA, we may be adversely affected by any failure of TPSA's system to be Year 2000 compliant. We have not yet formulated a contingency plan to address any significant problems that may be caused by the failure of our internal systems or those of TPSA.

    We cannot predict the impact of the Year 2000 on our customers or on the Polish economy. If they are adversely affected, demand for our services could fall and we could in turn be materially adversely affected. Our inability to remedy our own Year 2000 problems or the failure of third parties to do so may cause business interruptions and shutdowns, financial loss, regulatory action, reputational harm and/or legal liability. This could have a material adverse effect on us and on our ability to service our indebtedness, including the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources Year 2000 Compliance."

THERE ARE RISKS ASSOCIATED WITH INVESTING IN EMERGING MARKETS SUCH AS POLAND

    Poland has undergone significant political and economic change since 1989. These changes have thus far been largely beneficial for alternative telecommunications providers but they could adversely affect us in the future. In particular, future changes in laws or regulations affecting telecommunications providers or Polish economic growth (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could have a material adverse effect on us and on our ability to service our indebtedness, including the Notes. For example, while there is no limitation for most foreign exchange transactions conducted by businesses, we cannot assure you that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland.

    Due to the many formalities required for compliance with the laws in Poland's regulated economy and the rapid changes that Polish laws have undergone in the 1990s, we may from time to time have violated, may be violating and may in the future violate, the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax and corporate laws and provisions related to notice filings to the Office of Consumer and Competition Protection ("CCPO"). We do not believe that any such violations have had or will have a material adverse effect on us, but there can be no assurance that such will be the case.

    Poland is generally considered by international investors to be an emerging market. As a result, we cannot assure you that political, economic, social and other developments in other emerging markets will not have an adverse effect on the market value and on our ability to service our indebtedness, including the Notes.

    In particular, emerging markets have been and may continue to be affected by the financial and economic crises in Russia, Southeast Asia and Brazil. For example, during the period from August 10, 1998 to October 12, 1998 when the crisis in Russia worsened and received significant publicity, the Warsaw Stock Exchange listed company index fell by approximately 29.8%, and access to the capital markets for Polish companies largely disappeared. Any such shifts and any corresponding downward shifts in PLN to U.S. Dollar or Euro exchange rates would have an adverse effect on Polish enterprises such as Netia which generate revenues in local currency but have substantial U.S. Dollar--or Euro-denominated obligations. In recent periods, the exchange rate of the Polish Zloty, to U.S. Dollar has deteriorated, from PLN 3.93 per $1.00 at June 30, 1999, to PLN 4.07 per $1.00 at October 1, 1999. See "--Inflation and Currency Fluctuations Affect Our Business."

    Also, while to date these developments in Russia and other emerging markets do not appear to have had a significant impact on the Polish economy, they may nevertheless affect investor confidence and result in downward movements in the trading prices of the securities of Polish companies. We cannot assure you that the continuation and/or escalation of the disruptions in Russia and recurrence of problems in Southeast Asia, Brazil or other emerging markets will not have an adverse effect on Polish exchange and inflation rates and, therefore, on the trading prices of the securities of Polish companies in general and Netia in particular, including the Notes.

POLISH INSOLVENCY LAWS MAY DIFFER IN CERTAIN RESPECTS FROM COMPARABLE U.S. LAWS

    As a Polish company, any insolvency proceedings by or against Netia Holdings S.A. as the guarantor would be based on Polish bankruptcy law, which differs in several significant respects from, and is in certain aspects more favorable to secured creditors (and less favorable to, unsecured creditors, such as the holders of the Notes) than the comparable provisions of U.S. law.

    Under Polish bankruptcy law, the liability of the guarantor in respect of the Notes would be paid only after certain debts of the guarantor which are entitled to priority under Polish law have been satisfied. Such preferential debts include, among other things, money owed to the State Treasury of Poland in respect of taxes, social security contributions, remuneration owed to employees and claims of the secured creditors. Also, Polish law does not require a bankruptcy administrator to give effect to intercreditor arrangements such as subordination agreements (although the law does not preclude creditors from attempting to enforce such rights in separate proceedings outside of the bankruptcy). Therefore, the claims of all unsecured creditors would be paid on a PARI PASSU basis in the bankruptcy proceeding.

    Under Polish law, the administrator does not have any right to apply to a court to rescind certain transactions, such as the making of a guarantee, if such transactions were validly entered prior to a company's bankruptcy. Also, under Polish insolvency law, the debtor may seek to commence a conciliation procedure. Such conciliation procedures may result in an agreement to restructure a debtor's obligations, which will be binding on all creditors if approved by creditors holding at least two-thirds of the aggregate amount of the indebtedness and the bankruptcy court.

    It is not clear whether Polish courts would have jurisdiction over a debtor's property located outside Poland. Such jurisdiction would not exist in respect of real estate or other property rights located abroad. Furthermore, courts outside Poland may not recognize Polish bankruptcy court jurisdiction.

    Under Polish bankruptcy law, any debt payable in a currency other than Polish Zloty (such as U.S. Dollars in the case of the Senior Dollar Notes and Euros in respect of Senior Euro Notes) must be converted into Polish Zloty at the NBP average exchange rate prevailing on the date the bankruptcy court issues a decision on the debtor's bankruptcy. Accordingly, in the event of a bankruptcy of the guarantor, holders of the Notes may be subject to exchange rate risk between the date of bankruptcy and receipt of any amounts which the holders of the Notes ultimately receive in the proceeding.

IT MAY BE DIFFICULT FOR INVESTORS TO EFFECT SERVICE AND ENFORCEMENT OF LEGAL
  PROCESS

    Service of process upon individuals or firms that are not resident in the United States may be difficult to obtain within the United States. Most of the members of the Supervisory Board and Netia's Management Board (the "Management Board") and the senior management of Netia reside outside the United States. Furthermore, since most of Netia's and such persons' assets are located outside the United States, any judgment obtained in the United States against Netia or such persons may not be collectible within the United States. We have appointed CT Corporation System, 1633 Broadway, 23rd Floor, New York, New York 10019, as our agent to receive service of process in any action against us in any federal court or court in the State of New York arising out of the offering and the sale of the Notes. We have not given consent for such agent to accept service of process in connection with any other claim.

    We have been advised by Weil, Gotshal & Manges Sp. z o.o., our legal counsel in Poland, that final judgments of the courts of the United States are enforceable in Poland on the condition that there is reciprocity in the United States of enforcement of judgments obtained in Polish courts, and provided that:

    - the judgment is final and enforceable in the United States;

    - a party to the dispute has not been deprived of the right of defense or due representation;

    - the judgment would not (A) be contrary to Polish public policy, (B) conflict with any pending action or judgment of a Polish court on the same subject matter between the same parties or (C) infringe upon the exclusive jurisdiction of Polish or other non-U.S. courts pursuant to Polish law or international treaty; and

    - if the matter is one in which Polish law should have been applied, such law was applied unless the foreign law applied does not differ essentially from Polish law.

    We have also been advised by our legal counsel that there is doubt as to enforceability in Poland, in original actions or in actions for enforcement of judgments of the U.S. courts, of civil liabilities predicated upon U.S. federal securities laws.

WE MAY NOT BE ABLE TO PURCHASE YOUR NOTES UPON A CHANGE OF CONTROL

    Upon the occurrence of specified "change of control" events and a ratings decline, we are required to offer to purchase each holder's Notes at a price of 101% of their principal amount plus accrued interest. We have a similar obligation in respect of the 1997 Senior Notes. We may not have sufficient financial resources to purchase all of the Notes and the 1997 Senior Notes that holders may tender to us upon a change of control. The occurrence of a change of control could also constitute an event of default under the Netia South Bank Facility and/or any future credit agreement of Netia or any of our subsidiaries. In addition, if the requirement that the Notes be purchased upon a Change of Control is triggered, such an event would constitute a default under the 1997 Indentures (as defined herein). Our bank lenders may also have the right to prohibit any such purchase, in which event we would be in default on the Notes. See "Description of the Notes--Redemption."

YOU MAY NOT BE ABLE TO SELL YOUR NOTES EASILY

    The Notes are eligible for trading in the PORTAL market, a subsidiary of The Nasdaq Stock Market, Inc. However, we do not intend to apply for a listing of the Registered Notes on any securities exchange or automated dealer quotation system, with the exception of the Luxembourg Stock Exchange. The liquidity of any market for the Registered Notes will depend upon the number of holders of the Registered Notes, our own financial performance, the market for similar securities, the interest of securities dealers in making a market in the Registered Notes and other factors.

MARKET TRADING PRICES FOR THE NOTES MAY BE VOLATILE

    Historically, the market for high-yield debt securities, such as the Notes, has been subject to disruptions that have caused substantial volatility in the prices of those securities. This has been particularly true for companies operating in emerging markets. The trading price of the Notes also could fluctuate in response to such factors as period-to-period variations in our operating results, developments in the telecommunications industry in general and the Polish telecommunications industry in particular, and changes in securities analysts' recommendations regarding our securities.

CERTAIN CONSIDERATIONS RELATING TO BOOK-ENTRY INTERESTS

    Unless and until notes in definitive registered form ("Definitive Notes") are issued in exchange for book-entry interests, owners of book-entry interests will not be considered owners or holders of Notes. DTC (or its nominee) will be the sole holder of the Global Notes representing the Senior Dollar

Notes, and the common depositary for Euroclear and Cedelbank (or its nominee), will be the sole holder of the Global Notes representing the Senior Euro Notes. After payment to the relevant depositary, we will have no responsibility for DTC, Euroclear and Cedelbank, as applicable, to make such payments to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of DTC, Euroclear and Cedelbank, as applicable, and if you are not a participant in DTC, Euroclear or Cedelbank, as applicable, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the relevant Indenture. See "Book-Entry; Delivery and Form."

    Unlike the holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, if you own a book-entry interest you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear or Cedelbank, as applicable. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

    Similarly, upon the occurrence of an event of default under the relevant Indenture, unless and until Definitive Notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through DTC, Euroclear or Cedelbank, as applicable. We cannot assure you that the procedures to be implemented through DTC, Euroclear or Cedelbank, as applicable, will be adequate to ensure the timely exercise of remedies under the Notes. See "Book-Entry; Delivery and Form."

                     PRESENTATION OF FINANCIAL INFORMATION

    Unless otherwise indicated, (i) all financial information presented in this prospectus has been prepared in accordance with IAS which differ in certain respects from U.S. GAAP and (ii) amounts in this prospectus are expressed in Polish Zloty and in certain cases, solely for your convenience have been converted into U.S. Dollars at the rate of PLN 3.9297 per $1.00 which was the exchange rate quoted by the NBP and effective on June 30, 1999.

                EXCHANGE RATE DATA AND FOREIGN EXCHANGE CONTROLS

EXCHANGE RATE DATA

    Polish Zloty exchange rates are controlled by the National Bank of Poland, or the "NBP", the Polish central bank, which sets sliding exchange rate bands for Polish interbank foreign exchange transactions. At the end of each trading day, the NBP publishes a rate that represents the average of the rates on such trading day at which it purchased and sold foreign currencies. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for Polish Zloty.

    The following table sets forth, for the periods indicated, the exchange rate quoted by the NBP. Such rates are set forth as Polish Zloty per one U.S. Dollar. The exchange rates were PLN 3.52 per $1.00 on December 31, 1997, PLN 3.50 per $1.00 on December 31, 1998 and PLN 3.93 per $1.00 on June 30, 1999. As of May 1, 1999, the Polish Zloty follows a sliding exchange rate band of +/- 15.0% against the currency basket consisting of 45% U.S. Dollars and 55% Euros and is being devalued at present by 0.3% per month against that currency basket by the NBP. See "Annex A The Republic of Poland."

                                                                                           FOR THE YEAR ENDED
                                                                                              DECEMBER 31,
                                                                          -----------------------------------------------------
                                                                            1994       1995       1996       1997       1998
                                                                          ---------  ---------  ---------  ---------  ---------
Exchange rate at end of period..........................................       2.44       2.47       2.87       3.52       3.50
Average exchange rate during period(1)..................................       2.28       2.41       2.71       3.31       3.50
Highest exchange ratio during period....................................       2.45       2.54       2.87       3.56       3.82
Lowest exchange ratio during period.....................................       2.14       2.32       2.47       2.86       3.39

                                                                               AS OF
                                                                            AND FOR THE
                                                                             SIX-MONTH
                                                                           PERIOD ENDED
                                                                             JUNE 30,
                                                                               1999
                                                                          ---------------
Exchange rate at end of period..........................................          3.93
Average exchange rate during period(1)..................................          3.91
Highest exchange ratio during period....................................          4.04
Lowest exchange ratio during period.....................................          3.41

------------------------

(1) The average of the exchange rates on the last day of each month during the applicable period.

    At October 1, 1999, the exchange rate published by the NBP was PLN 4.07 per $1.00.

FOREIGN EXCHANGE CONTROLS

    The convertibility of the Polish Zloty is regulated by the Foreign Exchange Law of December 18, 1998, which became effective on January 12, 1999 (the "Foreign Exchange Law"). The Foreign Exchange Law provides for equal treatment of the Polish Zloty and foreign currencies in the conduct and settlement of foreign exchange transactions with parties located abroad. Accordingly, payments to persons who are non-residents of Poland (as defined therein) may be made and expressed in foreign currencies or in Polish Zloty with no difference in treatment. Also, obligations resulting in payments from non-residents to residents of Poland may be expressed in Polish Zloty.

    Generally, residents of Poland may engage in foreign exchange transactions and hold foreign currency without special permits. However, the Foreign Exchange Law specifies several instances in which a foreign exchange permit must be obtained. In principle, the necessity of obtaining such a permit is determined by

    - the duration of the transaction at issue,

    - the location of parties to the transaction and

    - the character of the transaction.

    The restrictions contained in the Foreign Exchange Law affect such transactions as, among other things:

    - making investments in short-term securities and derivatives (with the exception of such securities listed in Poland's regulated markets),

    - entering into loan or credit agreements for periods shorter than one year,

    - opening and maintaining bank accounts abroad by residents of Poland,

    - making bank deposits in Polish Zloty shorter than three months and exceeding PLN 500,000 by non-residents of Poland, and

    - the purchase by residents of Poland of equity shares in companies registered in non-OECD countries.

    With some exceptions, all payments and transfers abroad involving foreign exchange transactions must be made through one of a group of banks authorized to make such transfers. Both residents and non-residents must provide the relevant bank, upon request, with documentation confirming that such transfer does not require a foreign exchange permit. Such documentation is obligatory in case of transfers by residents to non-residents of amounts in excess of the equivalent of [EURO]20,000. Investments by residents in foreign capital markets may be conducted only through authorized Poland-based brokers unless residents obtain a special foreign exchange permit releasing them from these obligations.

    Under the Foreign Exchange Law, prior to making transfers of non-resident income (such as dividends, interest, rent, etc.) abroad, a bank generally must be furnished with documents evidencing title for the payment, as well as with a certificate issued by the Polish tax authorities confirming the expiration of tax liability in Poland or a foreign exchange permit releasing the transferor from this obligation. If the income to be transferred is not subject to taxation in Poland a written declaration to this effect may be sufficient.

    Considering that the Foreign Exchange Law has come into effect recently and no detailed rules and regulations under it have been issued to date by the Polish authorities, the interpretation of the law's provisions will remain, in the near term, subject to considerable uncertainty.

                              THE EXCHANGE OFFERS

PURPOSE AND EFFECT

    We issued the Old Notes on June 10, 1999 in a Rule 144A offering. At that time, we entered into the indentures governing the Notes and the Registration Rights Agreement. These agreements require that we file a registration statement under the Securities Act with respect to the Registered Notes to be issued in the exchange offers and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your Old Notes for a like principal amount of Registered Notes. These Registered Notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offers, our obligations with respect to the registration of the Notes will terminate, except as provided in the last paragraph of this section. A copy of the indentures relating to the Notes and the Registration Rights Agreement have been filed as exhibits to the registration statement of which this prospectus is a part. We refer to these indentures in this prospectus as the "Indentures." The Registration Rights Agreement required us to complete the exchange offer by January 13, 2000. The exchange offers are scheduled to expire on November 18, 1999. See "Description of the Notes--General."

    Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that Registered Notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

        (1) the Registered Notes to be issued to you in the exchange offers are acquired in the ordinary course of your business;

        (2) you are not engaging in and do not intend to engage in a distribution of the Registered Notes to be issued to you in the exchange offers; and

        (3) you have no arrangement or understanding with any person to participate in the distribution of the Registered Notes to be issued to you in the exchange offers.

    If you tender in the exchange offers for the purpose of participating in a distribution of the Registered Notes to be issued to you in the exchange offers, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Registered Notes in the exchange offers for its own account in exchange for Old Notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those Registered Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    After we complete the exchange offers, if you have not tendered your Old Notes, you will not have any further registration rights, except as set forth above. Your Old Notes will continue to be subject to certain restrictions on transfer. Therefore, the liquidity of the market for your Old Notes could be adversely affected upon completion of the exchange offers if you do not participate in the exchange offers.

TERMS OF THE EXCHANGE OFFERS

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 12:00

Midnight, New York City time, on the expiration date. We will issue $1,000 principal amount of Registered Senior Dollar Notes in exchange for each $1,000 principal amount of Old Senior Dollar Notes accepted in the exchange offer and [EURO]1,000 principal amount of Registered Senior Euro Notes in exchange for each [EURO]1,000 principal amount of the Old Senior Euro Notes accepted in the exchange offer. You may tender some or all of your Old Notes pursuant to the exchange offers. However, Old Notes may be tendered only in integral multiples of $1,000 or [EURO]1,000, as applicable, in principal amount.

    The form and terms of the two series of Registered Notes are substantially the same as the form and terms of the corresponding series of Old Notes, except that the Registered Notes to be issued in the exchange offers have been registered under the Securities Act and will not bear legends restricting their transfer. The Registered Notes will be issued pursuant to, and entitled to the benefits of, the Indentures. The Indentures also govern the Old Notes. The Registered Notes and the Old Notes of each series will be deemed one issue of notes under the applicable Indenture.

    As of the date of this prospectus, respectively, [EURO]100 million aggregate principal amount of the Old Senior Euro Notes and $100 million aggregate principal amounts of the Old Senior Dollar Notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Old Notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the Indentures. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

    We will be deemed to have accepted validly tendered outstanding Old Notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the Registered Notes from us. If we do not accept any tendered Old Notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted Old Notes without expense, to the tendering holder as promptly as practicable after the expiration date.

    You will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of your Old Notes in the exchange offers. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offers. See "--Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

    The exchange offers will expire at 12:00 Midnight, New York City time, on November 18, 1999, unless we determine, in our sole discretion, to extend the exchange offers, in which case, they will expire at the later date and time to which they are extended. We do not intend to extend the exchange offers, although we reserve the right to do so. If we determine to extend the exchange offers, we do not intend to extend them beyond November 24, 1999. If we extend the exchange offers, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

    We also reserve the right, in our sole discretion,

        (1) to delay accepting any Old Notes or, if any of the conditions set forth below under "--Conditions" have not been satisfied or waived, to terminate the exchange offers or

        (2) to amend the terms of the exchange offers in any manner, by giving oral or written notice of such delay or termination to the exchange agent, and by complying with Rule 14e-1(d) under the Exchange Act to the extent that rule applies.

    We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the Old Notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

  BOOK-ENTRY INTERESTS

    The Old Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, Euroclear or Cedelbank, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC, Euroclear or Cedelbank, as applicable, with respect to its participants.

    If you hold your Old Notes in the form of book-entry interests and you wish to tender your Old Notes for exchange pursuant to the exchange offers, you must transmit to the exchange agent on or prior to the expiration date either:

        (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

        (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system with respect to the Senior Dollar Notes, or such similar system of Euroclear or Cedelbank with respect to the Senior Euro Notes, and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

    In addition, in order to deliver Old Notes held in the form of book-entry interests:

           (A) a timely confirmation of book-entry transfer of such Old Notes into the exchange agent's account at DTC or Euroclear and/or Cedelbank pursuant to the procedure for book-entry transfers described below under "--Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

           (B) you must comply with the guaranteed delivery procedures described below.

    The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or Old Notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

  DEFINITIVE NOTES

    Only registered holders of Definitive Notes may tender those notes in the exchange offers. If your Old Notes are Definitive Notes and you wish to tender those notes for exchange pursuant to the exchange offers, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your Definitive Notes:

        (1) the Definitive Notes must be received by the exchange agent prior to the expiration date or

        (2) you must comply with the guaranteed delivery procedures described below.

  PROCEDURES APPLICABLE TO ALL HOLDERS

    If you tender an Old Note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

        (A) Old Notes tendered in the exchange offers are tendered either (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution; and

        (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

    If the letter of transmittal is signed by a person other than you, your Old Notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those Old Notes.

    If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

    We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes. This determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties.

    You must cure any defects or irregularities in connection with tenders of your Old Notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

        (1) you improperly tender your Old Notes;

        (2) you have not cured any defects or irregularities in your tender; and

        (3) we have not waived those defects, irregularities or improper tender.

    The exchange agent will return your Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

    In addition, we reserve the right in our sole discretion to:

        (1) purchase or make offers for, or offer Registered Notes for, any Old Notes that remain outstanding subsequent to the expiration of the exchange offers;

        (2) terminate the exchange offers; and

        (3) to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise.

    The terms of any of these purchases or offers could differ from the terms of the exchange offers.

    By tendering, you will represent to us that, among other things:

        (1) the Registered Notes to be acquired by you in the exchange offers are being acquired in the ordinary course of your business,

        (2) you are not engaging in and do not intend to engage in a distribution of the Registered Notes to be acquired by you in the exchange offers,

        (3) you do not have an arrangement or understanding with any person to participate in the distribution of the Registered Notes to be acquired by you in the exchange offers and

        (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

    In all cases, issuance of Registered Notes for Old Notes that are accepted for exchange in the exchange offers will be made only after timely receipt by the exchange agent of certificates for your Old Notes or a timely book-entry confirmation of your Old Notes into the exchange agent's account at DTC, Euroclear or Cedelbank, as applicable, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Old Notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged Old Notes, or Old Notes in substitution therefor, will be returned without expense to you. In addition, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC, Euroclear or Cedelbank, as applicable, pursuant to the book-entry transfer procedures described below, the non-exchanged Old Notes will be credited to your account maintained with DTC, Euroclear or Cedelbank, as applicable, as promptly as practicable after the expiration or termination of the exchange offers.

  GUARANTEED DELIVERY PROCEDURES

    If you desire to tender your Old Notes and your Old Notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

        (1) you tender through an eligible financial institution with respect to the Senior Dollar Notes or pursuant to the standard operating procedures of Euroclear or Cedelbank;

        (2) on or prior to 12:00 Midnight, New York City time, on the expiration date, (i) with respect to the Senior Notes, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us or (ii) with respect to the Senior

    Euro Notes, Euroclear or Cedelbank receives an electronic transmission which contains the character by which the participant acknowledges its receipt and agrees to be bound by the guaranteed delivery procedures set forth herein; and

        (3) the certificates for all certificated Old Notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

    The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

        (1) your name and address;

        (2) the amount of Old Notes you are tendering; and

        (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution (with respect to the Senior Dollar Notes) will deliver the following documents to the exchange agent:

           (A) the certificates for all certificated Old Notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

           (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

           (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

    The exchange agent will establish an account with respect to the book-entry interests at DTC, Euroclear or Cedelbank, as applicable, for purposes of the exchange offers promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC, Euroclear or Cedelbank, as applicable. Any financial institution that is a participant in DTC's, Euroclear's or Cedelbank's systems may make book-entry delivery of book-entry interests by causing DTC, Euroclear or Cedelbank, as applicable, to transfer the book-entry interests into the exchange agent's account at DTC, Euroclear or Cedelbank, as applicable, in accordance with DTC's, Euroclear's or Cedelbank's, as applicable, procedures for transfer.

    If one of the following situations occur:

        (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC, Euroclear or Cedelbank, as applicable; or

        (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date, then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

  WITHDRAWAL RIGHTS

    You may withdraw tenders of your Old Notes at any time prior to 12:00 Midnight, New York City time, on the expiration date.

    For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "--Exchange Agent" prior to 12:00 Midnight, New York City time, on the expiration date.

    The notice of withdrawal must:

        (1) state your name;

        (2) identify the specific Old Notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

        (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your Old Notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the Old Notes into your name; and

        (4) specify the name in which the Old Notes are to be registered, if different from yours.

    We will determine all questions regarding the validity, form, and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any Old Notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offers. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to 12:00 Midnight, New York City time, on the expiration date.

  CONDITIONS

    Notwithstanding any other provision of the exchange offers and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue Registered Notes in exchange for, any Old Notes and may terminate or amend the exchange offers, if at any time before the acceptance of any Old Notes for exchange any of the following events shall occur:

        (1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offers; or

        (2) the exchange offers shall violate any applicable law or any applicable interpretation of the staff of the Commission.

    These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offers. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any Old Notes tendered, and no Registered Notes will be issued in exchange for any of those Old Notes, if at the time the Notes are tendered any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

    The exchange offers are not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

  EXCHANGE AGENT

    We have appointed State Street Bank and Trust Company, N.A. as exchange agent for the exchange offers. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

                        By Registered or Certified Mail
                            or by Overnight Courier:

                   State Street Bank and Trust Company, N.A.
                    Attention: Kellie Mullen/McKenzie Elijah
                             Corporate Trust Window
                            Two Avenue de Lafayette
                             Boston, MA 02111-1724

                                 By Facsimile:
                                 (617) 662-1452

    The exchange agent also acts as trustee under the Indenture.

FEES AND EXPENSES

    We will not pay brokers, dealers, or others soliciting acceptances of the exchange offers. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

    We will pay the estimated cash expenses to be incurred in connection with the exchange offers. These are estimated in the aggregate to be approximately $360,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

    You will not be obligated to pay any transfer taxes in connection with a tender of your Old Notes for exchange unless you instruct us to register Registered Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

    We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers.

                                 CAPITALIZATION

    The following table presents our capitalization as of June 30, 1999, on an actual basis and as adjusted to give effect to the IPO, the Warburg Transaction and common shares to be issued in accordance with the Stock Appreciation Agreement, and the application of the proceeds therefrom. The table should be read in conjunction with the Financial Statements included elsewhere in this prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

                                                                               AS OF JUNE 30, 1999
                                                                 ------------------------------------------------
                                                                   ACTUAL        AS       ACTUAL(2)       AS
                                                                 ----------  ADJUSTED(1)  ----------  ADJUSTED(2)
                                                                             -----------              -----------
                                                                    PLN                       $
                                                                                 PLN                       $
                                                                                  (IN THOUSANDS)
Cash and cash equivalents......................................     846,649   1,487,278      215,449     378,471
Restricted investments(3)......................................     319,107     319,107       81,203      81,203
                                                                 ----------  -----------  ----------  -----------
                                                                 ----------  -----------  ----------  -----------

Long-term liabilities:(4)
  Netia South Bank Facility....................................      44,928      44,928       11,433      11,433
  1997 Senior Dollar Notes.....................................     785,940     785,940      200,000     200,000
  1997 Senior Dollar Discount Notes............................     592,018     592,018      150,652     150,652
  1997 Senior DM Discount Notes................................     336,291     336,291       85,577      85,577
  1999 Senior Euro Notes(5)....................................     405,930     405,930      103,298     103,298
  1999 Senior Dollar Notes.....................................     392,970     392,970      100,000     100,000
  Other long-term liabilities(6)...............................     315,381     315,381       80,256      80,256
                                                                 ----------  -----------  ----------  -----------
    Total long-term liabilities................................   2,873,458   2,873,458      731,216     731,216

Shareholders' equity:
  Share capital................................................     123,749     172,633       31,490      43,930
  Share premium................................................     673,367   1,269,436      171,353     323,035
  Accumulated deficit..........................................    (620,521)   (620,521)    (157,907)   (157,907)
                                                                 ----------  -----------  ----------  -----------
    Total shareholders' equity.................................     176,595     821,548       44,936     209,058
                                                                 ----------  -----------  ----------  -----------
    Total capitalization.......................................   3,050,053   3,695,006      776,152     940,274
                                                                 ----------  -----------  ----------  -----------
                                                                 ----------  -----------  ----------  -----------

------------------------

(1) Adjusted to give pro forma effect to the IPO, the Warburg Transaction, and 50,022 common shares issued in satisfaction of a Stock Appreciation Agreement with a company controlled by Netia's President and described under "Certain Relationships and Transactions with Related Parties-- Additional Agreements."

(2) Conversions of Polish Zloty into U.S. Dollars have been made at the rate of PLN 3.9297 per $1.00 (the exchange rate quoted by the NBP and effective on June 30, 1999). Such translations are provided solely for the convenience of the reader.

(3) Restricted investments include the short- and long-term portions of the proceeds from the sale of the Notes and the 1997 Senior Notes restricted pursuant to agreements for payment of cash interest.

(4) Includes current portion of long-term debt and license fee obligations.

(5) Conversion of Euros into Polish Zloty has been made at the rate of PLN
    4.0593 per [EURO]1.00 (the exchange rate quoted by the NBP and effective on June 30, 1999).

(6) Includes liability for existing licenses and vendor and other financing and excludes customer deposits, deferred tax liabilities and minority interest.

                                   THE ISSUER

GENERAL

    Netia Holdings II B.V. (the "Issuer") was formed as a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) for an unlimited duration on June 10, 1998 under the laws of the Netherlands. The Issuer is registered with the trade register of the Chamber of Commerce and Industry in Amsterdam under number 33303717 and has its registered office in Amsterdam. The Issuer's address is Herengracht 548, 1017 CG Amsterdam, the Netherlands. The Issuer is a wholly owned subsidiary of Netia Holdings S.A. and has no subsidiaries.

    The purpose of the Issuer is to issue the Notes, and it has no operations of its own.

FINANCIAL YEAR

    The financial year of the Issuer runs from January 1st to December 31st. However, the first financial year of the Issuer began on June 10, 1998 and ended on December 31, 1998. The Issuer has not yet published any audited financial statements.

MANAGEMENT

    The Issuer is managed by a board of managing directors, whose members are appointed by the Issuer's shareholders at a general meeting of the Issuer's shareholders and may be suspended or removed from office by the Issuer's shareholders at any time. At present, the Issuer has two managing directors, Meir Srebernik (the President of Netia Holdings S.A.) and MeesPierson Trust B.V. Under the Issuer's articles of association, the Issuer's shareholders may give the board of managing directors instructions regarding the general direction of the financial and economic policies to be pursued by the Issuer, and the board of managing directors shall adhere to any such instructions.

                                 THE GUARANTOR

    Netia Holdings S.A. is a privately owned Polish joint-stock company that was formed in 1990 by Polish entrepreneurs with backing from several U.S. and international investors as a vehicle for pursuing telecommunications-related activities in Poland. Since its inception, Netia has pursued government licenses to construct local telephone networks throughout Poland. Historically, in seeking a license, Netia on occasion has joined with the local municipality to be covered by such license and, in certain cases, other investors, to form joint-venture companies. As Netia gained experience and enhanced its position in the Polish telecommunications market, it principally applied for licenses on its own and will attempt to acquire the remaining minority ownership in some of its operating companies currently held by certain municipalities. We conduct all of our telecommunications activities through two principal wholly owned subsidiaries, Netia Telekom and Netia South. Netia Telekom and Netia South are holding companies for 12 individual operating companies formed to acquire and hold the licenses for the regional territories. The licensed territories in the Central, East, North and West Regions of Poland are managed by Netia Telekom and the licensed territories in the South Region are managed by Netia South. Uni-Net Sp. z o.o. ("Uni-Net") is a subsidiary of Netia Holdings S.A. which conducts specialized mobile radio operations and comprises a portion of Netia's non-telecommunications business, which we intend to sell if and when a favorable commercial opportunity to do so becomes available. See "Business--Operating Companies."

                 SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
                             AND BALANCE SHEET DATA

    The following tables present selected consolidated statement of operations and balance sheet data as of December 31, 1994, 1995, 1996, 1997 and 1998 and June 30, 1998 and 1999, and for the five years ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999. The selected consolidated statement of operations and balance sheet data as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 have been derived from the Financial Statements included elsewhere in this prospectus. The selected consolidated statement of operations and balance sheet data as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 have been derived from financial statements which are not included in this prospectus. The selected consolidated statement of operations and balance sheet data as of June 30, 1998 and 1999 and for the six-month periods then ended have been derived from the June 30, 1999 Financial Statements included elsewhere in this prospectus. We have prepared the Financial Statements in accordance with IAS, which differ in certain important respects from U.S. GAAP (see Note 24 of the December 31, 1998 Financial Statements and Note 11 of the June 30, 1999 Financial Statements). The selected consolidated financial data should be read in conjunction with the Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. In the opinion of management, the unaudited interim condensed financial information contains all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of and for the six-month periods ended June 30, 1998 and June 30, 1999. For the convenience of the reader, certain Polish Zloty amounts as of and for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 have been converted into U.S. Dollars at the rate of PLN 3.9297 per $1.00 (the effective NBP exchange rate on June 30, 1999). Such translations should not be construed as a representation that such Polish Zloty amounts actually represent such U.S. Dollar amounts, or could be or could have been, converted into U.S. Dollars at the rates indicated or at any other rate.

                                                                                                                      FOR THE
                                                                                                                     SIX-MONTH
                                                                                                                      PERIOD
                                                                  FOR THE YEAR ENDED DECEMBER 31,(1)                   ENDED
                                                   ----------------------------------------------------------------  JUNE 30,
                                                     1994       1995       1996       1997       1998       1998     ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                      PLN        PLN        PLN        PLN        PLN         $
                                                                                                                       1998
                                                                                                                     ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)             PLN
STATEMENT OF OPERATIONS DATA:
REVENUES:
Telecommunication revenues.......................      1,599      6,219      8,982     35,564     96,435     24,540     37,076
Non-telecommunication revenues(2)................      4,371      9,573     12,697     14,642     23,945      6,093     11,793
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Total revenues.................................      5,970     15,792     21,679     50,206    120,380     30,633     48,869
Costs and expenses:
  Interconnection charges........................        (57)      (679)    (1,355)    (5,692)   (22,900)    (5,828)    (8,707)
  Cost of equipment..............................     (2,732)    (6,533)    (7,929)    (6,975)   (11,425)    (2,907)    (4,671)
  Depreciation and amortization..................     (3,452)    (3,885)    (7,465)   (16,926)   (41,040)   (10,443)   (16,835)
  Other operating expenses(3)....................    (14,238)   (33,494)   (61,259)   (86,901)  (124,317)   (31,635)   (54,308)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Total costs and expenses.......................    (20,479)   (44,591)   (78,008)  (116,494)  (199,682)   (50,813)   (84,521)
Loss from operations.............................    (14,509)   (28,799)   (56,329)   (66,288)   (79,302)   (20,180)   (35,652)
Financial expense, net(4)........................       (379)      (258)    (2,205)   (32,681)  (151,596)   (38,577)   (43,910)
Write-off of loan origination expenses...........     --         --         --        (24,241)    --         --         --
Other losses.....................................     --           (402)    (4,302)    --         (1,148)      (292)    --
Share in losses of equity investees..............       (662)      (471)    --         --         --         --         --
Gain on dilution of interest in subsidiaries.....     --          3,329     38,903      2,137     --         --         --
Income tax (charge)/credit.......................     --         --         (2,710)    (1,055)    (8,802)    (2,241)    (7,017)
Minority share in (income)/losses of
  subsidiaries...................................         82      1,454     10,832     36,703     35,353      8,996     21,286
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss.........................................    (15,468)   (25,147)   (15,811)   (85,425)  (205,495)   (52,294)   (65,293)
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

Basic and diluted net loss per common share(5)...      (4.11)     (5.56)     (2.52)     (9.46)    (19.78)     (5.03)     (6.28)
U.S. GAAP
  Revenues.......................................        N/A     15,792     21,679     50,206    120,380     30,633     48,869
  Loss from operations...........................        N/A    (29,201)   (60,631)   (68,047)   (86,743)   (22,074)   (39,170)
  Net loss.......................................        N/A    (28,929)   (54,042)   (90,530)  (214,363)   (54,549)   (61,163)
Basic and diluted net loss per common share(5)...        N/A      (6.39)     (8.61)    (10.02)    (20.63)     (5.25)     (5.89)
Other Data:
  EBITDA(6)......................................    (11,057)   (24,914)   (48,864)   (49,362)   (38,262)    (9,737)   (18,817)
  Net cash used in operating activities..........     (7,769)   (27,059)   (32,571)   (89,836)  (156,413)   (39,803)   (15,734)
  Net cash used in investing activities..........    (41,961)   (36,357)   (56,247)  (198,336)  (480,319)  (122,228)  (218,628)
  Net cash (used in)/provided by financing
    activities(7)................................     49,608     73,031     90,591  1,195,891     (1,688)      (430)    (1,338)
  Capital expenditures...........................     21,340     42,882    148,029    222,964    395,943    100,757    201,790
  Ratio of earnings to fixed charges(8)..........     --         --         --         --         --         --         --


                                                     1999       1999
                                                   ---------  ---------

                                                      PLN         $

STATEMENT OF OPERATIONS DATA:
REVENUES:
Telecommunication revenues.......................     86,319     21,966
Non-telecommunication revenues(2)................     10,476      2,666
                                                   ---------  ---------
  Total revenues.................................     96,795     24,632
Costs and expenses:
  Interconnection charges........................    (24,395)    (6,209)
  Cost of equipment..............................     (2,980)      (758)
  Depreciation and amortization..................    (54,009)   (13,744)
  Other operating expenses(3)....................    (85,417)   (21,738)
                                                   ---------  ---------
  Total costs and expenses.......................   (166,801)   (42,449)
Loss from operations.............................    (70,006)   (17,817)
Financial expense, net(4)........................   (196,807)   (50,082)
Write-off of loan origination expenses...........     --         --
Other losses.....................................        (62)       (16)
Share in losses of equity investees..............     --         --
Gain on dilution of interest in subsidiaries.....     --         --
Income tax (charge)/credit.......................     (1,334)      (339)
Minority share in (income)/losses of
  subsidiaries...................................       (161)       (40)
                                                   ---------  ---------
Net loss.........................................   (268,370)   (68,294)
                                                   ---------  ---------
                                                   ---------  ---------
Basic and diluted net loss per common share(5)...     (19.94)     (5.07)
U.S. GAAP
  Revenues.......................................     96,795     24,632
  Loss from operations...........................    (73,865)   (18,797)
  Net loss.......................................   (272,640)   (69,379)
Basic and diluted net loss per common share(5)...     (20.26)     (5.16)
Other Data:
  EBITDA(6)......................................    (15,997)    (4,071)
  Net cash used in operating activities..........    (15,706)    (3,995)
  Net cash used in investing activities..........   (339,241)   (86,327)
  Net cash (used in)/provided by financing
    activities(7)................................    870,870    221,609
  Capital expenditures...........................    335,518     85,380
  Ratio of earnings to fixed charges(8)..........     --         --

                                                                                                                       AS AT
                                                                          AS AT DECEMBER 31,                         JUNE 30,
                                                   ----------------------------------------------------------------  ---------
                                                     1994       1995       1996       1997       1998       1998
                                                   ---------  ---------  ---------  ---------  ---------  ---------    1998
                                                                                                                     ---------
                                                      PLN        PLN        PLN        PLN        PLN         $
                                                                                 (IN THOUSANDS)                         PLN
BALANCE SHEET DATA:
  Total cash(9)..................................      3,185     12,800     14,573    922,292    298,790     76,034    677,309
  Total assets(10)...............................     65,506    124,739    303,320  1,911,083  2,082,675    529,983  2,124,408
  Total long-term debt(11).......................      2,067        572     57,934  1,472,522  1,581,030    402,328  1,499,159
  Other long-term liabilities for licenses(12)...        358        603      1,442      1,472    269,179     68,499    318,812
  Total long-term obligations....................      2,425      1,175     59,376  1,473,994  1,850,209    470,827  1,817,971
  Total shareholders' equity.....................     48,984     99,623    130,313    118,921    (86,463)   (22,002)    53,739
  Total shareholders' equity (U.S. GAAP).........        N/A     98,951    130,313    104,715    (95,465)   (24,293)    50,699


                                                     1999       1999
                                                   ---------  ---------

                                                      PLN         $

BALANCE SHEET DATA:
  Total cash(9)..................................    846,649    215,449
  Total assets(10)...............................  3,262,372    830,182
  Total long-term debt(11).......................  2,575,765    655,461
  Other long-term liabilities for licenses(12)...    299,209     76,140
  Total long-term obligations....................  2,874,974    731,601
  Total shareholders' equity.....................    176,595     44,936
  Total shareholders' equity (U.S. GAAP).........    170,359     43,352

(FOOTNOTES APPEAR ON FOLLOWING PAGE)

(FOOTNOTES FROM PREVIOUS PAGE)

------------------------------

(1) For the periods ended December 31, 1994, 1995 and 1996, Poland was considered to be a hyperinflationary environment. The Consolidated Financial Statements for those periods are prepared in accordance with the historical cost convention as adjusted for the effects of inflation. In accordance with IAS 29,"Financial Reporting in Hyperinflationary Economies," the Consolidated Financial Statements are restated to show amounts expressed in terms of the constant purchasing power of the Polish Zloty at December 31, 1996. The amounts shown in the restated currency do not represent appraised value, replacement cost or any other measure of the current value of assets or the prices at which transactions would take place currently. The adjustment was calculated based on conversion factors derived from the CPI published by GUS. Based on a CPI rate of 100 as at January 1, 1990, the cumulative inflation indices as at December 31, 1994, 1995 and 1996 were 1,453.2, 1,772.3 and 2,103.6, respectively.

(2) Our historical results include the non-telecommunications businesses, which has accounted for a significant portion of our revenue. In 1997, we sold the part of our non-telecommunications business relating to the sale of specialized radio equipment, and we intend to dispose of our remaining non-telecommunications businesses when a favorable commercial opportunity to do so becomes available, although presently we do not have formal plan or agreement of disposal. See"Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

(3) Other operating expenses primarily includes salaries and benefits, general and administrative and external services. See the December 31, 1998 Financial Statements and the June 30, 1999 Financial Statements elsewhere in this prospectus.

(4) Includes non-cash financial expenses of PLN 2.6 million, PLN 19.6 million, PLN 106.5 million ($27.1 million), PLN 51.8 million, and PLN 53.0 million ($13.5 million), for the years 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively.

(5) Basic and diluted net loss per common share under IAS and under U.S. GAAP is calculated by dividing net loss by the weighted average number of shares of Netia's capital stock outstanding during each period. The weighted average number of shares used in calculating net loss per share were 3,762; 4,524; 6,280; 9,033 and 10,391 for the years ended December 31, 1994, 1995, 1996,
    1997 and 1998, respectively, and were 10,391 and 13,456 for the six-month periods ended June 30, 1998 and 1999, respectively. As at June 30, 1999, there were no dilutive potential common shares.

(6) EBITDA consists of net loss adjusted for depreciation and amortization, financial expense, income taxes, minority interest, share of losses of equity investees and non-recurring items (write-off of loan origination expenses, other losses and gains on dilution of interest in subsidiaries), as each would be determined under IAS. EBITDA computed based on the foregoing elements determined in accordance with U.S. GAAP would be PLN N/A, PLN (24.9) million, PLN (48.9) million, PLN (51.1) million, PLN (45.3) million ($(11.5) million), PLN (22.3) million and PLN (19.6) million ($(5.0) million) for the years ended 1994, 1995, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999, respectively. EBITDA is not a U.S. GAAP or IAS measure and should not be considered as an alternative to U.S. GAAP or IAS measures of net (loss)/income as an indicator of Netia's operating performance or to cash flow from operations under U.S. GAAP or IAS as a measure of liquidity. The calculation of EBITDA does not differ in any material respect if calculated based upon financial statements prepared under IAS principles. However, potential investors should note that EBITDA is not a uniform or standardized measure the calculation of which, accordingly, may vary significantly from company to company, and by itself provides no grounds for comparison of Netia with other companies.

(7) For a discussion of the Warburg Transaction and the IPO, both of which were completed after June 30, 1999, see "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

(8) Due to our losses for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six-month period ended June 30, 1998 and 1999, the ratio of earnings to fixed charges was less than 1:1 for each period. Netia would have had to have generated additional earnings of PLN 14.8 million, PLN 26.1 million, PLN 23.2 million, PLN 120.4 million, PLN 232.0 million, PLN 79.6 million, PLN 266.9 million for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six-month periods ended June 30, 1998 and 1999 in order to bring this ratio to 1:1 for each of those periods, respectively.

(9) Total cash does not include restricted investments.

(10) Total assets on a U.S. GAAP basis would have been PLN 3,285.3 million ($836.0 million) at June 30, 1999.

(11) Includes current and long-term portion of long-term debt. The amount reflected would not differ under U.S. GAAP.

(12) Includes current and long-term portion of liabilities for licenses and customer deposits.

       SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

    The selected unaudited pro forma financial data set forth below consist of a pro forma consolidated balance sheet and pro forma consolidated statements of operations giving effect to (a) the disposition of our non-telecommunications businesses, (b) the Warburg Transaction and (c) the IPO, as described in the accompanying notes, as if they had occurred on June 30, 1999 for the balance sheet and on January 1, 1998 and January 1, 1999 for the statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. For pro forma financial information on certain balance sheet items giving effect to the IPO and the Warburg Transaction and the application of proceeds therefrom, without giving effect to the disposition of our non-telecommunications businesses, see "Summary Consolidated Statement of Operations and Balance Sheet Data."

    We have prepared the unaudited pro forma consolidated financial information from:

    - Our Unaudited Condensed Consolidated Financial Statements as at and for the six-month period ended June 30, 1999 and

    - Our Audited Consolidated Financial Statements for the year ended December 31, 1998.

    You should read this information in conjunction with the Audited Consolidated Financial Statements and the Unaudited Condensed Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been, had the transactions giving rise to the pro forma adjustments occurred on the dates assumed, nor is it indicative of our future operating results or consolidated financial position.

    Our consolidated financial statements have been prepared in accordance with IAS, which differ from U.S. GAAP in certain respects. For a discussion of the principal differences between IAS and U.S. GAAP relevant to our financial statements, see Note 24 to our Audited Consolidated Financial Statements. All historical information included in the selected unaudited pro forma condensed consolidated financial data has been presented on the basis of IAS. A reconciliation of the pro forma net loss and pro forma shareholders' equity to U.S. GAAP is included in the notes to the pro forma financial information.

                                                             PRO FORMA     PRO FORMA    PRO FORMA     PRO FORMA       TOTAL
                                                 ACTUAL     ADJUSTMENT    ADJUSTMENT   ADJUSTMENT    ADJUSTMENT     PRO FORMA
                                                   PLN        PLN(1)        PLN(2)       PLN(3)        PLN(4)          PLN
                                                ---------  -------------  -----------  -----------  -------------  -----------
                                                                          (UNAUDITED, IN THOUSANDS)
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
INFORMATION AT
JUNE 30, 1999:
    Assets:
  Current assets..............................  1,126,038        1,312       190,099      450,530            --     1,767,979
  Restricted investments......................    140,334           --            --           --            --       140,334
  Investments at cost.........................         13           --            --           --            --            13
  Fixed assets, net...........................  1,311,218       (5,646)           --           --            --     1,305,572
  Investments in real estate..................      4,805       (4,805)           --           --            --            --
  Licenses....................................    325,300           --            --           --            --       325,300
  Deferred financing costs....................     86,901           --            --           --            --        86,901
  Goodwill, net...............................    267,763           --            --           --            --       267,763
                                                ---------       ------    -----------  -----------       ------    -----------
  Total assets................................  3,262,372       (9,139)      190,099      450,530            --     3,893,862
                                                ---------       ------    -----------  -----------       ------    -----------
                                                ---------       ------    -----------  -----------       ------    -----------
    Liabilities and shareholders' equity:
  Current liabilities.........................    199,595       (5,839)           --           --        (4,324)      189,432
  Long-term obligations (5)...................  2,885,948       (3,066)           --           --            --     2,882,882
  Minority interest...........................        234         (234)           --           --            --            --
  Share capital...............................    123,749           --        15,584       33,000           300       172,633
  Share premium...............................    673,367           --       174,515      417,530         4,024     1,269,436
  Accumulated deficit.........................   (620,521)          --            --           --            --      (620,521)
                                                ---------       ------    -----------  -----------       ------    -----------
  Total liabilities and shareholders'
    equity....................................  3,262,372       (9,139)      190,099      450,530            --     3,893,862
                                                ---------       ------    -----------  -----------       ------    -----------
                                                ---------       ------    -----------  -----------       ------    -----------
  Amounts in accordance with U.S. GAAP:
  Total assets................................                                                                      3,916,816
  Total shareholders' equity (6)..............                                                                        815,312

------------------------
(1) The pro forma adjustment reflects the disposal of Netia's non-telecommunications businesses for an aggregate price equal to their net book value of PLN 5,039 at June 30, 1999. This price does not necessarily reflect the price which Netia may obtain if and when these businesses are actually sold.

(2) The pro forma adjustment reflects the Warburg Transaction involving a capital increase of $50 million through issuance of 2,597,403 common shares at a price of $19.25 per share less placement agent fees of 3.25%.

(3) The pro forma adjustment reflects the IPO of 5,500,000 common shares at $22.00 less underwriting discount of 5.25%.

(4) The pro forma adjustment reflects the effect of the issuance of 50,022 common shares in accordance with the Stock Appreciation Agreement resulting from the IPO.

(5) Long-term obligations include all non-current liabilities, current maturities of long-term debt of PLN 45,242 and current license obligations of PLN 117,724.

(6) IAS differ in certain material respects from U.S. GAAP. A summary of the significant differences as they affect Netia is set forth in Note 24 to the Audited Consolidated Financial Statements of Netia included elsewhere herein. The calculation of pro forma shareholders' equity under U.S. GAAP is as follows (in thousands):

                                                                                     JUNE 30, 1999
                                                                                          PLN
                                                                                    ---------------
Pro forma shareholders' equity per IAS............................................       821,548
Purchase of EBRD (as defined herein) interest in Netia............................       (14,756)
Increase in equity related to the Telia incentive stock option....................        24,626
Fixed assets, including depreciation..............................................        28,577
Financial expense.................................................................       (30,476)
Deferred taxes....................................................................        (4,196)
Amortization of goodwill..........................................................         3,168
Other operating expenses..........................................................       (12,313)
Stock Option Plan.................................................................           (67)
Minority interest.................................................................          (799)
                                                                                         -------
Pro forma shareholders' equity (U.S. GAAP)........................................       815,312
                                                                                         -------
                                                                                         -------

                                                 PRO FORMA    PRO FORMA    PRO FORMA     PRO FORMA     PRO FORMA     PRO FORMA
                                      ACTUAL    ADJUSTMENT   ADJUSTMENT   ADJUSTMENT    ADJUSTMENT    ADJUSTMENT    ADJUSTMENT
                                       PLN        PLN (1)      PLN (2)      PLN (3)       PLN (4)       PLN (5)       PLN (6)
                                    ----------  -----------  -----------  -----------  -------------  -----------  -------------
                                                          (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)
PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
INFORMATION FOR THE YEAR ENDED
DECEMBER 31, 1998:
Revenues..........................     120,380     (23,945)          --           --            --            --            --
Costs and expenses:
  Interconnection charges.........     (22,900)         --           --           --            --            --            --
  Cost of equipment...............     (11,425)     11,425           --           --            --            --            --
  Other operating expenses........    (124,317)      9,523       (1,748)        (679)         (863)           --          (863)
  Depreciation and amortization...     (41,040)      1,887      (18,608)          --            --            --            --
                                    ----------  -----------  -----------  -----------        -----    -----------        -----
Loss from operations..............     (79,302)     (1,110)     (20,356)        (679)         (863)           --          (863)
Financial expense, net............    (151,596)        158           --           --            --      (101,834)           --
Other losses......................      (1,148)         --           --           --            --            --            --
Provision for income tax..........      (8,802)         --           --           --            --            --            --
Minority share in losses..........      35,353         401           --           --            --            --            --
                                    ----------  -----------  -----------  -----------        -----    -----------        -----
Net loss..........................    (205,495)       (551)     (20,356)        (679)         (863)     (101,834)         (863)
                                    ----------  -----------  -----------  -----------        -----    -----------        -----
                                    ----------  -----------  -----------  -----------        -----    -----------        -----
Basic and diluted net loss per
  common share....................      (19.78)         --           --           --            --            --            --
Weighted average number of shares
  outstanding.....................      10,391          --        3,727        1,447         2,597            --         2,597
Amounts in accordance with U.S.
  GAAP:
  Net loss(9).....................
  Basic and diluted net loss per
    common share..................      (20.63)         --           --           --            --            --            --

                                     PRO FORMA    PRO FORMA      TOTAL
                                    ADJUSTMENT   ADJUSTMENT    PRO FORMA
                                      PLN (7)      PLN (8)        PLN
                                    -----------  -----------  -----------

PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
INFORMATION FOR THE YEAR ENDED
DECEMBER 31, 1998:
Revenues..........................          --           --       96,435
Costs and expenses:
  Interconnection charges.........          --           --      (22,900)
  Cost of equipment...............          --           --           --
  Other operating expenses........      (1,070)      (1,108)    (121,125)
  Depreciation and amortization...          --           --      (57,761)
                                    -----------  -----------  -----------
Loss from operations..............      (1,070)      (1,108)    (105,351)
Financial expense, net............          --           --     (253,272)
Other losses......................          --           --       (1,148)
Provision for income tax..........          --           --       (8,802)
Minority share in losses..........          --           --       35,754
                                    -----------  -----------  -----------
Net loss..........................      (1,070)      (1,108)    (332,819)
                                    -----------  -----------  -----------
                                    -----------  -----------  -----------
Basic and diluted net loss per
  common share....................          --           --       (12.65)
Weighted average number of shares
  outstanding.....................       5,500           50       26,309
Amounts in accordance with U.S.
  GAAP:
  Net loss(9).....................                              (341,687)
  Basic and diluted net loss per
    common share..................          --           --       (12.99)

----------------------------------

(1) The pro forma adjustment reflects the disposal of Netia's non-telecommunications businesses for an aggregate price equal to their net book value of PLN 5,039 at June 30, 1999. This price does not necessarily reflect the price which Netia may obtain if and when these businesses are actually sold. No gain or loss results from disposition. Costs allocated to the non-telecommunications businesses include all costs of Uni-Net Sp. z o.o. ("Uni-Net"), which is a separately managed, 58.2%-owned subsidiary of Netia.

(2) The pro forma adjustment reflects the impact on Netia's compensation expense resulting from the share appreciation reflected in the issuance of shares to Telia from the exercise of the Telia Exchange Option described under "Certain Relationships and Transactions with Related Parties--Option Exercise Agreement." The pro forma effect on compensation expense of the issuance of 3,727,340 shares at an average price of $16.51 per share was calculated in accordance with the terms of the Stock Appreciation Agreement disclosed in Note 4(d) to the Audited Consolidated Financial Statements included elsewhere herein. In addition, the pro forma adjustment also reflects the impact of recording amortization expense based on 13-year life for the goodwill of PLN 241,907 to be recorded at the fair value of the shares issued by Netia as disclosed in Note 4 of the Unaudited Condensed Consolidated Financial Statements included elsewhere herein.

(3) The pro forma adjustment reflects the impact on Netia's compensation expense resulting from the share appreciation reflected in the issuance of shares to Telia from the exercise of the Telia Incentive Option. The pro forma effect on compensation expense of the issuance of 1,447,168 shares at an average price of $16.51 per share was calculated in accordance with the terms of the Stock Appreciation Agreement.

(4) The pro forma adjustment reflects the impact on Netia's compensation expense resulting from the share appreciation reflected in the issuance of shares to Telia from the Telia Capital Increase of $50 million from existing shareholders. The pro forma effect on compensation expense of the issuance of 2,597,402 shares at a price of $19.25 per share was calculated in accordance with the terms of the Stock Appreciation Agreement.

(5) The pro forma adjustment reflects the issuance of the Notes. The pro forma effect of interest expense on the Notes has been calculated under the effective interest method using an effective interest rate of 13.5% and 13.125% for the Euro and U.S. Dollar denominated Notes, respectively. Foreign exchange gains or losses on the Notes have not been calculated since exchange rate governments were not significant in 1998.

(6) The pro forma adjustment reflects the Warburg Transaction involving a capital increase of $50 million. The pro forma effect of issuance of 2,597,403 common shares at a price of $19.25 per share was calculated in accordance with the terms of the Stock Appreciation Agreement.

(7) The pro forma adjustment reflects the offering of 5,500,000 common shares at $22.00 less underwriting discount of 5.25% and the impact of the offering price on previously issued shares.

(8) The pro forma adjustment reflects the effect of the issuance of 50,022 common shares in accordance with the Stock Appreciation Agreement.

(9) IAS differ in certain material respects from U.S. GAAP. A summary of the significant differences as they affect Netia is set forth in Note 24 to the Audited Consolidated Financial Statements of Netia included elsewhere herein. The calculation of pro forma net loss under U.S. GAAP is as follows (in thousands):

                                                                                 YEAR ENDED
                                                                             DECEMBER 31, 1998
                                                                                    PLN
                                                                             ------------------
Pro forma net loss per IAS.................................................        (332,819)
Foreign exchange losses....................................................            (355)
Interest expense...........................................................             504
Depreciation of U.S. GAAP fixed asset basis differences....................          (1,369)
Deferred taxes.............................................................          (2,981)
Minority interest..........................................................             257
Amortization of goodwill...................................................           2,112
Other operating expenses...................................................          (7,036)
                                                                                   --------
Pro forma net loss (U.S. GAAP).............................................        (341,687)
                                                                                   --------
                                                                                   --------

                                                              PRO FORMA    PRO FORMA     PRO FORMA      PRO FORMA       TOTAL
                                                   ACTUAL    ADJUSTMENT   ADJUSTMENT    ADJUSTMENT     ADJUSTMENT     PRO FORMA
                                                     PLN       PLN (1)      PLN (2)       PLN (3)        PLN (4)         PLN
                                                  ---------  -----------  -----------  -------------  -------------  -----------
                                                                 (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS INFORMATION FOR THE SIX-MONTH PERIOD
ENDED JUNE 30, 1999:
  Revenues......................................     96,795     (10,476)          --            --             --        86,319
    Cost and expenses:
  Interconnection charges.......................    (24,395)         --           --            --             --       (24,395)
  Cost of equipment.............................     (2,980)      2,980           --            --             --            --
  Other operating expenses......................    (85,417)      4,859           --            --         (1,108)      (81,666)
  Depreciation and amortization.................    (54,009)        977           --            --             --       (53,032)
                                                  ---------  -----------  -----------  -------------  -------------  -----------
  Loss from operations..........................    (70,006)     (1,660)          --            --         (1,108)      (72,774)
  Financial expense, net........................   (196,807)      1,276           --            --             --      (195,531)
  Other losses..................................        (62)         --           --            --             --           (62)
  Provision for income tax......................     (1,334)         --           --            --             --        (1,334)
  Minority share in losses......................       (161)        161           --            --             --            --
                                                  ---------  -----------  -----------  -------------  -------------  -----------
  Net loss......................................   (268,370)       (223)          --            --         (1,108)     (269,701)
                                                  ---------  -----------  -----------  -------------  -------------  -----------
                                                  ---------  -----------  -----------  -------------  -------------  -----------
Basic and diluted net loss per common share.....     (19.94)         --           --            --             --        (12.48)
Weighted average number of shares outstanding...     13,456          --        2,597         5,500             50        21,603
Amounts in accordance with U.S. GAAP:...........
  Net loss(5)...................................                                                                       (273,971)
  Basic and diluted net loss per common share...     (20.26)         --           --            --             --        (12.68)

------------------------

(1) The pro forma adjustment reflects the disposal of Netia's non-telecommunications businesses at their net book value of PLN 5,039 at June 30, 1999. This price does not necessarily reflect the price which Netia may obtain if and when these businesses are actually sold. No gain or loss results from disposition. Costs allocated to the non-telecommunications businesses include all costs of Uni-Net, which is a separately managed, 58.2%-owned subsidiary of Netia.

(2) The pro forma adjustment reflects the Warburg Transaction involving a capital increase of $50 million.

(3) The pro forma adjustment reflects the IPO of 5,500,000 common shares at $22.00 per share.

(4) The pro forma adjustment reflects the effect of the issuance of 55,022 common shares in accordance with the Stock Appreciation Agreement.

(5) IAS differ in certain material respects from U.S. GAAP. A summary of the significant differences as they affect Netia is set forth in Note 24 to the Audited Consolidated Financial Statements included elsewhere herein. The calculation of pro forma net loss under U.S. GAAP is as follows (in thousands):

                                                                                       SIX-MONTH
                                                                                     PERIOD ENDED
                                                                                     JUNE 30, 1999
                                                                                          PLN
                                                                                    ---------------
Pro forma net loss per IAS........................................................      (269,701)
Foreign exchange losses...........................................................        (5,838)
Interest expense..................................................................         6,733
Depreciation of U.S. GAAP fixed asset basis differences...........................        (1,335)
Deferred taxes....................................................................        (1,301)
Amortization of goodwill..........................................................         1,056
Stock Option Plan.................................................................           (67)
Other operating expenses..........................................................        (3,518)
                                                                                    ---------------
Pro forma net loss (U.S. GAAP)....................................................      (273,971)
                                                                                    ---------------
                                                                                    ---------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We conduct substantially all of our operations through our subsidiaries. Our two principal subsidiaries are Netia Telekom and Netia South. Netia Telekom and Netia South are holding companies that conduct substantially all of their operations through their operating companies.

    We provide basic telephone services in our licensed territories. We also provide call waiting, call forwarding and dial-in Internet access in our basic monthly service package and, for an additional charge, services such as personalized ("easy-to-remember") telephone numbers, conference calling and itemized billing. Netia also provides services such as call barring and pay telephone services. Other additional services Netia offers include ISDN and leased lines.

    In addition to our telecommunications operations, we own and operate certain non-telecommunications businesses that we intend to sell when a favorable commercial opportunity to do so becomes available. The non-telecommunications businesses consist of the provision of specialized mobile radio services, the sale of related equipment and the development of residential real estate. We conduct our specialized mobile radio business through Uni-Net, a majority-owned subsidiary of Netia Holdings S.A. See "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

    We also have two special purpose finance subsidiaries, Netia Holdings B.V. and Netia Holdings II B.V., which issued the 1997 Senior Notes and the Notes, respectively, in 1997 and 1999.

REVENUES

    Substantially all of our telecommunications revenues are currently derived from usage fees, fixed monthly charges and one-time installation fees, and revenues for providing additional services are presently immaterial. We expect that as our network and our subscriber base grow, fixed monthly charges and usage fees will continue to account for a significant amount of our total revenues and additional services, including Internet and data transmission services, will increase as a percentage of revenues, while one-time installation fees will account for a declining percentage of our total revenues.

    Our revenue trends depend on the number of customers and our mix of business to total customers, as we realize greater revenue per customer from our business customers. During the six-month period ended June 30, 1999, 28.4% of our new subscribers were business customers and at the end of the period our cumulative business/total customer mix was 18.0%, nearly double our business customer concentration at the end of 1997. The following table shows the period incremental business/total customer mix and the cumulative business/total customer mix for each quarter of 1996, 1997, 1998 and the first two quarters of 1999.

                                                  1996                                        1997                       1998
                               ------------------------------------------  ------------------------------------------  ---------
                                  Q1         Q2         Q3         Q4         Q1         Q2         Q3         Q4         Q1
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Period incremental business/
  total customer mix(1)......        N/A        N/A        N/A        N/A       8.6%       8.7%       6.8%      10.8%      19.6%
Cumulative business/total
  customer mix(2)............       5.7%       6.5%       6.6%       6.8%       7.9%       8.1%       7.7%       8.4%      10.5%

                                                                        1999
                                                                --------------------
                                  Q2         Q3         Q4         Q1         Q2
                               ---------  ---------  ---------  ---------  ---------
Period incremental business/
  total customer mix(1)......      19.6%      16.1%      21.8%      29.5%      28.4%
Cumulative business/total
  customer mix(2)............      12.3%      13.0%      14.7%      16.7%      18.0%

------------------------

(1) Period incremental business/total customer mix represents the number of subscriber business lines added during the referenced periods as a percentage of total subscriber lines added during those periods.

(2) Cumulative business/total customer mix represents the number of subscriber business lines as a percentage of total subscriber lines at the end of the referenced periods.

    The usage fees charged for any telephone call originated over our network depend on a number of factors, including type of customer, type of call (local, domestic long distance or international), duration of call, time of day and day of the week on which the call has been placed. We generally establish our fees on a network-wide basis, although occasionally we will negotiate individualized fee agreements with large business customers. Beginning on July 1, 1997, we began to offer an alternative package under which usage fees were lowered while the fixed monthly fee was raised. See "Business--Services and Pricing--Pricing." We believe the revised tariff structure, among other factors, has stimulated usage of our network.

    As TPSA is further privatized and the telecommunications market in Poland is deregulated, we are experiencing tariff changes that are having a positive impact on our revenues. In the first four months of 1999 TPSA increased its local tariffs and connection fees by 10% and 15%, respectively, and we have matched those increases. TPSA increased its local tariffs again as of July 1, 1999, this time by 14% and decreased its long distance tariffs by 16-18%. In April 1999, TPSA also introduced an increase in its monthly fee which we also matched. In September 1998, TPSA decreased its long distance tariffs by 20% to 25%. We expect that Poland's telecommunications market will continue to undergo further tariff rebalancing as the country moves toward EU standards. The MOC has recently announced that the process of tariff rebalancing should continue until the end of 2003. Since our revenues are derived primarily from local tariffs, we expect to benefit if this rebalancing trend continues.

EXPENSES

    We divide our costs and expenses into the following categories: operating expenses; selling, general and administrative expenses; depreciation and amortization; cost of equipment; and interconnection charges.

    Our operating expenses primarily include maintenance and related expenses necessary to service, maintain and operate our network, billing and collection expenses, marketing expenses (except for certain costs incurred by operating companies prior to individual networks becoming operational which are included in selling, general and administrative expenses) and customer service expenses. We expect that our operating expenses will increase in connection with the expansion in geographic scope of our network and the corresponding expansion in our operations. In addition, we expect our operating expenses to increase if we acquire licenses to provide domestic long distance and international telecommunications services or if we acquire licenses for additional territories.

    Selling, general and administrative expenses consist principally of administrative costs, including office-related expenses, professional fees and salaries, wages and benefits of operating personnel, advertising, certain pre-operational marketing expenses and bank fees. As we open additional customer service centers, hire more employees, expand product offerings and otherwise expand our operations, we expect selling, general and administrative costs to increase.

    Depreciation and amortization expenses consist of the depreciation of property, plant and equipment, primarily related to our network, and amortization of intangible assets. We commence amortization of licenses for a territory when we commence operations in that territory. We expect depreciation and amortization expenses to increase in the future as we expand our network.

    Cost of equipment is related exclusively to our non-telecommunications businesses. We do not expect these expenses to be significant in future periods.

    Each of our operating subsidiaries with commercial operations has an interconnection agreement with TPSA which establishes both technical specifications for interconnection and payment settlement procedures. There are no interconnection fees for local calls. TPSA is currently the only entity authorized to provide domestic fixed-line long distance and international telecommunications services (until

1999 and 2003, respectively) over its own network. Accordingly, we must access TPSA's network in order to send or receive domestic long distance or international traffic originating from our customers, for which we must pay interconnection fees. Generally, pursuant to the interconnection agreements, settlement costs paid to TPSA for outgoing (I.E., those originating from our customers) international calls are 70% of TPSA's tariffs for such calls. Settlement costs for outgoing domestic long distance calls range from 28% to 40% of TPSA's tariffs for such calls. These settlement costs are independent of the rates we charge our customers for placing such calls, although one of the tariff options to our customers is effectively pegged to the rates charged by TPSA for similar calls. We generally are not paid for incoming traffic (I.E., calls terminating on our network). In July and August 1999, we signed two agreements with mobile telephony companies for direct interconnection arrangements which are believe should enhance our profitability due to lower interconnection costs as compared to the previous status where interconnection had to be arranged through the TPSA.

    In April 1999, we instituted anti-monopoly proceedings against TPSA relating to interconnection fees. No assurance can be given that the proceedings will be successful or that they will result in our obtaining a more favorable interconnection arrangement with TPSA. See "Business Legal Proceedings."

EBITDA

    In addition to other operating statistics, we measure our financial performance by EBITDA. Netia defines EBITDA as net income/(loss) as measured by IAS adjusted for depreciation and amortization, financial expense, income taxes, minority interest, share of losses of equity investees and non-recurring items (other losses and gains on dilution). We believe that EBITDA and related measures of cash flow from operating activities serve as useful financial indicators in measuring the operating performance of telecommunications companies. EBITDA is not a U.S. GAAP or IAS measure and should not be considered as an alternative to U.S. GAAP or IAS measures of net income/(loss) as an indicator of our operating performance or to cash flow from operations under U.S. GAAP or IAS as a measure of liquidity. Potential investors should note that EBITDA is not a uniform or standardized measure, the calculation of which, accordingly, may vary significantly from company to company, and by itself provides no grounds for comparison with other companies.

TAXES

    The Polish tax system does not provide for grouping of tax losses for multiple legal entities under common control, such as Netia and our subsidiaries, including Netia Telekom, Netia South and our operating companies in our local territories. Thus, the separate companies will only be able to utilize their own tax losses to offset taxable income in subsequent years. Utilization of tax losses is limited to one-third of the tax loss in each of the three subsequent years. Losses not used cannot be carried forward to subsequent years. Losses are not indexed to inflation. Deferred tax assets related to these losses have been fully reserved for. As a result of a change in Polish tax law, tax losses incurred in 1999 and subsequent years will be permitted to be utilized over five years with a 50% utilization restriction per annum.

    Changes to Poland's tax laws, which took effect January 1, 1999, limit a Polish company's ability to claim tax deductions for interest paid on loans received after January 1, 1999 from certain affiliated entities, including shareholders owning 25% or more of a Polish company's voting shares if such loans exceed three times the company's share capital. Recently proposed further amendments to these rules (which, if adopted, would take effect January 1, 2000) would further limit the availability of these deductions, and could also impose stamp duties of between 0.1% and 2.0% on various intercompany funding arrangements (in addition to those already covered by rules presently in force). These changes could have an adverse effect on us because we generally provide funds to our principal subsidiaries, Netia Telekom and Netia South, and those companies provide funds to our operating companies through the use of loans and other funding devices which would fall within the coverage of the proposed rules. While we believe we have structured our intercompany funding arrangements to accommodate the rules that are presently in effect, we cannot be certain that the tax authorities will concur with our position, or that we will be able to structure our funding arrangements to accommodate the proposed new rules, if they are adopted. As a result, we may be required to either pay increased amounts of Polish corporate taxes and/or stamp duties or restructure our intercompany funding arrangements further in a manner that could be less tax-efficient than our present arrangements.

MINORITY INTERESTS

    Minority interests (which represent that part of the net results of operations of the subsidiaries that are not 100% owned, directly or indirectly through subsidiaries, by Netia Holdings S.A.) are adjusted out of the net loss of the group in accordance with IAS. Accordingly, the portion of the losses assigned to the minority interest shareholders is not recognized by Netia Holdings S.A. Negative minority interest resulting from negative net assets of subsidiaries is not recognized unless there is a contractual commitment. In large part, the effects of minority interests in future periods will be eliminated or significantly reduced as a result of the exercise by Telia of the Telia Exchange Option and the Telia Incentive Option effective March 1999. See "Certain Relationships and Transactions with Related Parties--Option Exercise Agreement."

SEGMENT REPORTING

    Netia operates in two distinct business line segments: the telecommunications business and other businesses, otherwise referred to herein as our non-telecommunications businesses. Our non-telecommunications businesses consist of the provision of specialized mobile radio services, the sale of related equipment and the development of residential real estate. Netia conducts its specialized mobile radio business through Uni-Net, a majority-owned subsidiary of Netia Holdings S.A. We intend to sell these businesses when a favorable commercial opportunity to do so becomes available. For a presentation of pro forma financial information giving effect to the disposition of our non-telecommunications businesses, see "Selected Unaudited Pro Forma Condensed Consolidated Financial Data."

    The following table shows certain financial data related to our telecommunications businesses and non-telecommunications business (with "Q2" data being for the six-month periods ended June 30, 1998 and June 30, 1999).

                                                               REVENUES                                OPERATING PROFIT/(LOSS)
                                                    -------------------------------                -------------------------------
                                                     YEAR                     Q2          Q2                    YEAR
                                               -----------------           ---------     -----            -----------------
                                         1996         1997        1998       1998        1999        1996       1997       1998
                                         -----        -----     ---------  ---------     -----     ---------  ---------  ---------
                                                                       (POLISH ZLOTY IN MILLIONS)
Telecommunications businesses.......         9.0         35.6        96.4       37.1        86.3       (51.3)     (63.1)     (80.4)
Non-telecommunications businesses...        12.7         14.6        23.9       11.8        10.5        (5.0)      (3.2)       1.1
                                             ---          ---   ---------  ---------         ---   ---------  ---------  ---------
                                            21.7         50.2       120.3       48.9        96.8       (56.3)     (66.3)     (79.3)
                                             ---          ---   ---------  ---------         ---   ---------  ---------  ---------
                                             ---          ---   ---------  ---------         ---   ---------  ---------  ---------

                                                                                   EBITDA
                                                                       -------------------------------

                                         Q2         Q2                   YEAR                   Q2         Q2
                                      ---------  ---------         -----------------         ---------  ---------
                                        1998       1999       1996       1997       1998       1998       1999
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

Telecommunications businesses.......      (36.4)     (71.7)     (45.4)     (47.1)     (41.5)     (20.5)     (18.6)
Non-telecommunications businesses...        0.8        1.7       (3.5)      (2.3)       3.2        1.7        2.6
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          (35.6)     (70.0)     (48.9)     (49.4)     (38.3)     (18.8)     (16.0)
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------

HYPERINFLATIONARY ACCOUNTING

    At December 31, 1995 and 1996 and for the periods then ended, Poland was considered to be a hyperinflationary economy. We prepared the financial statements for those periods in accordance with the historical cost convention as adjusted for the effects of inflation. As of January 1, 1997, Poland ceased to be considered a hyperinflationary economy. The December 31, 1996 inflated values became the new historical basis for financial statements prepared from January 1, 1997.

RECENT DEVELOPMENTS

    We have completed several significant transactions after June 30, 1999. First, in June 1999, a group of funds sponsored by Warburg purchased 2,597,403 of our ordinary shares at $19.25 per share in a private placement. Payment for the shares was made on July 1, 1999 and the related capital increase was registered with the Commercial Court in Warsaw on July 16, 1999. Warburg obtained the right to appoint one member to our supervisory board.

    Also, in August, 1999, we sold 5.5 million of our American Depositary Shares, or ADSs, in the IPO at the offering price of $22.00 per ADS (before underwriting commissions and transaction expenses). Each ADS represents one common share of Netia Holdings S.A. Pursuant to an agreement between Netia and BRE Bank, BRE Bank purchased approximately 16% of the ADSs we issued in the IPO. We received net proceeds of approximately $114.6 million from the IPO. In September 1999, we completed the registration of the related capital increase with the Commercial Court in Warsaw. We intend to use the net proceeds from the Warburg transaction and the IPO principally to fund a portion of the capital requirements for the build-out of our network, including capital expenditures, to finance our working capital requirements and operating costs and for other general corporate purposes.

    In July and August 1999, we entered into new interconnection agreements with two mobile telephone network operators which should lower our interconnection costs for calls through these operators. We anticipate that these agreements will have a positive impact on our results of operations since we believe that the amount of traffic between our network and cellular operators will at least remain at the current level.

    In September 1999, we acquired Topnet, a private Internet service provider with operations throughout Poland, for approximately $0.8 million.

RESULTS OF OPERATIONS

SIX-MONTH PERIOD ENDED JUNE 30, 1999 COMPARED TO SIX-MONTH PERIOD ENDED JUNE 30,
  1998

TELECOMMUNICATION BUSINESS

    REVENUES. Telecommunications revenues increased by 133% to PLN 86.3 million during the six-month period ended June 30, 1999 from PLN 37.1 million during the six-month period ended June 30, 1998. The increase was primarily attributable to the 102% increase in the number of total subscribers to 193,607 at June 30, 1999 from 96,022 at June 30, 1998. Revenue grew at a greater rate than the total subscriber base due to the increase in the number of business customers (who generate greater average monthly revenue per line than residential customers) which grew from 11,769 at June 30, 1998 to 34,943 at June 30, 1999.

    Average monthly revenue per line increased to PLN 77.68 for the six-month period ended June 30, 1999 from PLN 55.29 for the six-month period ended June 30, 1998. Furthermore, the average monthly revenue per line for business customers increased to PLN 203.25 for the six-month period ended June 30, 1999 from PLN 162.74 for the six-month period ended June 30, 1998.

    The increase in revenues was also partially attributable to an increase in our local tariffs by 10% in January 1999 and by 14% in July 1999, offset in part by a comparable decrease of long distance tariffs imposed by TPSA. We benefited from this change since the majority of our traffic is local.

    COSTS AND EXPENSES. Total costs and expenses increased to PLN 158.0 million during the six-month period ended June 30, 1999 from PLN 73.5 million during the six-month period ended June 30, 1998, or 115%. This increase was primarily due to an increase in interconnection charges, as we increased the usage of our network and depreciation charges, as more of the network was placed online, as well as increases in other operating expenses due to an increase in the number of employees, marketing expenses and other costs necessary to support the change in our business from one primarily engaged in constructing a network to one with substantial operations as well as significant construction activity.

    During the second quarter 1999 we also incurred the final settlement costs associated with certain stock appreciation rights previously granted to a senior executive. Details are provided in Note 4 to the Condensed Consolidated Financial Statements.

    FINANCIAL EXPENSES, NET. Financial expenses increased to PLN 195.6 million during the six-month period ended June 30, 1999, from PLN 44.0 million during the six-month period ended June 30, 1998. The increase in financial expenses was primarily attributable to foreign exchange losses of PLN 182.1 million recorded during the six-month period ended June 30, 1999 compared to foreign exchange losses of PLN 12.9 million recorded during the six-month period ended June 30, 1998. During the first six-month period of 1999, the Polish Zloty declined against the U.S. Dollar more than in the corresponding period of 1998. The comparatively greater decline in the foreign exchange rate of the Polish Zloty against the U.S. Dollar resulted in an increase in the amount of Polish Zloty required to service Netia's debt payable in U.S. Dollars.

    TAXES. Tax expense decreased to PLN 1.3 million during the six-month period ended June 30, 1999 from an expense of PLN 7.0 million during the six-month period ended June 30, 1998, as a result of deferred tax differences in the treatment of capitalized costs and depreciation rates between book and tax accounting.

    NET LOSSES. We incurred net losses of PLN 268.8 million during the six-month period ended June 30, 1999 as compared to net losses of PLN 66.2 million during the six-month period ended June 30, 1998, primarily as a result of the increase in financial expenses.

NON-TELECOMMUNICATIONS BUSINESSES

    Revenues from our non-telecommunications businesses decreased to PLN 10.5 million in the six-month period ended June 30, 1999 from PLN 11.8 million in the six-month period ended June 30, 1998, or 11%. This decrease was primarily attributable to a decrease in the sales of equipment to Polish Mining and Gas Refinery S.A. Operating profit for the non-telecommunications businesses increased moderately, due in part to improved management of costs.

EBITDA

    EBITDA of the telecommunications and non-telecommunications activities for the six-month period ended June 30, 1999 was negative PLN 16.0 million while for the six-month period ended June 30, 1998 it was negative PLN 18.8 million. EBITDA for six-month period ended June 30, 1999 without taking effect of the above described stock appreciation rights was negative PLN 3.1 million.

THREE-MONTH PERIOD ENDED JUNE 30, 1999 COMPARED TO THREE-MONTH PERIOD ENDED JUNE
  30, 1998

TELECOMMUNICATIONS BUSINESS

    REVENUES. Telecommunications revenues increased by 119% to PLN 46.5 million during the three-month period ended June 30, 1999 from PLN 21.2 million during the three-month period ended June 30, 1998. The increase is mainly attributable to an increase in the number of subscriber lines and an increase in business customers as a result of an increased focus on promotional programs.

    COSTS AND EXPENSES. Total costs and expenses increased to PLN 93.5 million during the three-month period ended June 30, 1999 from PLN 40.3 million during the three-month period ended June 30, 1998, or 132%. This increase was attributable to the increase in scope of our operations, primarily an increase in the number of employees and legal, financial and marketing expenses as well as an increase in depreciation expenses due to the expansion of the network during 1999 and the inclusion of the Stock Appreciation rights costs described above.

    FINANCIAL EXPENSES, NET. Financial expenses decreased to PLN 1.9 million in the three-month period ended June 30, 1999 from PLN 36.8 million in the 1998 period, primarily as a result of a favorable movement in the exchange rate of the U.S. Dollar.

    TAXES. Tax expense increased to PLN 4.3 million in the quarter ended June 30, 1999 from PLN 80 thousand in the 1998 quarter, as a result of the reversal of deferred tax differences in the treatment of capitalized costs and depreciation rates between book and tax accounting.

    NET LOSSES. As a result of the factors discussed above, we incurred net losses of PLN 53.4 million in the quarter ended June 30, 1999 as compared to net losses of PLN 42.4 million in the same 1998 quarter

EBITDA

    EBITDA of the telecommunications and non-telecommunications activities for the three-month period ended June 30, 1999 was negative PLN 14.5 million while for three-month period ended June 30, 1998 it was negative PLN 10.2 million. EBITDA for three-month period ended June 30,1999 without taking effect of the above described stock appreciation rights was negative PLN 1.6 million.

NON-TELECOMMUNICATIONS BUSINESSES

    Revenues from our non-telecommunications businesses decreased to PLN 5.4 million in the three-month period ended June 30, 1999 from PLN 6.0 million in the three-month period ended June 30, 1998, or 10%. This decrease was primarily attributable to a decrease in the sales of equipment to Polish Mining and Gas Refinery S.A. Operating profit for the non-telecommunications business increased moderately, due in part to improved management of costs.

YEAR ENDED DECEMBER 30, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

TELECOMMUNICATIONS BUSINESS

    REVENUES. Telecommunication revenues increased by 171% to PLN 96.4 million during the year ended December 30, 1998 from PLN 35.6 million during the year ended December 31, 1997. The increase was primarily attributable to the 135% increase in the number of total subscribers to 148,134 at December 30, 1998 from 63,099 at December 31, 1997. Revenue grew at a greater rate than the subscriber base due to the increase in the number of business customers to 21,792 at December 30, 1998 from 5,324 at December 31, 1997. Billable units increased to
290.0 million (including 103.4 million for business customers) for the year ended December 30, 1998 compared to 64.5 million (including 19.7 million for business customers) for the year ended December 31, 1997. Average monthly revenue per line also increased to PLN 62.35 for 1998 from PLN 51.60 for 1997. Furthermore, the average monthly revenue per line for business customers increased to PLN 165.09 from PLN 141.33 for 1997.

    COSTS AND EXPENSES. Total costs and expenses increased to PLN 176.9 million during the year ended December 30, 1998 from PLN 98.7 million during the year ended December 31, 1997, or 79%. This increase was attributable to the increase in scope of our operations, primarily an increase in the number of employees and legal, financial and marketing expenses as well as an increase in depreciation expenses due to the expansion of the network during 1998.

    FINANCIAL EXPENSES, NET. Financial expenses increased to PLN 151.3 million in 1998 from PLN 55.3 million in 1997, primarily as a result of the increase in interest expense due to the substantially higher level of average debt outstanding during 1998 compared to 1997.

    TAXES. Tax expense increased to PLN 8.8 million in 1998 from PLN 1.1 million in 1997, as a result of deferred tax differences in the treatment of capitalized costs and depreciation rates between book and tax accounting.

    NET LOSSES. As a result of the factors discussed above, we incurred net losses of PLN 206.1 million in 1998 as compared to net losses of PLN 81.2 million in 1997.

NON-TELECOMMUNICATIONS BUSINESSES

    Revenues from the non-telecommunications businesses increased to PLN 23.9 million in 1998 from PLN 14.6 million in 1997, or 64%. This increase was primarily attributable to increased market penetration in the specialized mobile radio services in Poland as a result of increased marketing efforts. The positive operating result of PLN 1.1 million during the year ended December 30, 1998 compared to an operating loss of PLN 3.2 million was primarily due to an increase in revenues.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

TELECOMMUNICATIONS BUSINESS

    REVENUES. Telecommunications revenues increased to PLN 35.6 million during the year ended December 31, 1997 from PLN 9.0 million during the year ended December 31, 1996. The increase was primarily attributable to the increase in the number of subscribers from approximately 18,290 at December 31, 1996 to 63,099 at December 31, 1997. Revenues for 1997 were derived primarily from monthly subscription fees, usage fees and installation fees. Billable units increased to 64.5 million during the year ended December 31, 1997 compared with
28.0 million during the year ended December 31, 1996. Average monthly revenue per line also increased from PLN 42.8 during 1996 to PLN 51.6 during 1997.

    COSTS AND EXPENSES. Total costs and expenses increased to PLN 98.7 million in 1997 from PLN 60.3 million, or 63.7%. This increase was attributable to the increase in scope of our operations, primarily an increase in the number of employees and legal, financial and marketing expenses.

    FINANCIAL EXPENSE, NET. Financial expenses increased to PLN 55.3 million in 1997 from PLN 1.8 million in 1996, primarily as a result of interest expense, foreign exchange losses and guarantee fees associated with borrowings as well as the write-off of loan origination fees relating to early extinguishment of loans. These costs were partially offset by interest income from the temporary investment of funds from the issuance of the 1997 Senior Notes.

    TAXES. Tax expense decreased to PLN 1.1 million in 1997 from PLN 2.7 million in 1996, as a result of deferred tax differences in the treatment of capitalized costs and depreciation rates between book and tax accounting.

    NET LOSSES. Netia incurred net losses of PLN 81.2 million in 1997 compared to net losses of PLN 12.9 million in 1996. The change was due primarily to a gain on dilution of Netia Holdings S.A.'s interest in Netia Telekom from 100.0% to 65.0%, totalling PLN 38.9 million in 1996, and increased operating expenses, general, selling and administrative expenses, as well as financial expenses in 1997 as described above.

NON-TELECOMMUNICATIONS BUSINESSES

    Revenues from the non-telecommunications businesses increased to PLN 14.6 million in 1997 from PLN 12.7 million in 1996, or 15%. This increase was primarily attributable to increased market penetration in specialized mobile radio services in Poland as a result of increased marketing efforts. Total costs and expenses increased to PLN 17.8 million in 1997 from PLN 17.7 million in 1996, or 0.6%. This small increase relative to revenues was due mainly to cost-cutting measures implemented by Netia's management.

LIQUIDITY AND CAPITAL RESOURCES

    We have incurred operating losses and negative cash flows primarily as a result of the development and operation of our network. We expect that our net losses will continue for at least the next several years as we continue to build our network and develop our customer base. We also expect that for at least the next several years, our operating cash flow will not be sufficient to cover our planned capital expenditures, license fee obligations, working capital needs, operating losses and debt service obligations.

    Net cash used in operating activities was PLN 32.6 million in 1996, PLN 89.8 million in 1997 and PLN 156.4 million ($39.8 million) in 1998 and PLN 15.7 million ($4.0 million) in the six-month period ended June 30, 1999. The negative operating cash flows for each of the years and periods presented were due to the fact that telecommunications revenues have not been at a level sufficient to support the growing working capital requirements associated with our build-out phase.

    Net cash used in investing activities was PLN 56.2 million in 1996, PLN
198.3 million in 1997 and PLN 480.3 million ($122.2 million) in 1998 and PLN
339.2 million ($86.3 million) in the six-month period ended June 30, 1999. As of June 30, 1999, Netia had PLN 846.6 million ($215.4 million) in cash and cash equivalents (excluding restricted investments). We made capital expenditures of PLN 148.0 million in 1996, PLN 223.0 million in 1997 and PLN 395.9 million ($100.7 million) in 1998 and PLN 335.5 million ($85.4 million) in the six-month period ended June 30, 1999. Netia's capital expenditures are primarily related to our investment in network assets, including switches, fiber-optic cable, license and concession fees and construction of our network.

    Net cash provided by financing activities was PLN 90.6 million in 1996, PLN 1,195.9 million in 1997 and PLN 870.9 million ($221.6 million) in the six-month period ended June 30, 1999. The net cash inflows resulted primarily from borrowings in 1996, the issuance of the 1997 Senior Notes and the exercise of the Telia Incentive Option, the Telia Capital Increase and the issuance of the Notes in 1999. There was no significant financing activity in 1998. Since June 30, 1999, we have received an additional equity contribution of $114.6 million (PLN 450.3 million) as a result of the IPO and approximately $48.4 million (PLN
190.2 million) in net proceeds from the Warburg Transaction. See "Certain Relationships and Transactions with Related Parties."

    To date, our capital requirements have been funded primarily through (i) equity investments and subordinated loans from the shareholders, (ii) borrowings under available credit facilities and (iii) in more recent periods, the proceeds from the issuance of the 1997 Senior Notes and the Notes, the Telia Capital Increase, the Warburg Transaction and the IPO. Netia is not generating sufficient revenues from its operations to fund its planned capital expenditures, license fee obligations, working capital needs, operating losses and debt service obligations and, therefore, will be dependent on the remaining proceeds from the issuance of the 1997 Senior Notes, the Notes, the Telia Capital Increase, the Warburg Transaction, additional cash on hand, the proceeds of the IPO and additional future debt or equity offerings or other third-party financings to fulfill its obligations and planned commitments. We do not presently have a credit facility available as a source of liquidity. No assurance can be given that we will be able to complete any of these future financing transactions and therefore to continue the development of our network and continue our operations.

    We plan to complete our fiber-optic backbone and data transmission facilities by the end of 2000. By the end of 2003, we plan for our network to grow to approximately 750,000 lines. We presently have approximately $459.7 million (PLN 1,806.5 million) of funds (including restricted investments). We estimate that, excluding any capital expenditures and license fees we would incur if we were to bid successfully for additional licenses, we will require approximately $304.8 million (PLN 1,197.8 million) of additional capital to fund our capital expenditures, cash operating losses, cash debt service and our other cash needs through 2003. We plan to use a substantial majority of our available cash plus any cash generated from operations for capital expenditures including the planned completion of the network in our existing territories and the construction of the planned fiber-optic backbone and data transmission facilities. However, we would require additional funds in the event of delays, cost overruns or other adverse developments.

    Furthermore, if we acquire licenses for the provision of domestic long distance or international telecommunications services or if we obtain concessions to provide local telecommunications services in other territories (which could possibly include Warsaw), we will expand our network beyond what is currently planned and would pay additional license fees, which will require substantial amounts of additional financing. Additional funding sources may include equity and debt financings, in either the public or private markets, and other financing arrangements such as vendor financing. There can be no assurance that additional financing arrangements will be available, or if available, that they can be concluded on terms acceptable to us. Moreover, based on restrictions in the indentures governing the 1997 Senior Notes and the Notes, respectively, if we desire to incur additional indebtedness to meet our cash requirements after giving effect to the IPO, we will likely be required to raise additional equity to satisfy the debt covenants in those indentures. Subject to various exceptions, on an aggregate basis we would have to raise equity capital which, together with the net proceeds of the IPO and the Warburg Transaction, equals approximately 50% of the amount of the additional debt we seek to incur. We cannot assure you that we would be able to raise additional equity in amounts sufficient to support future borrowings. The indentures governing the 1997 Senior Notes and the Notes also limit, and we expect any future credit agreement or other debt agreement to limit, our ability to incur additional debt.

    In addition to our capital expenditure requirements, we will require substantial capital to fund our debt service and license fee obligations. Substantially all our interest commitments through 2000 have been pre-funded or consist of non-cash interest. Beginning in 2001, we will have significant cash interest payment service obligations under both the 1997 Senior Notes and the Notes. As of June 30, 1999, we had, on a consolidated basis, approximately PLN 2,575.8 million ($655.5 million) principal amount of indebtedness outstanding in addition to approximately PLN 297.7 million ($75.8 million) of license fees, which will be payable over the next four years. We cannot assure you that our business will generate cash flows at the necessary levels which, together with available additional financing, will allow us to meet our anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. We anticipate that, in light of the amount of our existing indebtedness and the need to incur additional indebtedness to finance the build-out of our operations, we will continue to have substantial leverage for the foreseeable future. We must substantially increase our net cash flow in order to meet our debt service and other obligations. See "Risk Factors--We Are Highly Leveraged" and "Capitalization."

    Certain important differences between U.S. GAAP and IAS are explained in
Note 24 to the December 30, 1998 Financial Statements and Note 11 to the June 30, 1999 Financial Statements.

YEAR 2000 COMPLIANCE

    GENERAL. We are highly dependent on our computer software programs and operating systems in operating the network. We also depend on the proper functioning of computer systems of third parties, such as TPSA or telecommunications equipment suppliers. The failure of any of these systems to appropriately address Year 2000 issues could have a material adverse effect on Netia's business, financial condition and results of operations.

    The "Year 2000 issue" relates to the way computers and systems use a two-digit year presentation in order to conserve computer memory. The Year 2000 issue may materialize if computers or other information systems fail to recognize that the year 1999 is followed by the year 2000, that the year 2000 is a leap year, or that the figures 99 or 00 do not mean the end of the file. In the event of such a failure, a malfunction might occur in products or processes using a microprocessor with a two-digit year presentation.

    We have established processes to evaluate and manage the possible risks and costs associated with the Year 2000 issue and have identified the potential risk areas, increased risk awareness, and introduced action plans and guidelines for managing the Year 2000 issue.

    Our Year 2000 compliance project is managed by a Year 2000 committee which is appointed by and reports to our Management Board.

    Our Year 2000 compliance project addresses several Year 2000 issues related to switches, other network infrastructure, customer management systems, billing systems, financial systems and all other systems. Progress in each of these areas is reported to a central Year 2000 project manager, who reports to the Year 2000 committee.

    SWITCHES AND OTHER NETWORK INFRASTRUCTURE. We are co-operating with vendors to test and verify the Year 2000 related status of their switches and other network infrastructure and to appropriately resolve the relevant Year 2000 issues.

    To address the Year 2000 compliance issues for our telecommunications infrastructure, we have established testing plans with the switch suppliers and with other hardware suppliers. The majority of our infrastructure products and services to date are Year 2000 compliant, according to testing and certification by the vendors. We have recently upgraded switches that were not yet Year 2000 compliant. We currently require all vendors of new equipment to provide us with guarantees of Year 2000 compliance.

    BILLING AND CUSTOMER MANAGEMENT SYSTEM. As part of a pre-planned program, we are currently installing new billing and customer management systems to replace the previous, non-Year 2000 compliant systems. Full installation is scheduled to be completed by the end of 1999. The software vendor issued a certificate that the base system as delivered is fully Year 2000 compliant. However, we have modified the base system to meet our specific needs, and these modifications have not been independently tested for Year 2000 compliance. We also continue to upgrade other systems hardware and software and to conduct tests for their Year 2000 compliance.

    OTHER TELECOMMUNICATIONS COMPANIES. Long distance and international calls either to or from our customers must involve connections with TPSA. We have communicated with TPSA which generally indicated that TPSA expects to resolve all Year 2000 issues. In addition, we have issued a letter to the MOC requesting that more detail on Year 2000 progress be disclosed.

    COSTS. Our direct Year 2000 cost estimate is currently PLN 4 million (excluding the implementation costs of the billing, financial information, customer care and network systems which were previously planned). By the end of 1998, we had spent approximately one-third of the estimated aggregate amount. Our Year 2000 project has not resulted in deferral of spending for other systems and equipment as planned. Cost estimates may vary in the future and will be updated as we learn additional information concerning the status of our and third parties' Year 2000 compliance.

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
    RISKS AND CONTINGENCY PLANS. We realize that failing to correct material Year 2000 issues could result in an interruption or failure of certain normal business activities and that such failures could have a material adverse effect on us.

    Our Year 2000 project is intended to identify and address Year 2000 issues in our systems and infrastructure, and to evaluate Year 2000 readiness of third parties on whom we rely. Although we have not yet formulated a contingency plan to address any significant problems that may be caused by the failure of our internal systems or those of TPSA, to the extent we determine that Year 2000 issues have not been appropriately addressed we intend to develop contingency plans and to take steps so that all such contingency plans are in place by September 30, 1999. Due to general uncertainties related to the Year 2000 issue, partly resulting from the uncertainties of the Year 2000 readiness of third parties, the actual effects of the Year 2000 issues on us will be unknown until Year 2000 and beyond. However, we believe that our Year 2000 project reduces the level of this uncertainty and together with the planned compliance programs as well as subsequent contingency plans will reduce these risks.

    Our inability to remedy our Year 2000 problems or the failure of third parties, particularly TPSA, to do so may cause business interruptions and shutdowns, financial loss, regulatory action, reputational harm and/or legal liability. We cannot assure you that our Year 2000 program will be effective or that the estimates about the timing and cost of completing our program will be accurate. See "Risk Factors--Computer Systems May Fail to Recognize Year 2000."

INFLATION

    In connection with its transition from a state-controlled to a free-market economy, Poland experienced high levels of inflation and significant fluctuation in the exchange rate for the Polish Zloty.

    The Polish government adopted policies that slowed the annual rate of consumer price inflation from an average of 250.0% in 1990 to approximately 19.9% in 1996, 14.9% in 1997 and 11.8% (8.6% year-to-year) in 1998. See "The
Polish Telecommunications Industry" and "Annex A--The Republic of Poland." A substantial portion of our operating expenses are, and are expected to be, denominated in Polish Zloty and tend to increase with inflation. Inflation has had and, especially in light of the Polish Zloty's rapid devaluation in the first quarter of 1999, may continue to have, a material adverse effect on the financial condition and results of operations of Netia. See "Risk Factors--Inflation and Currency Fluctuations Affect Our Business." We may increase our rates to account for Polish price inflation. The Polish Telecommunications Act of 1990, as amended (the "Communications Act"), however, provides that the MOC may impose a ceiling on the prices that Netia and other telecommunications service providers can charge for their services. See "Telecommunications Regulations--Tariffs and Price Regulation."

FOREIGN EXCHANGE RISK

    We face foreign exchange risk as our revenues are denominated in Polish Zloty, and a significant portion of our capital expenditures are denominated in currencies other than Polish Zloty. These include our liabilities to the suppliers of switching and transmission equipment, a portion of our construction costs and our obligations under the OSSAs (as defined herein) with Telia, which are generally denominated in U.S. Dollars. See "Certain Relationships and Transactions with Related Parties--Operational Support and Supervision Agreements." In addition, our liabilities under the Notes, the 1997 Senior Notes and the Netia South Bank Facility are denominated in U.S. Dollars, Euros or German Marks. Any devaluation of the Polish Zloty against the U.S. Dollar, the German Mark or the Euro that Netia is unable to offset through price adjustments will require it to use a larger portion of its revenues to service its non-Zloty-denominated debt. While we may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that we would be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on our ability to service our non-Zloty-denominated obligations and, thus, our financial condition and results of operations.

    The net foreign exchange gains and losses for the years ended December 31, 1996, 1997 and 1998 were PLN (1,938), PLN (19,523) and PLN (45,301), respectively; and the net foreign exchange losses for the six-month periods ended June 30, 1998 and 1999 were PLN (32.8) and PLN (106.8), respectively.

INTEREST RATES

    We have very little floating rate debt. We have fixed-rate borrowings in U.S. Dollars, German Marks and in Euros. If interest rates fall in those currencies the fair value of our fixed-rate debts denominated in those currencies would rise, and we would not benefit from any opportunity to borrow at lower rates after an interest rate decrease. We do not use any derivative financial instruments to hedge our interest rate risk in Polish Zloty or foreign currencies, because we consider that the cost of doing so would be uneconomic.

    The table below provides information about our financial instruments that are sensitive to changes in interest rates and foreign exchange rates as of June 30, 1999. The table presents the maturities of debt and the related weighted average interest rates by expected maturity date. The information is presented in Polish Zloty, which is our reporting currency.

               INTEREST RATE AND FOREIGN EXCHANGE RISK MANAGEMENT
                PRINCIPAL (NOTIONAL) AMOUNT BY EXPECTED MATURITY
                                 JUNE 30, 1999

                                                                                                                        FAIR VALUE
                                                                                                                            AT
                                                                                                                         JUNE 30,
                                          1999       2000       2001       2002       2003     THEREAFTER     TOTAL        1999
                                        ---------  ---------  ---------  ---------  ---------  -----------  ---------  ------------
                                                                (AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)
Debt, including current portion:
Fixed rate ($)........................         --         --         --         --         --   1,770,928   1,770,928    1,770,928
Interest rate (fixed).................      11.22%     11.22%     11.22%     11.22%     11.22%      11.22%
Variable rate ($).....................         --     33,227      3,519      1,946      1,539       8,894      49,125       49,125
Interest rate (variable)..............       8.59%      8.59%      9.15%      9.47%     10.00%      10.00%
Fixed rate (Euro).....................         --     --         --             --     --         405,930     405,930      405,930
Interest rate (fixed).................       13.5%      13.5%      13.5%      13.5%      13.5%       13.5%
Fixed rate (DM).......................         --         --         --         --         --     336,291     336,291      336,291
Interest rate (fixed).................      11.00%     11.00%     11.00%     11.00%     11.00%      11.00%
Variable rate (DM)....................         --     13,491         --         --         --          --      13,491       13,491
Interest rate (variable)..............       8.30%      8.30%        --         --         --          --

    In addition to the debt included above, we have long-term obligations of PLN 28,867 denominated in U.S. Dollars and long-term obligations of PLN 268,826 denominated in Euros.

                     THE POLISH TELECOMMUNICATIONS INDUSTRY

OVERVIEW

    With approximately 39 million people and a 22% fixed-line telephone penetration rate as of December 31, 1998, Poland represents, in our view, a highly attractive, dynamic market for private fixed-line telephone providers such as Netia.

THE POLISH ECONOMY

    Poland has experienced significant growth in its economy in recent years. The country's real gross domestic product ("GDP") grew at annualized rates of 6.1%, 6.9% and 4.8% in 1996, 1997 and 1998, respectively, which were among the highest growth rates in Europe for each respective time period. In recent years, the government has encouraged foreign direct investment, which has risen from $0.1 billion in 1990 to approximately $30.7 billion in 1998. Poland has also successfully reduced its average annual inflation rate from 250.0% in 1990 to approximately 14.9% in 1997 and approximately 11.8% in 1998, and unemployment in Poland recently declined to 10.4% as of the end of 1998. However, unemployment had risen to 11.9% by October 1, 1999. Partly due to these factors, the sovereign credit rating of the country was upgraded in early 1996 to investment grade by Moody's (Baa3) and S&P (upgraded to BBB in June 1999 with a positive outlook).

DEVELOPMENT OF THE POLISH FIXED-LINE TELEPHONE INDUSTRY AND INDUSTRY TRENDS

    The Polish government has taken a number of steps to liberalize Poland's telecommunications regulatory framework in order to improve the quality and increase the geographic coverage of Poland's telecommunications infrastructure. Until 1991, the state held the exclusive right to engage in telecommunications activities in Poland. The Polish parliament then abolished the state monopoly on local telecommunications services and the government commenced granting licenses to private operators to build, own and operate local telecommunications networks. Initially, the government's practice was to exclude major cities from licenses granted to private operators; however, in 1996, the government began to offer licenses for the major cities in Poland. In the second half of 1997, the Polish government accelerated its licensing process for the remaining licensed territories, Lodz and Warsaw. The process for the awarding of a license for Lodz was completed in January 1999.

    In late 1998, the MOC issued a tender for a local telephone license for the city of Warsaw. We participated in this tender. Following completion of the tender process, the MOC announced that another operator would be awarded the license. Netia and one other bidder contested the award and Netia resubmitted its bid for the Warsaw license. Also during this period, the government replaced the head of the MOC.

    In June 1999, the MOC formally announced the award of a Warsaw local license to El-Net, a subsidiary of Elektrim S.A. ("El-Net"). The MOC also recently announced that it intends to grant two licenses rather than one, for the Warsaw region. The other license will be awarded following a second tender, expected to be announced later in 1999. If this were to occur, we would likely bid for the second license.

    The MOC also recently asserted that, in its view, there is no legal requirement for limiting competition within local license areas to TPSA plus one alternative operator. Rather, the MOC has expressed its belief that increased competition throughout the country would be beneficial to subscribers.

    In 1992, the Polish government transferred its telecommunications operations to TPSA, which assumed the role of the state-owned monopoly provider of fixed-line voice, domestic long distance and international telephone service. In November 1998, the government began the privatization of TPSA by selling a 15% interest in TPSA through a public offering of TPSA's shares. The government is required to distribute an additional 15% interest to TPSA employees by 2000, and it has announced that it intends to sell an additional 25% to 35% interest in TPSA to one or more strategic investors by the end of 1999 or in 2000. TPSA is currently the only entity that provides domestic long distance and international voice telephone services in Poland over its own network. The government has recently offered for tender licenses to private operators to provide domestic long distance service by the end of 1999 and international service by 2003, which will allow alternative telecommunications operators to compete against TPSA in these markets. We intend to bid for these licenses when they are offered for tender, which may require us to enter into one or more joint-venture arrangements with third parties.

    In this increasingly deregulated environment, the Polish telecommunications marketplace is undergoing significant changes. Mobile telephony operators have been growing rapidly, consolidation transactions have commenced and additional transactions are being considered by a number of network operators, comprehensive new legislation has been introduced and regulatory requirements are changing. Against this background, which includes a variety of opportunities and risks, we believe that the Polish telecommunications market represents a substantial opportunity for alternative telecommunications providers such as Netia for the following reasons:

    - HIGH DEMAND POTENTIAL. We believe that there is a substantial unmet demand for telecommunications services in Poland, as evidenced by a low fixed-line telephone penetration rate and generally long waiting periods for connection of telephone services. Poland's fixed-line telephone penetration rate was approximately 22% as of December 31, 1998, which is significantly lower than penetration rates in Western Europe. Furthermore, until recently the growing business sector in Poland has not had access to the advances in telecommunications, especially in data transmission, commonly available in Western Europe.

    - INCREASINGLY STABLE, RAPIDLY GROWING ECONOMY. Poland is one of the fastest-growing economies in Europe. Poland's GDP grew at annualized rates of 6.1%, 6.9% and 4.8% in 1996, 1997 and 1998, respectively. In recent years, the Polish government has encouraged foreign private investment, which totaled approximately $30.7 billion between 1990 and 1998, with a substantial majority of this investment being made over the last two years. Poland has also successfully reduced its inflation rate from an average rate of 250% in 1990 to approximately 11.8% in 1998, although the Polish Zloty has experienced significant volatility against Western currencies, including volatility in the first half of 1999.

    - INTEGRATION WITH WESTERN EUROPE. Poland has been steadily integrating with Western Europe. In 1994, in an effort to expand its trade opportunities in Europe, Poland applied for membership in the EU. Negotiations for Poland's accession into the EU commenced in March 1998.

    In this context, the European Commission has entered into an "Accession Partnership" with Poland, which will provide a framework for pre-accession negotiations and assist Poland in its preparation for EU membership. The Accession Partnership establishes priority areas for further regulatory, legal and other harmonization, linking progress in this process to financial assistance by the EU.

    The Accession Partnership with Poland identified the acceleration of the privatization restructuring of state enterprises (including TPSA) as a short-term priority that needed to be addressed in 1998 and 1999. Accordingly, in November 1998, the government commenced the privatization of TPSA by selling a minority stake to the public. Medium-term priorities include, among many other items, further improvements and efficient enforcement in the field of competition, reinforcement of the antitrust and state aid authorities and alignment with EU legislation on telecommunications. In its November 3, 1998 report on Poland's progress towards accession, the European Commission noted that Poland needed to accelerate its progress towards a new telecommunications regime, including the establishment of an independent regulator. See "Telecommunications Regulation--The Polish Telecommunications Industry and the European Union."

    - ACCESSION INTO OTHER TRADE ORGANIZATIONS. In 1996, Poland joined the Organization for Economic Cooperation and Development (the "OECD"), which is comprised of 29 of the world's wealthiest economies, all of which have a commitment to open-market economics, pluralistic democracy and human rights. In February 1997, Poland signed the World Trade Organization (the "WTO") Accord on Basic Telecommunications and in March 1999, Poland became a member of the North Atlantic Treaty Organization ("NATO").

    - IMPROVING REGULATORY ENVIRONMENT. The current regulatory structure has created a favorable environment for alternative telecommunications operators such as Netia. Since the enactment of the Communications Act, the Polish government has been liberalizing the regulatory environment, and we believe that recent and anticipated changes in Poland's regulatory regime may further improve the competitive and regulatory environment. In 1999, the Polish parliament began debating a new draft telecommunications law and we expect that if it is implemented as proposed, the new law should bring the country's telecommunications regime closer to EU standards. We expect that possible benefits of this legislation, if adopted, would include further tariff rebalancing and a revised interconnection framework. Furthermore, regulatory authorities in Poland have announced their intention to deregulate domestic long distance voice service by the end of 1999 and international voice service at a later date, expected to be 2003.

    - FAVORABLE LICENSING TERMS AND LIMITED COMPETITION IN LICENSED TERRITORIES. The Polish government has provided private telecommunications operators with long-term licenses in order to provide sufficient time for these operators to build out their networks and to provide stability in the telephone industry. In general, Netia's licenses have terms of 10 to 15 years and may be extended after government approval. The Polish government historically has also helped to create a favorable environment by generally licensing only one private telecommunications operator (in addition to TPSA) to provide fixed-line voice telephone services in any particular geographic territory. As a result, in substantially all of our licensed territories where local telephone service is available, our only fixed-line competitor to date is TPSA. Even though this practice is likely to change in one or more of our territories, the cost of adding a third fixed-line network in any territory would be substantial, and we believe our existing licenses and infrastructure provide us with a significant competitive advantage over potential new entrants.

GROWTH OF THE POLISH FIXED-LINE TELEPHONE INDUSTRY

    The Polish fixed-line telephone industry has experienced rapid growth in recent years. Based on public information reported by TPSA, between 1993 and 1997, the number of TPSA subscriber lines in Poland grew by approximately 67%, and during the same period the number of TPSA subscribers grew from 4.4 million to 7.5 million. Total telecommunications revenues of TPSA were PLN 7.0 billion ($2.6 billion), PLN 8.9 billion ($2.7 billion) and PLN 10.1 billion ($2.9 billion) in 1996, 1997 and 1998, respectively, using the exchange rate at the end of each such relevant period.

    Future growth of the Polish telecommunications industry is expected to result from both increasing penetration of newly constructed lines reaching areas previously unserved or underserved by telephone service and increased usage of lines in service. The MOC has stated that reaching the desired penetration rate of at least 40% will require an estimated $10.0 billion of investment by TPSA and all other operators by the year 2005. TPSA has reported that in 1996 it connected approximately 804,000 new lines in 1996, approximately 937,000 lines in 1997 and an estimated 850,000 lines in 1998. Therefore, we believe that, in order to achieve the government's stated objectives, a significant number of the required new lines must be constructed by private operators such as Netia. The demand for new lines and increased telephone usage is expected to be driven by expected growth in GDP and a commensurate increase in disposable income levels and business activity, as well as the number of foreign corporations entering the Polish market which generally have sophisticated telephone needs.

MARKET CHARACTERISTICS AND EXISTING TECHNOLOGY AND SERVICE

    As a result of the government's historical practice of licensing only one private telecommunications operator to provide fixed-line telephone service in any particular geographic territory, in substantially all of our licensed territories where local telephone service is available, our only fixed-line competitor is TPSA. Recent MOC statements indicate that the practice is likely to change, which could increase competition in one or more territories, although the cost to another operator of adding a third fixed-line network in any territory could be substantial. In addition, while other private fixed-line operators exist in Poland, their presence is currently limited. However, in the first half of 1999 there has been movement on the part of some operators, such as El-Net and its parent company, to consolidate the market for alternative service providers. See "Business--Competition."

    Despite the rapid growth in its economy, Poland is significantly underserved by current telecommunications service providers, and demand for telephone service substantially outweighs the supply of existing fixed-line telephone service. Unmet demand for telephone service in Poland is evidenced by waiting periods (which may vary substantially by region) for connection of telephone services from TPSA averaging three years, with over 2.15 million people waiting for connection as of March 31, 1998. Furthermore, of the lines that are in service in Poland, a substantial majority are in urban areas. Suburban and rural areas are generally characterized by more-limited telephone service and longer waiting times. The following chart compares Poland's fixed-line penetration rate for telephone service with those of certain other European countries by year end 1997, the latest date for which such international data were available:

FIXED-LINE PENETRATION RATES OF SELECTED EUROPEAN COUNTRIES

COUNTRY                                                                             1997 ACTIVE
----------------------------------------------------------------------------------  -----------
Sweden............................................................................        67.9
Switzerland.......................................................................        66.1
Denmark...........................................................................        63.3
Norway............................................................................        62.1
France............................................................................        57.5
Netherlands.......................................................................        56.4
Finland...........................................................................        55.6
Germany...........................................................................        55.0
United Kingdom....................................................................        54.0
Greece............................................................................        51.6
Austria...........................................................................        49.2
Belgium...........................................................................        46.9
Italy.............................................................................        44.7
Ireland...........................................................................        41.1
Spain.............................................................................        40.3
Portugal..........................................................................        40.2
Czech Republic....................................................................        31.9
Hungary...........................................................................        30.4
Turkey............................................................................        25.0

Poland............................................................................        19.4(1)

Romania (2).......................................................................        14.0

SOURCE: INTERNATIONAL TELECOMMUNICATIONS UNION.

------------------------

(1) ITU data for 1997. The figure reported for 1998 by various Polish sources was approximately 22%.

(2) 1996 data. 1997 data not available.

    Poland also lags behind most of its European counterparts in terms of existing technology for fixed-line telephone services. In many regions, TPSA's infrastructure contains old copper lines and a large number of old analog switches. However, TPSA's infrastructure in major cities, including Gdansk, Katowice, Krakow, Lublin and Poznan, is generally as technologically advanced as our network. Additional technological developments and growing demand for data transmission services on the part of business customers may force the existing operators to accelerate the upgrading of their respective networks.

    Digital switching capacity provides customers with quicker connection, better transmission quality and fewer outages while providing the supplier with the capability to provide advanced services. The following chart demonstrates that, as of December 31, 1997, the latest date for which such international data were available, the percentage of digital lines (lines connected to a digital switch) as a percentage of all fixed telephone lines in Poland fell well short of that in most European countries:

PERCENTAGE OF DIGITAL LINES

COUNTRY                                                                             % OF DIGITAL
---------------------------------------------------------------------------------  ---------------
Finland..........................................................................           100
United Kingdom...................................................................           100
Norway...........................................................................           100
Germany..........................................................................           100
Netherlands......................................................................           100
Switzerland......................................................................            99
Sweden...........................................................................            99
France...........................................................................            96
Italy............................................................................            94
Ireland..........................................................................            92
Portugal.........................................................................            88
Denmark..........................................................................            86
Table Average....................................................................            82
Austria..........................................................................            82
Spain............................................................................            81
Belgium..........................................................................            78
Hungary..........................................................................            74
Greece...........................................................................            65

Poland...........................................................................            58

Czech Republic...................................................................            54
Romania(1).......................................................................            23

    SOURCE: INTERNATIONAL TELECOMMUNICATION UNION.

------------------------

(1) 1996 data. 1997 data not available.

                                    BUSINESS

GENERAL

    Netia is the largest alternative fixed-line telecommunications operator in Poland. As of June 30, 1999, we owned and operated approximately 1,150 route kilometers (718 miles) of state-of-the-art local and regional digital fiber-optic networks connecting 193,607 active subscriber lines. We provide a broad range of telecommunications services, and we are aggressively targeting large and medium-sized business customers.

    We have 23 licenses to provide local voice telephony services in territories covering approximately 33% of the total population of Poland. Our local telephone license territories cover five of the country's ten largest urban areas, including many of the industrial and commercial centers of Poland. Our licenses cover approximately 50% of the population living in these ten urban areas. In April 1999, we secured the benefit of a license to provide Internet and data transmission services throughout Poland.

    We are operating and continuing to construct local access networks serving business and residential customers in 21 of our 23 local voice telephony license territories. We are designing and, in certain areas, have begun construction of a fiber-optic backbone linking these local access networks and five major cities, including Warsaw, not covered by our existing voice telephony licenses. Under the new data transmission license, we plan to construct and interconnect fiber-optic rings in these five major cities. Using this network infrastructure, we plan to maximize our penetration of the growing market for business telecommunications in Poland, which includes an increasing number of business customers operating through multiple locations requiring advanced value-added services such as Internet and data transmission services.

    The range of telecommunications services we offer includes switched fixed-line telephony for directly connected customers, ISDN, Internet services, leased lines and, since June 1999, voice mail. The advanced technology of our network, combined with our emphasis on superior customer service, have allowed us to provide our customers with reliable, high-quality services and compete successfully with our principal competitor, TPSA, the state-controlled telecommunications carrier.

    The Internet is just beginning to make an impact in Poland. We plan to expand our current Internet-access services and focus on providing our target client base with reliable Internet access on a dial-up or dedicated-line basis. We have recently begun developing Netia-branded ISP products for both the residential and business markets, and we plan to establish Internet POPs in each of Poland's ten largest urban areas by the end of 2000. In addition, we plan to offer website hosting and Internet housing facilities and to develop intranet services for business customers. We believe that when we complete our fiber-optic network, we will be able to provide an Internet backbone service for third-party ISPs in each of Poland's key markets.

OUR HISTORY

    Netia is a privately owned Polish joint-stock company that was formed in 1990 by Polish entrepreneurs with backing from several U.S. and international investors as a vehicle for pursuing telecommunications-related activities in Poland. Since its inception, Netia has pursued government licenses to construct local telephone networks throughout Poland. Historically, in seeking a license, Netia on occasion has joined with the local municipality to be covered by such license and, in certain cases, other investors, to form joint-venture companies. As Netia gained experience and enhanced its position in the Polish telecommunications market, it principally applied for licenses on its own and will attempt to acquire the remaining minority ownership in some of its operating companies currently held by certain municipalities. We conduct all of our telecommunications activities through two principal wholly owned subsidiaries, Netia Telekom and Netia South. Netia Telekom and Netia South are holding companies for 12 individual operating companies formed to acquire and hold the licenses for the regional territories. The licensed territories in the Central, East, North and West Regions of Poland are managed by Netia Telekom and the licensed territories in the South Region are managed by Netia South. Uni-Net is a subsidiary of Netia Holdings S.A. which conducts specialized mobile radio operations and comprises a portion of Netia's non-telecommunications businesses, which we intend to sell if and when a favorable commercial opportunity to do so becomes available. See "Business--Operating Companies."

    To raise capital and to enhance the development of its business operations, beginning in 1994 Netia sold equity interests to Dankner and Trefoil. In 1995, Dankner and Trefoil sold a portion of their equity interests in Netia to GSCP and the GS Entities.

    We determined that identifying an investor with significant operational telecommunications experience could assist us in developing all of our existing and future licenses and could thereby help us achieve our goal of becoming the preferred provider of the Polish business and residential telecommunications customer. Thus, in 1995, we entered into a shareholders' agreement with Telia pursuant to which Netia and Telia agreed to form Netia Telekom and pursuant to which Netia transferred its interests in nine of its operating companies to Netia Telekom, with the parent company and Telia owning 75% and 25%, respectively, of the outstanding equity interests in Netia Telekom. We selected Telia as a partner because Telia is a well-established European telecommunications company based in a country with close historical links to Poland, and has experience building and operating local telephone networks in both developed and emerging market countries. In October 1996, Netia and Telia entered into a separate shareholders' agreement to pursue the development of a local telecommunications network within the Katowice region through Netia South, with the parent company and Telia owning 75% and 25%, respectively, of the outstanding equity interests in Netia South. Netia South had previously been a wholly owned subsidiary of Netia.

    In September 1997, (i) Netia granted Telia an option (the "Telia Exchange Option") to effectively exchange all, but not less than all, of its interests in Netia Telekom and Netia South for a 26.4% direct equity interest in Netia within 18 months of the execution of the Telia Exchange Option and (ii) Netia granted Telia an option (the "Telia Incentive Option") to purchase 10.0% of the equity interests in the parent company. See "Certain Relationships and Transactions with Related Parties."

    Following a period during which our sole source of funding for the construction of our network was equity capital provided by Netia's shareholders, including Telia, Dankner, Trefoil, Shamrock and the GS Entities and, to a much lesser extent, financing from vendors such as the Alcatel Consortium ("Alcatel"), in the third quarter of 1996, we arranged credit facilities with the European Bank for Reconstruction and Development (the "EBRD") for DM 114.75 million and $85 million, and with the Nordic Investment Bank for $20 million, to finance the build-out of the network in Netia Telekom's licensed territories (the "EBRD Facility") and sold to the EBRD a 10% interest in Netia Telekom. In September 1997, Netia and Telia agreed to purchase the EBRD's equity interest in Netia Telekom on a pro rata basis. In September 1998, we completed the purchase of the entire interest in Netia Telekom previously owned by the EBRD. See "Certain Relationships and Transactions with Related Parties-- EBRD Equity Agreements."

    Also in September 1997, Netia South and its subsidiaries entered into the Netia South Bank Facility. This facility was restructured in October 1998. See "Description of Certain Indebtedness-- Netia South Bank Facility."

    In November 1997, Netia Holdings B.V. ("Holdings B.V."), a wholly owned subsidiary of Netia Holdings S.A., issued the 1997 Senior Notes, consisting of $200,000,000 aggregate principal amount of 10.25% Senior Dollar Notes due 2007, $193,550,000 aggregate principal amount at maturity of 11.25% Senior Dollar Discount Notes due 2007 and DM 207,062,000 aggregate principal amount at maturity of 11.0% Senior DM Discount Notes due 2007. See "Description of Certain Indebtedness--The 1997 Senior Notes."

    In July 1998, Telia notified Netia of Telia's determination to exercise the Telia Exchange Option and the Telia Incentive Option. Accordingly, in August 1998, Telia, Dankner, Trefoil, Shamrock and Netia entered into an option exercise agreement, a shareholders' agreement and other related agreements. The completion of the transactions contemplated by those agreements was conditioned upon Netia having completed an initial public offering of its common shares by December 31, 1998. Thereafter, Telia determined to exercise the Telia Exchange Option and the Telia Incentive Option without regard to whether Netia completed an initial public offering by December 31, 1998. Telia, Dankner, Trefoil, Shamrock and Netia entered into a series of amended and restated agreements to effect the exercise of Telia's options and to set forth their agreement on certain matters relating to their ownership interests and the governance of Netia. See "Management," "Principal and Selling Shareholders" and "Certain Relationships and Transactions with Related Parties." These agreements effectively replaced a series of agreements and undertakings previously entered into among or made by Telia, Dankner, Trefoil, Shamrock, the GS Entities and Netia, Netia Telekom and Netia South with respect to the funding, management and operation of Netia and its subsidiaries, including certain funding commitments made by Telia, Dankner, Trefoil, Shamrock and the GS Entities with respect to Netia, Netia Telekom and Netia South for the benefit of each other and that of certain creditors of Netia.

    The transactions to effect the exercise of the Telia Exchange Option and the Telia Incentive Option were completed in March 1999 and Telia received 3,727,340 common shares of Netia pursuant to the Telia Exchange Option in exchange for its interests in Netia Telekom and Netia South, and 1,447,168 common shares of Netia upon the exercise of the Telia Incentive Option for an aggregate cash purchase price of approximately $23.9 million.

    In April 1999, Telia, Dankner, Trefoil, Shamrock, the GS Entities and Netia executed an agreement pursuant to which the parties caused Netia to open a new share emission for the purpose of effecting the Telia Capital Increase described in "Certain Relationships and Transactions with Related Parties--Option Exercise Agreement." In May 1999, we consummated the Telia Capital Increase by issuing an aggregate of 2,597,402 shares of our common shares to Telia and certain existing shareholders for the aggregate amount of $50 million. Of that amount, Telia paid approximately $49.6 million for 2,575,847 shares, thereby increasing its interest in Netia at that time to 42.7%. The registration of the shares issued pursuant to the Telia Capital Increase was completed in June 1999. The Telia Capital Increase is not a condition to this Offering.

    In May 1999, Warburg and Netia executed a subscription agreement (the "Warburg, Pincus Subscription Agreement") pursuant to which Warburg agreed to purchase newly issued shares of Netia representing approximately 12.4% of Netia's common shares (prior to the IPO) for $50 million. The Warburg Transaction was funded in June 1999 and registration by the Commercial Court in Warsaw of the common shares issued to Warburg was completed in July 1999. See "Certain Relationships and Transactions with Related Parties Agreements to be Entered into in Connection with the Warburg Transaction."

    In June 1999, we issued the Old Notes.

    In August 1999, Netia sold 5.5 million of its ADSs in the IPO at the offering price of $22.00 per ADS (before underwriting commissions and transaction expenses). Each ADS represents one common share of Netia Holdings S.A. The ADSs are administered by The Bank of New York as depositary and are listed and traded on the Nasdaq Stock Exchange (the National Market) under the symbol NTIA. The ADSs have also been approved for quotation on the SEAQ International automated quotation system. We received net proceeds of approximately $114.6 million from the IPO.

CORPORATE STRUCTURE

    Netia Holdings S.A. is a holding company with limited assets of its own that conducts all of its telecommunications activities through two principal subsidiaries, Netia Telekom and Netia South, which

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
in turn are holding companies for 12 individual operating companies (the "Operating Companies") formed to acquire and hold the licenses for the regional territories. The licensed territories in the Central, East, North and West Regions of Poland are managed by Netia Telekom and the licensed territories in the South Region are managed by Netia South. Uni-Net is a subsidiary of Netia Holdings S.A. which conducts specialized mobile radio operations and comprises a portion of Netia's non-telecommunications businesses (the "Non-telecommunications Businesses") which we intend to sell if and when a favorable commercial opportunity to do so becomes available. While Uni-Net is marginally profitable, Netia intends to sell this subsidiary because its business is not part of Netia's overall business strategy and because it is obligated to do so under certain obligations to Telia.

    The following chart outlines the organizational structure of Netia after giving effect to the IPO.

                                     [LOGO]

    (1) Gives effect to Warburg Transaction.

    (2) Netia Holdings B.V. and Netia Holdings II B.V. are special-purpose finance subsidiaries formed in August 1997 and June 1998, respectively, to issue the 1997 Senior Notes and the Notes, respectively.

    (3) Two of the licenses belonging to Netia South are managed by the North Region and the West Region because of the proximity of their licensed territories.

    (4) Certain of the Operating Companies are not wholly owned by Netia. See "Business-- Operating Companies."

PRINCIPAL SHAREHOLDERS

    We benefit from significant support and expertise from our largest shareholder, Telia, which presently owns a 29.25% equity interest in Netia. Telia, which is owned by the Swedish government, has over six million telecommunications customers and is the largest telecommunications company in the region comprised of Denmark, Finland, Norway and Sweden. Telia operates primarily through joint-venture companies in locations that include Estonia, Latvia, Lithuania, Russia, South America, India, Southeast Asia and the United Kingdom.

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    Telia has invested an aggregate of $109.8 million in Netia and after completion of the IPO has three representatives, including the Chairman, on our 11-person supervisory board. One of Telia's representatives on our supervisory board serves as Head of Business-Area International for Telia. Telia has played a significant role in our development, assisting with the design, operation and maintenance of our network and in the formation and execution of our business strategy. Telia has also contributed its expertise in data and Internet network design, sales, marketing, training, advanced technology support, equipment procurement, billing and customer services and the development of pricing strategies.

    In March 1999, the governments of Sweden and Norway agreed to consummate the merger of Telia and Telenor, the Norwegian state-owned national telecommunications company. The merger has been approved by the relevant competition authorities and the parliaments of Sweden and Norway. Upon completion, the combined company should be one of the leading telecommunications companies in Europe, and it is expected to be privatized by the end of 2000. Based on publicly reported information, 1998 pro forma revenue and operating income for the combined businesses would have been SEK 81 billion (approximately $9.7 billion) and SEK 10 billion (approximately $1.1 billion), respectively. Based on information provided by Telia, we believe that the merged entity will continue Telia's investment in Netia consistent with Telia's existing policy of investing in the Baltic region.

    Netia's other principal shareholders include Warburg, Dankner (a publicly traded investment company located in Israel with substantial investments in telecommunications), Trefoil, and Shamrock. Upon completion of the IPO and the Warburg Transaction, Telia, Dankner, Trefoil and Shamrock, the GS Entities and Warburg owned 29.25%, 9.39%, 5.93%, 3.08%, 4.67% and 9.80% of our common shares, respectively. Telia has the right to appoint up to three members, Dankner, Trefoil and Shamrock, acting together, has the right to appoint up to three members; Warburg has the right to appoint one member; and Telia, Dankner, Trefoil, Shamrock and Warburg, acting together, have the right to appoint one additional member to our 11-member Supervisory Board, in each case subject to these investors maintaining certain share ownership levels. Pursuant to an agreement between Netia and BRE Bank, BRE Bank purchased approximately 16% of our ADSs in the IPO and Telia, Dankner, Trefoil, Shamrock and Warburg agreed to vote their shares in favor of electing a BRE Bank representative. to our Supervisory Board.

OUR STRENGTHS

    We have competitive strengths that we believe position us to continue to take advantage of the significant unmet demand for high-quality telecommunications services in Poland. These strengths include the following:

    - ESTABLISHED MARKET POSITION. Since commencing commercial operations in 1994, we have made significant investments in establishing our brand name, network operations and corporate infrastructure. We believe that our significant size and marketing, sales and customer service experience give us a competitive advantage over most other alternative providers whose networks are generally at earlier stages of development.

    - SIGNIFICANT SHAREHOLDER SUPPORT AND EXPERTISE. Telia, one of Europe's leading telecommunications providers, continues to play a significant role in the development of Netia's operations through a broad range of strategic, financial and operational support. Telia has invested an aggregate of $109.8 million and, after giving effect to the Warburg Transaction and the IPO, owns a 29.25% equity interest in Netia.

    - TECHNOLOGICALLY ADVANCED DIGITAL NETWORK. We believe that our fully digital fiber-optic network allows us to provide our customers with a significantly higher quality of telephone service than is generally available in much of Poland.

    - ATTRACTIVE CONCESSION AREAS. Our licensed territories include several areas ranking among the most economically developed in Poland, and collectively have a GDP per capita that is higher

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
      than, and an unemployment rate that is lower than, the national average. Businesses typically generate up to four times the average revenues per line of residential customers and we believe that they are generally underserved in our licensed territories.

    - LOW COST OF OUR LICENSES. We have secured our licenses on relatively attractive terms as measured by license fees paid and payable per capita for each license area. Our licenses have been acquired at costs which we believe are comparatively lower than the prices paid by many other alternative operators. We consider this cost comparison to be particularly favorable in light of the average demographics of our licensed territories.

    - SUPERIOR CUSTOMER SERVICE. We believe that the level of customer service offered by our principal competitor, TPSA, generally has not been up to the standards of Western telecommunications companies. We believe that the quality of our customer service is a key competitive advantage over TPSA.

    - EXPERIENCED MANAGEMENT. Our senior management team has extensive experience in the management of Western corporations involved in the telecommunications, media and technology sectors. We combine this experience with our strong shareholder support to apply centralized Western management policies and techniques in areas such as financial accounting, treasury, network construction, marketing and customer service, while working with local managers to adapt such policies and techniques to the Polish market.

STRATEGY

    Our goal is to build upon our position as the leading alternative fixed-line telecommunications operator in Poland and to increase cash flow and maximize value by becoming the preferred provider to Polish telecommunications customers. To accomplish this objective, Netia intends to focus on the following key areas:

    - TARGET BUSINESSES. We are targeting primarily large and medium-sized business customers. Business customers often purchase multiple lines, generate a significantly higher level of telecommunications traffic and purchase more value-added services than do residential customers. We will continue to pursue opportunities to expand the scope and quality of the service we offer to business customers.

    - INTENSIFY PROMOTION OF ADVANCED VALUE-ADDED TELECOMMUNICATIONS SERVICES. We intend to expand our ability to provide our target customers with a broad range of advanced value-added telecommunications services. We plan to leverage our significant investment in our network by promoting high-value services such as Internet access, including dial-up and dedicated-line services, leased lines, data transmission services, including frame relay and managed intranet services, and enhanced voice services, including voice mail and toll-free services.

    - PROVIDE SUPERIOR CUSTOMER-ORIENTED SERVICES. We are seeking to build a sustainable competitive advantage by offering services to all of our customers that are consistently superior to those available from TPSA. Delivering a level of customer service similar to that provided by leading Western telecommunications operators is a key element in establishing customer loyalty and attracting new customers, and we intend to utilize our customer service program as an important means for distinguishing ourselves competitively.

    - PRICE OUR SERVICES COMPETITIVELY. We will continue to offer telecommunications services at competitive prices. We believe our cost structure allows us to continue to charge competitive prices. In particular, we believe the advanced nature and high quality of our fully digital network, which enhances our ability to control operating and maintenance costs, and the relatively low cost of our licenses are cost advantages.

    - OBTAIN ADDITIONAL LICENSES TO EXPAND THE SCOPE OF OUR SERVICES. We will seek to expand the scope of services we can offer by pursuing licenses to provide additional telecommunications services throughout Poland. Consistent with this strategy, we recently secured the benefit of a national

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
      license to provide Internet and data transmission services. We also plan to bid for licenses to provide domestic long distance and international service when they are offered for tender by the government. If we are successful in obtaining these licenses, we will be able to offer these services directly to our customers over our network instead of paying TPSA or other operators an interconnection fee to carry these calls. In addition, we will continue to pursue a license to provide local telephone service in the city of Warsaw. We also regularly evaluate the possibility of expanding the scope of our network through the acquisition of the holders of local licenses for areas that are complementary to our existing licensed territories. However, it is impossible to predict whether we will complete any such acquisitions or if so on what terms. If we do determine to proceed with an acquisition, it is likely that we will need to obtain additional financing to pay for the acquisition and to build out our network in those new areas.

    - EXPAND THE GEOGRAPHIC COVERAGE OF OUR NETWORK TO REACH TARGET CUSTOMERS. In order to enhance our ability to provide a full range of services to our target customers nationally, we will continue to strategically expand the areas covered by our network. We have designed our network to access business customers first. We then plan to build out the network to reach surrounding residential areas and premium residential customers. We plan to focus our efforts on constructing a geographically contiguous fiber-optic backbone with data transmission capabilities which would link our regional and local access networks, and which will include the fiber-optic rings we are constructing in major cities and metropolitan areas.

SERVICES AND PRICING

SERVICES

    We provide our customers with a broad range of basic and value-added telecommunications services under the "Netia" brand name. Our services include the following:

    - SWITCHED TELEPHONY FOR DIRECTLY CONNECTED CUSTOMERS. We provide a full range of switched telephone services including local, national and international calls. We also provide a full range of enhanced services such as call waiting, call forwarding and categorized billing which are included in the basic monthly service package. For an additional charge, we offer other special services such as personalized ("easy-to-remember") phone numbers, conference calling, itemized billing and call barring.

    - ISDN. All of Netia's switches are ISDN-equipped and all of our existing or potential customers have access to this service.

    - VOICE MAIL. In June 1999, Netia became the first Polish fixed-line operator to announce the availability of voice mail services across all of its networks. The basic voice mail package may eventually be included in one of our two basic pricing plans.

    - LEASED LINES. We currently offer our customers leased line connections within our existing license areas having transmission speeds from 64 kilobytes per second to 2 megabytes per second. As our network expands and as we implement additional services under the new data transmission license, we expect significant growth in this area.

    - INTERNET SERVICES. Together with local ISPs, we currently provide basic Internet access to all of our customers. We have recently begun developing Netia-branded ISP products for both the residential and business markets and we plan to establish Internet POPs in each of Poland's ten largest urban areas by the end of 2000.

    - OTHER SERVICES. Other services include PABX solutions and private corporate networks.

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
PRICING

    The usage fees charged for any telephone call originated over our network depend on a number of factors, including the type of call (local, domestic long distance or international), duration of call, time of day and day of the week on which the call has been placed. We are required to pay interconnection fees to TPSA for all domestic long distance and international telephone calls and outgoing mobile network calls that originate on our network. See "Interconnection Agreements and Fees." Pursuant to the Communications Act, operators are allowed to determine tariffs independently based on competition and other market factors. The government, however, may determine price ceilings for basic services, and each operator is required to report its fee structure to the MOC. To date, the MOC has not implemented any price ceilings on telecommunications services. Pursuant to Netia's licenses, in cases where Netia's lines are replacing existing TPSA lines, Netia is not able to charge installation fees to new subscribers. However, Netia is able to charge installation fees on all new and incremental lines.

    Historically our pricing strategy had been to set installation fees, fixed monthly fees and usage fees precisely in line with those currently established by TPSA, except in certain instances where high-usage business customers had been given discounts on connection fees as an incentive to subscribe to our services. Originally, Netia offered its customers a package that matched TPSA's pricing structure (the "Blue Tariff"). Beginning on July 1, 1997, Netia began to offer an alternative package that targets high-usage customers, in which usage fees were lowered while the fixed monthly fee was raised (the "Green Tariff"). The Green Tariff provides us with a marketing distinction by offering customers a pricing option not presently available to TPSA customers.

    The table below contains a summary of our two pricing plans (excluding 22%
VAT) as of July 1, 1999. Our customers may choose between the Blue Tariff (lower monthly fee and higher usage fees) and the Green Tariff (higher monthly fee and lower usage fees). Historically, we have followed TPSA's practice of adjusting tariffs semi-annually to account for inflation.

                                TARIFF STRUCTURE

Installation fee (new connection to our network).....................  PLN 460.00   $ (117.06)
Installation fee (reconnection of existing line).....................  PLN 40.00    $  (10.18)
Fixed monthly fee (the Blue Tariff)..................................  PLN 15.00    $   (3.82)
Fixed monthly fee (the Green Tariff).................................  PLN 18.00    $   (4.58)

                                                                            WEEKDAYS 6PM-10PM;
                                                                           SATURDAY, SUNDAY AND
                                                   WEEKDAYS 8AM-6PM              HOLIDAYS             WEEKDAYS 10PM-8AM
                                               ------------------------  ------------------------  ------------------------
                                                               GREEN                     GREEN                     GREEN
                                               BLUE TARIFF    TARIFF     BLUE TARIFF    TARIFF     BLUE TARIFF    TARIFF
                                               -----------  -----------  -----------  -----------  -----------  -----------
LOCAL(1).....................................    PLN 0.24     PLN 0.23     PLN 0.24     PLN 0.23     PLN 0.24     PLN 0.23
DOMESTIC LONG DISTANCE
  Up to 25 km(1).............................        0.24         0.23         0.24         0.23         0.24         0.23
  25 km-100 km(2)............................        0.48         0.46         0.36         0.35         0.24         0.23
  Over 100 km(2).............................        0.64         0.61         0.48         0.46         0.32         0.31
INTERNATIONAL(2)(3)
  Zone 1 (including the Czech Republic and
    Ukraine).................................        1.39         1.31         1.39         1.31         1.39         1.31
  Zone 2 (including Sweden and Germany)......        1.55         1.46         1.55         1.46         1.55         1.46
  Zone 3 (including the United Kingdom and
    France)..................................        1.69         1.59         1.69         1.59         1.69         1.59
  Zone 4 (including Spain and Iceland).......        1.87         1.76         1.87         1.76         1.87         1.76
  Zone 5 (including Algeria).................        2.10         1.98         2.10         1.98         2.10         1.98
  Zone 6 (including the United States and
    Australia)...............................        3.46         3.27         3.46         3.27         3.46         3.27
  Zone 7 (including China and India).........        6.21         5.86         6.21         5.86         6.21         5.86

------------------------

(1) Charges for each three-minute connection (for each six-minute connection from 10 pm--8 am).

(2) Charges for each one-minute connection (for each two-minute connection from 10 pm--8 am).

(3) Zones are divided primarily based on country and distance.

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
INTERCONNECTION AGREEMENTS AND FEES

    Each of Netia's operating subsidiaries with commercial operations has an interconnection agreement with TPSA which establishes both technical specifications for interconnection and payment settlement procedures. TPSA is currently the only entity authorized to provide domestic fixed-line long distance and international telephone services in Poland over its own network. Accordingly, Netia must access the TPSA network in order to send or receive domestic long distance and international calls originating from, or received by, our customers. All operators of public networks, including TPSA, are obliged by law to provide interconnection to Netia, the terms of which must be specified in interconnection agreements. In an effort to avoid any abuse by TPSA, functional sharing guidelines were issued by the MOC which have formed the basis for interconnection agreements between TPSA and the private local operators, although such guidelines have since been revoked. See "Telecommunications Regulations--Interconnection."

    Generally, pursuant to the interconnection agreements, settlement costs paid to TPSA for outgoing (I.E., those originating from our customers) international calls are 70% of TPSA's tariffs for such calls. Settlement costs for outgoing domestic long distance calls range from 28% to 40% of TPSA's tariffs for such calls. These settlement costs are independent of the rates Netia charges its customers for placing such calls, although one of our tariff options to our customers is effectively pegged to the rates charged by TPSA for similar calls. Netia is not paid for incoming traffic (I.E., calls terminating on our network).

    In April 1999, we instituted anti-monopoly proceedings against TPSA relating to interconnection fees. We cannot assure you that the proceedings will be successful or that they will result in our obtaining more favorable interconnection arrangements. See "--Legal Proceedings."

    In October 1998, the MOC stated that it intends to introduce in 1999 a universal framework for all interconnection settlements between fixed-line telecommunications operators. The planned new interconnection regime would specify standard cooperation terms, principles of settlement and procedures for negotiations and dispute resolutions among parties. The MOC has stated that in the future, settlement rates among operators should be based on actual costs incurred and the investments undertaken by each operator, as well as by reasonable overhead costs. The MOC has also stated that in some cases cost allocation may be based on well-documented estimates. In early 1999, the Polish parliament began debating a new draft telecommunications law that contemplates cost-based interconnection settlement rates. In September 1999, the MOC reiterated its intent to introduce a new, cost-based interconnection regime, possibly by the end of 1999. However, we do not currently know what effect the proposed interconnection regime will have and there is no firm timetable as to when an interconnection regime will be adopted.

    In August 1999, Netia entered into direct cooperation agreements with operators of the GSM 900 MHz mobile networks, Polska Telefonia Cyfrowa S.A. ("Era") and Polkomtel S.A. ("GSM Plus"). Netia began negotiations with Era and GSM Plus in January 1999. We have concluded cooperation agreements which should permit us to interconnect directly with ERA and GSM Plus and to provide a direct exchange of traffic between Netia's local networks and Era and GSM Plus via interconnection points that will be constructed by the parties. Netia's goal is to interconnect directly with these mobile networks, thereby bypassing TPSA. We expect that the interconnection charges payable by Netia to these mobile operators will be lower than those currently paid by Netia for calls connected through TPSA.

TARIFF REBALANCING

    TPSA has stated that, historically, it has not based its tariffs (and hence also the interconnection fees charged to other operators such as Netia) on the actual cost of services provided. The lack of cost transparency, according to TPSA, has resulted in an imbalance between relatively low charges for local traffic and relatively high charges for long distance and international traffic. In 1998, TPSA announced

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
that it had begun rebalancing its tariff structure by decreasing the ratio of tariffs for certain long distance and international calls to tariffs for local calls.

    In the first four months of 1999, TPSA increased its local tariffs and connection fees by 10% and 15%, respectively, and we have matched these increases. In April 1999, TPSA also announced an increase in its monthly fee which we also matched. Most recently, TPSA raised local tariffs by another 14% and decreased its long distance tariffs by 16-18% as of July 1, 1999. In September 1998, TPSA decreased its long distance tariffs by 20% to 25% and we expect that Poland's telecommunications market will continue to undergo further tariff rebalancing as the country moves toward EU standards. In July 1999, MOC announced that the process of tariff rebalancing should continue until the end of 2003. Since our revenues are derived primarily from local tariffs, we expect to benefit if this rebalancing trend continues.

MARKETING AND SALES

    Our marketing and sales operations are organized into two groups: centralized marketing, which promotes consistent and unified marketing at a national level; and regional sales, which offers personalized sales and customer services. The responsibilities of Netia's central marketing group include conducting market research and customer surveys, promoting the "Netia" brand name and advertising to stimulate usage of our services. Public relations and relations with investors are conducted by a separate group of employees. In addition, Netia has formed a centralized sales force to concentrate on acquiring large national accounts in Poland. Our regional sales forces identify potential customers, conduct door-to-door marketing, effect sales to customers and conduct customer care. As of June 30, 1999, Netia employed 268 marketing and sales personnel (including temporary salespersons).

MARKETING AND SALES STRATEGY

    Our marketing and sales strategy consists of the following elements:

- FOCUSING ON BUSINESSES AND HIGH-VOLUME CUSTOMERS. In focusing its marketing and sales efforts on high-volume customers, Netia divides the telecommunications market into business and residential segments and uses a different marketing program for each.

        BUSINESS CUSTOMERS. Netia focuses the majority of its direct sales efforts on identifying and acquiring business customers. In marketing to potential business customers, Netia uses its trained business sales force. In each of the Company's regions, a sales and marketing manager leads a team of salespersons that focuses on acquiring additional business customers. These employees participate in training programs covering our services and the general telecommunications needs of our business customers. Our sales force identifies and then makes formal presentations and personal visits to each potential business customer. During the marketing process, Netia's sales force, assisted by its technicians, works with the potential customer to assess its specific telecommunications needs and, where appropriate, offers a package of services designed specially to meet those needs. Netia's sales and marketing department is in the process of organizing a dedicated team of business managers for large accounts who will serve "high-volume" business accounts. In April 1999, we launched a promotional campaign exclusively targeting the business sector. This campaign includes a new "Netia Business" brand label and special tariff schedule for business customers.

        RESIDENTIAL CUSTOMERS. In marketing to potential residential customers, Netia primarily relies on mass advertising and its customer service centers. Netia's residential marketing efforts in a geographic area are conducted by its local customer service representatives and are focused on targeting potential high-use residential customers. Many of our customer service employees are also responsible for marketing and support of residential customers. These employees participate

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
    in training programs covering our services and customer service practices. These employees currently operate out of local customer service and sales centers. Before our network becomes operational in an area, our customer service representatives begin marketing efforts by distributing a newsletter describing our services and encouraging potential subscribers to contact our local customer service center to sign contracts.

- PROMOTING A NATIONAL BRAND NAME. Our advertising and promotional strategy centers around the promotion of a nationwide brand name, "Netia," which is viewed positively by the Polish consumer and that is associated with quality and advanced technology. Although we believe that the "Netia" brand name is generally well recognized and well regarded throughout our licensed territories, we intend to continue efforts to broaden its market recognition. Netia maintains a national uniformity in the coloring and signage of its equipment, its fleet of approximately 300 vehicles, its buildings and the uniforms of its technical personnel in order to create brand awareness and reinforce the professional image of Netia.

  Netia has registered the trade names "Netia" and "Netia Telekom" and the trademark "Netia" (logo with diamond) and is currently seeking to register the trade names "Netia on Line," "Netia Business," "Inter-Netia," "Netia ISDN" and "Netia.com" in Poland. The Polish intellectual property law protecting trade names is substantially comparable to similar laws of the EU and the United States. However, the enforcement of intellectual property laws in Poland may be less stringent than in the EU and the United States.

  Beginning in 1999, Netia began developing its "Netia Business" concept, which included an extensive image-building campaign featured in all key Polish-language and English-language business publications and an aggressive outdoor advertising campaign. Netia has also begun to run testimonial advertising under the banner "The Biggest Companies in Poland have chosen Netia." In 1999, we began positioning ourselves as a viable alternative provider in large big cities such as Gdansk, Poznan, Katowice, Krakow, Opole and Lublin, that are located within our license territories. Supporting this activity, we are also launching one of our largest direct mail campaigns targeted at the business sector. In May and June 1999 we mailed 125,000 direct mail packages, including a promotional CD-ROM, to prospective clients informing them of the benefits they will gain by switching to Netia.

- EMPHASIZE SUPERIOR-QUALITY SERVICE. Our promotional strategy emphasizes superior-quality service at competitive prices. Our initial campaign featured such promotional offers as two-week guaranteed installation time, a two-month no-monthly-fee promotion and 300 minutes of free calls. In November 1998, we commenced a new campaign in which we offer 24-hour repair service with a money-back guarantee. New efforts are planned to project Netia's image as a quality service provider in a nationwide marketing campaign.

- STIMULATE TELEPHONE USAGE. An important element of our marketing and sales strategy is an effort to stimulate telephone usage. Netia's sales and customer service personnel have been trained to recognize opportunities for encouraging increased telephone usage. For example, Netia's sales force works to identify telephone applications for business customers that will enhance productivity, such as telemarketing. To support the efforts of its sales force in encouraging telephone usage, all of our recent promotions have included traffic-stimulating value-added service packages. We are also providing a low-cost ISDN line to encourage business usage.

BILLING AND SUBSCRIBER MANAGEMENT

    We believe that our subscriber management and billing system provides Netia with a competitive advantage. Unlike TPSA, Netia provides service category billing at no extra cost and itemized call billing for additional cost. Our customers are billed on a monthly basis for monitored usage and other fees. We presently utilize software that collects data on a region-by-region basis from each switch, and other customer service software packages that process such data, produce bills and generate accurate

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and timely subscriber information and analyses. This capability allows us to monitor any of our customers' delinquencies.

    Due to the expected growth of our customer base and in keeping with our goal of providing superior customer care, Netia is in the process of implementing an advanced integrated operating support system (the "OSS"). Through the installation of the OSS Netia will introduce a centralized billing and collection system with a view to assuring accurate and timely billing and minimizing bad debts. The OSS's main features will be:

- centralized customer care and centralized billing and collections, based on a common customer database and

- a centralized hardware platform based on high-reliability servers and a centralized printing house to print and envelop customer invoices.

    The OSS is being installed in Netia's headquarters in Warsaw, with the printing house located in the Warsaw area. The system will initially provide support for 350,000 lines, with an upgrade available to one million lines. All regions will be connected to the OSS over Netia's existing corporate network. Computer hardware has already been installed and we plan to have the OSS operational in all our licensed territories before the end of 1999. To ensure a smooth transition to the OSS, Netia will initially run the OSS parallel with its existing billing system and will be assisted in the transition by a dedicated staff of technical personnel from Logica UK, the vendor of the OSS.

    Customers are billed in arrears and, as is customary in Poland, most of Netia's customers pay their bills monthly through their local post office or bank. Netia has strict revenue collection policies to encourage timely payment and is taking steps to improve cash collection. Such policies include notices of late payment, visits from service personnel and, ultimately, disconnection of non-paying customers within 60 days of a past-due bill. In 1998, bad debt expense was approximately PLN 3.8 million, representing less than 4% of total revenues.

    Our overall churn rate for the first six months of 1999, based on the number of disconnected lines in our network, is 2.87%. Churn was calculated as the number of lines that became disconnected (for non-payment and any other reasons) over that time divided by the total number of subscriber lines at the end of the period. As for TPSA, its churn rates to Netia in those areas in which Netia has been an established operator for the last two to three years, such as Kalisz, Torun, Wloclawek, Modlin and Ostrowiec, averaged approximately 5%. In newer licensed areas, such as Poznan, Gdansk, Katowice and Krakow, the churn rate from TPSA to Netia is relatively lower (remaining at 1% on average). However, in an under-penetrated market such as Poland, we believe churn rates are not an exact indicator of performance by a telecommunications operator such as Netia.

NETWORK

OVERVIEW

    Our goal is to expand our network to approximately 750,000 lines by the end of 2003. In addition, Netia is designing, and in the second half of 1999 will begin construction of, a fiber-optic backbone linking our local access networks and five major cities, including Warsaw. In order to provide data transmission services, Netia acquired a 49% interest in Netia Network, which acquired a license in April 1999 to provide data transmission services throughout Poland. Should we obtain an international telecommunications license, we expect that we would need to expand the fiber-optic backbone network, acquire international gateway switches and secure international transmission capacity.

TECHNOLOGY AND ARCHITECTURE

    Netia uses the latest technologies and network architectures to develop a highly reliable infrastructure for delivering high-speed, quality digital transmissions of voice and data telecommunications. The basic transmission platform consists primarily of optical fiber equipped with high-capacity SDH equipment deployed in bi-directional rings. These SDH rings give us the capability of routing customer traffic simultaneously in both directions around the ring, thereby eliminating loss of service in the event of a cable cut. Networks based on alternative designs, such as star network architecture (which is used in significant portions of TPSA's network) are vulnerable to service loss in the event of a cut cable because transmissions have only one route to reach the nodes.

    Netia's switching elements within a licensed territory are connected with a series of bi-directional fiber-optic rings. Netia services a majority of its customers through remote switching units ("RSUs") which collect traffic and send it to a switch. RSUs are also connected to switches by a series of bi-directional fiber-optic rings. Customers are connected to RSUs or, in the case of customers located near a switch, directly to switches, by copper cables.

    The following diagram shows a schematic of the network layout:

                                 [LOGO]

    Historically, we have used only fully digital Alcatel System 12 switches in our network. However, in August 1998 we entered into a cooperation agreement to obtain in the first phase four new switches from Lucent Technologies Inc. ("Lucent Technologies") that are being installed in the largest cities where we have licenses. The first Lucent Technologies switch was put into operation in November 1998 in Gdansk. Our switches have the capacity to provide advanced services such as ISDN services. In order to exchange traffic with TPSA, certain of our switches are interconnected with TPSA's network. Each switch in the network that is not interconnected to TPSA's network is linked by fiber-optic cable to another switch that is interconnected with TPSA's network. We have designed our network so that it interconnects with the parts of TPSA's network that use the international S7 signalling standard. The use of this standard makes the two networks compatible and reduces interconnection difficulties. We have also designed our network so that where we interconnect with TPSA, we will always connect with at least two switches, of which at least one is digital, thereby protecting our signal quality.

    Netia utilizes RSUs to collect and send customer traffic to a switch from where it can be routed to its ultimate destination. RSUs reduce network build-out costs because they

- are inexpensive to install,

- reduce the number of switches required in a network,

- are easily upgraded to accommodate additional customers and

- reduce the distance between a customer and our switching equipment.

    Because of the extensive use of RSUs in the network, the average distance between a customer and the RSU, or the switch, that is covered by copper cable is less than 500 meters. This enables us to provide broadband services using our existing network on a cost-effective basis.

    Netia has begun to implement wireless local loop technology in certain areas where fixed-line build-out of the network is not practicable (for example, because the areas include historical city centers where any construction is severely restricted). After testing six wireless local loop systems from three different vendors, Netia provided 6,500 wireless local loop connections as of December 31, 1998. Netia entered into agreements with Tadiran Innowave Ltd. ("Tadiran") in August 1998 for an additional 30,000 lines to be implemented in 1999, and with Bosch (on a pilot project basis) in December 1998 to provide broadband radio systems for businesses. In 1998, Netia implemented seven Tadiran systems and in 1999 Netia plans to implement 31 Tadiran systems. In March 1999, Netia and ZWUT S.A., a Polish subsidiary of Siemens A.G. ("Siemens"), entered into a preliminary agreement pursuant to which Netia will purchase Hicom servers from Siemens for use in providing ISDN, Internet protocol and ATM services.

    Business customers are increasingly demanding further and better service in Poland. We are planning to introduce two new technologies to meet these demands. The first is "Fiber in the Loop," which is a set of network fiber elements that make it economically reasonable to reduce the distance between the location of the network copper cable and the customer, thereby enabling the customers, mostly business customers, to gain a substantial increase in bandwidth. The second planned system is broadband radio which, once the central base station and antenna are installed, will make it possible to connect business customers requiring two megabytes per second (and multiples thereof) connections within two months after receiving the order.

    In order to prevent line cuts or damage, our fiber-optic and copper cables are installed in either protective tubing or in subducted PVC pipes and placed approximately two feet underground. In addition, the fiber-optic cable network is constructed in rings, so as to allow the transmission of signals along two different routes, one of which is active and one of which is a spare. Any interruption to the active line due to line cuts or damage automatically activates the spare route. We generally bury an empty protective tubing or subducted PVC pipe along with our cable to provide additional capacity and flexibility. In constructing our network, we acquire the majority of the rights-of-way we need from municipalities or private parties. In addition, where possible, we are installing our cable along railroad tracks in order to reduce costs and speed construction of the network. See "--Business Strategy."

    Network oversight is conducted at our regional network management centers. We monitor our network 24 hours a day and have technicians on call to rapidly respond to any problems. Since our inception, we have not experienced any material network failure.

NETWORK EQUIPMENT AND CONSTRUCTION

    We use subcontractors for the build-out of our network. We initially chose Alcatel as our primary contractor to design, construct and deliver telecommunications networks to us on a turn-key basis. Alcatel agreed to construct approximately 132,000 lines, most of which have been delivered.

    However, we are no longer issuing orders for additional turn-key projects because we believe that the turn-key projects have not provided the flexibility and the cost advantage needed in constructing our network so as to optimize the mix of business customers. Currently we use local construction contractors to build our network. In 1999, we plan to have a total of approximately 110,000 lines built by local contractors. These contracts are on terms that are competitive with the Alcatel arrangements and provide us with a significant cost advantage and flexibility in constructing the network.

    Historically, Alcatel Polska S.A. has supplied all of our switching and transmission equipment as one of the three suppliers certified by the MOC to provide switching and transmission equipment in Poland. However, in August 1998 Netia entered into an agreement to obtain a new generation of switching equipment from Lucent Technologies. We obtain wireless local loop technology and equipment from Tadiran and Bosch.

DATA TRANSMISSION NETWORK

    In April 1999, Netia, through its joint venture in Netia Network, obtained the benefit of a data communication license which permits us to construct a data transmission network and to produce and sell data transmission services throughout Poland. We plan to design the data transmission network to reach the ten largest urban areas of Poland, including Warsaw, by the end of 2000. This data transmission network will constitute the first phase of the network needed to provide long distance voice services in the event we were to be granted a license to provide such services. See "Risk Factors--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

OPERATING COMPANIES

    We conduct our local telecommunications business in our licensed territories through 12 Operating Companies, most of which conduct their businesses within a single pre-1999 voivodship. Historically, we have pursued a policy of engaging the cooperation and support of local municipal governments which in some instances hold a minority stake in the local Operating Company.

    The operating companies are: Netia Telekom Kalisz S.A. ("Telekom Kalisz"), Netia Telekom Pila Sp. z o.o. ("Telekom Pila"), Netia Telekom Wloclawek S.A. ("Telekom Wloclawek"), Netia Telekom Torun S.A. ("Telekom Torun"), Netia Telekom Ostrowiec S.A. ("Telekom Ostrowiec"), Netia Telekom Swidnik S.A. ("Telekom Swidnik"), Netia Telekom Lublin S.A. ("Telekom Lublin"), Netia Telekom Warszawa S.A. ("Telekom Warszawa"), Netia Telekom Modlin S.A. ("Telekom Modlin"), Netia Telekom Mazowsze S.A. ("Telekom Mazowsze"), Netia Telekom Silesia S.A. ("Telekom Silesia") and Netia Telekom Telmedia S.A. ("Telmedia").

    The table set forth below contains certain information about each of the Operating Companies as of March 31, 1999, and certain general statistical information about the pre-1999 voivodship in which each company operates.

                                                   OWNED                        NUMBER OF
                                                    BY        POPULATION(1)    REGISTERED     INSTALLED   SUBSCRIBER
OPERATING COMPANY         LICENSED TERRITORY       NETIA     (IN THOUSANDS)   BUSINESSES(2)   CAPACITY       LINES       BACKLOG
----------------------  ----------------------  -----------  ---------------  -------------  -----------  -----------  -----------

WEST REGION

Telekom Kalisz........  Kalisz voivodship             96.7%         723.5          48,238        37,744       18,324        1,183

Telekom Pila..........  Pila voivodship               99.5%         496.5          22,897        14,344        5,996          396

Telmedia (Poznan        Poznan voivodship            100.0%       1,360.8         106,092        12,006        6,212        3,683
 branch)..............  (including the city of
                        Poznan)

NORTH REGION

Telekom Wloclawek.....  Wloclawek voivodship         100.0%         434.9          18,266        16,362        8,689        1,393

Telekom Torun.........  Torun voivodship              94.0%         673.9          30,521        41,174       22,603        1,295

Telmedia (Gdansk        Gdansk voivodship            100.0%       1,464.8          79,674        13,800        4,885        1,782
 branch)..............  (including the cities
                        of Gdansk, Sopot and
                        Gdynia)

EAST REGION

Telekom Ostrowiec.....  City of Ostrowiec             99.3%         114.1           4,433        13,536       11,075          358
                        Swietokrzyski and four
                        communities in the
                        eastern Kielce
                        voivodship

Telekom Lublin........  Lublin voivodship and         91.6%       1,276.9          13,927        24,136       11,639        1,390
                        the Chelm voivodship
                        (including the cities
                        of Lublin and Chelm)

Telekom Swidnik.......  Cities and communities        97.0%          54.2           2,270        11,720        9,854          266
                        of Swidnik, Melgiew
                        and Glusk and the
                        district of Felin in
                        the city of Lublin

CENTRAL REGION

Telekom Warszawa......  Southeastern Warsaw          100.0%          93.5           5,285        11,756        4,871          757
                        voivodship

Telekom Modlin........  Nowy Dwor Mazowiecki          88.3%          55.2           2,895         7,720        2,240          328
                        and four additional
                        communities in the
                        Warsaw voivodship

                                                   TELEPHONE
                                                  PENETRATION
                                                    PER 100
OPERATING COMPANY          MAIN INDUSTRIES       INHABILITANTS
----------------------  ----------------------  ----------------
WEST REGION
Telekom Kalisz........  food and wood           17.3
                        processing, textile
                        industry, machinery
Telekom Pila..........  agriculture, food       17.1
                        processing, tourism,
                        wood processing
Telmedia (Poznan        machine industry,       22.4
 branch)..............  automotive
                        manufacturing,
                        chemical
                        manufacturing, food
                        processing
NORTH REGION
Telekom Wloclawek.....  food processing,        15.8
                        chemical
                        manufacturing,
                        electric power
                        generation
Telekom Torun.........  chemical                17.5
                        manufacturing,
                        equipment
                        manufacturing, food
                        processing
Telmedia (Gdansk        petroleum processing,   23.4
 branch)..............  shipbuilding, food
                        production and
                        processing, tourism
EAST REGION
Telekom Ostrowiec.....  steel industry          16.6
Telekom Lublin........  automotive              19.9
                        manufacturing, food     (Lublin)
                        processing, mineral     16.85
                        processing, coal        (Chelm)
                        mining
Telekom Swidnik.......  aircraft industry,      same as Lublin
                        food processing
CENTRAL REGION
Telekom Warszawa......  manufacturing,          39.2
                        metallurgy, chemical
                        manufacturing,
                        cosmetics, food
                        processing
Telekom Modlin........  manufacturing,          (the Warsaw
                        cosmetics, food         voivodship as a
                        processing              whole)

                                                   OWNED                        NUMBER OF
                                                    BY        POPULATION(1)    REGISTERED     INSTALLED   SUBSCRIBER
OPERATING COMPANY         LICENSED TERRITORY       NETIA     (IN THOUSANDS)   BUSINESSES(2)   CAPACITY       LINES       BACKLOG
----------------------  ----------------------  -----------  ---------------  -------------  -----------  -----------  -----------
Telekom Mazowsze......  Southern Warsaw               99.4%         323.6          18,292        22,254        8,328        8,982
                        voivodship; northern
                        Radom voivodship;
                        southwestern Siedlce
                        voivodship

SOUTH REGION

Telekom Silesia.......  Katowice voivodship           96.6%       3,903.3         142,740        82,255       52,692        1,671
                        (including the cities
                        of Katowice, Gliwice,
                        Bytom, Mikolow,
                        Sosnowiec and Tychy)

Telmedia (Krakow        Krakow voivodship            100.0%       1,233.6          94,261         2,256          438           78
 branch)..............  (including the city of
                        Krakow)

Telmedia (Opole         Opole voivodship             100.0%       1,023.2          42,084        17,776        3,113          551
 branch)..............  (including the city of
                        Opole)

                                                   TELEPHONE
                                                  PENETRATION
                                                    PER 100
OPERATING COMPANY          MAIN INDUSTRIES       INHABILITANTS
----------------------  ----------------------  ----------------
Telekom Mazowsze......  food processing,        15.8 (Radom)
                        textile manufacturing   10.5 (Siedlce)

SOUTH REGION
Telekom Silesia.......  resource mining, steel  15.9
                        production, electric
                        power generation,
                        machinery production

Telmedia (Krakow        metallurgy,             25.4
 branch)..............  pharmaceuticals,
                        chemical industry
Telmedia (Opole         food processing,        18.3
 branch)..............  machinery
                        manufacturing,
                        chemical industry

----------------------------------

(1) Data are as of December 31, 1997, based upon the GUS Statistical Yearbook 1998.

(2) Data are as of December 31, 1995, based upon the GUS Statistical Yearbook 1996.

(3) Telmedia owns licenses in the voivodship of Poznan, Gdansk, Krakow and Opole. Netia acquired Telmedia in December 1996 before its December 1998 receipt of licenses for the urban areas of Poznan, dansk and Krakow

OTHER VENTURES

    In November 1997, we entered into an agreement with the owner of a minority interest in the capital stock of Telbank S.A. ("Telbank"), a Polish telecommunications firm that holds a limited license for dedicated data transmission services which it provides principally to Polish banks. Under this agreement, we have the right to acquire, or may be required to acquire, until November 1999, any currently held or newly acquired shares of the license holder from such minority holder, from a minimum of 25% up to a maximum of 49% of the capital stock of the license holder. As of December 31, 1998, we have deposited approximately PLN 12.4 million (approximately $3.1 million) in escrow in furtherance of this project.

    During the same period, Netia Telekom and certain of our Operating Companies entered into an Agreement of Cooperation of Operators with Telbank. Acting within the scope of their respective licenses, Telbank and Netia Telekom agreed to integrate the services offered by each of them in their respective territories. Prices for services will be based on the respective price lists of the parties; mutual settlements will be based on the respective price lists, with Netia and Telbank granting discounts, finder's fees and other commissions to the other party, with the goal of serving customers together at a single location. Netia's employees have received or will receive training from Telbank to facilitate marketing Telbank services to Netia's existing and new subscribers. The term of the agreement is two years, with automatic extensions for successive two-year periods unless terminated by either party and subject to review and possible renegotiation one year after execution.

    In order to become a provider of diverse telecommunications services throughout Poland, Netia is currently exploring cooperative business arrangements with other parties. Thus, in April 1999, Netia Network, a company in which Netia owns a 49% interest, acquired a license to provide data transmission services throughout Poland. Under a services agreement entered into with Netia Network, we are the exclusive beneficiary of all services provided under the license. Accordingly, we expect to be able to offer data transmission services to Netia's customers in all major cities in Poland, including those cities currently not located within our licensed territories. However, if we wish to develop and expand this part of our network under the current regulatory regime relating to foreign ownership of data transmission networks and the restrictions in the agreements governing our existing indebtedness, it will likely be necessary to bring into this venture third parties to provide a portion of the required capital, which could dilute our economic interest in and control over this part of our network. See "--Data Transmission Network" and "Risk Factors--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

    Furthermore, in July 1998, we entered into a cooperation agreement with Tel-Energo S.A., a joint venture which includes the Polish Power Grid Company, 31 Polish power distribution companies and the Polish Transmission and Distribution Association. Tel-Energo S.A. is the owner of a large fiber-optic network in Poland. In the Tel-Energo Cooperation Agreement, certain of our Operating Companies from the North Region, on the one hand, and Tel-Energo, on the other hand, have agreed to conduct mutual investments and provide access to their respective telecommunications infrastructure on a nationwide basis with a view to increasing data transmission opportunities and network coverage in our North Region.

COMPETITION

    We compete with TPSA, other providers of fixed-line telecommunications services in our markets and providers of alternative forms of telecommunications services. We generally compete on the basis of quality of service, service offerings and price.

    TPSA is significantly larger than Netia, has substantially greater financial, technical and marketing resources and a larger network than Netia, controls more transmission lines and has long-standing relationships with certain of Netia's target customers, including most businesses in our licensed territories. In addition, although in many regions (including certain of our licensed territories) TPSA's infrastructure is of a lower quality than our network, TPSA's infrastructure in the major cities is generally as technologically advanced as our network. TPSA has also embarked on an aggressive program to expand and modernize its international and long distance backbones and local networks in major cities. Furthermore, TPSA currently has a monopoly on the provision of domestic long distance and international fixed-line telephone services in Poland. It is impossible to predict how TPSA will react to Netia in terms of pricing policy, targeting of specific markets, access to infrastructure and interconnection arrangements as Netia builds out its network and begins to compete more actively with TPSA in various areas of Poland. It is also impossible to predict what effect, if any, the privatization of TPSA, commenced in November 1998, will have on Netia. The Minister of the State Treasury has announced and commenced a process to seek a strategic partner for between 25% and 35% of TPSA. The entry of a strategic partner is likely to improve TPSA's strength and performance as a principal competitor of Netia. See "Risk Factors The Privatization of TPSA May Adversely Affect Our Competitive Position."

    The Communications Act allows for free competition among providers of local telephone services and places no restriction on the MOC's ability to issue additional licenses in Netia's licensed areas. There are a number of independent local telephone services providers who have begun operations and have established themselves in Poland. As of March 1999, those providers included Poland Telecom Operators N.V. ("PTO"), Telefonia Polska Zachod, Szeptel, Pilicka Telefonia S.A., Telefonia Lokalna (which recently obtained local telephony licenses for the cities of Wroclaw and Lodz) and El-Net. In the aggregate, as of December 31, 1998, these and other smaller operators, including corporate networks, operated approximately 150,000 lines within their respective licensed territories.

    Until recently, local telecommunications providers other than Netia were generally fragmented and lacked funding. However, the telecommunications industry is consolidating internationally and this process now is under way among local operators in Poland, which may result in rapid changes in the competitive environment. Certain of those local operators have publicly announced that they pursuing such consolidation transactions. In March 1999, Elektrim S.A., the parent company of El-Net, announced that it intended to purchase 100% of Bresnan International Partners Poland ("Bresnan"), which is the owner of Telefonia Polska Zachod and Aster City, a cable television network in Warsaw. The acquisition of Bresnan by Elektrim S.A. was completed in July 1999. Furthermore, in May 1999,

Elektrim S.A. announced that it also intended to purchase a majority interest in Pilicka Telefonia S.A. and possibly in PTO, in each case subject to obtaining financing and regulatory approvals. While these companies are not in direct competition with Netia, the presence of one or more consolidated operators may affect our business in the future, especially if the new entity is eventually combined with a mobile operator such as Era (a GSM mobile telephone operator partially owned by Elektrim S.A.) or if the new entity obtains a license for long distance services. Also, if and to the extent that Polish telecommunications companies combine with international operators, the resulting entities could make the competitive environment more challenging. The first step in this direction was taken by Elektrim S.A., which in June 1999 announced that it intends to consolidate its telecommunications assets in one subsidiary and to sell up to 30% of such subsidiary to Vivendi, a French industrial and telecommunications conglomerate. The first stage of the Vivendi sale was concluded in August 1999.

    In addition, as noted above, the MOC has awarded a local telecommunications license for the city of Warsaw to El-Net. If we are not successful in obtaining another license for the city of Warsaw when and if one is awarded, our business could be adversely affected, given the strategic importance of the Warsaw telecommunications market in Poland.

    Also, while Netia believes that in general the MOC in the past has issued licenses to no more than one private operator (in addition to TPSA) to provide local telephone services within any particular geographic territory, recent statements by the MOC indicate that this practice is likely to change. The potential issuance of additional licenses within our licensed territories may result in increased competition in the provision of telecommunications services within our licensed territories. See "Risk Factors-- We Operate in a Rapidly Changing Regulatory Environment."

    In addition, the MOC has granted a number of licenses that allow large companies within Netia's licensed territories to run their own private telephone networks. The main purpose for granting these licenses was to enable large corporations, particularly in the coal mining and utilities industries, to build their own internal networks. However, limited telephone services are currently offered to some individuals and businesses living in the vicinity of these corporations. The existence of these private networks reduces the potential business that we might receive from such organizations and provides a potential source of competition for Netia in the future.

    Any future developments in the regulation of the telecommunications industry in Poland that are made to ensure compliance with the minimum standards of liberalization mandated by EU law and policy and Poland's obligations under the WTO Accord on Basic Telecommunications are likely to result in a more liberal and competitive market for Netia. These developments may result in increased competition in our licensed territories. Under the WTO Accord on Basic Telecommunications Services, we could face increased competition in the telecommunications services market. Under this agreement, Poland and other members of the WTO have committed themselves to opening their respective telecommunications markets to service suppliers and services from other WTO member countries.

    We also face increasing competition in the local telephone market from alternative forms of telephone service, including wireless telephone services (such as mobile telephone service) and telephone over cable. Currently, mobile telecommunications services in Poland are provided through Centertel, a cellular network operator with an analog and a DCS 1800 network, and two GSM network operators, GSM Plus and Era. Centertel covers all of Poland and the two GSM operators cover 85% of the territory of Poland. In 1998, a fourth mobile system became operational in Warsaw and other major cities. In August 1999, the MOC also awarded additional DCS 1800 mobile licenses to the existing GSM network operators while a GSM 900 license was awarded to Centertel. We expect mobile operators to increase their penetration and market share especially by attracting business customers in those areas where fixed-line penetration rates are low or where waiting periods for connection are particularly long. It is estimated that the number of cellular phone subscribers in Poland exceeded two million by June 30, 1999. However, we believe that in the short term mobile telephones will continue to suffer from significant price, coverage and quality disadvantages compared to fixed-line telephones. Eventually, we believe, as has been the case in other markets, mobile service providers will stimulate overall telephone usage in Poland which we believe would be complementary to our business.

    Another possible source of competition is the current consolidation among Polish cable television, Internet and telephone operators. In June 1999 a Netherlands-based company, United Pan-Europe Communications ("UPC"), which is a provider of video, telephone, Internet and satellite services, announced that it was going to acquire At Entertainment, a U.S.-owned Polish cable television, Internet and telephone operator. UPC is reported to contemplate offering integrated televison, Internet and telephone services throughout Poland.

    As Netia expands its service offering to include Internet and data transmission services, we will face increasing competition from other providers of such services. These include Telbank, Tel-Energo S.A., NASK, Polpak (TPSA) and Kolpak. We cannot predict the effect on our operations that competition with these competing service providers will have in the future.

EMPLOYEES

    As of June 30, 1999, Netia had 1,028 employees. Of that number, 195 employees were employed in the Technical Department and 567 in the Customer Service Department. None of our employees are covered by a collective bargaining agreement or similar arrangement. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

    On January 31, 1998, Sofitec International, a company incorporated in France ("Sofitec"), commenced proceedings in the Commercial Court of Paris against Netia and two of its officers, Andrzej Radziminski and Aleksander Szwarc, claiming payment of approximately $4.1 million together with damages of $350,000. Sofitec's claim relates to work and services allegedly performed under an agreement that was entered into in January 1992 (the "Sofitec Agreement") under which Netia agreed to pay Sofitec a fee in the event that Netia obtained financing or other benefits from an entity or entities to whom it had been introduced by Sofitec acting pursuant to the Sofitec Agreement.

    In the proceedings, Sofitec alleges that, as a result of the work and services performed by it under the Sofitec Agreement, Netia obtained financing from the EBRD in 1996. Netia denies that Sofitec or any of its agents or employees performed any work or services under the Sofitec Agreement which would entitle it to payment of a fee. Specifically Netia denies that Sofitec either introduced the EBRD to it or that Sofitec performed any work or services in connection with the financing that Netia obtained from the EBRD in 1996 which would entitle it to payment of any fee under the Sofitec Agreement.

    The first hearing in the proceedings took place on March 18, 1998. At that hearing, Sofitec was ordered to produce the documents and evidence in support of its claim by April 29, 1998, at which time there was a further hearing. Netia presented its defense motion at a hearing held on September 16, 1998. It is anticipated that another hearing will be held in 1999 at which Sofitec will respond to Netia's defense motion.

    In April 1999, Netia filed a complaint against TPSA with the CCPO alleging that the interconnection fees by TPSA are excessive, do not include any mechanism to offset TPSA's cross-subsidization of public tariffs for local calls with revenue from its monopoly services (including long distance and international) and that TPSA has refused to negotiate in good faith with Netia to establish more balanced interconnection arrangements. Netia's complaint alleges that TPSA is thereby abusing its dominant position in the Polish market in violation of Polish law. The complaint is presently pending before the CCPO.

    In August 1999, Mr. Alexsander Szwarc a founder shareholder of Netia and a former member of the Supervisory Board, filed a complaint with a division of the Regional Court in Warsaw, seeking to

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annul a resolution of the General Assembly of Netia's shareholders convened on
July 26, 1999. The resolution approved the increase of the size of our Management Board from five to six members. Mr. Szwarc has had, and continues to have the right to co-nominate one member of our Supervisory Board. No hearings in the proceedings have taken place as of the date of this prospectus. We believe that the shareholder resolution at issue did not affect Mr. Szwarc's rights as a shareholder and intend to present our position in court if the proceedings continue.

PROPERTIES

    Our principal properties consist of telecommunications network infrastructure and customer service offices and related buildings throughout Poland. We have approximately nine major lease agreements for offices, storage space and land adjacent to buildings. The aggregate area leased totals approximately 2,500 square meters (most of which is land adjacent to buildings). The respective agreements are for specified and unspecified periods of time and may be terminated with relatively short notice periods by either party, usually three months. In addition, Netia owns or has a perpetual usufruct right to various real property such as land and buildings. In Warsaw, Netia owns its main office space which, including the adjacent land, comprises approximately 13,200 square meters. On this land there are two office buildings which comprise 4,700 square meters and 2,800 square meters, respectively. A new headquarters building is also being constructed on the land, with approximately 11,300 square meters of class B quality office space. The construction, which includes costs already incurred of approximately $5.7 million, is scheduled for completion in late 1999. See "--Non-telecommunications Businesses--Certain Real Estate."

NON-TELECOMMUNICATIONS BUSINESSES

    Netia currently owns or conducts certain non-telecommunications businesses that it intends to sell when a favorable commercial opportunity to do so becomes available. The following is a description of the non-telecommunications businesses.

UNI-NET

    Netia has a 58.2% equity interest in Uni-Net, a specialized mobile radio ("SMR") network providing public trunked analog mobile telecommunications services. The other shareholders of Uni-Net include Motorola International Development Corporation, which has a 37.8% equity interest in Uni-Net, and two individuals who each own 2.0%. Uni-Net has a long-term agreement with TPSA relating to TPSA's radio trunking license, which covers all of Poland. This agreement provides for Uni-Net to construct and maintain a radio public trunking network in accordance with TPSA's license and to provide operating services during a mutually agreed period. Uni-Net services approximately 8,500 subscribers in 23 base stations covering 21 cities in Poland. The coverage distance of Uni-Net's SMR network base stations range from 30 to 50 kilometers depending on the terrain. Uni-Net does not own any material real estate and has approximately 70 employees. In 1998, in furtherance of its determination to sell this and the other non-telecommunications businesses, Netia offered the other shareholders in Uni-Net the opportunity to purchase Netia's shares as required by Uni-Net's organizational documents and the Commercial Code. These shareholders declined to accept Netia's offer.

CERTAIN REAL ESTATE

    Netia owns 18 residential apartments of approximately 100 square meters each, which are in a newly developed area in western Warsaw. Netia originally placed 20 such apartments with a real estate broker for selling purposes; four apartments have already been sold.

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                         TELECOMMUNICATIONS REGULATIONS

THE COMMUNICATIONS ACT

    Telecommunications activities in Poland are governed by the Communications Act, which in 1991 ended the state monopoly on the provision of local telecommunications services. In 1992, in connection with the separation of the state-owned postal and telecommunications businesses, the government transferred its telecommunications operations to TPSA, a joint-stock company wholly owned by the Polish State Treasury. TPSA continues to be the DE FACTO monopoly provider of domestic long distance service and the legal monopoly provider of international fixed-line voice telephone services and related infrastructure in Poland. Pursuant to the Communications Act, the MOC grants licenses to private operators to provide local and domestic long distance telecommunications services. To date, the MOC has granted approximately 96 licenses (excluding licenses for private corporate networks) to local telecommunications service providers. As of August 1999, no license has been issued to provide domestic long distance fixed-line voice telecommunications services.

    On May 12, 1995, several significant amendments to the Communications Act were adopted which, among other things, introduced a dual regime of "concessions" and "permits." Under such dual regime, concessions are granted for the provision of telecommunications services and permits are granted for the installation of equipment and the operation of telecommunications networks. A further difference between a concession and a permit is that, subject to certain exceptions specified in the Communications Act, the granting of a concession requires a public tender procedure. No such public tender procedure is required with respect to the granting of permits.

    Pursuant to the amendments to the Communications Act, the MOC was obligated to convert all telecommunications permits issued prior to such amendments into concessions by July 7, 1997. Upon conversion, each permit held is replaced with a concession, which allows the holder to provide telecommunications services within a particular area, and a permit, which allows the holder to install, construct and utilize telecommunications lines and other equipment within the same area. Except as otherwise provided in this prospectus, the term "license" refers to both a concession and the related permit or to a permit that has not yet been converted.

    The Communications Act also imposes various limitations on the activities of foreign entities and companies with foreign participation in the field of telecommunications. In general, such entities may not obtain a permit or, as the case may be, a concession to operate a domestic long distance, data transmission or mobile telephone network. These restrictions do not apply, however, if

    - the operator is a Polish company with a foreign participation in its share capital not exceeding 49%;

    - the company's by-laws provide that Polish citizens domiciled in Poland will constitute a majority of the company's management and supervisory boards;

    - the voting power of the foreign entity or foreign-controlled entity in the general shareholders meetings of the company does not exceed 49% of the total number of votes; or

    - the operator provides only local telephone services (such as those provided by Netia).

    In addition, guidelines issued in 1996 as a basis for the formulation of amendments to Polish telecommunications laws were the first indication that the Polish authorities accept the need to gradually reduce such restrictions, in line with Poland's international obligations.

    While the Communications Act authorizes the MOC to grant licenses to provide domestic long distance telecommunications services, currently no such license has been granted and TPSA remains

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the sole provider of domestic long distance telecommunications services. The MOC has recently reiterated its intention to encourage competition in the provision of domestic long distance telecommunications services, with the first tender for such services contemplated by the end of 1999. The Communications Act maintains TPSA's monopoly over international telecommunications services in Poland. The government of Poland, however, is committed to liberalizing international telecommunications services by 2003, although this process may be accelerated in connection with Poland's accession to the EU. See "--The Polish Telecommunications Industry and the European Union" and "--WTO Accord on Basic Telecommunications."

    A new telecommunications act has been prepared by the MOC in order to conform Polish telecommunications legislation to EU standards. See "--The Polish Telecommunications Industry and the European Union." A draft of the new telecommunications act has been approved by the Council of Ministers and was recently presented to the Polish parliament for debate in 1999. A revised parliamentary draft is reported to no longer contain the ownership percentage limitations that currently apply to foreign investors (except with respect to licenses to provide international services). If these limitations were to be eventually removed, Poland's telecommunications market may become significantly more competitive. See "--Proposed New Telecommunications Law."

REGULATORY BODIES

    The telecommunications industry in Poland is regulated and overseen by the MOC, which has the power under the Communications Act to regulate, among other things, licensing, interconnection and prices. The transfer of control of TPSA from the MOC to the Minister of State Treasury in March 1997 was intended to introduce more independent regulation and supervision of TPSA. Moreover, in view of the preparations necessary for Poland's future accession to the EU and its membership in the WTO, the Polish government is expected to establish an "independent" agency to regulate the Polish telecommunications industry, as also contemplated in the draft new telecommunications act. Under EU law, member states are required to appoint an independent and impartial regulatory authority for the telecommunications industry.

    The Polish antitrust regulatory body, the CCPO supervises the activities of telecommunications operators with respect to monopolistic practices of such companies operating in Poland. The CCPO investigates abuses of dominant market position and anti-competitive business arrangements, and has the power to impose financial penalties and measures designed to prevent such practices. The CCPO has been active in its investigation of TPSA's activities and practices, particularly with respect to network access and pricing issues. Since the creation of the CCPO in 1990 until December 31, 1998, the CCPO has issued approximately 40 decisions involving TPSA. In 25 of these decisions TPSA was found to be engaging in monopolistic practices and TPSA managers were fined in two such cases. See "--Interconnection."

LICENSING FRAMEWORK AND PRINCIPAL TERMS OF OUR LICENSES

    Telecommunications concessions and permits from the MOC are generally required for the provision of telecommunications services and the installation and operation of a telecommunications network in Poland. TPSA, however, is exempt from this requirement and its activities are effectively authorized under the Communications Act.

    A permit or concession, including those held by Netia, usually contains a grant of the right to engage in specifically enumerated telecommunications activities, a description of the licensed area and an allocation of digit capacity for telephone numbers (if applicable), the date of commencement of telecommunications activities, the time period for which the permit is valid and various other requirements depending on the kind of activities to be carried out by the holder. Each permit or concession, including those held by Netia, also contains a set of specific conditions and obligations imposed by the

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MOC with which a telecommunications operator must comply throughout the license period in order to enjoy the rights granted thereunder. Each of Netia's permits and concessions is subject to specific terms and conditions the general terms of which obligate each operator to provide public telecommunications services through its local network and through interconnection with the regional and international networks of TPSA and to install, operate and maintain telephone lines and network and switching equipment in accordance with international standards.

    In addition to residential and business telephone services, each operator is also required to provide public pay telephone services. Provision of telecommunications services must ensure equal access (subject to demand) for both urban and rural customers. Each operator is also required to provide a telephone number information service both within the licensed area and to other operators and to establish and publicize the rules governing the provision of its services. In addition, each operator is obligated to construct exchanges with the capacities indicated in the licenses. Each operator must pay annual fees and make certain other payments, in the amounts and subject to the exemptions determined by the MOC, and inform the MOC of the obtaining of financing. The MOC must also be informed of the prices charged for services, any agreements (interconnection or fixed-asset purchase agreements) with TPSA, and any acquisition by any person of more than 10% of the voting rights of the operator. In addition, following the conversion of Netia's permits into concessions, prior approval of the MOC must be obtained if any person or entity intends to acquire shares in the operator (I.E., in the case of Netia, the relevant Operating Company) exceeding 10%, 25%, 33% or 50% of the total number of votes eligible to vote at a shareholders meeting of such operator.

    All of Netia's permits have been converted by the MOC into concessions and modified to comply with the amendments to the Communications Act referred to above. While the permits authorized Netia to provide a wide variety of telecommunications services, the concessions expressly authorize Netia's activities to include only telephone services, covering both telephone and telegraphic communications and the ability to provide such services as ISDN and leased lines. We unsuccessfully appealed these limitations before the MOC, and subsequently before the Supreme Administrative Court in Poland.

    All permits and concessions for local telecommunications activities are generally similar in form and substance. Prior to the amendment to the Communications Act requiring the conversion of permits into concessions, a typical telecommunications permit contained a grant of the right to engage in the installation and use of telecommunications equipment, the construction and use of a telecommunications network and the performance of general telecommunications services in a defined geographic area. Following the conversion of permits into concessions, each operating company holds both a concession for such telecommunications services and a separate permit for the installation and use of telecommunications equipment and the construction and use of a telecommunications network. The permits and concessions are non-transferable by the licensed entity and are issued on a non-exclusive basis. Based upon past practice and with certain exceptions, in addition to TPSA (which currently does not need a license), the MOC has historically not issued licenses for the same license territory to more than one private operator. However, there is no legal obstacle to changing this policy should the MOC determine to do so in the future. The license period is generally between 10 and 15 years. Although the Communications Act does not address license renewals, permits or concessions (including those held by Netia), it does contain a provision allowing application for renewal to be made no later than six months prior to the expiration date of such permit or concession.

    In general, each operator (including each of Netia's operating companies) is prohibited from taking certain actions, including, but not limited to, accepting advance payments from customers until the local telephone network is operational; entering into any agreement for services that is conditioned upon the disposal of assets or shares of the operator; or entering into agreements with customers on terms and conditions to which, if such customers could freely choose in the competitive market, they

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would not agree. Telecommunications operators, including Netia and TPSA, are also subject to requirements such as the publication of information with respect to services and prices and the obligation to provide services to customers in compliance with standards established in conjunction with the MOC.

    Under the terms of our current licenses, we were required to construct an installed capacity of 177,100 telephone lines by the end of 1997 (which did not include the licenses for major cities that we acquired in December 1997) and 407,850 telephone lines by the end of 1998, and we are required to construct 846,000 telephone lines by the end of 1999 and 1,213,750 telephone lines by the end of 2000. As of December 31, 1998, we had constructed 283,900 lines and accordingly failed to meet the build-out milestones in all of our licensed territories. Under our plan for such licensed territories, we intend to construct approximately 428,000 lines by the end of 1999 and 558,000 lines by the end of 2000, focussing our build-out efforts in the large cities within our licensed territories. Accordingly, even if we achieve our own internal goals, we will not meet the build-out milestones in many, if not all, of our licenses. We applied for waivers with respect to our failure to meet the 1997 build-out milestones and received written assurances from the MOC that the MOC did not intend to take any action against us as a result of such failure. We may in the future, if necessary, seek amendments to other build-out milestones that we are not able to achieve. We cannot assure you that the MOC will grant such waivers in the future. Should the MOC choose not to waive or amend these build-out milestones, we would be forced to either construct additional lines to satisfy the build-out milestones, possibly in areas where the likely return on our investment would not justify the additional expense, or face possible revocation of these licenses. Alternatively, the MOC could also choose to allow additional competitors into these licensed territories. In February 1998, the MOC announced its intention to evaluate in 1999 the results achieved by holders of licenses, which review could possibly lead to the MOC conducting another round of tenders for additional concessions for the areas in which the performance by the operators who had been granted the original licenses was unsatisfactory. See "Risk Factors--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones."

    Furthermore, our Operating Companies from time to time have not met certain build-out milestones contained in their respective licenses. While the MOC has never taken action against any of our Operating Companies when they have been in default of their build-out milestones, and has eventually granted license milestone modifications each time that we sought such a modification, including a one-year extension of the build-out period for each of our licenses granted in March 1997, in the event that, in the future, we are unable to meet the build-out milestones required by any of our licenses, and are unable to obtain further modifications, these licenses could be revoked. Such an event would have a material adverse effect on us.

    The MOC has wide powers to revoke or limit permits and concessions, although before any decision to revoke or limit a license may be made, the telecommunications operator must be given the opportunity to take remedial steps. Circumstances in which the MOC is obligated to revoke a license include a breach by the telecommunications operator of the Communications Act or the conditions of its license, failure to fulfill build-out milestones or to pay annual fees, and changes in the capital structure of the licensee in violation of the Communications Act's rules with respect to the acquisition of shares in the telecommunications operator by foreign entities beyond certain thresholds. In addition, the MOC has discretion to revoke or limit a license in cases where another entity acquires direct or indirect control over the licensed activity of the licensee or in case of the bankruptcy of a licensee or non-commencement of its operations. On finding non-compliance, the MOC may also limit a license with respect to the permitted services that a licensee may offer.

INTERCONNECTION

    All telecommunications operators, including Netia, are obligated by the Communications Act to provide interconnection to other telecommunications networks established in Poland, the terms of which must be specified in an interconnection agreement. TPSA is currently the only entity allowed to

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provide domestic long distance and international telephone services in Poland.
As a result, all other fixed-line telephone operators in Poland must access the TPSA network in order to send calls to, or receive calls from, outside their licensed territories. Accordingly, functional sharing guidelines were issued by the MOC governing the relationship between TPSA and the private local operators in order to avoid abuse by TPSA of its monopoly position, which have since been revoked. The short-term general settlement guidelines assumed that the volumes of incoming and outgoing traffic were equal. Local licensed companies would not be compensated for incoming traffic (or outgoing calls in the Torun territory) and would retain 100% of revenues generated from outgoing local traffic, between 60% and 80% of revenues generated from outgoing long distance traffic and 30% of revenues generated from outgoing international traffic.

    The short-term general settlement policy was intended to provide a framework for individual contracts to be negotiated by the relevant parties. According to the Communications Act, if agreement cannot be reached between the parties within three months from the request for interconnection by a private operator, the operator may apply to the MOC for a decision on conditions of interconnection and settlement. The MOC has established procedures for legal action in order to finalize such agreements.

    According to the Communications Act's implementing regulations, the principles to be taken into consideration in determining the provisions of interconnection agreements are, among others:

    - the enhancement of benefits and revenues for both parties;

    - the investments already made and planned by the operator of the network to be interconnected to;

    - the objective that the operator of the network to be interconnected to receives the return of its justified costs and a justified profit; and

    - that settlement is not dependent on the amount of the tariff.

    In addition, the Communications Act provides that a network constructed by a private operator must comply with the standards provided under the Communications Act and the terms and conditions established in its permits or concessions in order to interconnect with the TPSA network. Otherwise, TPSA may rightfully deny access to its network. The burden of proof that such operator does not comply with provisions of the Communications Act rests with TPSA. The Communications Act protects private operators from TPSA by providing a mediation process whereby the MOC determines the conditions of cooperation and profit-sharing between private operators in the event that an agreement has not been concluded within three months following the date the request to interconnect to the TPSA network was made.

    In addition to mediation, if a telecommunications operator is wrongfully denied access to the TPSA network by TPSA, the operator may commence an action before the CCPO or in the civil courts of Poland for unfair competition and trade practices. Private telecommunications operators, including Netia, have experienced some difficulties in establishing acceptable interconnection arrangements with TPSA and have had to pursue legal remedies on several occasions. However, their rights of interconnection have been recognized by, and successfully enforced in, the Polish legal system.

    In October 1998, the MOC stated that it intended to introduce in 1999 a universal framework for all interconnection settlements among fixed-line telecommunications operators. The planned new interconnection regime would specify standard cooperation terms, principles of settlement and procedures for negotiations and dispute resolutions among parties. The MOC has stated that settlement rates among operators should, in the future, be based on actual costs incurred and the investments undertaken by each operator, as well as by reasonable overhead costs. The MOC has also stated that in some cases cost allocation may be based on well-documented estimates.

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    In late 1998, the MOC solicited recommendations on the interconnection issue from a group of alternative operators, including Netia. Subsequently, the recommendations were incorporated into a draft new interconnection framework. In September 1999 the MOC reiterated its intend to introduce the new interconnection framework, possibly before the end of 1999. However, there is no firm timetable to this process and there is no certainty as to when such recommendations will be adopted, if at all. We believe that the issuance of such decree, and the concurrent rebalancing of the TPSA tariff structure, may have an impact on Netia's financial results due to the anticipated reduction in settlement costs with TPSA following the introduction of such new interconnection framework and to the expectation that a future rebalancing of such tariffs for local calls (which constitute the bulk of Netia's current traffic) would result in increased charges for such calls. We cannot assure you, however, regarding the extent to which interconnection settlement costs may be reduced or local call charges increased.

    In April 1999, Netia filed a complaint against TPSA with the CCPO alleging that the interconnection fees by TPSA are excessive, do not include any mechanism to offset TPSA's cross-subsidization of public tariffs for local calls with revenue from its monopoly services (including long distance and international) and that TPSA has refused to negotiate in good faith with Netia to establish more balanced interconnection arrangements. Netia's complaint alleges that TPSA is thereby abusing its dominant position on the Polish market, in violation of Polish law. The complaint is presently pending before the CCPO.

TARIFFS AND PRICE REGULATION

    Private telecommunications operators, including Netia, may, at their discretion, determine the prices charged to their customers in accordance with the provisions of the Communications Act. However, they are obligated to keep the MOC informed of the tariffs, rates and fees which they charge and to provide certain services free of charge in the event of a national emergency. The MOC may set maximum charges for all operators for the provision of basic telephone services, although to date it has not done so. International tariffs must be agreed upon with the MOC before they may be implemented. In addition, telecommunications operators, including Netia, are required to publish their domestic and international tariffs. Tariffs of all operators are also subject to Polish antitrust rules, which prohibit activities such as price-fixing, abuse of dominant position and predatory pricing.

TARIFF REBALANCING

    TPSA has stated that, historically, it has not based its tariffs (and hence also the interconnection fees charged to other operators such as Netia) on the actual cost of services provided. The lack of cost transparency, according to TPSA, has resulted in a marked imbalance between relatively low charges for local traffic and relatively high charges for long distance and international traffic. In November 1998, TPSA announced that it had commenced steps to rebalance its tariff structure by decreasing the ratio of tariffs for certain long distance and international calls to tariffs for local calls. In August 1998, TPSA announced a reduction in its tariffs for certain long distance connections effective September 1, 1998 by 15% to 21%, followed by a 10% increase in tariffs for local calls in January 1999. Most recently, TPSA has announced that will increase local tariffs by another 14% as of July 1, 1999 and decrease tariffs for long distance connections by 16% to 18%. TPSA has also announced that the reduction was aimed at bringing its tariff structure closer to those prevalent in the EU countries. Concurrently, the MOC stated that the process of tariff rebalancing should continue until the end of 2003 and that the TPSA tariffs should follow the cost accounting system TPSA was originally required by the MOC to adopt by September 1999, which eventually would allow the tariffs to be based on the actual costs incurred. We cannot assure you, however, regarding the timing of the tariff rebalancing process or the extent to which tariffs will ultimately be rebalanced.

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PROPOSED NEW TELECOMMUNICATIONS LAW

    In 1998, the MOC prepared a draft new telecommunications law, which was subsequently approved by the government and sent to the parliament for debate in April 1999. The new telecommunications law, which is not expected to take effect before 2001, is intended to bring the Polish telecommunications regime closer to EU standards and to introduce novel concepts drawing from EU and international experience.

    The draft law is reported to contain important differences from the current Communications Act including, for instance, removing the ownership percentage limitations currently applied to foreign investors (except with respect to licenses to provide international services). The draft new law contemplates issuance of government concessions for the provision of telecommunications services through public telephony networks, the distribution or diffusion of radio and television signals through public networks and the provision of services requiring the reservation of radio frequencies. Each concession will specify the relevant frequencies, numbers and other technical specifications to be used by the holder. However, the law, as currently drafted, places no limit on the number of such concessions issuable to operators. The draft law also contains provisions aimed at preventing price-fixing and subsidizing the price of services by operators. In addition, the draft law introduces a revised interconnection framework. Lastly, the draft new telecommunications law establishes an independent regulatory body whose duties will include the regulation of the Polish telecommunications sector in collaboration with the MOC. The MOC would retain a policy-making function and the right to issue ordinances. However, the draft law has undergone numerous revisions and we cannot be certain as to what provisions will be ultimately enacted into law.

THE POLISH TELECOMMUNICATIONS INDUSTRY AND THE EUROPEAN UNION

    The Polish regulatory environment for telecommunications services is expected to undergo further change as a result of Poland's increasing commitments to the EU. In 1994, Poland applied for membership in the EU and in June 1997 the European Commission issued a positive opinion with regard to Poland's application. As a result, negotiations on Poland's admission to the EU commenced on March 31, 1998, with membership contemplated at the earliest in 2003. In this context, the European Commission has entered into an "Accession Partnership" with Poland, which will provide a framework for pre-accession negotiations and assist Poland in its preparation for EU membership. The Accession Partnership establishes priority areas for further regulatory, legal and other harmonization, linking progress in this process to financial assistance by the EU.

    The Accession Partnership with Poland identified the acceleration of the privatization restructuring of state enterprises (including TPSA) as a short-term priority that needed to be addressed in 1998. Accordingly, in November 1998 the government commenced the privatization of TPSA by selling a minority stake to the public. Medium-term priorities include, among many other items, further improvements and efficient enforcement in the field of competition, reinforcement of the antitrust and state aid authorities and alignment with EU legislation on telecommunications. In its November 3, 1998 report on Poland's progress towards accession, the European Commission noted that Poland needed to accelerate its progress towards a new telecommunications regime, including the establishment of an independent regulator.

    In 1991, Poland signed an agreement establishing an association between the EU and Poland based on progressive economic integration. The agreement remains the current basis for the European Union's relations with Poland. The agreement went into effect in 1994 and imposed progressive obligations on Poland to harmonize its competition rules with those of the EU insofar as they may affect trade between the EU and Poland. In addition, Poland agreed to promote EU telecommunications standards, systems of certification and regulatory approaches. By themselves, such broadly worded objectives cannot be said to create legally binding obligations that Poland is obligated to fulfill pursuant

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to its existing agreement with the EU. However, they may be considered prerequisites to Poland's admission to the EU. Therefore, they provide at least some general guidance as to the likely future direction of telecommunications legislation in Poland and, given the current state of development in Polish-EU relations, it appears that the future telecommunications regime in Poland will most likely have to be broadly aligned with EU law and policy. Moreover, certain provisions of Poland's agreement with the EU require Poland to align its competition rules with those of the EU. These rules have provided an important legal basis for the liberalization of telecommunications in the EU. They can therefore be relied upon already as a basis for the future harmonization of at least certain features of the Polish telecommunications regime with relevant EU standards.

    In this regard, the EU has adopted a number of directives that are intended to liberalize telecommunications and harmonize technical interface standards and related approval procedures, the licensing of telecommunications services and other related issues affecting market access. Pursuant to the EU Services Directive, EU member states were obliged to withdraw special and exclusive rights for all telecommunications services and networks as of January 1, 1998. However, the European Commission has granted additional transitional periods for Spain, Portugal, Ireland and Greece on account of their "less developed networks." Although a maximum of five years was originally envisioned as the additional transitional period, the European Commission decided on an individual assessment of the situation in each member state. Pursuant to such assessments shorter periods were established, which included three years for Greece, two years for Ireland and Portugal and 11 months for Spain. Luxembourg, on account of its "very small network," was permitted a deferment of seven months. Depending on the timetable of its accession to the EU, Poland could be in a position to justify a request for a transitional period using similar arguments to those employed by these EU member states. However, the policies followed by the European Commission so far and a recent tendency to shorten the derogation periods granted to certain EU member states all suggest that the margin for derogations, if any, that Poland could expect to receive from the EU would not be substantial. Therefore, Poland may come under increasing pressure to ensure full liberalization of its telecommunications environment by the date of its EU accession or shortly thereafter.

    In addition to the above measures, which are largely based on EU competition rules, an important component of EU law and policy in the telecommunications sector consists of so-called "Open Network Provision" rules. Essentially, these rules seek to ensure that dominant public telecommunications operators grant new entrants access to their network on non-discriminatory terms and conditions, in accordance with a minimum set of technical characteristics and at cost-oriented tariffs. To date, the EU has adopted legally binding rules in this area for the supply by telecommunications operators of leased circuits, voice services and interconnection. At least as a political matter, pre-accession adoption of these EU telecommunications rules by Poland would improve its position as a candidate for EU membership.

    The EU is also committed to ensuring that basic telecommunications services are available to all consumers. Specifically, certain public telecommunications operators are required to provide basic services to all users at an affordable cost and must also fulfill various other related obligations that serve social policy objectives. Under relevant EU law and policy, such obligations may be imposed, in the first place, on the principal public fixed-line telecommunications operator. However, other telecommunications operators may also be required to contribute to the provision of such services. Thus, if the Polish telecommunications law is harmonized with EU law and policy in this respect, Netia as well as other operators may become subject to similar obligations.

    The EU Licensing Directive sets out the conditions governing national licensing regimes in the EU for telecommunications services and networks. Individual licenses may only be required in certain specified cases, and the remaining telecommunications activities are either freely accessible or subject to general authorizations only. The Licensing Directive also provides a maximum list of conditions that may be attached to telecommunications licenses and defines procedural rules for granting such licenses.

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
WTO ACCORD ON BASIC TELECOMMUNICATIONS

    Poland became a member of the WTO on July 1, 1995 and is a signatory to the General Agreement on Trade in Services. Pursuant to the WTO Accord on Basic Telecommunications, which was signed on February 15, 1997 and ratified by Poland on July 29, 1998, Poland has committed to treat telecommunications service suppliers and services from other WTO members on a "most favored nation" basis. Poland has also committed to provide, among other things, market access to service suppliers and services of other WTO members, although many of its commitments provide for market access at some future time. For example, Poland has committed to provide market access for the provision of international telephone services on a facilities or resale basis by 2003. However, Poland did not commit to permit foreign ownership of over 49% in suppliers of wireless, long distance and international services and networks. Furthermore, Poland has also accepted WTO regulatory principles relating to, among other things, competitive safeguards to prevent anti-competitive measures by major service providers. Under these commitments, any universal service obligations must be administered in a transparent and non-discriminatory manner without placing unnecessary burdens on telecommunications operators. The principles committed to by Poland also refer to interconnection with major suppliers and obligate them to provide interconnection at any technically feasible point, on non-discriminatory terms, in a timely manner and at cost-oriented, reasonable, transparent and unbundled tariffs.

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
                                   MANAGEMENT

    Netia is governed by a management board (the "Management Board"), a supervisory board (the "Supervisory Board") and the general assembly of its shareholders.

    Generally, the shareholders of a Polish company such as Netia elect the members of its supervisory board and (although not the case with Netia, as described below) its management board and, as a group, hold decision-making power over the distribution and designation of profits, the issuance of shares, increases or decreases in share capital and potential mergers or divestitures of the company. The shareholders also vote on proposed amendments to that company's statute.

    The supervisory board generally maintains supervision over a limited number of the company's activities specified by law and the company's statute. Specifically, consistent with Polish legal requirements, the Supervisory Board reviews Netia's annual Polish statutory accounts, the Management Board's reports and the matters proposed to be presented at Netia's shareholders meetings. The Supervisory Board also sets the salaries of, imposes and enforces appropriate disciplinary action on, and examines issues raised by, the Management Board. In addition, the Supervisory Board approves the motions of the Management Board pertaining to the sale or encumbrance of real estate.

    Netia's statute presently requires a simple majority of votes cast in a meeting with a quorum of at least 50% of the members of the Supervisory Board present in order to adopt a valid resolution, except with respect to certain matters described below. The term of the members of the Supervisory Board is three years and may be renewed.

    The Management Board is responsible for matters not specifically reserved to either the shareholders or the Supervisory Board and effectively oversees the day-to-day management of Netia. In particular, the Management Board manages Netia's operations under the supervision of its President, serves as legal, governmental and third-party representative of the Company and issues resolutions concerning the business activities that Netia may undertake.

NETIA'S MANAGEMENT UNDER THE POST-IPO SHAREHOLDERS' AGREEMENT

    Telia, Dankner, Shamrock, Trefoil, the GS Entities, Warburg and the Company entered into the Post-IPO Shareholders' Agreement which became effective upon the completion of the IPO. Under the Post-IPO Shareholders' Agreement, among other things, our Supervisory Board was restructured so as to consist of 11 members, of whom Dankner, Trefoil and Shamrock, collectively, have the right (subject to maintaining certain share ownership thresholds) to appoint up to three members; Telia has the right (also subject to maintaining certain share ownership thresholds) to appoint up to three members, including the Chairman; Warburg has the right (also subject to maintaining a certain share ownership threshold) to appoint one member; and the remaining four members are elected by the general assembly of shareholders and will be "independent" (except for one member elected by a group of Netia's founding shareholders and for one member appointed jointly by Telia, Dankner, Shamrock, Trefoil and Warburg, subject to Warburg maintaining a certain share ownership threshold). In connection with the purchase of approximately 16% of our ADS's in the IPO, Telia, Dankner, Shamrock, Trefoil and Warburg agreed to vote their shares to elect a representative of BRE Bank to our supervisory board.

    Under the Post-IPO Shareholders' Agreement, Dankner, Trefoil and Shamrock, acting together, have the right to appoint three members of the Supervisory Board only for as long as Dankner, Trefoil, Shamrock, the GS Entities and their Permitted Controlled Affiliate Transferees (as defined in the Post-IPO Shareholders' Agreement) collectively own 10% or more of the outstanding voting securities of Netia. As long as they own 5% or more (but less than 10%) of the outstanding voting securities of Netia, they have the right to appoint two members. Their right to appoint directors shall terminate completely at such time as those shareholders cease to own, in the aggregate, at least 5% of the outstanding voting securities of Netia.

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
    Telia has the right to appoint three members of the Supervisory Board only for as long as Telia and its Permitted Controlled Affiliate Transferees own 10% or more of the outstanding voting securities of Netia, and two members for as long as they own 5% or more of the outstanding voting securities of Netia. Telia's right to elect directors shall terminate completely at such time as it ceases to own at least 5% of the outstanding voting securities of Netia.

    Warburg has the right to appoint one member of the Supervisory Board only for as long as Warburg and its Permitted Controlled Affiliate Transferees own 5% or more of the outstanding voting securities of Netia. Warburg's right to elect a director shall terminate completely at such time as it ceases to own at least 5% of the outstanding voting securities of Netia.

    At such time that the number of members of the Supervisory Board appointed respectively by Telia, Dankner, Trefoil and Shamrock, or Warburg, is reduced as a result of their share ownership being reduced below one of the foregoing levels, the relevant party shall cause the requisite number of its appointees to the Supervisory Board to resign and the vacancy will be filled by a person or persons elected by Netia's shareholders generally.

    Dankner, Trefoil, Shamrock, Telia and Warburg also have the right to jointly appoint one additional member of the Supervisory Board, it being their intention to appoint a person with experience and expertise in international telecommunications activities, only for as long as Warburg and its Permitted Controlled Affiliate Transferees own 5% of the outstanding voting securities of Netia.

    Under the Post-IPO Shareholders' Agreement, the following matters require the approval of a majority of the total number of members of the Supervisory
Board:

    - presentation to Netia's general assembly of shareholders of a written report on the results of the Supervisory Board's examination of Netia's balance sheet and the profit and loss account;

    - presentation to Netia's general assembly of shareholders of a written report on the results of the Supervisory Board's examination of the report and the recommendations of the Management Board with respect to the division of profits or coverage of losses;

    - appointment and removal of the members of the Management Board (except for any members with respect to whom Netia's statute reserves the right of appointment to one or more shareholders) and the issuance of by-laws for the Management Board;

    - setting or changing the compensation of the Management Board or approving the employment contracts of the members of the Management Board, and the setting and changing of any incentive plan for the Management Board and other key Netia employees;

    - approval of business plans and annual budgets for Netia;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, consent to incurring or making loans or other indebtedness in excess of $100,000 in a single or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the authorization of capital expenditures, obligations or commitments in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the giving of any guarantee or indemnity with respect to the obligations or liability of any other entity, which guaranty or indemnity shall be in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the acquisition of real estate for a purchase price exceeding $100,000 in a

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
      single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, consent to the sale, lease, pledge, hypothecation, encumbering or transferring of any of Netia's assets having a value in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies; provided, however, that sales of products and obsolete equipment in the ordinary course of business will be subject to no such restriction;

    - unless otherwise provided in the most recent business plan or budget of Netia approved by the Supervisory Board, the making of any investment or funding of any amounts in or with respect to any non-telecommunications-related businesses or operations of Netia (including, for this purpose, Uni-Net), whether under existing contractual arrangements or otherwise;

    - consent to the commencement, settlement, assignment, compromise or release of any claim of or against Netia in excess of $100,000 in a single transaction or series of related transactions or the equivalent amount in Polish Zloty or any other currencies;

    - bidding for any license or concession or agreeing to the material modification of any existing license of Netia or any subsidiary;

    - consenting to acquiring shares of or investing in other entities other than existing subsidiaries of the Company; and

    - any matter concerning which the Management Board has reached a voting deadlock and which has been certified to the Supervisory Board by the Chairman of the Management Board.

    Under the Post-IPO Shareholders' Agreement, at any meeting of the Supervisory Board, a quorum consists of a majority of the members of the Supervisory Board, but must include at least one member of the Supervisory Board appointed by Telia (for so long as Telia and its Permitted Controlled Affiliate Transferees own at least 8% of Netia's outstanding voting securities), at least one member of the Supervisory Board appointed by Dankner, Trefoil, Shamrock and the GS Entities (for so long as Dankner, Trefoil, Shamrock, the GS Entities and their Permitted Controlled Affiliate Transferees collectively own at least 8% of Netia's outstanding voting securities) and the member of the Supervisory Board appointed by Warburg (for so long as Warburg and its Permitted Controlled Affiliate Transferees own at least 8% of Netia's outstanding voting securities). If at any meeting of the Supervisory Board the requisite quorum is not present, the members present are entitled to adjourn the meeting (by written notice to the other members) to a date not sooner than five business days following the date originally proposed for such meeting and the quorum required at the adjourned meeting consists of the members of the Supervisory Board present at that meeting.

    These provisions of the Post-IPO Shareholders' Agreement have been incorporated into Netia's statutes, which became effective subsequent to the closing of the IPO. On July 26, 1999, the shareholders of Netia approved the revised statute of Netia. Although one shareholder of Netia objected to the resolution approving the amendments to the statute, this shareholder did not object to the issuance of the common shares being issued pursuant to the IPO. See "--Legal Proceedings."

    Prior to completion of the IPO and the effectiveness of the Post-IPO Shareholders' Agreement, the relations among Netia and its principal shareholders were governed by a Pre-IPO Shareholders' Agreement, dated as of June 30, 1999 (the "Pre-IPO Shareholders' Agreement"). The terms of this agreement were substantially similar to those of the Post-IPO Shareholders' Agreement, except that it provided for a ten-person Supervisory Board, of which Danker, Trefoil, Shamrock and the GS Entities had the right to elect up to three members; Telia had the right to elect up to three members; Warburg had the right to appoint one member; Dankner, Trefoil, Shamrock, the GS Entities and Warburg jointly had the right to appoint one member (all subject to maintaining certain share ownership thresholds);

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
and, of the remaining two members, one was to be elected by the general assembly of shareholders and one by a group of Netia's founding shareholders; and it did not provide for "independent" directors.

    Set forth below is a list of the current members of the Supervisory Board:

NAME                                                      AGE                         APPOINTED BY
-----------------------------------------------------     ---     -----------------------------------------------------

Kaj Juul-Pedersen (Chairman).........................         55  Telia

Lars Rydin...........................................         52  Telia

Hans Golteus.........................................         57  Telia

Shmuel Dankner.......................................         67  Dankner/Trefoil/Shamrock/GS Entities

Uri Levit............................................         61  Dankner/Trefoil/Shamrock/GS Entities

Michael Geiger.......................................         60  Dankner/Trefoil/Shamrock/GS Entities

Roberto Italia.......................................         33  Warburg

David Oertle.........................................         53  All shareholders

Andrzej Radziminski..................................         55  Holders of certain Class A shares

Jan Guz..............................................         54  All shareholders

Donald Mucha.........................................         66  All shareholders

    In connection with BRE's participation in the IPO, Telia, Dankner, Shamrock, Trefoil and Warburg undertook to vote their shares in favor of adding a representative of BRE to the Supervisory Board. On September 24, 1999, Netia's shareholders voted to increase the size of the Supervisory Board to twelve members. It is anticipated that Telia, Dankner, Shamrock, Trefoil and Warburg will designate a BRE member shortly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments."

    Netia's Management Board consists of six members, all of whom are appointed by the Supervisory Board (except for one member who is appointed by certain founding shareholders of Netia pursuant to Netia's statute). See "Legal Proceedings." Under the Post-IPO Shareholders' Agreement, if the Management Board is deadlocked on any matter, the deadlock will be resolved by the Supervisory Board upon certification of the issue by the Chairman of the Management Board.

    Set forth below is a list of the current members of the Management Board:

NAME                                                      AGE                             TITLE
-----------------------------------------------------     ---     -----------------------------------------------------

Meir Srebernik.......................................         40  President and Chief Executive Officer

Kjell-Ove Blom.......................................         56  Chief Operating Officer

Maxymilian Bylicki...................................         42  Member

Avraham Hochman......................................         43  Chief Financial Officer/Vice President-Finance

Jan Lobaszewski......................................         49  Member (appointed by holders of certain Class A
                                                                  shares)

George Makowski......................................         45  Chief Marketing Officer

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
NETIA TELEKOM AND NETIA SOUTH

    Netia Telekom and Netia South each is governed by a supervisory board and a management board. Under the Pre-IPO Shareholders' Agreement, the statutes of Netia Telekom and Netia South were amended and restated to be substantially identical to the parent company's statutes and the members of the supervisory and management boards of Netia Telekom and Netia South were made substantially identical to the Supervisory Board and the Management Board.

BIOGRAPHIES

    The following is a brief biography for each of the current members of the Supervisory Board and the Management Board of Netia.

    KJELL-OVE BLOM has served as a member of Netia Telekom's and Netia South's management boards since October 1997 and its Chief Operating Officer since June 1999. Between 1986 and 1994, Mr. Blom held various positions in Telia such as Director of Sales in Stockholm and Director and Vice President of Network Services and served as a member of the supervisory boards of various of Telia's subsidiaries. Between 1994 and 1997, Mr. Blom was Vice President of Strategy and Vice President of Operations for Unisource, a pan-European telecommunications operator 33% owned by Telia. Before joining Telia, he worked as a sales representative for IBM and as an information technology director in two Swedish companies. Mr. Blom has a Ph.D. degree in Human Ecology and an M.S. degree in Civil Engineering.

    MAXYMILIAN BYLICKI has served as a Human Resources and Administrative Director of Netia Telekom since June 1998 and as a member of Supervisory Board of Netia Telekom Torun and Netia Telekom Wloclawek since July 1998. Between 1993 and June 1998, he was the Organization Development Director and the Warsaw Region Director of Centertel, Poland's first cellular telephone operator. From 1989 to 1993, Mr. Bylicki was head of The State Agency for Artistic Education in Poland. Mr. Bylicki holds an M.A. degree in Music and in 1997 received an M.B.A. degree from the University of Calgary.

    SHMUEL DANKNER has served as a member of the Supervisory Board since May 1996, as a member of Netia Telekom's supervisory board since October 1995 and as a member of Netia South's supervisory board since February 1997. Mr. Dankner has also been Chairman of the boards of directors of Dankner and Matav Cable Systems Media Ltd. ("Matav") for more than the past five years. In addition, Mr. Dankner served as Chairman of the board of directors of Dor Chemicals Limited from October 1963 until May 1996 and of Dor Energy (1988) Limited from July 1988 until May 1996. Mr. Dankner has a B.Sc. degree in Chemical Engineering from the University of California at Berkeley and an M.Sc. degree in Chemical Engineering from Columbia University in New York.

    MICHAEL GEIGER has served as a member of the Supervisory Board since May 1996, as a member of Netia Telekom's supervisory board since October 1995 and as a member of Netia South's supervisory board since February 1997. For more than the past five years, Mr. Geiger has been engaged in business management and consulting and has rendered consulting services to Shamrock. Mr. Geiger has a B.Sc. degree in Economics from Tel Aviv University and an M.A. degree in Economics from the University of California at Los Angeles.

    HANS GOLTEUS has served as a member of the Supervisory Board since March 1999. Prior to joining Telia in March 1999 as Head of Business Area International, Mr. Golteus served as President and Chief Operating Officer of Norwegian Cruise Line Ltd. and Kloster Cruise Ltd. in the United States. Between 1970 and 1987, Mr. Golteus served with the Swedish telecommunications company Ericsson in a number of capacities in Sweden and Latin America. Between 1978 and 1980, Mr. Golteus headed Ericsson's department for signalling systems, and between 1980 and 1986 he served as General Manager for Ericsson do Brasil in Sao Paulo. He also served as Vice President of L.M. Ericsson in Stockholm. Mr. Golteus has an M.Sc. degree in Electronics Engineering from Kungliga Tekniska Hogskolan in Stockholm.

    JAN GUZ has served as Vice Chairman of Netia Telekom's supervisory board since April 1997 and Vice Chairman of Netia South's supervisory board since February 1997. Mr. Guz is also Chairman of the supervisory board of Heros Life Insurance Company. From 1996 to January 1997, Mr. Guz was the President of Netia Telekom's management board. From 1994 to 1995, Mr. Guz was General Director of the Department of Economic Policy at the Prime Minister's Office. During 1993, Mr. Guz was Commercial Counsellor at the Embassy of Poland in Thailand. Mr. Guz has an M.A. in Economics and Operational Research from the Warsaw School of Economics and a Ph.D. in Economics from the Warsaw School of Economics, and in 1997 graduated from the International Institute for Management Development in Lausanne.

    AVRAHAM HOCHMAN was appointed Chief Financial Officer/Vice President-Finance of Netia Holdings S.A., Netia Telekom and Netia South effective October 1, 1998. Until recently, Mr. Hochman served as the Chief Financial Officer of Bezeq, the Israel Telecommunication Corp. Limited, the main telecommunications network operator in Israel. From 1987 to 1994, Mr. Hochman served as Chief Financial Officer and Vice President of Finance of the Israeli Postal Authority.

    ROBERTO ITALIA has served as a member of the Supervisory Board since July 1999. Mr. Italia is a vice president of E.M. Warburg, Pincus & Co. LLC and has been associated with the firm since September 1994. Prior to joining Warburg, Mr. Italia was an officer in the international business development unit of STET SpA, now Telecom Italia. He is a director of WPJV Mediterranean Telecommunications B.V., Worldlink Telecomunicazioni S.p.A., Socratel Iberica S.A., Telecom Dynamics S.A., and Lister Healthcare Group Ltd. Mr. Italia has a B.A. degree in economics from LUISS of Rome, Italy and a M.B.A. degree from INSEAD of Fontainebleau, France.

    KAJ JUUL-PEDERSEN was appointed as a member of each of Netia Telekom's Supervisory Board and Netia South's supervisory board during October 1997, and in January 1998 was elected Chairman of the supervisory boards of both companies. He was elected Chairman of the Supervisory Board in March 1999. Mr. Juul-Pedersen joined Telia in August 1997 to serve as President of Telia A/S (Denmark) after 25 years of service with Ericsson in a number of capacities in Denmark, the United Kingdom and Sweden, and later as Vice President of Ericsson AB and President of Ericsson Sp. z o.o., Ericsson's Polish company. Between 1995 and 1997, Mr. Juul-Pedersen was President of ECTEL, the European Telecommunication and Professional Electronic Industry.

    URI LEVIT has served as a member of the Supervisory Board since May 1999. Since December 1997, Mr. Levit has served as Acting Vice Chairman of Dankner Investments Ltd. and Matav-Cable Systems Media Ltd. and as a director of Partner Communication Company Ltd. Prior to December 1997, Mr. Levit was the Managing Director of Hapoalim Investments Ltd. and served as a director of various companies, including Taldor Computer Systems 1986 Ltd., Ophir Holdings Ltd., Hapoalim Electronic Communication Ltd., Toren Insurance Agencies Ltd., Orlite Industries (1959) Ltd., Hazera (1939) Ltd., Hapoalim Leasing Ltd., Teledata Communication Ltd., Industrial Building Corporation Ltd., Transclal Trade Ltd. and Maximedia Outdoor Advertising Ltd. Mr. Levit has a B.A. in Economics and Social Sciences from the Hebrew University in Jerusalem.

    JAN LOBASZEWSKI has served as a member of the Management Board since May 1996 and has been a member of the management board of the law office "Lex" Co. Ltd. since 1988. Mr. Lobaszewski graduated from the Faculty of Law at Warsaw University.

    GEORGE MAKOWSKI joined Netia in August 1998 as its Vice President of Sales and Marketing. Previously he had worked as the Chief Operating Officer of PCI, Poland's largest cable television operator serving in excess of 860,000 subscribers. From August 1993 to January 1997, Mr. Makowski held the position of Vice President of Marketing for Ameritech International. During this time he served as Sales and Marketing Director of Centertel S.A., Poland's first cellular telephony operator, in which Ameritech has an equity interest. From 1986 to 1993, Mr. Makowski held various senior management roles within Groupe Bull S.A. Mr. Makowski holds a degree in Engineering and in 1985 graduated from Cranfield School of Management with an M.B.A.

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
    DONALD MUCHA has served as a member of the Supervisory Board since April 1992. Mr. Mucha is also Chairman of the boards of directors of each of MMP Investments, Inc., a company specialized in international investments with its main emphasis in Poland; Pro-Invest International Ltd., one of Poland's leading consulting companies; and Avid Group, a multimedia company in the United States. Mr. Mucha is also on the supervisory board of Pro-Capital S.A., a Polish brokerage company. Mr. Mucha has studied at the University of Illinois, the University of Chicago and Kent College of Law. He holds B.S. and M.B.A. degrees.

    DAVID OERTLE was appointed as a member of the Supervisory Board on September 24, 1999. Mr. Oertle is Chairman of UK's First Telecom Group Ltd and Mediterranean Communications and has been Chief Executive Officer of Esprit Telecom Group Ltd, U.K. and Techcomm Group Ltd, Australia, as well as Chief Operating Officer of Telstra, Australia and Senior Officer of AT&T and Sprint, U.S.A. Mr. Oertle holds a B.S. degree in economics and a B.S. degree in political science from University of Wisconsin.

    ANDRZEJ RADZIMINSKI has served as a member of the Supervisory Board since May 1996. Mr. Radziminski was the President of the Management Board since Netia's establishment in 1990 until his election as Chairman. Mr. Radziminski has also been a member of Netia Telekom's supervisory board since October 1995 and of Netia South's supervisory board since February 1997. Until recently, Mr. Radziminski was Deputy Director General of Polska Poczta Telegraf i Telefon. He has an M.Sc. degree from the Faculty of Electronics of the Warsaw Technical University and a postgraduate studies diploma from the Faculty of Law of the University of Warsaw.

    LARS RYDIN was appointed as a member of each of Netia Telekom's supervisory board and Netia South's supervisory board during October 1997. Mr. Rydin has held various positions at Telia since 1984 and has been Vice President of the Network Services Division at Telia since 1992. Mr. Rydin is a board member of each of Unisource Computer Services, Telia A/S Danmark and Telia A/S Norge. Mr. Rydin has a B.A. degree from the University of Stockholm.

    MEIR SREBERNIK has served as a member of the Management Board since November 1994, as President of the Management Board since May 1996, and as President and Chief Executive Officer of Netia Telekom's and Netia South's management boards since January 1998 and December 1997, respectively. Mr. Srebernik served as a member of Netia Telekom's supervisory board from October 1995 to December 1997 and as a member of Netia South's supervisory board from February 1997 to December 1997. Between 1993 and 1994, Mr. Srebernik was Vice President for Telecommunications of the Dankner Group. From 1987 to 1993, Mr. Srebernik was head of the Cable Television Division of the Israeli Ministry of Telecommunications. Mr. Srebernik graduated from the Business School of Economics of the Hebrew University in Jerusalem.

REMUNERATION OF THE MEMBERS OF THE MANAGEMENT AND SUPERVISORY BOARDS

    In 1998, Netia Holdings S.A., Netia Telekom and Netia South paid an aggregate of PLN 6.4 million ($1.6 million) to the members of their respective management boards for services in all capacities (excluding, with respect to Mr. Srebernik, PLN 0.9 million ($0.2 million) paid pursuant to a consulting agreement between Netia and Galopus Co. Ltd. ("Galopus"), as described below under "Certain Relationships and Transactions with Related Parties--Additional Agreements." Netia also has granted Galopus various "phantom stock options" described under "Certain Relationships and Transactions with Related Parties--Additional Agreements." Currently, the members of the supervisory boards of each of Netia, of Netia Telekom and Netia South do not receive any remuneration for their positions on such supervisory boards. Netia also has granted Galopus certain "phantom stock options" described under "Certain Relationships and Transactions with--Related Parties Additional Agreements," Netia Holdings S.A., Netia Telekom and Netia South have not set aside any amounts for pension, retirement or similar benefits for or on account of the members of their respective management boards and supervisory boards except for social security payments made to the applicable Polish authorities with

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
respect to those individuals who are employees as required under Polish law. See "Certain Relationships and Transactions with Related Parties--Additional Agreements."

STOCK OPTION PLAN

    In April 1999, Netia's shareholders approved the creation of the Stock Option Plan, pursuant to which Netia may issue options to purchase a number of common shares representing not more than 5.0% of the number of common shares that are outstanding immediately prior to an initial public offering of Netia's stock to executive management, directors, officers and other employees of Netia. The Stock Option Plan is intended to provide incentives to executive management, officers and other employees of Netia. All options granted under the Stock Option Plan will vest over periods up to three years after the date of the grant. Upon the occurrence of certain events such as consolidations, mergers or stock dividends payable in the capital stock of Netia, warrants or other rights to acquire such stock, an optionee's rights with respect to options granted are to be adjusted as provided in the Stock Option Plan. The Stock Option Plan will be administered by a committee selected from among members of the Supervisory Board, which will determine to whom options are granted, the number of shares subject to particular options and the other terms and conditions of the exercise thereof.

    The concept of authorized but unissued share capital does not exist in Poland. Accordingly, to facilitate future implementation of the Stock Option Plan, we issued 233,488 Series W common shares to a Jersey corporation at par value (I.E., PLN 6.00 per share). The shares, which currently comprise approximately 1.1% of all outstanding common shares of Netia but whose number may be increased to 1.5% in the near future, will be held by a company established by the trust for that purpose, to be issued to the holders of the options upon exercise thereof. Upon exercise of the options the trust will pass the exercise price back to Netia. Netia has no economic interest in, and it is not a parent company of, that corporation. It is our intention ultimately to increase the number of shares available for employee options to approximately 1,100,000 common shares.

    Option grants will be made to employees of Netia under grant agreements which will provide, among other things, that the vesting of certain unvested options granted to such individuals will accelerate (i) upon such individual's termination of employment without cause, as a result of death or as a result of disability and (ii) upon certain changes in control (each, an "Acceleration Date"). Pursuant to such agreements, the options otherwise exercisable within up to three years will vest upon the occurrence of an Acceleration Date.

    Netia has entered into letter agreements with companies controlled by each of Avraham Hochman, Kjell-Ove Blom, and George Makowski and Maxymilian Bylicki under which Netia agrees to grant these officers options to purchase shares representing 0.2%, 0.2%, 0.15% and 0.15%, respectively, of Netia's common stock issued and outstanding immediately prior to an initial public offering at exercise prices ranging between $8.40 and 75% of the price per share in the initial public offering. The options when granted will vest in three equal installments, with the first vesting of any of these options having taken place in April 1999.

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
                             PRINCIPAL SHAREHOLDERS

    As of September 1, 1999 (and giving effect to the IPO and the Warbug Transaction), Telia, Dankner, Trefoil, Shamrock and Warburg own 29.25%, 9.39%, 5.93%, 3.08% and 9.80%, respectively, of the outstanding voting securities of Netia. See "Certain Relationships and Transactions with Related Parties."

TELIA

    Telia, the Swedish public telephone company established in 1853, owns a 29.25% interest in Netia. Telia is a well-established European telecommunications company with experience in building and operating local telephone networks in areas experiencing competition in the local telephony market. The Swedish market has been open to competition since 1990 and today is considered to be one of the most deregulated telecommunications markets in the world. Telia has over six million telecommunications customers and is the largest telecommunications company in the region comprised of Denmark, Finland, Norway and Sweden. In addition, Telia also operates, primarily through joint-venture companies, in a number of other locations including Estonia, Latvia, Lithuania, Russia, Southeast Asia, India, South America and the United Kingdom. Telia has advised us that it regards its investment in Netia as an important element of this investment strategy. Telia is wholly owned by the Swedish government.

    Telia is rapidly expanding outside Sweden in both fixed and mobile telecommunications. In March 1999, the governments of Sweden and Norway agreed to consummate the merger of Telia and Telenor, the Norwegian state-owned national telecommunications company. Upon completion, the combined company should be one of the leading telecommunications companies of Europe and is expected to be privatized by the end of 2000. Based on publicly reported information, 1998 pro forma revenue and operating income would have been SEK 81 billion (approximately $9.7 billion) and SEK 10 billion (approximately $1.1 billion), respectively.

    The net sales and operating income for 1998 for Telia and its subsidiaries (the "Telia Group") were SEK 51.2 billion (approximately $6.1 billion) and SEK
7.6 billion (approximately $917 million), respectively. With over 30,000 employees, the Telia Group is one of the largest Swedish business groups.

    Telia has played a significant role in Netia, assisting with the design, operation and maintenance of our network and the execution of business strategy. Telia has also contributed its expertise in operations, maintenance, sales, marketing, training, advanced technological support, equipment procurement and recruiting.

DANKNER

    Dankner is a company through which the Dankner Group, one of the leading privately owned concerns in Israel (the "Dankner Group"), carries out its real estate and communications activities. Dankner is listed on the Tel Aviv Stock Exchange. Dankner is 84.04% owned by members of the Dankner family and 10.51% by the Gilinski family, with the remaining 5.4% owned by the public. No single entity possesses voting or investment control over Dankner. Dankner holds a 42.9% equity interest in Matav, an Israeli cable television company traded on the Tel Aviv and New York Stock Exchanges, with a market value of $484 million as of May 13, 1999. Matav has approximately 275,000 subscribers in a 435,000-household licensed territory. Matav holds a 20.3% stake in Partner, the consortium that in April 1998 won the tender for the third cellular license in Israel and which is building Israel's first and only GSM network. Partner started commercial operations in January 1999 and the investment in its GSM network is expected to reach $1 billion. Dankner also has a broad range of real estate developments in Israel. Dankner also has interests in a range of residential and commercial projects and specializes in integrated residential neighborhoods, with special stock market capitalization as of May 13, 1999 of approximately $167 million.

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
    Outside the communications and real estate sectors, the Dankner Group has operations in the energy industry, where it owns 64.7% of Dor Energy Ltd. and 100.0% of Dor Gas Ltd. Dor Energy Ltd. is traded on the Tel Aviv Stock Exchange and the London Stock Exchange; it commenced operations in 1990 and in eight years has gained about 16% of the fuel market in Israel, with a turnover of over $450 million in 1998. Dor Gas Ltd. is one of the leading liquid petroleum and gas marketing companies in Israel with about a 30% share of the Israeli market. The Dankner Group is also involved in petrochemicals, through a 67% shareholding in Dor Chemicals Ltd.; in the production of salt, through an 85% holding in Israel Salt Industries; and in the production of molding compounds, through a 100% holding in Carmel Chemicals Ltd. The Dankner Group holds an approximate 12% shareholding in Bank Hapoalim, the largest bank in Israel, and it constitutes 25% of that bank's controlling group.

TREFOIL AND SHAMROCK

    Shamrock, founded in 1978, is the privately owned investment company of the Roy E. Disney family and is controlled by Roy E. and Patricia A. Disney. Shamrock is headquartered in Burbank, California. Trefoil, an investment fund, was organized in 1990 by the senior executives of Shamrock. Roy E. and Patricia
A. Disney and Stanley P. Gold have investment control over Trefoil by virtue of their control over the general partner of Trefoil. Over a period of approximately 20 years, Shamrock and its affiliates (the "Shamrock Group") have made significant investments in a broad range of businesses including: Central Soya Company, a leading agribusiness company; Enterra Corporation, an international energy services company; Show Industries, Inc. and Sound Warehouse, Inc., recorded music and video retailers; Shamrock Broadcasting Inc., a radio broadcasting company; Matav; L.A. Gear, Inc., an athletic and lifestyle footwear company; The Grand Union Company, a retail food store chain; Applause Enterprises, Inc., a marketer of licensed and branded gift and toy products; Fantastic Foods, Inc.; Cascadian Farm Incorporated; Muir Glen, LLC, natural and organic food companies; and Koor Industries Limited, the largest industrial holding company in Israel.

WARBURG, PINCUS

    E. M. Warburg, Pincus & Co., LLC and its affiliates comprise a major global private equity investment firm that manages approximately $7 billion of investments in its private equity investing activities, with a further $5 billion available for investment.

    The table below sets forth certain information regarding the beneficial ownership of Netia's capital stock as of September 3, 1999 (including the IPO and the Warburg Transaction) by (i) each beneficial owner of 10% or more of Netia's voting securities and (ii) the total amount of Netia's voting securities owned by Netia's officers and directors as a group.

                                                                        CAPITAL
NAME OF BENEFICIAL OWNER                                                 STOCK     PERCENTAGE
---------------------------------------------------------------------  ----------  -----------

Dankner Investments Ltd.(1) .........................................   2,488,862        9.39%
5 Hashla Street
Tel Aviv, Israel 62283

Shamrock Holdings Inc.(1) ...........................................     815,365        3.08%
4444 Lakeside Drive
Burbank, CA 91505 U.S.A.

Telia AB ............................................................   7,750,355       29.25%
Marbackagatan 11
Farsta, Sweden SE-123 86

                                                                        CAPITAL
NAME OF BENEFICIAL OWNER                                                 STOCK     PERCENTAGE
---------------------------------------------------------------------  ----------  -----------
Trefoil Capital Investors, L.P.(1) ..................................   1,571,163        5.93%
4444 Lakeside Drive
Burbank, CA 91505 U.S.A.

Warburg, Pincus Equity Partners, L.P.(2) ............................   2,597,403        9.80%
Warburg, Pincus Ventures International, L.P.
c/o E.M. Warburg, Pincus & Co. LLC
466 Lexington Avenue
New York, New York 10019

Members of the Supervisory Board and Management Board and other           143,910        0.54%
  officers of Netia, as a group(3)...................................

------------------------

(1) Does not give effect to an agreement among Dankner, Trefoil and Shamrock concerning the voting of shares of capital stock owned by them. See "Certain Relationships and Transactions with Related Parties."

(2) The sole general partner of Warburg, Pincus Equity Partners, L.P. ("WPEP") and Warburg, Pincus Ventures International, L.P. ("WPVI") is Warburg, Pincus & Co., a New York general partnership ("WP"). Warburg, a New York limited liability company, manages both WPEP and WPVI. The members of Warburg are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg and may be deemed to control both WP and Warburg. WP has a 20% interest in the profits of both WPEP and WPVI as the general partner, and also owns approximately 2.0% of the limited partnership interests in WPEP and approximately 1.25% of the limited partnership interests in WPVI.

(3) This excludes the common shares subject to options which may be granted under the Stock Option Plan when it becomes effective and to shares issuable upon the exercise of certain rights and options granted to a company controlled by Mr. Srebernik.

          CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

OPTION EXERCISE AGREEMENT

    In August 1998, Telia, Dankner, Trefoil, Shamrock and the GS Entities entered into an option exercise agreement which was amended and restated in December 1998 (the "Option Exercise Agreement") pursuant to which Telia exercised the Telia Exchange Option and Telia Incentive Option. See "Principal and Selling Shareholders." Effective March 1999 upon the closing of the transactions contemplated by the Option Exercise Agreement, Telia received approximately 3,727,340 common shares in exchange for its interests in Netia Telekom and Netia South and an additional 1,447,168 common shares pursuant to the Telia Incentive Option for an aggregate purchase price of $23.9 million. The Option Exercise Agreement contains representations and warranties, and corresponding indemnities relating to breaches thereto, from Netia, Dankner, Trefoil, Shamrock and the GS Entities to Telia, and from Telia to Netia and Dankner, Trefoil, Shamrock and the GS Entities.

    In April 1999, the parties to the Option Exercise Agreement entered into an amendment to that agreement and in May 1999 consummated the Telia Capital Increase, pursuant to which we issued an aggregate of 2,597,402 shares of our common stock to Telia and certain existing shareholders for the aggregate amount of $50 million. The Telia Capital Increase became effective upon registration of all shares with the Commercial Court in Warsaw.

POST-IPO SHAREHOLDERS' AGREEMENT

    As noted above under "Management," upon completion of the IPO, Telia, Dankner, Trefoil, Shamrock, the GS Entities, Warburg and Netia entered into two post-IPO shareholders' agreements (with the GS Entities being parties to only one of these agreements) which sets forth the understanding of the parties as to their ownership interests and the governance of Netia. In addition to the provisions concerning the governance of Netia described under "Management," the Post-IPO Shareholders' Agreement contains the agreement of the parties on the following:

RIGHT OF FIRST OFFER

    If any shareholder who is a party to the Post-IPO Shareholders' Agreement wishes to transfer any portion of the shares held by it, such selling shareholder must notify the other such shareholders of the proposed sale or transfer. Upon such notification, each non-selling shareholder who is party to the Post-IPO Shareholders' Agreement may submit an unconditional offer to purchase the shares being offered at the price and upon the terms set forth in such transfer notice. (Furthermore, Dankner, Trefoil, Shamrock and the GS Entities have agreed that if any of them wishes to transfer any portion of their shares of Netia stock, it must notify the others of the proposed sale and offer them the opportunity to purchase such shares prior to offering such shares to Telia and Warburg.) If none of the non-transferring parties submits such offer to purchase, then the selling shareholder has the right to consummate a sale to a third party at a price not lower than the price, and upon the terms, set forth in the transfer notice.

DISPOSAL OF CERTAIN ASSETS

    The parties to the Post-IPO Shareholders' Agreement have agreed, as also set forth in the Pre-IPO Shareholders' Agreement, to cause Netia to sell, transfer, spin off or otherwise dispose of our Non-telecommunications Businesses as soon as practicable and to use all commercially reasonable efforts to cause such sale, transfer, spin-off or disposition (i) to be effected by December 12, 1999 and (ii) to be effected in such a manner so as to avoid Netia assuming or retaining any liabilities or obligations relating to such operations.

NON-COMPETITION

    Each of the shareholders who is a party to the Post-IPO Shareholders' Agreement has agreed that, as long as such shareholder owns 5.0% or more of the outstanding voting securities of Netia (or, if earlier, upon the termination of the agreement with respect to such shareholder), and in each case for a period of one year thereafter, it shall not, directly or indirectly, own, manage, operate, join, control or participate in, be compensated by or invest in, or be connected with, any telecommunications entity or otherwise engage in any telecommunications activities (such as fixed-line, cellular, value-added, CPE and content provision for cable television), in any such case, in the territory of the Republic of Poland, other than Netia or its subsidiaries. However, the following activities shall be exempt from the scope of this clause:

    - the wireless public trunked radio activities of Uni-Net,

    - the activities conducted by Unisource N.V., a Dutch company of which Telia is a shareholder (provided that Telia may not provide any advice or support in connection with the activities conducted by Unisource N.V. in Poland) and the conduct by Telia of its ordinary course of business activities as a provider of telecommunications services in Sweden and other countries which may involve the interaction and exchange of services with providers of telecommunications services in Poland;

    - investment banking activities by Goldman Sachs International and/or its affiliates; provided that such shareholder implements and maintains appropriate "Chinese Wall" safeguards;

    - an investment or other engagement by a shareholder in an entity that is not engaged in local, domestic long distance, international fixed-line telephony and/or voice-over Internet services, but rather is engaged in other telecommunications activities such as cellular or other wireless mobile services or cable television in Poland. However, this last exemption only applies if, prior to making such an investment or otherwise engaging in such activity, such shareholder offers Netia the opportunity to make such investment or otherwise engage in such activity on the same terms offered to such shareholder or offered by such shareholder to a third party, and the Supervisory Board elects not to pursue such opportunity; and

    - an investment by a shareholder of up to 1.0% of the securities of any publicly traded enterprise, provided that the shareholder is not entitled to any board representation, veto rights or other special rights relating thereto.

    - any investment by Warburg in a company that is neither (i) organized under the laws of Poland nor (ii) whose principal place of business is in Poland and is engaged in one or more aspects of the telecommunications business and that at the time of Warburg's investment does not have as its principal objective the provision of telecommunications services (such as fixed line, cellular, IP, data, value-added, CPE or content provisions such as cable television) in Poland; provided that, if in the course of such investment such company comes to derive more than 15% of its annual consolidated revenues from such services in Poland, then: (x) Warburg shall give prompt notice to Netia and the other parties to the Post-IPO Shareholders' Agreement of such investment; (y) no representative of Warburg who is then serving, or within the immediately preceding 12 months has served, as a member of the Supervisory Board, shall hold any position as a director, officer or consultant to the company in which Warburg has made such an investment and (z) Warburg's representatives on the Supervisory Board shall exclude themselves from any discussions involving matters related to direct competition between Netia and such other Warburg investment; and

    - any investment by Warburg in a company engaged in direct competition with Netia in Poland from and after the later of (i) December 31, 2001 or (ii) the completion of the second consecutive fiscal year of Netia in which Netia has failed to meet any one of the following parameters:

      at least 90% of the revenue target (in PLN); at last 90% of the EBITDA target (in PLN); or at least 90% of the network build-out target, in each case as set forth in the Company's ten-year business plan as approved by the Supervisory Board and Warburg; provided that, (x) Warburg gives prompt notice to us and the other parties to the agreement of such investment,
      (y) no representative of Warburg who is then serving, or within the immediately preceding 12 months has served, as a member of the Supervisory Board, shall hold any position as a director, officer or consultant to the company in which Warburg has made such investment and (z) the representatives of Warburg on the Supervisory Board shall exclude themselves from any discussions involving matters related to direct competition between Netia and such other Warburg investment.

REGISTRATION RIGHTS AGREEMENT

    Telia, Dankner, Trefoil, the GS Entities, Warburg and Netia also have agreed to enter into a registration rights agreement (the "Registration Rights Agreement"), pursuant to which Netia will grant to the other parties thereto the right to initiate up to a total of seven demand registrations and unlimited "piggyback" registrations of their shares under the Securities Act. The Registration Rights Agreement sets forth procedures for initiating registrations of shares, exceptions to our obligation to effect such registrations, conditions to such registrations, representations, warranties and indemnities. In connection with any such registration, Netia has agreed to indemnify the other parties, their officers and directors and each underwriter, if any, and controlling persons of the other parties or any such underwriter, against certain liabilities arising under the laws of any country (including liabilities under U.S. securities laws) in respect of any registration or other offering covered by the Registration Rights Agreement. Subject to certain limitations specified in the Registration Rights Agreement, Netia will pay all expenses incidental to such registration.

PREVIOUS AGREEMENTS AMONG SHAREHOLDERS

    Upon the effective date of the Pre-IPO Shareholders' Agreement, a series of agreements entered into by and among Netia, Netia Telekom, Netia South, Telia, Dankner, Trefoil, Shamrock, the GS Entities and certain other shareholders of Netia (including agreements containing certain guarantees of third-party financing and other forms of credit enhancement for the benefit of Netia) all terminated and certain rights thereunder effectively were waived. This group of agreements included a series of agreements that governed the funding, governance and operations of Netia, Netia Telekom and Netia South. The agreements, described in more detail below, provided, among other things, that Danker, Trefoil, Shamrock and the GS Entities, acting together, had the right to nominate a majority of the members of the Supervisory Board and the Management Board, Netia had the right to appoint a majority of the members of the supervisory boards and the management boards of Netia Telekom and Netia South, and Telia had the right to appoint certain members to each of these subsidiaries' boards. These agreements also set forth commitments of Telia, Dankner, Trefoil, Shamrock and the GS Entities with respect to funding of Netia, Netia Telekom and Netia South.

    Dankner, Trefoil, Shamrock and the GS Entities also have entered into a separate shareholders agreement setting forth certain agreements with respect to the voting and transfer of their shares.

    In September 1997, Dankner, Shamrock and GSCP entered into an equity undertaking (the "Principal Holdings Shareholders' Undertaking") with Netia with respect to the obligations of Netia in support of the Netia South Bank Facility, which obligations were assigned by way of security for the benefit of the banks providing the Netia South Bank Facility. Under this equity undertaking, Dankner, Shamrock and GSCP undertook, severally and not jointly, to provide Netia with 40.0%, 40.0% and 20.0%, respectively, of equity or subordinated shareholder loans that Netia was obligated to provide Netia South in support of the Netia South Bank Facility, and would have been required to fund their respective obligations only if and to the extent we did not satisfy our support obligations for the Netia South Bank Facility from other sources.

    Also in September 1997, Dankner, Shamrock, the GS Entities and Netia entered into a Shareholders' Equity Commitment Agreement (the "Principal Holdings Shareholders' Equity Commitment Agreement") pursuant to which Dankner, Shamrock and the GS Entities have committed, severally and not jointly, effective upon the issuance of the 1997 Senior Notes, to provide their respective pro rata portion of an aggregate of approximately $32.0 million in incremental equity or subordinated shareholder loans to Netia upon the occurrence of certain events. The commitment was to be reduced by any amounts of equity or subordinated shareholder loan financing obtained by Netia from alternative sources, which could include private placements or an initial public offering or rights offering. Dankner, Shamrock and the GS Entities also agreed to vote their shares in Netia in favor of any necessary increase in the share capital of Netia to enable them to comply with the obligations of Dankner, Shamrock and the GS Entities to Netia under the agreement.

    Dankner, Shamrock, Trefoil and the GS Entities and Netia Holdings S.A. had also entered into a funding implementation agreement (the "Funding Implementation Agreement"), which describes the manner in which Dankner, Shamrock, Trefoil and the GS Entities subscribe for additional equity in, or make subordinated loans to, Netia Holdings S.A. in order to satisfy their support obligations in connection with the Netia South Bank Facility. Effectively, the Funding Implementation Agreement provides that if Dankner, Shamrock, Trefoil and the GS Entities were required to make payments in respect of their support obligations in connection with the Netia South Bank Facility or under certain principal holdings shareholders' equity commitments, they would have the right to fund such obligations by purchasing additional shares of Netia (or subordinated notes convertible into shares of Netia) at a price of approximately $11.20 per share, as adjusted. In addition, the Funding Implementation Agreement provides that Netia Holdings S.A. will pay each of Dankner, Shamrock, Trefoil and the GS Entities an annual commitment fee of 5.0% on the outstanding amount of their undertakings in connection with the Netia South Bank Facility.

    As noted above, each of these agreements has been terminated.

    Netia and Telia are parties to an agreement pursuant to which Netia granted Telia the Telia Exchange Option and the Telia Incentive Option. Pursuant to the Telia Exchange Option, Netia granted Telia an option to effectively exchange all, but not less than all, of its interests in Netia Telekom and Netia South and any other entities formed by Netia and Telia for a 26.4% direct equity interest in Netia, within 18 months of the execution of the Telia Exchange Option (the "Exchange Option Period"). Pursuant to the Telia Incentive Option, Telia was granted options to purchase 10.0% of the equity interests of Netia as of the date of exercise of the Telia Incentive Option. In September 1998, Telia determined to exercise the Telia Exchange Option and the Telia Incentive Option and, in March 1999, when these transactions were completed, Telia, Dankner, Trefoil, Shamrock and Netia entered into the Pre-IPO Shareholders' Agreement described above.

    Dankner and Shamrock are also parties to a voting agreement entered into in 1994 with certain other shareholders of Netia in connection with Dankner's and Shamrock's initial investment in Netia, pursuant to which such other shareholders agreed to vote all of their shares as directed by Dankner and Shamrock with respect to certain matters, including capital increases. This agreement will terminate upon completion of the Offering.

EBRD EQUITY AGREEMENTS

    In August 1996, Netia Telekom and the EBRD entered into a subscription agreement (the "EBRD Subscription Agreement") pursuant to which the EBRD agreed to subscribe in tranches for a number of new shares issued in Netia Telekom equivalent to approximately $7.7 million and, subsequently, the

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
EBRD purchased a portion of these shares which, at that time, represented 10.0% of Netia Telekom's outstanding share capital.

    In September 1997, Netia and Telia purchased the EBRD's equity interest in Netia Telekom on a pro rata basis for a purchase price of $7.6 million and $2.9 million, respectively. The payment of the purchase price was deferred until September 1998 (subject to acceleration under certain circumstances) and was secured by a pledge of the purchased shares. In connection with the exercise by Telia of the Telia Exchange Option and the Telia Incentive Option, Netia and Telia entered into an agreement pursuant to which in September 1998 Netia paid the entire $10.5 million purchase price to EBRD and thereby acquired the entire interest in Netia Telekom previously owned by EBRD.

OPERATIONAL SUPPORT AND SUPERVISION AGREEMENTS (THE "OSSAS")

    In the second half of 1997, Netia Telekom and Netia South entered into the OSSAs with Telia. The OSSAs are each for a term of three years. Under the OSSAs, Telia will provide personnel and services upon the request of the Chief Executive Officer of Netia Telekom or Netia South, as the case may be. Payment for such personnel and services will be reimbursement of direct costs plus 15%. The OSSAs are terminable upon the occurrence of certain customary events.

ADDITIONAL AGREEMENTS

    In December 1996, Netia completed the Telmedia acquisition in which Netia Telekom acquired Telmedia from Optimus Corporation Sp. z o.o., a wholly owned subsidiary of Optimus S.A. ("Optimus"). Telmedia owns seven telecommunications licenses in three different regions of Poland that include the entire pre-1999 voivodships of Gdansk, Krakow, Poznan and Opole, and cover approximately 2.8 million people. Netia Telekom subsequently transferred its interest in Telmedia to Netia South.

    In connection with the Telmedia acquisition, Netia Telekom granted Optimus an option, exercisable on June 30, 1998, to either: purchase shares in Netia based on a price formula designed to take into account the actual ringing telephone lines and potential growth opportunities in the areas covered by the Telmedia licenses as of June 30, 1998, or to receive a cash payment also based on a predetermined formula. In June 1998, Optimus exercised its option and agreed to receive a cash payment of $10.0 million and entered into a consultancy agreement with Netia pursuant to which Optimus will provide consulting and advisory services to Netia with respect to the public tender of additional telecommunication licenses to provide fixed-line telephone services and domestic long distance and international services for a fee of $1.0 million, which was paid upon entering such agreement. The consultancy agreement terminates in June 2000. The first $2.7 million installment of the aggregate cash payment of $10.0 million was made to Optimus and the transaction was completed in August 1998.

    During 1997, Netia and Telia made loans of $6.4 million and $2.2 million, respectively, to Telekom Silesia, a subsidiary of Netia South. Such loans bear interest at LIBOR plus 5% and are payable on demand. These loans were converted into an equity interest in Netia South. As noted above, Telia exchanged all of its interest in Netia South and Netia Telekom for a direct interest in Netia pursuant to the exercise of the Telia Exchange Option.

    Netia is currently a party to a consulting agreement with an entity controlled by Andrzej Radziminski. Pursuant to that consulting agreement, this entity performs certain consulting and advisory services for Netia and receives payments of $25,000 per month. Netia is not obligated to make such payments if the entity is terminated for cause. In June 1999, Netia notified the consultant that it was terminating the agreement as of September 30, 1999.

    In December 1996, Dankner, Shamrock Capital Advisors, Inc. and Netia entered into a management services agreement (the "Management Services Agreement") pursuant to which Dankner and

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
Shamrock Capital Advisors, Inc. have agreed to provide management services to Netia for an annual fee of $300,000 each plus reimbursement of certain expenses. The Management Services Agreement was terminated pursuant to the terms of the Pre-IPO Shareholders' Agreement.

    In July 1997, Netia sold its commercial distribution department, which distributes radio trunking equipment, to ARAS Sp. z o.o. ("ARAS"), a company owned by Aleksander Szwarc and Andrzej Radziminski. In connection with this sale, ARAS paid $80,000 for the sale of the commercial distribution department's fixed assets and inventory of computer terminals. In addition, ARAS entered into a license agreement with Netia pursuant to which ARAS agreed to pay to Netia a royalty amounting to 2.5% of its gross sales related to radio and trunking equipment and for the right to use the "R.P. Telekom" name. In March 1999, Netia and ARAS entered into a termination and settlement agreement pursuant to which ARAS will pay Netia a fee of PLN 137,423.

    Netia is a party to a legal services agreement with a company controlled by Jan Lobaszewski, a member of the Management Board of Netia. Pursuant to this agreement, such entity will provide legal services to Netia that include day-to-day legal assistance in Netia's business. The agreement provides for retainer payments of $2,800 per month (plus extra charges computed on a per-hour basis) and can be terminated by either party upon three months' notice.

    In 1996, Netia Telekom entered into a consulting agreement with a company controlled by Jan Guz pursuant to which such entity will provide consulting services to Netia Telekom that include assisting in the acquisition of new licenses, initiating new business opportunities and taking part in political lobbying and industry groups. The agreement provides for payment of $240,000 per year and terminates in 1999.

    In consideration of certain undertakings provided in connection with the EBRD Facility and the Netia South Bank Facility by Shamrock, Dankner and the GS Entities (which undertakings have been terminated) such shareholders were entitled to a fee from Netia equal to 5% of such undertakings. As of June 30, 1999, Netia owed such shareholders an aggregate of approximately $593,000 in respect of such fees. See "--Previous Agreements Among Shareholders."

    In September 1996, Netia entered into a consulting agreement with Galopus, a company controlled by Meir Srebernik, pursuant to which Galopus agreed to cause Mr. Srebernik to be responsible for the management of Netia or any matters as decided by Netia's Supervisory Board. The agreement provided for a payment to Galopus of $20,970 per month, net of VAT, which was paid by Netia, and a one-time minimum bonus of $75,000. In January 1998, Netia entered into a new agreement with Galopus, pursuant to which Galopus was engaged to render consulting, advisory and other services to Netia. Under this agreement, Galopus agreed to render the aforementioned services to Netia in return for the same monthly fee as provided in the original consulting agreement and a bonus, calculated according to the number of ringing telephone lines, including a specific number of ringing business telephone lines, within a given year, in each case plus any applicable VAT.

    Also in 1996, Netia granted Galopus "phantom stock options" pursuant to which Galopus would be deemed to have acquired up to 1.5% of the share capital of Netia that would be outstanding upon the occurrence of certain capital-raising transactions, whereupon Galopus would have the right to be "cashed-out" of the vested portion of such phantom shares. These options vested in full upon completion of the Telia Capital Increase and, as a result, Galopus became entitled to receive a cash payment of approximately $2.4 million, which became subject to further increase when Netia raised additional equity capital pursuant to the Warburg Transaction.

    In May 1999, we further amended the agreement with Galopus to extend the term of this arrangement through August 15, 2000, although each party may terminate the agreement before this date under certain circumstances.

    In addition, in May 1999, Galopus agreed, effective upon consummation of the Warburg Transaction and the Notes Offering, to extend the term of its consulting agreement initially through December 31, 2000, with an additional automatic renewal period ending on December 31, 2001 unless either party provides 90 days' written notice of its election not to renew. Netia has the right to terminate the consulting agreement with or without "cause" at any time following 90 days' written notice. Galopus will be entitled to receive an annual consulting fee of $400,000, net of VAT. In addition, the consultant will be entitled to an annual $200,000 bonus if the budgeted EBITDA target of Netia is realized. The annual bonus will be increased or decreased by up to 20% if performance is above or below 100% of the budgeted EBITDA target. However, no bonus will be payable if EBITDA performance is below 80% of the budgeted amount. Netia is not obligated to make such payments if Galopus is terminated for cause. Galopus also agreed, upon consummation of the IPO, to apply 25% of the cash out value of its existing phantom shares to subscribe for shares of Netia at a subscription price of $16.3625 per share. Galopus also had the right, which it has elected not to exercise, to apply an additional 25% of the cash-out value of its phantom shares to subscribe for shares at the same subscription price. Galopus will also be granted 100,000 options on each of August 15, 1999, August 15, 2000 and August 15, 2001. These options will vest if Galopus continues to be engaged or is ready and willing to be engaged by Netia through certain specified dates. The options are subject to accelerated and proportional vesting in the event Galopus's engagement is terminated sooner by Netia without "cause." The exercise price of the options will be $17.33 for the options to be granted in August 1999, $19.06 for the options to be granted in August 2000 and $27.72 for the options to be granted in August 2001.

    In January 1998, Netia issued two letters of comfort to ING Lease (Polska) Sp. z o.o. in support of the obligations of Uni-Net, Netia Holdings S.A.'s 58.2% subsidiary, under two agreements pursuant to which Uni-Net leases equipment from ING Lease (Polska). Similar comfort letters were provided to ING Lease (Polska) by the other principal shareholder of Uni-Net. Under the comfort letters, which expressly provide that they do not constitute guarantees, Netia agreed to ensure that Uni-Net will have sufficient funds at its disposal to satisfy its obligations under the underlying leases. Netia further agreed that if it desired to sell more than 51% of its interest in Uni-Net, it would either (i) arrange for the purchaser to assume our obligations under the comfort letters or (ii) provide a guarantee to ING Lease (Polska) of Uni-Net's obligations under the leases, up to a maximum amount of approximately DM 1,040,000.

    In May 1998, Netia received shareholders' loans from Dankner and Shamrock in the aggregate amount of approximately $710,000. These loans bear interest at the annual rate of six-month LIBOR plus 5% and were advanced by Dankner and Shamrock in anticipation of a capital increase by Netia which was subsequently terminated. These loans were repaid in May 1999.

    In anticipation of the new tenders for long distance services, in June 1998 we acquired a 49% equity stake in a newly created Polish entity, Netia Network, and agreed to contribute up to $25 million toward the operating expenses of Netia Network in the event Netia Network acquires any long distance licenses. The remaining 51% of Netia Network is currently owned by Mr. Jan Guz, presently a member of the supervisory boards of Netia Telekom and Netia South. However, pursuant to a separate agreement between Netia and Mr. Guz, Netia may at any time exercise a call option to cause Mr. Guz to transfer, in exchange for approximately $1 million, a 47% stake in the total equity of Netia Network to a third party. Such third party (a potential provider of long distance transmission services) could then apply for long distance service licenses jointly with Netia, participating in the tenders through the organizational structure of Netia Network. Subsequently, in April 1999, Netia and Netia Network entered into a services agreement pursuant to which Netia paid Netia Network the sum of [EURO]1.1 million as an exclusive recipient of Netia Network data transmission services for which Netia Network holds a license. It is currently expected that, in connection with the recently announced tender by Netia Network for a domestic long distance license, (i) the 51% interest in Netia Network currently held by Mr. Guz will be purchased by one or more of Polish banks, (ii) the 49% interest in Netia Network held by Netia Telekom will be transferred to Netia Holdings S.A., and (iii) the new shareholders of Netia

Network will enter into a shareholders' agreement setting forth the corporate governance and financing mechanisms for that company. See "Risk Factors--The Foreign Investor Restrictions Under the Communications Act May Impose Limitations on Our Business."

    Netia was a party to a consulting agreement with a company controlled by Aleksander Szwarc which was terminated on August 1998. In order to compensate such company for early termination under the agreement, Netia agreed to pay $343,478, from which $136,478 was paid upon execution of the termination agreement and the remaining part will be paid in nine monthly installments, starting October 1998.

    Effective as of October 1, 1998, Mr. Joseph Ganor resigned from the position of Vice President-Finance of Netia. On that date, Netia entered into a consulting agreement with Mr. Ganor that provides that for a period of one year, Mr. Ganor will receive from Netia a retainer fee and consulting fees in the aggregate amount of approximately $360,000 and will retain the benefits due to him under his original employment arrangements with Netia. In addition, Netia entered into an agreement with a company controlled by Mr. Ganor pursuant to which Netia agreed to grant such company options to purchase 0.075% of Netia's common stock issued and outstanding immediately prior to an initial public offering at an exercise price equal to $15.75. The options granted will vest immediately upon completion of the IPO.

    In December 1998, Netia entered into a consulting agreement with a company controlled by Avraham Hochman. Pursuant to this agreement such company agreed to cause Mr. Hochman to perform certain advisory service for Netia for an initial fee of $37,000, monthly payments of $18,500 and discretionary bonuses. The agreement was concluded for a term of three years and may be extended for an additional one-year term by mutual consent of the parties. Also, Netia granted to this company options to purchase Netia shares as described below. The agreement with Mr. Hochman's company also provides that adjustments should be made to his compensation and option grants in the event of changes to the compensation of our chief executive officer, and we expect that we will make certain adjustments to these arrangements as a result of the recent changes to our arrangements with Galopus. Netia is not obligated to make such payments if the entity is terminated for cause.

    In April 1999, Netia entered into letter agreements with companies controlled by each of Avraham Hochman, Kjell-Ove Blom, George Makowski and Maxymilian Bylicki under which Netia agreed to grant these officers options to purchase shares representing 0.2%, 0.2%, 0.15% and 0.15%, respectively, of Netia's common stock issued and outstanding immediately prior to an initial public offering at exercise prices ranging from between $8.40 and 75% of the price per share in the IPO. The options, when granted, will vest in three equal installments with the first vesting, if any, of these options taking place in April 1999.

                            DESCRIPTION OF THE NOTES

    The Senior Dollar Notes were issued under an indenture, dated as of June 10, 1999 (the "Senior Dollar Notes Indenture"), between Netia Holdings II B.V. (the "Issuer"), Netia Holdings S.A. ("Parent"), as guarantor, and State Street Bank and Trust Company, N.A., as trustee (the "Senior Dollar Notes Trustee"). The Senior Euro Notes were issued under an indenture, dated as of June 10, 1999 (the "Senior Euro Notes Indenture"), between the Issuer, Parent, as guarantor, and State Street Bank and Trust Company, N.A., as trustee (the "Senior Euro Notes Trustee"). The Senior Dollar Notes Indenture and the Senior Euro Notes Indenture are hereinafter collectively referred to as the "Indentures." The Senior Dollar Notes Trustee and the Senior Euro Notes Trustee are hereinafter collectively referred to as the "Trustees." Any reference to a "Trustee" means the Senior Dollar Notes Trustee or the Senior Euro Notes Trustee, as the context may require.

    The form and terms of both series of Registered Notes are identical in all material respects to the form and terms of the corresponding series of Old Notes, except that the Registered Notes will not bear legends restricting their transfer or contain interest rate step-up provisions upon failure to register the Old Notes. However, the Registered Notes may not be offered, transferred or sold, as part of their initial distribution or at any time thereafter, to any individual or legal entity established, domiciled or resident in the Netherlands.

    Upon the issuance of the Registered Notes, or the effectiveness of the Shelf Registration Statement, the Indentures will be subject to the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Notes and the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to the provisions of the Notes and the Indentures, including the definitions of certain terms contained therein and those terms made part of the Indentures through the incorporation by reference of the TIA. Copies of the Indentures, the Registration Rights Agreement and the Investment Agreements are available upon request from the Issuer or the Trustees. For definitions of certain capitalized terms used in this "Description of the Notes," see "Certain Definitions" below.

GENERAL

    The Senior Dollar Notes will mature on June 15, 2009 and will be unsubordinated and unsecured obligations of the Issuer. The Issuer issued Senior Dollar Notes with a maximum aggregate principal amount of $100 million. Each Senior Dollar Note bears interest at the rate of 13 1/8% from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on each Interest Payment Date and until the principal thereof is paid or duly provided for to the Person in whose name the Senior Dollar Note (or any predecessor Senior Dollar Note) is registered at the close of business on the June 1 or December 1 next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Subject to compliance with the covenant described below under the subheading "--Certain Covenants-Limitation on Indebtedness," the Issuer is permitted to issue more Senior Dollar Notes under the Senior Dollar Notes Indenture in an unlimited principal amount at maturity (the "Additional Senior Dollar Notes"). The circumstances under which the Issuer may be required to pay additional amounts in cash on the Senior Dollar Notes are described below under "--Additional Amounts."

    The Senior Euro Notes will mature on June 15, 2009 and will be unsubordinated and unsecured obligations of the Issuer. The Issuer issued Senior Euro Notes initially with a maximum aggregate principal amount of [EURO]100 million. Each Senior Euro Note bears interest at the rate of 13 1/2% from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semiannually on each Interest Payment Date and until the principal thereof is paid or duly provided for to the Person in whose name the Senior Euro Note (or any predecessor Senior Euro Note) is registered at the close of business on the June 1 or December 1 next preceding such Interest Payment Date.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Subject to compliance with the covenant described below under the subheading "--Certain Covenants--Limitation on Indebtedness," the Issuer is permitted to issue more Senior Euro Notes under the Senior Euro Notes Indenture in an unlimited principal amount (the "Additional Senior Euro Notes" and, together with the Additional Senior Dollar Notes, the "Additional Notes"). The circumstances under which the Issuer may be required to pay additional amounts in cash on the Senior Euro Notes are described under "--Additional Amounts."

    Principal of, premium, if any, and interest and Special Interest, if any, on Senior Euro Notes will be payable at the corporate trust office or agency of the Euro Paying Agent (as defined below) maintained in the City of New York, the City of London and in Luxembourg for such purposes. Principal of, premium, if any, and interest and Special Interest, if any, on Senior Dollar Notes will be payable at the corporate trust office or agency of the Dollar Paying Agent (as defined below) maintained in the City of New York or Luxembourg for such purposes. All payments will be made by transfer of immediately available funds to an account of the Holder in accordance with instructions given by the Holder.

    The Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 or [EURO]1,000, as applicable, principal amount and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Issuer may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

    The obligations of the Issuer under the Notes and the Indentures are fully and unconditionally guaranteed by Parent on an unsubordinated and unsecured basis pursuant to the Guarantees. The Issuer is a wholly owned finance subsidiary of Parent formed for the purpose of issuing the Notes.

    The Issuer has listed the Old Notes and intends to apply for listing of the Registered Notes on the Luxembourg Stock Exchange.

    Any reference in this "Description of the Notes" to U.S. Dollars or "$" shall mean, to the extent the context requires, the United States Dollar Equivalent thereof.

RANKING

    The Issuer is a wholly owned finance subsidiary of Parent formed to issue the Notes. Parent is a holding company that conducts substantially all of its business through its subsidiaries. Any right of Parent and its creditors, including holders of the Notes and the 1997 Senior Notes, to participate in the assets of any of Parent's subsidiaries (other than the Issuer) upon any liquidation or administration of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors. For a discussion of certain adverse consequences of Parent being a holding company and of the terms of certain existing and potential future indebtedness of Parent and its subsidiaries, see "Risk Factors--The Issuer is a Financing Subsidiary with Limited Assets and the Guarantor is a Holding Company."

    The Indebtedness evidenced by the Notes and the Guarantees ranks PARI PASSU in right of payment with each other and with all other existing and future unsecured and unsubordinated obligations of the Issuer and Parent, respectively, and senior in right of payment to all existing and future obligations of the Issuer and Parent, respectively, expressly subordinated in right of payment to the Notes or the Guarantees. The Issuer currently has no obligations outstanding. The Guarantees are effectively subordinated to secured obligations of Parent with respect to the assets of Parent securing such obligations. The Guarantees are PARI PASSU in right of payment to the guarantees issued by Parent of $200,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2007 (the "1997 Senior Dollar Notes"), $193,550,000 aggregate principal amount at maturity of 11 1/4% Senior Discount Notes due 2007 (the

"1997 Senior Discount Notes"), and DM 207,062,000 aggregate principal amount at maturity of 11% Senior Discount Notes due 2007 (the "1997 Senior DM Discount Notes" and, collectively with the Existing Senior Notes and the Existing Senior Discount Notes, the "1997 Senior Notes") of Holdings B.V., a finance subsidiary that was established by Parent solely for the purpose of issuing the 1997 Senior Notes in 1997 and loaning the proceeds thereof to Parent in exchange for the issuance of the intercompany notes dated November 3, 1997 issued by Parent to Netia Holdings B.V. The aggregate principal amount of the 1997 Senior Dollar Notes and the accreted value of the 1997 Senior Discount Notes and the 1997 Senior DM Discount Notes was $436.2 million at June 30, 1999. Parent's intercompany obligation to Holdings B.V. is also PARI PASSU with Parent's obligations under the Guarantees. The Guarantees are effectively subordinated to the obligation of Parent under its guarantee of the next three interest payments on the 1997 Senior Dollar Notes, which is secured by an escrow account containing funds sufficient to make such interest payments.

    The Guarantees also are effectively subordinated to all current and future liabilities of Parent's subsidiaries, including trade payables. As of June 30, 1999, we had approximately $731.2 million of long term liabilities outstanding (including current maturities and license obligations) and our subsidiaries had $141.2 million of liabilities (excluding the 1997 Senior Notes, the Notes and intercompany debt, but including current maturities and license obligations). In addition, the Indentures permit Parent's subsidiaries to incur substantial additional Indebtedness, including Indebtedness under Credit Facilities up to $300 million.

SINKING FUND

    The Notes are not be entitled to the benefit of any sinking fund.

REDEMPTION

    The Notes will be redeemable, at the option of the Issuer, as a whole or from time to time in part, at any time on or after June 15, 2004 on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on a relevant Interest Payment Date):

    FOR THE SENIOR DOLLAR NOTES

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2004.............................................................................     106.563%
2005.............................................................................     104.375%
2006.............................................................................     102.188%
2007 and thereafter..............................................................     100.000%

    FOR THE SENIOR EURO NOTES

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
---------------------------------------------------------------------------------  -----------
2004.............................................................................     106.750%
2005.............................................................................     104.500%
2006.............................................................................     102.250%
2007 and thereafter..............................................................     100.000%

    At any time or from time to time prior to June 15, 2002 the Issuer may redeem within 60 days of one or more Public Equity Offerings up to $33 million of the initial aggregate principal amount of the

Senior Dollar Notes with the net proceeds of such offering, upon its receipt of such proceeds or a portion thereof from an Investment by Parent in the Issuer or a prepayment by Netia Telekom or Netia South under the Intercompany Bonds at a redemption price equal to 113.125% of the aggregate principal amount thereof as of the redemption date, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on record dates to receive interest due on Interest Payment Dates); provided that immediately after giving effect to any such redemption, at least two-thirds of the aggregate principal amount of the Senior Dollar Notes initially issued on the date of the Indenture remains outstanding.

    At any time or from time to time prior to June 15, 2002 the Issuer may redeem within 60 days of one or more Public Equity Offerings up to [EURO]33 million of the initial aggregate principal amount of the Senior Euro Notes with the net proceeds of such offering, upon its receipt of such proceeds or a portion thereof from an Investment by Parent in the Issuer or a prepayment by Netia Telekom or Netia South under the Intercompany Bonds, at a redemption price equal to 113.500% of the aggregate principal amount thereof as of the redemption date, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on record dates to receive interest due on Interest Payment Dates); provided that immediately after giving effect to any such redemption, at least two-thirds of the aggregate principal amount of the Senior Euro Notes initially issued on the date of the Indenture remains outstanding.

    In addition, (i) upon the occurrence of a Change of Control Triggering Event, the Issuer is obligated to make an offer to purchase all outstanding Notes at a price of 101% of the aggregate principal amount thereof together with accrued interest, if any, to the date of redemption, and (ii) upon the occurrence of an Asset Sale, the Issuer may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price of 100% of the principal amount thereof together with accrued interest, if any, to the date of redemption. See "Certain Covenants--Purchase of Notes upon a Change of Control Triggering Event" and "Limitation on Sale of Assets," respectively.

    If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the applicable Trustee by such method as such Trustee will deem fair and appropriate; PROVIDED, HOWEVER, that no such partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000 or [EURO]1,000, as the case may be. Notice of redemption will be mailed, first class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. So long as the Notes may be listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the Issuer shall, once in each year in which there has been a partial redemption of any of the Notes, cause to be published in a leading daily newspaper of general circulation in Luxembourg (which is expected to be the LUXEMBOURGER WORT) a notice specifying the aggregate principal amount of Notes outstanding and a list of the Notes drawn for redemption but not surrendered. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

    The Notes will be subject to redemption as a whole, but not in part, at the option of the Issuer at any time at 100% of the aggregate principal amount thereof, together with accrued interest thereon to the redemption date, if the Issuer or Parent has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such Notes or the related Guarantees, respectively, any Additional Amounts (as defined below) as a result of a change in laws (including any regulations promulgated thereunder) or in the interpretation or administration thereof, if such change is announced and becomes effective on or after the Issue Date.

ADDITIONAL AMOUNTS

    All payments made by the Issuer under or with respect to the Notes or made by Parent under or with respect to the Guarantees will be made free and clear of, and without withholding or deduction for or on account of, any present or future Taxes imposed or levied by or on behalf of any Taxing Authority within the Netherlands or the Republic of Poland, or within any other jurisdiction in which the Issuer or Parent is organized or engaged in business for tax purposes, unless the Issuer or Parent, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Issuer or Parent, as the case may be, is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Authority within the Netherlands or the Republic of Poland, or within any other jurisdiction in which the Issuer or Parent is organized or engaged in business for tax purposes, from any payment made under or with respect to the Notes or the Guarantees, respectively, the Issuer or Parent, as the case may be, will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder and beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of Notes or to a third party on behalf of a holder (each an "Excluded Holder") with respect to any Tax which would not have been imposed, payable or due: (i) but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes) and the Netherlands, the Republic of Poland or any other jurisdiction in which the Issuer or Parent is organized or engaged in business for tax purposes other than the holding of the Notes;
(ii) but for the failure to comply upon written notice by the Issuer delivered 60 days prior to any payment date with a request by the Issuer to satisfy any certification, identification or any other reporting requirements, whether imposed by statute, treaty, regulation or administrative practice concerning nationality, residence or connection with the Netherlands, the Republic of Poland or any other jurisdiction in which the Issuer or Parent is organized or engaged in business for tax purposes; (iii) if the presentation of certificated notes for payment had occurred within 30 days after the date such payment was due and payable or was provided for, whichever is later; (iv) if the beneficial owner of, or person ultimately entitled to obtain an interest in, such Notes had been the holder of the Notes and would not be entitled to the payment of Additional Amounts; or (v) any estate, inheritance, gift, sales or excise tax. The Issuer or Parent, as the case may be, will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or Parent, as the case may be, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. The Issuer or Parent, as the case may be, will furnish to the holders of the Notes, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either certified copies of tax receipts evidencing such payment by the Issuer or Parent, as the case may be, or, if such receipts are not obtainable, other evidence of such payments by the Issuer or Parent, as the case may be.

    At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or Parent (if Parent intends to make such payments under the Guarantees), as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer or Parent, as the case may be, will deliver to the applicable Trustee an officers' certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable such Trustee to pay such Additional Amounts to the holders of Notes on the payment date.

    Whenever in the Indentures or in this "Description of the Notes" there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any of the Notes, such mention shall be deemed to include mention of the payment of

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Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

INVESTMENT SECURITIES

    The Investment Agreements required that upon issuance of the Notes a deposit with the applicable Trustees Investment Securities in such amount as will be sufficient upon receipt of scheduled interest and/or principal payments of such securities, as certified by the Chief Financial Officer of Parent, to provide for payment in full of the first four scheduled interest payments due on each series of the Notes. Approximately [EURO]26.3 million and $24.8 million of the net proceeds of the Notes Offering were used to acquire the Investment Securities. The Investment Securities will be held by the respective Trustees in the Investment Accounts, pending disposition pursuant to the Investment Agreements. Pursuant to the Investment Agreements, immediately prior to each of the first four scheduled interest payment dates with respect to each series of the Notes, Parent or one of its Affiliates may either (a) deposit with the applicable Trustee from funds otherwise available to Parent or one of its Affiliates cash sufficient to pay the interest scheduled to be paid on such date or (b) direct the applicable Trustee to release from the Investment Accounts proceeds sufficient to pay interest then due. In the event that Parent or, if applicable, its Affiliate, exercises the option under clause (a) above, Parent or such Affiliates may thereafter direct the applicable Trustee to release to the Issuer or such Affiliate proceeds or Investment Securities from the Investment Accounts in like amount. A failure by the Issuer or its applicable Affiliate to pay interest on the Notes in a timely manner through the first four scheduled interest payment dates will constitute an immediate Event of Default under the applicable Indenture, with no grace or cure period.

    Interest earned on the Investment Securities will be added to the Investment Accounts. In the event that the funds or Investment Securities held in the Investment Accounts exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by Parent, to provide for payment in full of the first four scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the fourth scheduled interest payment), the applicable Trustee will be permitted to release to the Issuer or, if applicable, its Affiliate, at the Issuer's request, any such excess amount.

    The Investment Securities will be general unsecured assets of Parent (or its applicable Affiliate), and, therefore, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of Parent or such Affiliate, the Investment Securities will be available to satisfy the claims of holders of other Indebtedness and other creditors of Parent or such Affiliate.

    Under the Investment Agreement, assuming that the Issuer makes the first four scheduled interest payments on the Notes in a timely manner, any remaining Investment Securities will be released from the Investment Accounts.

CERTAIN COVENANTS

    The Indentures contain, among others, the following covenants:

    LIMITATION ON INDEBTEDNESS. Parent will not, and will not permit any of its Restricted Subsidiaries to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness, except that Parent or any Financing Subsidiary (including the Issuer) may incur Indebtedness and any Restricted Subsidiary other than a Financing Subsidiary may incur Acquired Indebtedness if, at the time of such incurrence the Consolidated Indebtedness to Annualized Consolidated Operating Cash Flow Ratio of the Parent would have been greater than 0 and less than or equal to 5.5 to 1.0.

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    In making the foregoing calculation, pro forma effect will be given to: (i)
the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of the latest fiscal quarter for which consolidated financial statements of Parent are available immediately preceding the date of the incurrence of such Indebtedness, (ii) the incurrence, repayment or retirement of any other Indebtedness by Parent and its Restricted Subsidiaries since the first day of such fiscal quarter as if such Indebtedness were incurred, repaid or retired on the first day of such fiscal quarter (except that, in making such calculation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such fiscal quarter) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by Parent or its Restricted Subsidiaries, as the case may be, since the first day of such fiscal quarter, as if such acquisition or disposition occurred on the first day of such fiscal quarter.

    This covenant will not prohibit the incurrence of the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, or the payment of dividends on Redeemable Capital Stock in the form of additional shares of the same class of Redeemable Capital Stock, each of which will not be deemed to be an incurrence of Indebtedness or an issuance of Redeemable Capital Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Parent as accrued, accreted or paid, as applicable.

LIMITATION ON RESTRICTED PAYMENTS.

    (a) Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

        (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of Parent (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such s hares of Qualified Capital Stock);

        (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of Parent or any Capital Stock of any Affiliate of Parent (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

        (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness (other than Subordinated Indebtedness payable to Parent or a Restricted Subsidiary); or

        (iv) make any Investment (other than any Permitted Investment and subject to the provisions of the "Limitation on Investments in Unrestricted Subsidiaries" covenant); or

        (v) make any principal or interest payment on any Deeply Subordinated Shareholder Loan

    (such payments or other actions described in (but not excluded from) clauses
(i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Management Board, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) Parent could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness)

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pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indentures shall not exceed the sum of:

           (A) the remainder of (x) the cumulative Consolidated Operating Cash Flow of Parent during the period (taken as a single accounting period) beginning on the first day of the fiscal quarter of Parent beginning after the date of the Indentures and ending on the last day to the last full fiscal quarter immediately preceding the date of such Restricted Payment for which quarterly or annual consolidated financial statements of Parent are available minus (y) the product of 1.5 times cumulative Consolidated Interest Expense of Parent during such period; plus

           (B) the aggregate Net Cash Proceeds received by Parent after the date of the Indentures as capital contributions or from the issuance or sale (other than to any of its Subsidiaries) of shares of Qualified Capital Stock of Parent (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of Parent; plus

           (C) the aggregate Net Cash Proceeds received after the date of the Indentures by Parent from the issuance or sale (other than to any of its Subsidiaries) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Parent, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by Parent at the time of such conversion or exchange; plus

           (D) to the extent not otherwise included in the Consolidated Operating Cash Flow of Parent, an amount equal to the sum of (i) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to Parent or any Restricted Subsidiary after the date of the Indentures from such Person and (ii) the portion (proportionate to Parent's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (i) or (ii) above the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

           (E) $3.0 million; minus

           (F) 50.0% of the principal amount of all Indebtedness incurred pursuant to clause (h) of the definition of Permitted Indebtedness in excess of $175.0 million.

    (b) Notwithstanding paragraph (a) above, Parent and any Restricted Subsidiary, as applicable, may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii) below) no Default or Event of Default shall have occurred and be continuing:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

        (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Parent, in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of Parent;

        (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the Net Cash Proceeds of, a substantially

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    concurrent issuance and sale (other than to a Subsidiary) of shares of
    Qualified Capital Stock of Parent;

        (iv) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount (including accreted value, if applicable) thereof in the event of a Change of Control Triggering Event in accordance with provisions similar to the "Purchase of Notes upon a Change of Control Triggering Event" covenant; provided that prior to such purchase Parent has caused the Issuer to make the Change of Control Offer as provided in such covenant with respect to the Notes and has caused the Issuer to purchase all Notes validly tendered for payment in connection with such Change of Control Offer;

        (v) the purchase, redemption, defeasance or other acquisition or retirement for value by Parent of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness so long as
    (A) the principal amount (including accreted value, if applicable) of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by Parent as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of Parent incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Guarantees to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes;

        (vi) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of any non-Wholly Owned Restricted Subsidiary if, as a result of such purchase, redemption, other acquisition or retirement, Parent increases its percentage ownership, directly or indirectly through its Restricted Subsidiaries, of such non-Wholly Owned Restricted Subsidiary;

        (vii) the payment of any dividend by a Restricted Subsidiary to the holders of its common equity on a pro rata basis; and

        (viii) the purchase of Capital Stock of Parent by a Restricted Subsidiary for a price equal to the par value thereof in an aggregate amount not to exceed $3.0 million solely for use in stock option or purchase plans for the benefit of employees of Parent or any Subsidiaries.

    The actions described in clauses (i), (ii), (iii), (iv) and (viii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) and the actions described in clauses (v), (vi), and (vii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph(a) above.

    The application of the net cash proceeds of any issuance or sale of Capital Stock under clauses (ii) or (iii) of the preceding paragraph shall not be "substantially concurrent" with the issuance or sale if the amount of such proceeds has been included in any calculation of Total Incremental Equity:

    LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Parent will not, and will not permit any Restricted Subsidiary to, issue or sell any Capital Stock of any Restricted Subsidiary

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(other than to Parent or a Restricted Subsidiary); PROVIDED, HOWEVER, that this covenant shall not prohibit (i) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law, (ii) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary owned by Parent and the Restricted Subsidiaries in compliance with the "Limitation on Sale of Assets" covenant and (iii) issuances of Qualified Capital Stock (other than Preferred Stock) by a non-Wholly Owned Restricted Subsidiary if, after giving effect to such issuance, Parent and all other Restricted Subsidiaries at least maintain their percentage ownership of such non-Wholly Owned Restricted Subsidiary.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. Parent will not, and will not permit any Restricted Subsidiary to enter into, amend or suffer to exist, directly or indirectly, any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of Parent or any Restricted Subsidiary unless (i) such transaction or series of related transactions are on terms that are no less favorable to Parent, or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million, Parent will deliver an officers' certificate to the Trustees certifying that such transaction or series of related transactions complies with clause (i) above and (iii) with respect to any transaction or series of related transactions including aggregate consideration in excess of $10.0 million, Parent shall deliver the officers' certificate described in clause (ii) above which shall also certify that such transaction or series of related transactions has been approved by a majority of the Disinterested Members of the Management Board of Parent, or that Parent has obtained a written opinion from a nationally recognized U.S. investment banking firm certifying that such transaction or series of related transactions is fair to Parent or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this provision will not restrict (1) any transaction or series of related transactions among Parent and Restricted Subsidiaries or among Restricted Subsidiaries, (2) Investments in Qualified Capital Stock of Parent by any Person, including an Affiliate of Parent, (3)(x) transactions between Parent or any Restricted Subsidiary and Telia or its Affiliates and (y) any other transaction, in each case pursuant to contractual arrangements existing on the date of the Indentures (the "Existing Affiliate Agreements"), (4) Parent from paying reasonable and customary regular compensation and fees to directors of Parent or any Restricted Subsidiary who are not employees of Parent or any Restricted Subsidiary, (5) Parent or any Restricted Subsidiary from making any Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, (6) Parent from incurring Permitted Indebtedness to any of the Principal Shareholders if, in each case, Parent delivers the officers' certificate described in clause (ii) above with respect to the transaction in which any such Permitted Indebtedness is incurred, irrespective of the aggregate consideration included therein, (7) Parent from entering into any customary and reasonable employment and consulting agreements which have been approved by a majority of the Disinterested Members of the Management Board of Parent, or (8) transactions between Parent or any Restricted Subsidiary and any holder of less than 10.0% of the outstanding Voting Stock of Parent entered into in the ordinary course of business.

    LIMITATION ON LIENS. Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indentures or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

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ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES.

    (a) Parent may permit any Restricted Subsidiary to guarantee any Indebtedness of Parent. If a Restricted Subsidiary issues such a guarantee of Indebtedness of Parent, or otherwise assumes or in any manner becomes liable with respect to such Indebtedness of Parent, Parent shall cause such Restricted Subsidiary simultaneously to execute and deliver a supplemental Indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on a basis senior to any guarantee of Subordinated Indebtedness or at least PARI PASSU with any guarantee of Indebtedness that is PARI PASSU in right of payment with the Guarantees; provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary constituting Acquired Indebtedness. The foregoing requirement will not apply to the guarantee by Netia South and Netia Telekom of the intercompany loan payable by Parent to Netia Holdings B.V. issued by Netia South and Netia Telekom upon issuing the Intercompany Bonds.

    (b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person who is not an Affiliate of Parent, of all of Parent's Capital Stock in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited by the Indentures) or (ii) the release by the holders of the Indebtedness of Parent described in the preceding paragraph of their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of Parent has been guaranteed by such Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Subsidiary also release their guarantee by such Subsidiary (including any deemed released upon payment in full of all obligations under such Indebtedness).

    PURCHASE OF NOTES UPON A CHANGE OF CONTROL TRIGGERING EVENT. If a Change of Control Triggering Event shall occur at any time (the date of such occurrence being the "Change of Control Date"), then each holder of Notes will have the right to require that the Issuer purchase such holder's Notes, in whole or in part in integral multiples of $1,000 or [EURO]1,000, as the case may be, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the aggregate principal amount of the Notes plus, in each case, accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indentures. Parent shall make an Investment in the Issuer or cause Netia South or Netia Telekom to prepay under the Intercompany Bonds an amount of funds sufficient to consummate the Change of Control Offer.

    Within 30 days following any Change of Control Date, the Issuer shall notify the Trustees thereof and give written notice of such Change of Control Triggering Event to each holder of Notes by first class mail, postage prepaid, at the address appearing in the applicable security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrue interest and/or accrete original issue discount, as the case may be; (iii) that, unless the Issuer defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

    If a Change of Control Offer is made, there can be no assurance that Parent will have available to make an Investment in the Issuer or that Netia South or Netia Telekom will be able to make a payment on the Intercompany Bonds in an amount sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change

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of Control Offer. The failure of the Issuer to make or consummate the Change of
Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustees and the holders of the Notes the rights described under "Events of Default."

    One of the events which constitutes a Change of Control under the Indentures is the disposition of "all or substantially all" of Parent's assets. This term has not been interpreted under New York law (which is the governing law of the Indentures) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Issuer to purchase the Notes and the Issuer elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

    The existence of a holder's right to require the Issuer to purchase such holder's Notes upon a Change of Control Triggering Event may deter a third party from acquiring Parent in a transaction which constitutes a Change of Control.

    The definition of "Change of Control" in the Indentures is limited in scope. The provisions of the Indentures may not afford holders of Notes the right to require the Issuer to purchase such Notes in the event of a highly leveraged transaction or certain transactions with Parent's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving Parent (including, in certain circumstances, an acquisition of Parent by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" for the definition of "Change of Control." In addition, as holders of the stock of Parent, the Principal Shareholders, collectively, have the right to appoint a majority of the members of the Supervisory Board of Parent and, accordingly, there could be a significant shift in economic ownership of Parent through the transfer of other classes of Capital Stock of Parent without triggering a Change of Control. A transaction involving Parent's management or its affiliates, or a transaction involving a recapitalization of Parent, would result in a Change of Control only if it is the type of transaction specified by such definition.

    The Issuer will comply with the applicable tender offer rules, including Rule14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

    The occurrence of certain of the events which would constitute a Change of Control could constitute a default under Credit Facilities and might constitute a default under future indebtedness of Parent. In addition, the exercise by the holders of the Notes of their right to require the Issuer to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Parent. In addition, if the requirement that the Notes be purchased upon a Change of Control is triggered such an event would constitute a default under the 1997 Notes Indentures.

LIMITATION ON SALE OF ASSETS.

    (a) Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by Parent or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the shares or assets sold (as determined by the Management Board whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by Parent or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75.0% cash or Cash Equivalents.

    (b) If Parent or any Restricted Subsidiary engages in an Asset Sale, Parent may use the Net Cash Proceeds thereof, within 15 months after such Asset Sale, to (i) permanently repay or prepay any then outstanding secured Indebtedness of Parent secured solely by assets not pledged to secure the Guarantees of the Notes or Indebtedness of any Restricted Subsidiary except a Financing Subsidiary (other

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than pursuant to the Asset Sale provisions of any Existing Note Indentures) or
(ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of Parent or a Restricted Subsidiary (other than the Non-Core Business), as the case may be or (iii) honor the Excess Proceeds Offer requirement of the Existing
Note Indentures. If any such legally binding agreement to invest such Net Cash Proceeds pursuant to clause (ii) is terminated, then Parent may, within 90 days of such termination or within 15 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (i), (ii) or (iii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

    (c) When the aggregate amount of Excess Proceeds exceeds $10.0 million the Issuer shall, within 30 business days of the completion of an Excess Proceeds Offer under the Existing Note Indentures, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes and all holders of other Indebtedness that is PARI PASSU with the Notes and that contains an asset sale offer requirement that has not been satisfied, on a pro rata basis, in accordance with the procedures set forth below, the aggregate principal amount of Notes (expressed as a multiple of $1,000 or [EURO]1,000, as the case may be) and principal amount or accreted value, as applicable, of such PARI PASSU Indebtedness that may be purchased with those Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the aggregate principal amount of the Notes as of the date of purchase plus, in each case, accrued interest, if any (the "Offered Price") to the date an Excess Proceeds Offer is consummated. Parent shall make an Investment in the Issuer or cause Netia South or Netia Telekom to make a prepayment under the Intercompany Bonds in the amount of Excess Proceeds required to consummate the Excess Proceeds Offer. To the extent that the aggregate Offered Price of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, Parent may use such deficiency for general corporate purposes. If the aggregate Offered Price of Notes and the aggregate principal amount or accreted value, as applicable, of such other PARI PASSU Indebtedness validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes and such other PARI PASSU Indebtedness to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES.

    (a) Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to Parent or any other Restricted Subsidiary, (c) make Investments in Parent or any other Restricted Subsidiary, or (d) transfer any of its properties or assets to Parent or any other Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the date of the Indentures and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements, as in effect on the date of the Indentures, (ii) applicable law, (iii) customary non-assignment provisions of any lease governing a leasehold interest of Parent or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by Parent or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indentures to the extent relating to the property or asset subject to such Lien,
(vi) purchase

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money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (d) of the preceding paragraph, (vii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition, (viii) provisions with respect to the disposition of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and (ix) any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, or (ii) the Parent determines at the time any such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect Parent's ability to make principal or interest payments on the Notes and (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings or agreements (as determined by Parent in good faith).

    (b) Notwithstanding anything contained in the Indentures to the contrary, the Parent will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of the Issuer or the applicable Affiliate to satisfy fully its obligations under the Investment Agreement.

    LIMITATION ON INVESTMENTS IN UNRESTRICTED SUBSIDIARIES. Parent will not make, and will not permit any of its Restricted Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the amount of such Investment would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant (including, without limitation, as a Permitted Investment). Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the making of a Restricted Payment in calculating the amount of Restricted Payments made by Parent or a Restricted Subsidiary (without duplication under the provisions of clause (iv) of paragraph (a) of the "Limitations on Restricted Payments" covenant) and (ii) may be made in cash or property (if made in property, the fair market value thereof as determined by the Management Board (whose determination shall be conclusive and evidenced by a Board Resolution) shall be deemed to be the amount of such Investment for the purpose of clause
(i)).

    PERMITTED BUSINESS. Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity other than (i) the delivery of telephony, cable television or other telecommunications or data transmission services in the Republic of Poland or any country bordering the Republic of Poland and (ii) any business or activity reasonably related thereto, including, without limitation, any business conducted by any Restricted Subsidiary on the date of the Indentures (other than the Non-Core Business) and the acquisition, holding or exploitation of any telecommunication license related to the delivery of the services described in clause (i) above; provided that this covenant shall not be violated by reason of the operation of the Non-Core Business prior to the sale of the Non-Core Business by Parent.

    THE ISSUER. (a) Parent will ensure that the Issuer remains a Wholly Owned Subsidiary and will not permit the Issuer to consolidate with or merge with or into any other Person; provided that nothing in the Indentures shall limit a voluntary dissolution of the Issuer or merger of the Issuer into Parent solely for the purposes of permitting Parent to assume all of the Issuer's obligations as if it were the direct obligor with respect thereto and in which all assets of the Issuer are transferred to Parent and no material payment or distribution is made to creditors.

    (b) Notwithstanding anything contained in the Indentures to the contrary, the Issuer will not engage in any business activity or undertake any other activity, except any activity relating to the offering, sale or issuance of the Notes and other Indebtedness and the lending or otherwise advancing

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the proceeds thereof to Parent or any of its Restricted Subsidiaries and any
other activities in connection therewith.

    PROVISION OF FINANCIAL STATEMENTS AND REPORTS. Parent or the Issuer, as appropriate, will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Parent or the Issuer has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Parent or the Issuer, as appropriate, would be required to file if it were a foreign private issuer subject to Section 13 or 15(d) of the Exchange Act; provided however, that in addition to such requirements the Parent or the Issuer, as appropriate, shall file: (i) within 60 days after the end of each of its first three fiscal quarters, quarterly financial reports on Form 6-K which contain the information specified on Form 10-Q, including a "Management's Discussion and Analysis of Financial Condition and Results of Operation" and (ii) within 120 days after the end of its fiscal year, annual financial reports on Form 20-F, including a report on the annual financial statements by Parent's certified independent accounts, which quarterly and annual reports shall contain a reconciliation to GAAP. Parent or the Issuer, as appropriate, will also be required (a) to file with the Trustees, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which such reports and documents are filed with the Commission or the date on which Parent or the Issuer, as appropriate, would be required to file such reports and documents if Parent or the Issuer were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at Parent's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Parent will not in a single transaction or a series of related transactions consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to any other Person or Persons or permit any Subsidiary to enter into any such transaction or series of related transactions, if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Parent and its Subsidiaries on a consolidated basis substantially as an entirety to any Person or Persons, unless at the time and immediately after giving effect thereto: (i) either (a) Parent will be the continuing corporation or (b) the Person (if other than Parent) formed by such consolidation or into which Parent or such Subsidiary is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of Parent and its Subsidiaries on a consolidated basis substantially as an entirety (the "Surviving Entity"), (1) will be a corporation organized and validly existing under the laws of the Republic of Poland, the Netherlands or the United States of America, any state thereof or the District of Columbia and
(2) will expressly assume, by a supplemental indenture to each Indenture in form satisfactory to the relevant Trustee, Parent's obligation pursuant to the Guarantees for the due and punctual payment of the principal of, premium, if any, on and interest on all the Notes and the performance and observance of every covenant of the relevant Indenture on the part of Parent to be performed or observed; and (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of Parent or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which consolidated financial statements of Parent are available immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), either (A) Parent or the

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Surviving Entity, as the case may be, could incur at least $1.00 of additional
Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant or (B)(i) Parent or the Surviving Entity, as the case may be, would have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Parent immediately preceding the transaction, and (ii) Parent or the Surviving Entity, as applicable, would have a Consolidated Indebtedness to Annualized Consolidated Operating Cash Flow Ratio that is greater than zero, and that is equal to or lower than such ratio of Parent immediately preceding such transaction, and (iv) if any of the property or assets of Parent or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

    In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, Parent or the Surviving Entity shall have delivered to the Trustees, in form and substance reasonably satisfactory to the Trustees, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the relevant Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. Notwithstanding the foregoing, the provisions of this paragraph will not apply to any transaction for the sole purpose of changing such Restricted Subsidiary's corporate organization from a Polish limited liability company to a Polish joint stock company or from a Polish joint stock company to a Polish limited liability company.

    Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all of substantially all of the properties and assets of Parent in accordance with the immediately preceding paragraphs in which Parent is not the continuing obligor under the Indentures, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Parent under the Indentures with the same effect as if such successor had been named as Parent therein. When a successor assumes all the obligations of its predecessor under the Indentures or the Guarantees, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

EVENTS OF DEFAULT

The following will be "Events of Default" under the Indentures:

    (i) default in the payment of any interest on any Senior Dollar Notes or Senior Euro Notes when they become due and payable and continuance of such default for a period of 30 days, except that a default in payment of interest on the Notes on or before June 15, 2001 shall not be entitled to any such 30 day grace period;

    (ii) default in the payment of the principal of or premium, if any, on any Senior Dollar Notes or Senior Euro Notes, as the case may be, at their Maturity;

    (iii) (A) default in the performance, or breach, of any covenant or agreement of the Issuer or Parent contained in the applicable Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in the immediately preceding clauses (i) and (ii) or in clauses (B), (C), (D) or (E) of this clause (iii)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Issuer by the applicable Trustee or to the Issuer and the applicable Trustee by the holders of at least 25% in aggregate principal amount of the Senior Dollar Notes or Senior Euro Notes, as the case may be, then outstanding; (B) default in the performance or breach of the provisions of the "Limitation on Sale of Assets" covenant; (C) default in the performance or breach of the provisions under "Consolidation, Merger and Sale of Assets"; (D) failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control Triggering Event" covenant; and (E) declaration by Parent of any dividend in violation of the "Limitation on Restricted Payments" covenant;

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    (iv) (A) one or more defaults in the payment of principal of or premium, if any, or interest on Indebtedness of Parent or any Restricted Subsidiary aggregating $10.0 million or more when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of Parent or any Restricted Subsidiary aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment and other than pursuant to any "Change of Control" or "Asset Sale" mandatory repurchase provision thereof), prior to the Stated Maturity thereof;

    (v) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against Parent or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $10.0 million (or, to the extent not denominated in U.S. Dollars, the United States Dollar Equivalent thereof) and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 45 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

    (vi) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Issuer, Parent or any Significant Subsidiary;

    (vii) any Guarantee becomes, or Parent asserts or acknowledges in writing that a Guarantee is, invalid or unenforceable; or

    (viii) with respect to the Senior Euro Notes or the Senior Dollar Notes, as applicable, the Investment Agreements become, or either the Issuer, Parent or any subsidiary of Parent that is a party thereto asserts or acknowledges in writing that the Investment Agreements are, invalid, unenforceable or not in full force and effect before payment in full of the obligations thereunder.

    If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to the Issuer, Parent or any Significant Subsidiary) shall occur and be continuing, the appropriate Trustee or the holders of not less than 25.0% in aggregate principal amount of the Senior Dollar Notes or the Senior Euro Notes, as the case may be, then outstanding, by written notice to the Issuer (and to the appropriate Trustee if such notice is given by the holders), may, and the relevant Trustee upon the written request of such holders shall, declare the aggregate principal amount of, premium, if any, and accrued interest on all of such outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Senior Dollar Notes or the Senior Euro Notes, as the case may be, shall become immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then the aggregate principal amount of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any holder of Notes.

    At any time after a declaration of acceleration under either Indenture, but before a judgment or decree for payment of the money due has been obtained by the relevant Trustee, the holders of a majority in aggregate principal amount of the outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, by written notice to the Issuer and the relevant Trustee, may rescind such declaration and its consequences if (a) the Issuer or Parent has paid or deposited with the relevant Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, (ii) all unpaid principal of or premium, if any, on any outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Dollar Notes or Senior Euro Notes, as the case may be, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Senior Dollar Notes or Senior Euro Notes, as the case may be and (iv) all sums paid or advanced by the relevant Trustee under the

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relevant Indenture and the reasonable compensation, expenses, disbursements and advances of the relevant Trustee, its agents and counsel; (b) all Events of Default, other than the non-payment of, premium, if any, or interest on the Senior Dollar Notes or the Senior Euro Notes, as the case may be, that has become due solely by such declaration of acceleration, have been cured or waived, and (c) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent default or impair any right consequent thereon.

    The holders of not less than a majority in aggregate principal amount of the outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, may, on behalf of the holders of all the Senior Dollar Notes or the Senior Euro Notes, as the case may be, waive any past defaults under the relevant Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Senior Dollar Note or Senior Euro Note, as the case may be, or in respect of a covenant or provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each Senior Dollar Note or Senior Euro Note, as the case may be, outstanding.

    If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Senior Dollar Notes or the Senior Euro Notes, as the case may be, notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, or premium, if any, or interest on any Senior Dollar Notes or Senior Euro Notes, as the case may be, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of such Notes.

    Parent is required to furnish to the relevant Trustee annual statements as to the performance by Parent and the Issuer of their obligations under the relevant Indenture and as to any default in such performance. The Issuer and Parent are also required to notify the Trustees within five days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE

    The Issuer may, at its option and at any time, elect to have the obligations of the Issuer and Parent upon the Senior Dollar Notes or the Senior Euro Notes, as the case may be, discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, and to have satisfied all its other obligations under such Notes and the applicable Indenture insofar as such Senior Dollar Notes or Senior Euro Notes, as the case may be, are concerned except for (i) the rights of holders of outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Issuer's obligations to issue temporary Senior Dollar Notes or Senior Euro Notes, as the case may be, register the transfer or exchange of any such Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of such Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee and (iv) the defeasance provisions of the applicable Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and Parent released with respect to certain covenants set forth in either Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the related Notes ("covenant defeasance").

    In order to exercise either defeasance or covenant defeasance, (i) the Issuer must irrevocably deposit or cause to be deposited with the applicable Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the relevant Notes, cash in U.S. Dollars, U.S. Government Securities, or a combination thereof in the case of the Senior Dollar Notes, or cash in Euros, Government Securities of a member of the European Union, or a combination

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thereof in the case of the Senior Euro Notes, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants or an internationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the relevant outstanding Notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest; (ii) no Default or Event of Default with respect to the relevant Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (vi) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the relevant Indenture) to which the Issuer or Parent is a party or by which either is bound; (iv) in the case of defeasance, the Issuer shall have delivered to the applicable Trustee an opinion of counsel in the United States stating that the Issuer or Parent has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of this offering memorandum, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the relevant outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Issuer shall have delivered to the applicable Trustee an opinion of counsel in the United States to the effect that the holders of the applicable Notes outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Issuer shall have delivered to the applicable Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Senior Dollar Notes Indenture or the Senior Euro Notes Indenture, as the case may be, will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the respective Notes as expressly provided for in the respective Indenture) and the Trustee, at the expense of Parent, will execute proper instruments acknowledging satisfaction and discharge of such Indenture when (i) either (a) all the respective Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all the respective Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (ii) the Issuer or Parent has paid or caused to be paid all other sums payable under the respective Indenture by the Issuer or Parent; and (iii) the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

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MODIFICATIONS AND AMENDMENTS

    Modifications and amendments of the Senior Dollar Notes Indenture or the Senior Euro Notes Indenture, as the case may be, may be made by a supplemental indenture entered into by the Issuer, Parent and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Senior Dollar Notes or the Senior Euro Notes, as the case may be; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Dollar Note or Senior Euro Note, as the case may be, or reduce the principal amount thereof or premium, if any, or the rate of interest thereon or change the coin or currency in which any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the amount payable by the Issuer pursuant to an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the amount payable by the Issuer pursuant to a Change of Control Offer in the event of a Change of Control Triggering Event in accordance with the "Purchase of Notes upon a Change of Control Triggering Event" covenant; (iii) reduce the percentage in principal amount of outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, the consent of whose holders is required for any waiver of compliance with certain provisions of the respective Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Senior Dollar Notes or Senior Euro Notes, as the case may be, required for such actions or to provide that certain other provisions of the respective Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or (v) amend or modify any of the provisions of the Senior Dollar Notes Indenture or the Senior Euro Notes Indenture, as the case may be, relating to any guarantee of the Senior Dollar Notes or the Senior Euro Notes (including the Guarantees), as the case may be, in any manner adverse to the holders of such Notes; and provided further that, except as otherwise permitted under "Consolidation, Merger and Sale of Assets," no such modification or amendment may, without the consent of the holders of 66 2/3% of the aggregate principal amount of outstanding Senior Dollar Notes or Senior Euro Notes affected thereby, as the case may be, consent to the assignment or transfer by the Issuer or Parent of any of their respective rights or obligations under the respective Indenture.

    Notwithstanding the foregoing, without the consent of any holder of the Senior Dollar Notes or the Senior Euro Notes, as the case may be, the Issuer, Parent and the Trustee may modify or amend the respective Indenture: (a) to evidence the succession of another Person to the Issuer, Parent or any other obligor on the respective Notes, and the assumption by any such successor of the covenants of the Issuer, Parent or such obligor in the respective Indenture and in the respective Notes in accordance with "Consolidation, Merger and Sale of Assets"; (b) to add to the covenants of the Issuer, Parent or any other obligor upon the Notes for the benefit of the holders of such Notes or to surrender any right or power conferred upon the Issuer, Parent or any other obligor upon such Notes, as applicable, in the respective Indenture or in such Notes or in any guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the respective Indenture or the respective Notes or in any guarantee or make any other provisions with respect to matters or questions arising under the respective Indenture or the respective Notes or guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of such Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification, if any, of the respective Indenture under the Trust Indenture Act; (e) to add a guarantor of the Senior Dollar Notes or the Senior Euro Notes, as the case may be, under the respective Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the respective Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Senior Dollar Notes or the Senior Euro Notes, as the case may be, as additional security for the payment and performance of

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the Issuer's, Parent's and any Guarantor's obligations under the respective
Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the respective Indenture or otherwise.

    The holders of a majority in aggregate principal amount of the Senior Dollar Notes or the Senior Euro Notes, as the case may be, outstanding may waive compliance with certain restrictive covenants and provisions of the respective Indenture.

PAYING AGENTS AND REGISTRAR FOR THE NOTES

    The Issuer will maintain one or more paying agents and transfer agents for the Senior Euro Notes (i) in Luxembourg, for as long as the Senior Euro Notes are listed on the Luxembourg Stock Exchange, (ii) in London and (iii) in the Borough of Manhattan, City of New York (each a "Euro Paying Agent") and a "Euro Transfer Agent," respectively). The initial Euro Paying Agents and Euro Transfer Agents are Bankers Trust Luxembourg S.A. in Luxembourg and Bankers Trust Company in London and New York.

    The Issuer will maintain one or more paying agents and transfer agents for the Senior Dollar Notes (i) in Luxembourg, for so long as the Senior Dollar Notes are listed on the Luxembourg Stock Exchange and (ii) in the Borough of Manhattan, City of New York (each a "Dollar Paying Agent" and a "Dollar Transfer Agent," respectively, and together with the Euro Paying Agents and the Euro Transfer Agents, the "Paying Agents" and the "Transfer Agents," respectively). The initial Dollar Paying Agents are State Street Bank and Trust Company, N.A. in New York and Bankers Trust Luxembourg S.A. in Luxembourg.

    The Issuer will also maintain one or more registrars (each a "Registrar") with offices or agents in the Borough of Manhattan, City of New York and in Europe. The initial Registrar for the Senior Dollar Notes is State Street Bank and Trust Company, N.A. The initial Registrar for the Senior Euro Notes is Bankers Trust Company in New York. The Registrar will maintain a register reflecting ownership of the relevant Definitive Registered Notes outstanding from time to time.

    The Issuer and Parent reserve the right at any time to vary or terminate the appointment of any Paying Agent Registrar, Transfer Agent or other agent and/or to appoint additional or other Paying Agents, Registrars, Transfer Agents or other agents without prior notice to the Holders.

THE TRUSTEE

    Each Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the respective Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

    Each Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contains limitations on the rights of the Trustee thereunder should it become a creditor of the Issuer or Parent, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

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NOTICES

    All notices to holders of the Notes shall be deemed to have been duly given upon (i) the mailing by first class mail, postage prepaid, of such notices to registered holders of the Notes at their registered addresses as recorded in the registers; and (ii) publication in a leading daily newspaper with general circulation in a major western European capital or, if not practicable, in a leading daily English language newspaper having general circulation in Europe previously approved by the Trustee. Any notice referred to in (ii) above shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made in the manner required in the newspaper or in one of the newspapers referred to above. For Notes which are represented by global certificates held on behalf of Euroclear or Cedelbank, notices may be given by delivery of the relevant notices to Euroclear or Cedelbank for communication to entitled account Parent in substitution for the aforesaid publication. So long as any Notes are listed on the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, any such notice shall also be published in a leading daily newspaper of general circulation in Luxembourg. Such publication is expected to be the Luxembourger Wort.

GOVERNING LAW

    The Indentures and the Notes will be governed by, and construed in accordance wiht the laws of the State of New York.

CERTAIN DEFINITIONS

    "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition; provided that, for purposes of the "Limitation on Indebtedness" covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

    "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 5.0% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Annualized Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of Parent are available immediately preceding the date of the transaction giving rise to the need to calculate Annualized Consolidated Operating Cash Flow (the "Transaction Date") multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Subsidiary that is a Subsidiary on the Transaction Date shall be deemed to have been a Subsidiary at all times during such fiscal quarter and (ii) any Subsidiary that is not a Subsidiary on the Transaction Date shall be deemed not to have been a Subsidiary at any time during such fiscal quarter.

    "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of

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any Subsidiary; (ii) all or substantially all of the properties and assets of
Parent or its Subsidiaries; or (iii) any other properties or assets of Parent or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (A) that is governed by the provisions of the Indentures described under "Consolidation, Merger and Sale of Assets," (B) of Parent to any Restricted Subsidiary, or of any Restricted Subsidiary to Parent or any Restricted Subsidiary, in each case, in accordance with the terms of the Indentures, (C) having a fair market value of less than $1.0 million (or, to the extent not denominated in U.S. Dollars, the United States Dollar Equivalent thereof) in any given fiscal year, or (D) any transfer by Parent or a Subsidiary of property or equipment to a Person who is not an Affiliate of Parent in exchange for property or equipment that has a fair market value at least equal to the fair market value of the property or equipment so transferred; provided that, in the event of a transfer described in this clause (D) Parent shall deliver to the Trustees an officers' certificate certifying that such exchange complies with this clause (D).

    "Attributable Debt" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at Parent's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water utilities and similar charges.

    "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

    "Board of Directors" means the managing board of the Issuer.

    "Board Resolution" means (i) if issued by the Issuer, a copy of a resolution certified by a member of managing board of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification and (ii) if issued by Parent, a copy of a resolution certified by the Secretary or an Assistant Secretary of Parent to have been duly adopted by the Management Board and to be in full force and effect on the date of such certification and, in each case, delivered to the applicable Trustee.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity interest, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

    "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP.

    "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America, the Federal Republic of Germany or the Republic of Poland or any agencies or instrumentalities thereof (provided that the full faith and credit of the United States of America, the Federal Republic of Germany or the Republic of Poland, as the case may be, is pledged in support thereof); (ii) time deposit accounts,

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money market deposits or certificates of deposit with a maturity of 180 days or less of Citibank (Poland) S.A., ING Bank N.V., ABN Amro (Poland), Bank Handlowy w Warszawie S.A., BE S.A. or any other financial institution that is a (a) member of the Federal Reserve System or (b) a bank or trust company which is organized under the laws of the Republic of Poland or any other country recognized by the United States of America and whose long-term debt is rated "A-" or higher according to S&P or "A-3" or higher according to Moody's, in each of (a) and (b) above having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Parent and is organized under the laws of any state of the United States, the District of Columbia or rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) entered into with a bank meeting the qualifications described in clause
(ii) above; (v) any evidence of indebtedness with a maturity of 180days or less issued by the National Bank of Poland; and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

    "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40.0% of the total outstanding Voting Stock of Parent;
(b) Parent consolidates with, or merges with or into another Person (other than Telia) or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than Telia), or any Person (other than Telia) consolidates with or merges with or into Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Parent is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Parent) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by Parent as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40.0% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) Parent is liquidated or dissolved or a special resolution is passed by the shareholders of Parent approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sales of Assets"; (d) Telia, any Unisource Shareholder, a Strategic Investor (who is a direct or indirect transferee of equity interests in Parent or a Restricted Subsidiary previously held by Telia) or Unisource (for as long as at least 51% of the shareholders of Unisource are Strategic Investors) at any time prior to the earlier of (i) the date on which a Public Equity Offering occurs and (ii) November 3, 2000 ceases to own, directly or indirectly, in the aggregate, at least 20.0% of the total outstanding equity interests in Parent (excluding any Restricted Subsidiaries engaged in the Non-Core Business) other than as a result of issuances by Parent after the date of the Indenture of shares of its Capital Stock to other Persons or (e) a Change of Control occurs under any of the 1997 Notes Indentures.

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    "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline.

    "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of Parent and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than Parent or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which Parent or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any Restricted Subsidiary in cash dividends or distributions during such period, (d) net income (but not loss) of any Person combined with Parent or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income of any Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and (f) any gain or loss, net of taxes, realized upon the termination of any employee benefit plan.

    "Consolidated Indebtedness to Annualized Consolidated Operating Cash Flow Ratio" means, at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of Parent and the Restricted Subsidiaries outstanding at the date of determination as determined on a consolidated basis in accordance with GAAP to (ii) Annualized Consolidated Operating Cash Flow for the latest full fiscal quarter for which consolidated financial statements of Parent are available preceding the date of the transaction giving rise to the need to calculate the Consolidated Indebtedness to Annualized Consolidated Operating Cash Flow Ratio.

    "Consolidated Interest Expense" of Parent means, for any period, without duplication, the sum of (a) the interest expense of Parent and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization or accretion of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) the consolidated amount of any interest capitalized by Parent and (vi) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of Parent and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period, plus (c) cash and non-cash dividends due (whether or not declared) on Redeemable Capital Stock or Preferred Stock by Parent and any Restricted Subsidiary (to any Person other than Parent and any Wholly Owned Subsidiary), in each case as determined on a consolidated basis in accordance with GAAP; provided that the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Parent, a fixed or floating rate of interest, shall be computed by applying, at the option of Parent, either the fixed or the floating rate.

    "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of: (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Redeemable Capital Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

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    "Consolidated Operating Cash Flow" means, with respect to any period, the
Consolidated Adjusted Net Income for such period (a) increased by (to the extent included in computing Consolidated Adjusted Net Income) the sum of (i) the Consolidated Tax Expense for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (iv) amortization of Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Adjusted Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of Parent and Restricted Subsidiaries for such period in accordance with GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Adjusted Net Income.

    "Consolidated Tax Expense" means, for any period, the provision for federal, state, provincial, local and foreign income taxes of Parent and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

    "Credit Facilities" means, one or more debt facilities (including, without limitation, the Netia South Bank Facility or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to specialpurpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements, including, without limitation, the hedging arrangement to be entered into in connection with Indebtedness incurred under Credit Facilities, entered into by Parent or any of its Restricted Subsidiaries designed solely to protect against or manage exposure to fluctuations in currency exchange rates.

    "Dankner" means Dankner Investments Limited, a public company incorporated under the laws of Israel.

    "Deeply Subordinated Shareholder Loans" means any Indebtedness of any Person for money borrowed from a holder of Capital Stock of such Person; provided such Indebtedness (i) has been expressly subordinated in right of payment and postponed as to all payments of interest and principal to the Notes, (ii) provides for no payments of interest or principal prior to the earlier of (a) the end of the sixth month after the final maturity of the Notes and (b) the indefeasible payment in full in cash of all Notes (or due provision therefor which results in the discharge of all obligations under the Indentures); provided further that, notwithstanding the foregoing, Parent and any Restricted Subsidiary may make principal or interest payments on any Deeply Subordinated Shareholder Loans as Restricted Payments in accordance with clause (a) of the "Limitation on Restricted Payments" covenant.

    "Default" means any event that after notice or passage of time or both would be an Event of Default.

    "Disinterested Member" means, with respect to any transaction or series of transactions in respect of which the Management Board is required to deliver a resolution of the Management Board under the Indentures, a member of the Management Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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    "Existing Note Indentures" means the Senior Notes Indenture between Netia
Holdings B.V., Netia Holdings S.A. and the State Street Bank and Trust Company dated November 3, 1997, as amended by a Supplemental Indenture dated December 1, 1998; the Senior Dollar Discount Notes Indenture between Netia Holdings B.V., Netia Holdings S.A. and the State Street Bank and Trust Company dated November 3, 1997, as amended by a Supplemental Indenture dated December 1, 1998; and the Senior DM Discount Notes Indenture between Netia Holdings B.V., Netia Holdings S.A. and the State Street Bank and Trust Company dated November 3, 1997, as amended by a Supplemental Indenture dated December 1, 1998.

    "Existing Notes" or "1997 Senior Notes" means the $200,000,000 10 1/4% Senior Notes due 2007, $193,550,000 11 1/4% Senior Discount Notes due 2007 and DM 207,062,000 11% Senior Discount Notes due 2007 issued by Netia Holdings B.V., a financing subsidiary of Netia Holdings S.A., in November 1997.

    "Existing Subsidiaries" means the Issuer, Netia Holdings B.V., Netia Telekom S.A., Netia South Sp. z o.o., Netia Telekom Kalisz S.A., Netia Telekom Pila Sp. z o.o., Netia Telekom Wloclawek S.A., Netia Telekom Torun S.A., Netia Telekom Ostrowiec S.A., Netia Telekom Swidnik S.A., Netia Telekom Lublin S.A., Netia Telekom Warszawa S.A., Netia Telekom Modlin S.A., Netia Telekom Mazowsze S.A., Netia Telekom Silesia S.A., Optimus Inwest S.A., Uni-Net Sp. z o.o., Telekom Building Sp. z o.o. and Netia Telekom Telmedia S.A.

    "Financing Subsidiary" means a Wholly Owned Restricted Subsidiary of Parent established solely for the purpose of, and engaged exclusively in the business of, issuing debt securities and loaning the proceeds thereof to Parent or to another Restricted Subsidiary.

    "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States on the date of the Indentures.

    "Government Securities" means securities that are (x) direct obligations of the United States of America or a member of the European Union for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the respective member of the European Union, as appropriate, which, in either case, are not callable or redeemable at the option of the Issuer thereof.

    "GS Entities" means GSCP, Bridge Street Fund 1994, L.P. and Stone Street Fund 1994 L.P.

    "GSCP" means GS Capital Partners, L.P., a Delaware limited partnership.

    "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

    "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities, contingent or otherwise, of such Person: (i) for borrowed money (including overdrafts), (ii) in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (iii) evidenced by bonds, notes, debentures or other similar instruments, (iv) for the deferred purchase price of property or services or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, but excluding trade accounts payable arising in the ordinary course of business or guarantees thereof, or (v) for Capitalized

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Lease Obligations, (b) all obligations of such Person under or in respect of
Interest Rate Agreements or Currency Agreements, (c) all indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (d) all guarantees by such Person of Indebtedness referred to in this definition of any other Person and (e) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For the purposes hereof and for the avoidance of doubt, the amount of any Indebtedness outstanding as of any date shall be: (x) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (y) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indentures, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the Issuer of such Redeemable Capital Stock. Notwithstanding the foregoing, trade accounts and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

    "Intercompany Bond" means the Indebtedness of Netia South and Netia Telekom under the intercompany loan agreement or one or more bonds dated the date of the Indentures made by Netia South and Netia Telekom for the benefit of the Issuer.

    "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and other similar agreements) designed solely to protect Parent or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of Parent or any Restricted Subsidiary.

    "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by Parent in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

    "Investment Accounts" mean accounts established with the Trustees pursuant to the terms of the Investment Agreements for the deposit of the Investment Securities purchased by the Issuer and/or its affiliates with a portion of the net proceeds from the Offering.

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    "Investment Agreements" mean the Investment Agreements, dated as of the date of the Indentures, between the Issuer and/or its affiliates and the Trustees, governing the Investment Accounts and the disbursement of funds therefrom.

    "Investment Securities" shall mean the securities purchased by the Issuer or an Affiliate of the Issuer with a portion of the net proceeds from the Offering, which shall consist of Cash Equivalents that are issued or directly and fully guaranteed or insured by the United States of America or the Federal Republic of Germany or any agencies or instrumentalities thereof (provided that the full faith and credit of the United States of America or the Federal Republic of Germany, as the case may be, is pledged in support thereof), in any case, to be deposited in the Investment Accounts.

    "Issue Date" means the date of the Indentures.

    "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

    "Management Board" means the Management Board of Parent.

    "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Parent or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than Parent or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by Parent or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Parent or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and
(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock, as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Parent or any Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Netia South" means Netia South Sp. z o.o. and its successors.

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    "Netia South Bank Facility" means the Amendment Agreement relating to a
Multicurrency Term Facilities Agreement dated October 21, 1998 (as amended) among Netia South, Netia Telekom Silesia S.A., Netia Telekom Telmedia S.A. (formerly Polskie Telmedia S.A.), Optimus Inwest S.A., as borrowers and guarantors, Telekom Building Sp. z o.o., as guarantor, Chase Manhattan plc and Bank Handlowy w Warszawie S.A., as arrangers, Chase Manhattan International Limited, as agent and security trustee, Bank Handlowy w Warszawie S.A., as security agent, and the other banks named therein, as such agreement may be amended from time to time.

    "Netia Telekom" means Netia Telekom S.A. and its successors.

    "Non-Core Business" means (i) the business engaged in by Uni-Net on the date of the Indentures and (ii) the real estate development business engaged in by Parent on the date of the Indentures.

    "Participant" means, with respect to DTC, Persons who have accounts with DTC, with respect to Euroclear, Persons who have accounts with Euroclear and with respect to Cedelbank, Persons who have accounts with Cedelbank.

    "Permitted Holders" means (a) Telia and (b) the group consisting of the Principal Shareholders so long as no single member of such group (including its Affiliates), other than Telia, acquires or becomes the beneficial owner (as beneficial ownership is defined in Rules 13d-3 and 13d-5 under the Exchange
Act), directly or indirectly, of more than 40.0% of the total outstanding Voting Stock of Parent, except that (i) a member shall be deemed to have a "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time and (ii) no Principal Shareholder shall be deemed to have "beneficial ownership" of any securities owned by any other Principal Shareholder unless such other Principal Shareholder is an Affiliate of such Principal Shareholder);

    "Permitted Indebtedness" means any of the following Indebtedness of Parent and its Restricted Subsidiaries (other than Financing Subsidiaries, except as expressly provided):

    (a) Indebtedness of the Issuer pursuant to the Senior Dollar Notes or the Senior Euro Notes (other than Additional Notes) and of Parent pursuant to the Guarantees of the Senior Dollar Notes or the Senior Euro Notes, in each case including the Registered Notes and the guarantees of the Registered Notes;

    (b) Indebtedness of Netia Holdings B.V. pursuant to the 1997 Senior Notes and of Parent pursuant to the guarantee of the 1997 Senior Notes, and any other Indebtedness of Parent and any Restricted Subsidiaries outstanding on the Issue Date;

    (c) Indebtedness of Parent owing to any Restricted Subsidiary (but only so long as such Indebtedness is held by such Restricted Subsidiary); provided that any Indebtedness of Parent owing to any such Restricted Subsidiary (other than to any Financing Subsidiary in respect of proceeds of Indebtedness issued by such Financing Subsidiary and borrowed by Parent from such Financing Subsidiary) is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of Parent's obligations under the Guarantees and the guarantees of the 1997 Senior Notes; provided further that any transaction pursuant to which any Restricted Subsidiary, to which such Indebtedness is owed, ceases to be a Restricted Subsidiary shall be deemed to be an incurrence of such Indebtedness by Parent that is not permitted by this clause (c);

    (d) Indebtedness of any Restricted Subsidiary to Parent or another Restricted Subsidiary, but excluding Indebtedness of Financing Subsidiaries to Parent or another Restricted Subsidiary;

    (e) Indebtedness of any Restricted Subsidiaries under Vendor Credit Facilities, in an aggregate principal amount not to exceed $25.0 million at any one time outstanding;

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    (f) Indebtedness of Parent and any Restricted Subsidiaries consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition of or disposition of assets, including, without limitation, shares of Capital Stock;

    (g) Indebtedness of Parent and any Restricted Subsidiaries under letter of credit facilities entered into in the ordinary course of business and under which recourse to Parent is limited to the cash securing such letters of credit;

    (h) Indebtedness incurred by Parent and any Restricted Subsidiaries (including any Financing Subsidiary) for working capital or to finance the construction, expansion, development or acquisition of Telecommunications Assets or the acquisition of either (i) any licenses required to operate a telecommunications, cable television or data transmission service in the Republic of Poland or (ii) the Capital Stock of a Restricted Subsidiary substantially all of the assets of which are Telecommunications Assets; provided that, after giving effect to the incurrence of such Indebtedness (including Acquired Indebtedness), the total aggregate amount of Indebtedness (and such Acquired Indebtedness) incurred and outstanding at any time under this clause
(h) does not exceed $175.0 million plus 200.0% of Total Incremental Equity;

    (i) Indebtedness incurred by Parent and any Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and provided further that no such agreement shall have been entered into for speculative purposes;

    (j) Indebtedness of Parent and any Restricted Subsidiaries in respect of performance bonds or surety bonds incurred in the ordinary course of business in connection with the construction of the telecommunications network of Parent or any Restricted Subsidiary;

    (k) Deeply Subordinated Shareholder Loans incurred by Parent to any holder of Capital Stock of Parent;

    (l) (A) Indebtedness of Parent consisting of guarantees of Indebtedness of any Restricted Subsidiary (including any Financing Subsidiary) permitted to be incurred by such Restricted Subsidiary under the Indentures and (B) Indebtedness of Restricted Subsidiaries (excluding any Financing Subsidiary) consisting of guarantees of Indebtedness of Parent or any Restricted Subsidiary (i) so long as such Restricted Subsidiary complies with the covenant "Issuances of Guarantees of Indebtedness by Subsidiaries" or (ii) such Indebtedness is a guarantee by Netia South and/or Netia Telekom of Parent's intercompany loan from Netia Holdings B.V. relating to the Existing Notes;

    (m) the incurrence by Parent and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (m) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Parent and its Restricted Subsidiaries thereunder) not to exceed $300.0 million less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility (other than repayments that are concurrently reborrowed) that have been made by Parent or any of its Restricted Subsidiaries since the date of the Indenture and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings that have been made by Parent or any of its Restricted Subsidiaries since the date of the Indenture;

    (n) Acquired Indebtedness incurred by Parent or any Restricted Subsidiary in connection with a merger satisfying the requirements of clause (B) of the covenant "Consolidation, Merger and Sale of Assets";

    (o) any renewals, extensions, substitutions, refinancings or replacements (each, for purpose of this clause, a "refinancing") by Parent or any Restricted Subsidiary to refund, refinance or replace any

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Indebtedness of Parent or any Restricted Subsidiary listed in clauses (a), (b),
(h) and (n) above, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium reasonably determined as necessary to accomplish such refinancing and the amount of expenses of Parent or any Restricted Subsidiary incurred in connection with such refinancing, (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced, (iii) such new Indebtedness has an Average Life longer than the Average Life of the Indebtedness refinanced and a final Stated Maturity later than the final Stated Maturity of the Indebtedness refinanced and (iv) such Indebtedness is incurred either by Parent or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, provided that Parent may incur such refinancing in connection with Indebtedness of any Restricted Subsidiary, including any such Indebtedness guaranteed by Parent; and

    (p) Indebtedness of any Restricted Subsidiary to the extent the proceeds thereof are used to refinance, defease or redeem, in whole or in part, either series of the Notes.

    "Permitted Investments" means any of the following:

    (a) Investments in Cash Equivalents;

    (b) Investments in Parent or any Restricted Subsidiary;

    (c) Investments by Parent or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Parent or a Restricted Subsidiary; or

    (d) Investments by Parent or any Restricted Subsidiary in any Permitted Joint Venture; provided that no Investment in a Permitted Joint Venture (except Investments which do not at any time of determination aggregate more than $25.0 million, with the amount of each such Investment measured on the date of such Investment without giving effect to subsequent changes of value) shall be permitted under this clause(d) if, after giving effect to such Investment, the ratio of (x) the aggregate outstanding amount of Investments in such Permitted Joint Venture by Parent and the Restricted Subsidiaries to (y) the aggregate outstanding amount of Investments in such Permitted Joint Venture by all holders of its outstanding equity interests does not exceed the ratio of (i) the aggregate amount of outstanding equity interests of such Permitted Joint Venture owned by Parent and the Restricted Subsidiaries to (ii) the aggregate amount of outstanding equity interests of such Permitted Joint Venture owned by all holders thereof; and provided further that upon the payment of any dividend or distribution by any Permitted Joint Venture to holders of its equity interests that is not pro rata by equity interest, all Investments in such Permitted Joint Venture by Parent or any Restricted Subsidiaries will be deemed Investments made at such time that are not permitted by this clause (d); or

    (e) Investments in bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "Limitation on Sale of Assets"; provided that Parent or a Restricted Subsidiary, as the case may be, has received at least 75.0% of the net proceeds thereof in cash or Cash Equivalents; or

    (f) any acquisition of assets solely in exchange for the issuance of Qualified Capital Stock of Parent;

    (g) Interest Rate Agreements or Currency Agreements; and

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    (h) other Investments in any Person other than Parent or an Affiliate of
Parent that is not also a Restricted Subsidiary having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding not in excess of $5.0 million.

    "Permitted Joint Venture" means any Person (a) in which Parent and the Restricted Subsidiaries, on an aggregate basis, own or acquire more than 25.0% and less than 50.0% of the outstanding Voting Stock and (b) that was created to, and that conducts no business activities other than activities in which Parent and its Restricted Subsidiaries are permitted to engage under the "Permitted Business" covenant.

    "Permitted Liens" means the following types of Liens:

    (a) Liens existing as of the date of the issuance of the Notes;

    (b) Liens on any property or assets of a Restricted Subsidiary granted in favor of Parent or any Restricted Subsidiary (other than a Financing Subsidiary);

    (c) Liens securing the Senior Dollar Notes or the Senior Euro Notes;

    (d) any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the Indentures so long as the Attributable Debt secured by such Lien does not exceed $15.0 million;

    (e) statutory Liens or landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (f) Liens for taxes, assessments, government charges or claims, including, without limitation, those in favor of Polish governmental fiscal authorities, that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (g) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

    (h) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of Parent or any Subsidiary incurred in the ordinary course of business;

    (i) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (j) Liens securing Acquired Indebtedness permitted to be incurred by the Indentures created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by Parent or any Subsidiary; provided that such Lien does not extend to any property or assets of Parent or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

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    (k) Liens securing Interest Rate Agreements or Currency Agreements permitted to be incurred pursuant to clause (g) of the definition of Permitted
Indebtedness or clause (i) of the definition of Permitted Indebtedness or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

    (l) Liens securing Indebtedness under the Credit Facilities permitted to be incurred under clause (m) of the definition of Permitted Indebtedness;

    (m) Liens on a portion of the proceeds of Indebtedness incurred after the date of the Indenture and deposited with a trustee or escrow agent to secure the payment of up to six semi-annual or twelve quarterly cash interest payments on such Indebtedness;

    (n) Liens securing Vendor Financing permitted to be incurred under clause
(e) of the definition of Permitted Indebtedness;

    (o) to the extent not included elsewhere in this definition, Liens on any property or assets of a Restricted Subsidiary that is not a Financing Subsidiary (or on Capital Stock of a Restricted Subsidiary that is not a Financing Subsidiary held by Parent) securing any Indebtedness of a Restricted Subsidiary that is not a Financing Subsidiary permitted to be incurred under the Indentures;

    (p) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (q) Liens on cash securing Indebtedness of Parent under letter of credit facilities entered into in the ordinary course of business and under which recourse to Parent is limited to the cash subject to the Liens; and

    (r)any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (q); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

    "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Issue Date, including, without limitation, all classes and series of preferred or preference stock of such Person.

    "Principal Shareholders" means Dankner, Trefoil, the GS Entities, Shamrock, Telia and Warburg, provided that Warburg together with its Affiliates (including for such purposes investment funds managed or controlled by Warburg), purchase for cash $50 million or more of the Voting Stock of Parent from Parent.

    "Public Equity Offering" means an underwritten public offering or flotation of Common Stock of Parent which has been registered under the Securities Act or admitted on the London Stock Exchange or a similar public offering in the Republic of Poland.

    "Qualified Capital Stock" of any Person means any and all Capital Stock of such person other than Redeemable Capital Stock.

    "Rating Agencies" means (i) S&P and (ii) Moody's and (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by Parent, which shall be substituted for S&P or Moody's or both, as the case may be.

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    "Rating Category" means (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Senior Dollar Notes or the Senior Euro Notes has decreased by one or more gradations, gradations within Rating Categories (+ and! for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB! to B+, will constitute a decrease of one gradation).

    "Rating Date" means the date which is 60 days prior to the earlier of (x) a Change of Control and (y) public notice of the occurrence of a Change of Control or of the intention by Parent or any holder of Capital Stock of Parent to effect a Change of Control.

    "Rating Decline" means the decrease (as compared with the Rating Date) by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) of the rating of the Senior Dollar Notes or the Senior Euro Notes by either Rating Agency (a) on, or within four months after, the date of public notice of the occurrence of a Change of Control or of the intention by Parent or any holder of Capital Stock of Parent to effect a Change of Control (which period shall be extended for so long as the rating of the Senior Dollar Notes or the Senior Euro Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) or (b) as a result of, as stated by the relevant Rating Agency, a Change of Control.

    "S&P" means Standard and Poor's Ratings Services, a division of McGraw-Hill, Inc., and its successors.

    "Shamrock" means Shamrock Holdings Inc.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its subsidiaries, (i) for the most recent fiscal year of Parent accounted for more than 10.0% of the consolidated revenues of Parent and the Restricted Subsidiaries, (ii) as of the end of such fiscal year, was the owner of more than 10.0% of the consolidated assets of Parent and the Restricted Subsidiaries, in each case as set forth on the most recently available consolidated financial statements of Parent and the Restricted Subsidiaries for such fiscal year, or (iii) owns one or more licenses or concessions to provide telecommunications or data transmission services throughout the Republic of Poland or in a portion thereof that contains, in the aggregate for all licenses held by such Restricted Subsidiary, at least 200,000 persons.

    "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

    "Strategic Investor" means any Person (a) (i) that is (or a controlled Affiliate of which is) engaged principally in the telecommunications business or any business reasonably related thereto and (ii) that had aggregate revenues of at least $750 million (or, to the extent not denominated in U.S. Dollars, the United States Dollar Equivalent thereof) for the latest full fiscal year for which financial statements of such Person are available immediately prior to the date of the transaction giving rise to the need to determine whether such Person is a Strategic Investor or (b) that has outstanding on the date of the transaction giving rise to the need to determine whether such Person is a Strategic Investor long-term, unsecured Indebtedness that has been rated at least Aa2 by Moody's or AA by S&P.

    "Subordinated Indebtedness" means Indebtedness of Parent that is expressly subordinated in right of payment to the Guarantees.

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    "Subsidiary" means any Person a majority of the equity ownership or Voting
Stock of which is at the time owned, directly or indirectly, by Parent or by one or more other Subsidiaries or by Parent and one or more other Subsidiaries.

    "Tax" is defined to mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

    "Taxing Authority" is defined to mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

    "Telecommunications Assets" means, with respect to any Person, any asset that is utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of telecommunications systems or services in the Republic of Poland or any country bordering on the Republic of Poland (other than the Non-Core Business), including, without limitation, any businesses or services in which Parent is engaged on the date of the Indentures (other than the Non-Core Business) and including any computer systems used in the delivery of telephony, cable television or other telecommunications or data transmission services in the Republic of Poland or any country bordering on the Republic of Poland.

    "Telia" means Telia AB (publ), a Swedish telecommunications company.

    "Telia Capital Increase" means the $49 million investment of Telia in Parent out of a total capital increase of $50 million funded in May 1999.

    "Total Incremental Equity" means, at any date of determination, without duplication (i) the aggregate net cash proceeds received by Parent after the Issue Date from the issuance or sale of Qualified Capital Stock of Parent (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Qualified Capital Stock of Parent) to any Person other than a Subsidiary; minus
(ii) the aggregate amount of all Restricted Payments declared or made on or after the Issue Date pursuant to clause (a) of the "Limitation on Restricted Payments" covenant; minus (iii) the aggregate amount paid pursuant to clauses
(i), (ii), (iii), (iv), and (viii) of clause (b) of the "Limitation on Restricted Payments" covenant; and minus (iv) the aggregate Net Cash Proceeds received by Parent after the Issue Date from the issuance or sale of Qualified Capital Stock of Parent if such issuance or sale is required either (A) under the terms of any outstanding Indebtedness of Parent or any Restricted Subsidiary or (B) to permit Parent or any Restricted Subsidiary to incur any Indebtedness (other than Indebtedness incurred pursuant to the proviso to clause (h) of the definition of Permitted Indebtedness or the corresponding provision of any Existing Note Indenture or any other agreement for borrowed money to which Parent or any Restricted Subsidiary is a party). For avoidance of doubt, Total Incremental Equity does not include the Telia Capital Increase but would include the net cash proceeds received by Parent on or after the Issue Date from the, if completed.

    "Trefoil" means Trefoil Capital Investors L.P., a Delaware limited partnership.

    "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

    "Uni-Net" means Uni-Net Sp. z o.o.

    "Unisource" means Unisource, N.V., a Netherlands joint venture company.

    "Unisource Shareholders" means Royal PTT Nederland N.V. (KPN) and Swiss Telecom PTT.

    "United States Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. Dollar, at any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to

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such determination. For purposes of determining (a) whether any Indebtedness can be incurred (including Permitted Indebtedness other than Indebtedness incurred under the Credit Facilities), any Investment can be made and any transaction described in the "Limitation on Transactions with Affiliates" covenant can be undertaken (a "Tested Transaction"), the United States Dollar Equivalent of such Indebtedness, Investment or transaction described in the "Limitation or Transactions with Affiliates" covenant shall be determined on the date incurred, made or undertaken and (b) the United States Dollar Equivalent of any Indebtedness incurred or to be incurred under any Credit Facility pursuant to clause (m) of the definition of Permitted Indebtedness, the United States Dollar Equivalent of such Indebtedness shall be determined on the date incurred or, if such Indebtedness is denominated in German Marks, shall be determined as of August 27, 1997, and, in each case, no subsequent change in the United States Dollar Equivalent shall cause such Tested Transaction or any incurrence of Indebtedness under the Credit Facilities to have been incurred, made or undertaken in violation of the Indentures.

    "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Management Board of Parent, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Management Board of Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither Parent nor any Restricted Subsidiary is directly or indirectly liable for or provides credit support for or guarantees any Indebtedness of such Subsidiary other than where recourse to Parent and the Restricted Subsidiaries on such support or guarantee is limited to a pledge permitted by the Indentures of shares of Capital Stock of that Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of Parent or any other Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Investments in Unrestricted Subsidiaries" covenant, (iv) neither Parent nor any other Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of Parent and (v) neither Parent nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Management Board of Parent shall be evidenced to the Trustee by filing a management board resolution with the Trustee giving effect to such designation. The Management Board of Parent may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indentures and Parent could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant. In no event shall the Existing Subsidiaries be designated as Unrestricted Subsidiaries.

    "Vendor Credit Facilities" means any credit facility entered into with any vendor or supplier (or any financial institution acting on behalf of such a vendor or supplier); provided that the Indebtedness thereunder is incurred solely for the purpose of financing the cost of Telecommunications Assets.

    "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, management board, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

    "Warburg" means Warburg, Pincus & Co.

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    "Warburg Transactions" means the agreement dated May 19, 1999 entered into by Parent and a group of funds sponsored by Warburg pursuant to which Warburg has agreed to purchase for cash $50 million or more of the Voting Stock of Parent.

    "Wholly Owned" means, with respect to any Subsidiary, such Subsidiary if all the outstanding Capital Stock of such Subsidiary (other than any directors' qualifying shares) is owned directly by Parent or by Parent and one or more Wholly Owned Restricted Subsidiaries.

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                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

THE 1997 SENIOR NOTES

    As noted above, in November 1997, Netia Holdings B.V., a wholly owned subsidiary of Netia, issued $200.0 million aggregate principal amount of 1997 Senior Dollar Notes, $193.6 million aggregate principal amount at maturity of 1997 Senior Dollar Discount Notes and DM 207.1 million aggregate principal amount at maturity of 1997 Senior DM Discount Notes (collectively the "1997 Senior Notes"), all of which are fully, irrevocably and unconditionally guaranteed by Netia Holdings S.A. on an unsubordinated and unsecured basis.

    The 1997 Senior Dollar Notes bear interest at a rate of 10.25% per annum payable on May 1 and November 1 of each year commencing on May 1, 1998. Upon issuance of the 1997 Senior Dollar Notes, Netia deposited an amount of cash which, together with interest received thereon, would be sufficient to pay the first six interest payments on the 1997 Senior Dollar Notes. The 1997 Senior Dollar Discount Notes and the 1997 Senior DM Discount Notes bear interest at a rate of 11.25% and 11.0% per annum, respectively. The 1997 Senior Dollar Discount Notes and the 1997 Senior DM Discount Notes were issued at a discount in the amounts of $68,546,000 (PLN 239,156,000 (at the exchange rate on the day of issuance)) and DM 72,062,000 (PLN 145,781,000 (at the exchange rate on the day of issuance)), respectively, to reflect that interest thereon will not begin to accrue until November 1, 2001. Commencing on November 1, 2001, interest will accrue and be payable semi-annually on May 1 and November 1 of each year.

    Repayment of the principal amounts of the 1997 Senior Notes is in 2007, unless elected to be redeemed at Netia's option at an earlier date. The 1997 Senior Notes will be redeemable at Netia's option after November 1, 2002, in whole or in part. In addition, at any time prior to November 1, 2000, Netia may redeem up to 33.0% of the aggregate principal amount at maturity of each class of the 1997 Senior Notes at a redemption price of 110.25% of the principal amount thereof in the case of the 1997 Senior Dollar Notes, at a redemption price of 111.25% of the accreted value thereof in the case of the 1997 Senior Dollar Discount Notes, and at a redemption price of 111.0% of the accreted value thereof in the case of the 1997 Senior DM Discount Notes, with the net proceeds of one or more public equity offerings, provided that not less than $134 million of the aggregate principal amount of the 1997 Senior Dollar Notes, $129.7 million of the aggregate principal amount at maturity of the 1997 Senior Dollar Discount Notes and DM 138.7 million of the aggregate principal amount at maturity of 1997 Senior DM Discount Notes remains outstanding immediately after giving effect to such redemption.

COVENANTS CONTAINED IN THE 1997 SENIOR NOTES

    The indentures governing the 1997 Senior Notes (the "1997 Senior Notes Indentures") contain covenants which, among other things, restrict Netia and its Restricted Subsidiaries (as defined therein) from incurring any indebtedness, other than Permitted Indebtedness and Permitted Subsidiary Indebtedness (each as defined therein), unless we maintain a ratio of Consolidated Indebtedness (as defined therein) to Annualized Consolidated Operating Cash Flow Ratio (as defined therein) that is greater than 0 and less than or equal to 5.5 to 1.0.

    Permitted Indebtedness means, among other things, indebtedness of Netia incurred for working capital to finance the build-out of our network or acquisitions of:

    - telecommunications licenses, or

    - the capital stock of Restricted Subsidiaries all of whose assets are telecommunications assets (as defined therein).

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    However, after giving effect to such indebtedness, the total amount of such indebtedness incurred and outstanding must not exceed (x) the difference between
(A) $175 million and (B) the total aggregate amount of Permitted Subsidiary Indebtedness, plus (y) 200% of the total incremental equity of Netia.

    Permitted Subsidiary Indebtedness means, among other things, secured indebtedness incurred by any Restricted Subsidiary to finance working capital, the build-out of the network or the acquisition of either (x) any telecommunications licenses or (y) the capital stock of Restricted Subsidiaries all of whose assets are telecommunications assets, if, in each case,

    - such indebtedness is secured by a lien on telecommunications assets, and

    - after giving effect to such indebtedness, the total aggregate principal amount of indebtedness incurred and outstanding at any time under this clause does not exceed (1) the difference between (A) $175.0 million and
      (B) the total aggregate principal amount of the indebtedness of the parent company incurred pursuant to clause (f) of the definition of Permitted Indebtedness, plus (2) 300% of the Total Incremental Subsidiary Equity (as defined therein).

    In addition, Netia may not, and will not permit any of its Restricted Subsidiaries (as defined therein), in each case subject to certain limited exceptions, to:

    - pay any dividend on or make any distribution to holders of, any shares of the capital stock of Netia (other than solely in shares of its capital stock, options, warrants or other rights to its capital stock);

    - purchase, redeem or otherwise acquire or retire for value any shares of the capital stock of Netia or its affiliates;

    - retire for value before maturity any Subordinated Indebtedness (as defined therein);

    - make any investments, except as permitted by the indentures; and

    - declare or pay any dividend or distribution on any capital stock of any restricted subsidiary (as defined therein), except according to certain formulas specified in the indentures and keyed, among other things, to the net cash flows of Netia and the net cash proceeds from the issuance or sale of the capital stock of Netia.

    In addition, the 1997 Senior Notes Indentures contain several covenants concerning the following:

    - limitation on issuances and sales of capital stock of the Restricted Subsidiaries;

    - limitation on transactions with affiliates of Netia;

    - limitation on liens;

    - limitation on issuances of guarantees of indebtedness by subsidiaries of Netia;

    - limitation on sales of assets;

    - limitation on dividends and other payment restrictions affecting the Restricted Subsidiaries;

    - limitations on investments in unrestricted subsidiaries of Netia; and

    - limitations on the business of Netia and its subsidiaries.

    The covenants also mandate provision of financial statements and reports to holders of the 1997 Senior Notes.

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    Events of default under the 1997 Senior Notes include:

    - default in the payment of any interest on any of the 1997 Senior Notes when such interest becomes due and payable after the expiration of a 30-day grace period;

    - default in the payment of any principal of or premium on any of the 1997 Senior Notes;

    - default in the performance or breach of any of the covenants contained in the 1997 Senior Notes Indentures and, except in certain cases, continuance of such default or breach for a period of 30 days after written notice has been given to Netia Holdings B.V. of such breach;

    - default in the payment of principal, premium or interest on indebtedness of Netia or certain of its subsidiaries aggregating $10 million or more when the indebtedness becomes due and payable and such default is not cured or waived;

    - any final judgment of any court or regulatory agency against Netia or certain of its subsidiaries individually or in an aggregate amount, in excess of $10 million or more when, upon such judgment, enforcement proceedings have commenced and a stay of enforcement of such judgment was not in effect for 45 days; and

    - the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Netia, Netia Telekom or Netia South.

    The occurrence of an event of default under the 1997 Senior Notes Indentures can have the effect of accelerating the principal of or premium and interest on the 1997 Senior Notes.

    In addition, on December 1, 1998, Holdings B.V. and State Street Bank and Trust, N.A. as the trustee under the 1997 Senior Notes Indentures executed supplemental indentures (collectively, the "1997 Senior Notes Supplemental Indentures") to each respective 1997 Senior Notes Indentures. The effect of the 1997 Senior Notes Supplemental Indentures was to enable Netia to incur certain additional indebtedness through special-purpose wholly owned finance subsidiaries and to guarantee such indebtedness, rather than directly incur such indebtedness itself.

NETIA SOUTH BANK FACILITY

    The Netia South Bank Facility was originally a multicurrency term facility intended to provide up to $95.0 million of financing (which could be increased to up to $155.0 million under certain circumstances) to fund the capital expenditures, operating losses and general working capital needs of Netia South and its subsidiaries associated with the construction, maintenance and operation of the network by Netia South and the connection of up to 330,050 ringing telephone lines by Telekom Silesia and Telmedia. However, as noted under "Risk Factors--We Face Risks Due to Our Build-out Strategy and Our Failure to Meet Build-out Milestones," Netia South and its subsidiaries were required under the Netia South Bank Facility to achieve a minimum number of subscriber lines by certain dates, including 29,500 lines by December 31, 1997 and 37,500 lines by March 31, 1998. Netia South failed to meet both of these milestones, resulting in defaults under the Netia South Bank Facility. In light of Netia's failure to meet these build-out milestones and the Netia's belief that the Netia South Bank Facility was not appropriate for Netia given the new licenses awarded in December 1997, the defaults were waived and, in October 1998 the Netia South Bank Facility was amended. Upon such amendment, different parties were released from the obligations under the facility agreement and other agreements relating thereto.

    As amended, the total amount of debt outstanding under the Netia South Bank Facility of approximately $11.4 million will not be increased and must be repaid by January 31, 2000. Amounts outstanding under the Netia South Bank Facility bear interest at LIBOR plus a margin.

    The Netia South Bank Facility contains covenants that impose restrictions on the incurrence of indebtedness, the creation of security interests, the giving of guarantees, the making and giving of

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amendments or waivers to project documents, the making of loans, the formation of subsidiaries, alterations to Netia South's capital structure and the disposal of assets. The payment of dividends and other distributions from Netia South to, and repayment of loans from, its shareholders is restricted.

    The Netia South Bank Facility provides for various events of default, including:

    - an interest or payment default;

    - a breach of the borrower's covenants, agreements, representations and warranties under the Netia South Bank Facility;

    - a material default under the facility or project documents by Netia;

    - a default under certain subordinated loans from Alcatel described below under "--Vendor Financing"; and

    - certain changes of ownership as well as expropriation, insolvency, cross-default and material adverse change defaults at the Netia South (and its subsidiaries), Netia and Telia levels.

    The amounts due under the Netia South Bank Facility are secured by a pledge of shares in Telekom Silesia owned by Netia South. Additionally, all permitted debts of the borrowers under the vendor financing and shareholders loans are subordinated to the payments under the Netia South Bank Facility.

UNI-NET COMFORT LETTERS

    In January 1998, Netia issued two letters of comfort to ING Lease (Polska) in support of the obligations of Uni-Net, Netia's 58.2% subsidiary, under two agreements pursuant to which Uni-Net leases equipment from ING Lease (Polska). Similar comfort letters were provided to ING Lease (Polska) by the other principal shareholder of Uni-Net. Under the comfort letters, which expressly provide that they do not constitute guarantees, Netia agreed to ensure that Uni-Net will have sufficient funds at its disposal to satisfy its obligations under the underlying leases. Netia further agreed that if it desired to sell more than 51% of its interest in Uni-Net, it would either:

    - arrange for the purchaser to assume Netia's obligations under the comfort letters or

    - provide a guarantee to ING Lease (Polska) of Uni-Net's obligations under the leases up to a maximum amount of approximately DM 1,040,000.

VENDOR FINANCING

    As noted under "Business-Network-Network Equipment and Construction," Netia and Alcatel are parties to a strategic alliance agreement (the "Strategic Alliance Agreement") under which Alcatel contracted to construct approximately 132,000 lines on a turn-key basis. The Strategic Alliance Agreement provides for vendor financing of up to 5% and 10%, respectively, of the purchase price of each Netia Telekom and Netia South construction project on a long-term basis. Borrowings under such financing bears interest at a rate of LIBOR plus 4%. As of June 30, 1999, Netia had borrowed $3.6 million under the terms of the Strategic Alliance Agreement. The subordinated loan agreements governing the vendor financing contain restrictions on the incurrence of senior indebtedness, the payment of dividends, mergers, sales of assets and the granting of security interests by Netia Telekom and Netia South.

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                               TAX CONSIDERATIONS

    Prospective purchasers of the Notes are advised to consult their own tax advisers as to the tax consequences under the laws of the country of which they are resident, of a purchase of Notes, including, without limitation, the consequences of receipt of interest and premium, if any, and sale or redemption of the Notes or any interest therein.

THE NETHERLANDS

    The following general summary is based upon the tax laws of the Netherlands as in effect on the date of this offering memorandum and is subject to any change that may come into effect after that date.

WITHHOLDING TAX

    All payments under the Notes may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

TAXES ON INCOME AND CAPITAL GAINS

    A holder of the Notes will not be subject to any Netherlands taxes on income or capital gains in respect of any payment under the Notes or in respect of any gain realized on the disposal of the Notes, PROVIDED that: (i) such holder is neither resident nor deemed to be resident in the Netherlands; (ii) such holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the Notes are attributable; and (iii) such holder does not have a substantial interest in the share capital of the Issuer or, if such holder does have such an interest, it forms part of the assets of an enterprise. Generally, a holder of the Notes will not have a substantial interest if he, his spouse, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, shares representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Issuer, or rights to acquire shares, whether or not currently issued, that represent 5% or more of the total currently issued and outstanding capital (or the currently issued and outstanding capital of any class of shares) of the Issuer.

    A holder of the Notes will not be subject to taxation in the Netherlands by reason only of the execution, delivery and/or enforcement of the documents relating to the Notes and the issue of the Notes or the performance by the Issuer of its obligations thereunder or under the Notes.

NET WEALTH TAX

    A holder of the Notes will not be subject to Netherlands net wealth tax in respect of the Notes, PROVIDED that such holder is not an individual or, if he is an individual, PROVIDED that the conditions described in clauses (i) and (ii) under "--Taxes on Income and Capital Gains" are met.

GIFT, ESTATE OR INHERITANCE TAXES

    No gift, estate or inheritance taxes will arise in the Netherlands with respect to an acquisition of the Notes by way of a gift by, or on the death of, a holder of the Notes who is neither resident nor deemed to be resident in the Netherlands, unless: (i) such holder at the time of the gift has or at the time of his death had an enterprise or an interest in an enterprise that is or was, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the Notes are or were attributable; or

(ii) in the case of a gift of the Notes by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands.

TURNOVER TAXES

    No Netherlands turnover tax will arise in respect of any payment in consideration for the issue of the Notes or with respect to any payment by the Issuer of principal, interest or premium (if any) on the Notes.

CAPITAL TAX

    No Netherlands capital tax will be payable in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the Notes or the performance of the Issuer of its obligations thereunder or under the Notes, with the exception of capital tax that may be due by the Issuer on capital contributions made or deemed to be made to the Issuer under the Guarantees.

OTHER TAXES AND DUTIES

    No Netherlands registration tax, custom duty, stamp duty or any other similar documentary tax or duty other than court fees will be payable in the Netherlands in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the Notes or the performance of the Issuer of its obligations thereunder or under the Notes.

EXCHANGE OFFERS

    A holder of the Old Notes will not be subject to any Netherlands taxes on income or capital gains in respect of any gain realized on the receipt of Registered Notes in an exchange pursuant to this exchange offer, provided that:

        (i) the holder is neither resident nor deemed to be resident in the Netherlands; and

        (ii) the holder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the Notes are attributable; and

        (iii) the holder does not have a substantial interest or a deemed substantial interest, as defined herein, in the Issuer or, if the holder does have such an interest, it forms part of the assets of an enterprise.

    The description of present Netherlands tax law above assumes that (i) any payments under the Registered Notes will be at arm's length and (ii) the Registered Notes do not constitute profit sharing bonds (I.E., that no distributions can be made under the Registered Notes that are contingent upon either profits or distributions of profits).

    The exemptions from Netherlands taxation described above derive from domestic Netherlands law and their availability does not depend on the existence of the US-Netherlands Income Tax Treaty described below.

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US-NETHERLANDS INCOME TAX TREATY

    Pursuant to Article 12 of the income tax treaty between the United States and the Netherlands, as currently in force, interest arising in the Netherlands, including income from debt-claims of every kind, whether or not secured by a mortgage, and not carrying a right to participate in the debtor's profits and, in particular, income from bonds or debentures, including premiums and prizes attaching to such securities, bonds or debentures as well as other income that is treated as income from money lent by the taxation laws of the Netherlands, but not including income from profit sharing bonds, and beneficially owned by a resident of the United States, shall be taxable only in the United States, PROVIDED THAT:

        (a) the beneficial owner of the interest has no permanent establishment or fixed base in the Netherlands to which the interest paid is attributable; and

        (b) there is no special relationship between the payor and the beneficial owner or between both of them and some, other person or, where such a special relationship exists, the amount of interest, having regard to the debt-claim for which it is paid, does not exceed the amount which would have been agreed upon by the payor and the beneficial owner in the absence of such relationship. In any such case, the excess part of the payments shall remain taxable according to the laws of the Netherlands, due regard being had to the other provisions of the treaty.

    Article 12 of the treaty also provides rules for determining whether interest arises from Netherlands sources.

    Pursuant, however, to Article 26 of the treaty a person that is a resident of the United States and derives income from the Netherlands may in some cases not be entitled to all the benefits of the treaty. Beneficial owners of Registered Notes should consult their own tax advisors as to their entitlements to all the benefits of the treaty.

POLAND

    The following general summary of the principal Polish tax consequences is based upon the tax laws of Poland and the interpretations thereof by the Polish Minister of Finance as in effect on the date of this offering memorandum and is subject to any change that may come into effect after that date.

PAYMENTS OF PRINCIPAL, INTEREST AND REDEMPTION PREMIUM UNDER THE NOTES

    All payments of interest, principal and redemption premium under the Notes by the Issuer may be made free of withholding taxes withheld or assessed by Poland or any political subdivision or taxing authority thereof or therein. A holder of a Note who derives income from a Note or who realizes a gain on the disposal or redemption of a Note will be subject to Polish taxation on income or capital gains if the holder is, or is deemed to be, a resident of Poland for the purposes of the relevant provisions in the tax laws of Poland.

PAYMENTS OF PRINCIPAL, INTEREST AND REDEMPTION PREMIUM UNDER THE GUARANTEES TO
  HOLDERS OF THE NOTES

    Generally, a Polish withholding tax of 20% applies to payments of interest and the original issue discount under the Guarantees with respect to the Notes, in each case paid by the Guarantor under the Guarantee to nonresidents of Poland. Withholding tax may, however, be reduced by an appropriate double taxation treaty to which Poland is a party and the "interest" article which provides for full or partial exemption from withholding on interest payments. Treaties providing for full exemption from withholding on interest payments are currently in effect between Poland and (i) the United States and (ii) the United Kingdom, among others.

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    The difference between the issue price and the redemption price of the Notes in the case of early redemption may be treated as income obtained in Poland and such payment under the guarantee may be treated as interest for the purpose of the withholding tax in Poland.

THE EXCHANGE OFFER

    The holders of the Notes should not be subject to Polish taxation on income or capital gains by reason only of the exchange offer or of the exchange of the Old Notes for the Registered Notes.

UNITED STATES

U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the applicable U.S. Treasury regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that may be retroactive and that could alter or modify the continued validity of the statements and conclusions set forth below.

    Except as specifically noted, this discussion is limited to the U.S. federal income tax considerations applicable to a holder of a Registered Note who or which is (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have [the] authority to control all substantial decisions of the trust (a "U.S. Holder") Certain aspects of U.S. federal income taxation relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are also discussed below. This discussion does not address all aspects of federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, traders that have elected mark-to-market accounting, financial institutions, insurance companies, tax-exempt organizations, taxpayers holding Notes as part of a "straddle," "hedge," or "conversion transaction," or that have a "functional currency" other than the U.S. Dollar, and investors in pass-through entities. The discussion does not address any special rules that may apply if the holder receives principal in installment payments or if the Note is called before the maturity date. Moreover, the effect of any applicable state, local or foreign tax laws or the applicability of U.S. federal gift or estate taxation is not discussed. Prospective holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax considerations of the acquisition, ownership and disposition of the Notes.

    Except as otherwise indicated below, this discussion is generally limited to the tax consequences to U.S. holders that hold the Registered Notes as capital assets (within the meaning of Section 1221 of the Code) and that purchased the Notes at the "Issue Price." For this purpose, the "Issue Price" of a Registered
Note is the first price at which a substantial part of the Notes were sold to the public for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

STATED INTEREST ON REGISTERED NOTES

    Stated interest on a Registered Senior Dollar Note, including amounts paid pursuant to the Guarantees, will be taxable to a U.S. Holder as ordinary income either at the time it accrues or is received in accordance with such U.S. Holder's method of accounting.

    Interest paid on a Registered Senior Euro Note will be includable in income by a U.S. Holder in an amount equal to the U.S. Dollar value of the payment, regardless of whether the payment is in fact

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converted to U.S. Dollars at that time. If such U.S. Holder uses the cash method of accounting for tax purposes, the U.S. Dollar value of such payment is determined using the spot rate at the time such payment is received. If a U.S. Holder uses the accrual method of accounting for tax purposes, the U.S. Dollar value of such payment is determined using the average exchange rate during the relevant accrual period (or partial accrual period with respect to interest paid in a subsequent taxable year) or, if elected, the spot rate (a) on the last day of the relevant accrual period (or partial accrual period) or (b) on the payment date, if such date is within five business days of the last day of the accrual period or taxable year. Any differences in the exchange rate between the rate at which interest on a Registered Senior Euro Note is included in income and the spot rate on the payment (or disposition) date for interest will result in exchange gain or loss with respect to the related amount of interest, and will generally be treated as ordinary income or loss for U.S. federal income tax purposes. The U.S. Dollar value of interest accrued or received, adjusted for any exchange gain or loss with respect to the amount accrued, generally will be a U.S. Holder's tax basis in the Euros received as interest on a Registered Senior Euro Note.

ADDITIONAL AMOUNTS

    Assuming that the contingency that the Company will pay Additional Amounts (i.e., the amount of interest provided in the Notes without reduction for withholding taxes, determined using the withholding tax rate applicable to the U.S. Holder) is remote or incidental (within the meaning of applicable U.S. Treasury regulations), a U.S. Holder will treat the gross amount of any Additional Amounts as ordinary interest income at the time such amount is received or accrued in accordance with such U.S. Holder's method of accounting for tax purposes. Consequently, the amount a U.S. Holder will include in gross income with respect to a Note could exceed the amount includible by the U.S. Holder as stated interest.

WITHHOLDING TAXES

    Any foreign withholding taxes paid at the rate applicable to a U.S. Holder will be treated as foreign income taxes eligible for credit against such Holder's U.S. federal income tax liability, subject to generally applicable limitations and conditions or, at the election of the U.S. Holder, eligible for deduction in computing such U.S. Holder's taxable income. Additional Amounts will constitute income from sources without the United States for foreign tax credit purposes. Such income will generally constitute "high withholding tax interest" for U.S. foreign tax credit purposes, unless the rate applicable to the U.S. Holder is imposed at a rate below 5%, in which case such income generally will constitute "passive income" or, in the case of a U.S. Holder that is a financial services entity, as "financial services income." The calculation of foreign tax credits and in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions involves the application of complex rules that depend on a U.S. Holder's particular circumstances. Accordingly, investors are urged to consult their tax advisors regarding the creditability or deductibility of those taxes.

NON-U.S. HOLDERS

    Subject to the discussion of backup withholding below, a Non-U.S. Holder of a Registered Note generally will not be subject to U.S. federal income or withholding tax on interest payments (including payments of OID), Additional Amounts or Special Interest in respect of a Registered Note unless such income is effectively connected with the conduct by the Non-U.S. Holder of a trade business in the United States, or the Non-U.S. Holder is an individual present in the United States for 183 days or more in the year of disposition and meets certain other conditions.

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SALE, EXCHANGE OR REDEMPTION

    Unless a non-recognition provision applies, the sale, exchange, redemption (including pursuant to an offer by us) or other disposition of a Registered Note will be a taxable event for federal income tax purposes. In that event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon the sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder's adjusted tax basis therein. A U.S. Holder's tax basis in a Note generally will equal the cost of the Note to the U.S. Holder.

    A U.S. Holder's tax basis in a Note generally will equal the cost of the Note. The cost of a Senior Euro Note to the U.S. Holder will be the U.S. Dollar value of the Euro purchase price translated at the spot rate for the date of purchase (or, in some cases, the settlement date). The conversion of U.S. Dollars into Euros and the immediate use of those Euros to purchase a Senior Euro Note generally will not result in a taxable gain or loss for a U.S. Holder. A U.S. Holder will have a tax basis in any Euro received on the sale, exchange or retirement of a Senior Euro Note equal to the U.S. Dollar value of the Euro on the date of receipt.

    Gain or loss recognized by a U.S. Holder of a Senior Dollar Note should be capital gain or loss, and will be long term capital gain or loss if the Senior Dollar Note has been held by the U.S. Holder for more than one year at the time of sale, exchange, redemption or other disposition. Upon the sale, exchange, retirement or repayment of a Senior Euro Note, a U.S. Holder will recognize exchange gain or loss to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the Senior Euro Note was acquired, or deemed acquired. Exchange gain or loss is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. Holder's tax basis in the Senior Euro Note will generally equal the U.S. Dollar cost of the Senior Euro Note. Exchange gain or loss recognized by a U.S. Holder will generally be treated as ordinary income or loss.

    Any gain realized by a U.S. Holder on the sale, exchange or redemption of a Registered Note generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Generally a loss realized upon such a sale, exchange, redemption or other disposition of a Registered Note will be allocated to U.S. source income.

EXCHANGE OFFERS

    The exchange of Old Notes for Registered Notes pursuant to the exchange offers will not be a taxable event for U.S. federal income tax purposes because the Registered Notes should not be considered to differ materially in kind or extent from Old Notes. As a result, no material U.S. federal income tax consequences should result to U.S. Holders exchanging Old Notes for Registered Notes. A U.S. Holder's tax bases in the Registered Notes will be the same as such holder's tax basis in its Old Notes.

BACKUP WITHHOLDING (INCLUDING ADDITIONAL AMOUNTS)

    Payments of interest and principal on a Note and the proceeds from the sale of a Registered Note paid to a U.S. Holder (other than a corporation or other exempt recipient) will generally be reported to the Internal Revenue Service. A U.S. Holder may be subject to U.S. back-up withholding at the rate of 31% with respect to interest paid on a Registered Note unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from back-up withholding and otherwise complies with the applicable requirements of the back-up withholding rules.

    Interest on a Registered Note paid to a Non-U.S. Holder is exempt from information reporting and back-up withholding under current rules if paid outside the United States, or if certain documentation and other requirements are satisfied. Under regulations generally effective January 1, 2001, interest

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on a Registered Note paid outside the United States to a Non-U.S. Holder through a U.S. person or a U.S. related person is subject to information reporting and possible back-up withholding unless certain documentation and other requirements are satisfied. The payment of principal on a Registered Note and on proceeds from the disposition of a Note by a Non-U.S. Holder to or through the U.S.
office of any broker, U.S. or foreign, or the non-U.S. office of a U.S. person or a U.S. related person, will be subject to information reporting and possible backup withholding unless (i) the owner certified its non-U.S. status under penalties of perjury or otherwise establishes an exemption and (ii) the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. A "U.S. related person" is a person with certain enumerated U.S. relationships.

    Any amount withheld under the backup withholding rules will be creditable against the Holder's federal income tax liability, subject to satisfaction of certain procedural requirements. Holders of Notes should consult their tax advisors to determine whether they qualify for exemption from U.S. withholding and the procedure for obtaining an exemption, if applicable.

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                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers (each a "Restricted Holder") must acknowledge that it will deliver this prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Restricted Holder in connection with resales of Registered Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. For a period of 120 days after the Expiration Date, the Issuer will use its best efforts to keep the Registration Statement continuously effective and to amend and supplement this prospectus contained therein in order to permit such prospectus to be lawfully delivered by any Restricted Holder for use in connection with any such resale, PROVIDED that such Restricted Holder indicates in the Letter of Transmittal that it is a broker-dealer (and makes the representations required to be included in the Letters of Transmittal (see "Exchange Offers--Terms of the Exchange Offers-- Procedures for Tendering Old Notes")). However, if any holder is acquiring Registered Notes in the exchange offer for the purpose of distributing or participating in a distribution of the Registered Notes, such holder cannot rely on the position of the staff of the Commission enunciated in the no-action letters regarding MORGAN STANLEY & CO. INCORPORATED (available June 5, 1991) and EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988), or interpreted in the Commission's interpretative letter to SHEARMAN & STERLING (available July 2, 1993), or similar no-action or interpretive letters, will not be entitled to validly tender Old Notes in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Old Notes, unless such sale or transfer is made pursuant to an exemption from, or in a transaction not subject to, such requirements.

    The Issuer will not receive any proceeds from the exchange of Old Notes for Registered Notes by Restricted Holders. Registered Notes received by Restricted Holders for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, and at market prices prevailing at the time of resale, or at the prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through Restricted Holders who may receive compensation in the form of commissions or concessions from any such Restricted Holder and/or purchasers of any Registered Notes. Any Restricted Holder that resells Registered Notes that were received by it for its own account pursuant to the exchange offer and any person that participates in the distribution of such Registered Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Registered Notes or any commissions or concessions received by any such Restricted Holders may be deemed to be underwriting compensation under the Securities Act. The Letters of Transmittal state that by acknowledging that it will deliver and be delivering a prospectus, a Restricted Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Issuer has agreed to pay all expenses incidental to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    By acceptance of these exchange offers, each Restricted Holder that receives Registered Notes pursuant to the exchange offers agrees that, upon receipt of notice from the Issuer of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading (which notice the Issuer agrees to deliver promptly so such Restricted Holders), such Restricted Holder will suspend use of this prospectus until the Issuer has amended or supplemented this prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such Restricted Holder or until such Restricted Holder is advised in writing by the Issuer that the use of the prospectus may be resumed, and such Restricted Holder has

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received copies of any additional or supplemental filings that are incorporated by reference in the prospectus. If the Issuer gives any such notice to suspend the use of this prospectus, it will extend the 90-day period referred to above by the number of days during the period from and including the date of the supplemented or amended prospectus or until such Restricted Holders have received a statement in writing from the Issuer that the use of the prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated by reference in the prospectus necessary to permit resales of the Registered Notes.

    The Registered Notes are new securities for which there currently is no market. Application will be made to list the Registered Notes on the Luxembourg Stock Exchange. It is not intended that the Registered Notes will be listed on any national or foreign securities exchange other than the Luxembourg Stock Exchange and will not be authorized for trading on Nasdaq. There can be no assurance that an active market for the Registered Notes will develop or as to the liquidity of any such market.

    The Registered Notes may not be offered, transferred or sold, as part of their initial distribution or at any time thereafter, to any individual or legal entity established, domiciled or resident in the Netherlands.

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                         BOOK-ENTRY; DELIVERY AND FORM

GENERAL

    Senior Registered Dollar Notes will be issued in denominations of $1,000 principal amount and integral multiples thereof. Senior Registered Euro Notes will be issued in denominations of [EURO]1,000 principal amount and integral multiples thereof.

    Book-entry interests in the Registered Notes will not be held in definitive form. Instead, DTC, Euroclear or Cedelbank will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge of book-entry interests. In addition, while the Notes are in global form, holders of book-entry interests will not be considered the owners or "Holders" of Notes for any purpose.

    So long as the Registered Notes are held in global form, DTC (or its nominee), in the case of the Senior Dollar Notes, and the common depositary for Euroclear and Cedelbank (or its nominee), in the case of the Senior Euro Notes, will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants must rely on the procedures of DTC, Euroclear and Cedelbank and indirect participants must rely on the procedures of the participants through which they own book-entry interests to exercise any rights of Holders under the Indentures.

    None of the Issuer, the Trustees or the Registrars will have any responsibility or be liable for any aspect of the records relating to the book-entry interests.

DEFINITIVE NOTES

    Under the terms of the Senior Dollar Note Indenture, owners of book-entry interests in the Senior Dollar Notes will receive Definitive Notes:

    (1) if DTC notifies the Issuer that it is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 120 days;

    (2) if DTC so requests following an Event of Default under the Senior Dollar
Note Indenture;

    (3) in whole (but not in part) at any time if the Issuer in its sole discretion determines that the Global Notes should be exchanged for Definitive Notes; or

    (4) the owner of such book-entry interest requests such exchange in writing delivered through DTC (including following an Event of Default under the Senior Dollar Note Indenture).

    In such an event, the Registrar will issue Definitive Notes registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC, Euroclear and/or Cedelbank, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests).

    Under the terms of the Senior Euro Note Indenture, owners of book-entry interests in the Senior Euro Notes will receive Definitive Notes:

    (1) if either Euroclear or Cedelbank notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days;

    (2) if Euroclear or Cedelbank so request following an Event of Default under the Senior Euro Note Indenture;

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    (3) in whole (but not in part) at any time if the Issuer in its sole discretion determines that the Global Notes should be exchanged for Definitive Notes; or

    (4) the owner of such book-entry interest requests such exchange in writing delivered through either Euroclear or Cedelbank following an Event of Default under the Senior Euro Note Indenture.

    Euroclear has advised the Company, with regard to such book-entry interests, that its current practice, upon receipt of any request by an owner of a book-entry interest for Definitive Notes, is to make a request to the Company that all such owners of book-entry interests receive Definitive Notes.

REDEMPTION OF GLOBAL NOTES

    In the event any Global Note (or any portion thereof) is redeemed, the relevant Depositary will redeem an equal amount of the book-entry interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by the relevant Depositary in connection with the redemption of such Global Note (or any portion thereof). The Issuer understands that under existing practices of DTC, Euroclear and Cedelbank, if fewer than all of the Notes are to be redeemed at any time, DTC, Euroclear and Cedelbank will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; PROVIDED, HOWEVER, that no book-entry interest in the Senior Dollar Notes of less than $1,000 principal amount or book-entry interest in the Senior Euro Notes of less than [EURO]1,000 principal amount may be redeemed in part.

PAYMENTS ON GLOBAL NOTES

    Payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest and Special Interest, if any) will be made by the Issuer in U.S. Dollars, in the case of Senior Dollar Global Notes, and Euros, in the case of the Senior Euro Global Notes, to the relevant Paying Agent. The relevant Paying Agent will, in turn, make such payments to DTC or the common depositary for Euroclear and Cedelbank, as applicable, which will distribute such payments to participants in accordance with its procedures.

    Under the terms of the Indentures, the Issuer and the Trustees will treat the registered holder of the Global Notes (e.g., DTC (or its nominee) and the common depositary for Euroclear and Cedelbank (or its nominee)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the Trustees or any agent of the Issuer or the Trustees has or will have any responsibility or liability for:

    (1) any aspect of the records of DTC, Euroclear, Cedelbank or any participant or indirect participant relating to or payments made on account of a book-entry interest or for maintaining, supervising or reviewing any of the records of DTC, Euroclear, Cedelbank or any participant or indirect participant relating to or payments made on account of a book-entry interest; or

    (2) DTC, Euroclear, Cedelbank or any participant or indirect participant.

    Payments by participants to owners of book-entry interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

ACTION BY OWNERS OF BOOK-ENTRY INTERESTS

    DTC, Euroclear and Cedelbank have advised the Issuer that they will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more participants to whose account the book-entry interests in the

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Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. The relevant Depositary will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an Event of Default under the Notes, each of DTC, Euroclear and Cedelbank reserve the right to exchange the Global Notes for Definitive Notes in certificated form, and to distribute such Notes to its participants.

TRANSFER AND EXCHANGE

    After the Notes have been registered under the Securities Act, all certification requirements with respect to the Notes will cease.

    All transfers of book-entry interests between participants in DTC, participants in Euroclear or participants in Cedelbank will be effected by DTC, Euroclear or Cedelbank pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Cedelbank and their respective participants.

    Subject to the foregoing, a book-entry interest in one of the Global Notes may be transferred to a person who takes delivery thereof in the form of a book-entry interest in another of the Global Notes by means of an instruction originated through DTC, Euroclear or Cedelbank, as applicable. Any book-entry interest that is so transferred will, upon transfer, cease to be a book-entry interest in the first mentioned Global Note and become a book-entry interest in the other Global Note and will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to book-entry interests in such other Global Note for as long as it remains such a book-entry interest. In connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount at maturity of the first mentioned Global Note and a corresponding increase in the principal amount at maturity of the other Global Note, as applicable.

    Book-entry interests in a Global Note may be exchanged by the holder thereof for Definitive Notes in denominations of $1,000 or [EURO]1,000 principal amount, as applicable, and integral multiple thereof upon receipt by the registrar of instructions relating thereto and any certificates and other documentation required by the Indentures. It is expected that such instructions will be based upon directions received by DTC, Euroclear or Cedelbank, as applicable, from the participant which owns the relevant book-entry interests.

    Definitive Notes may be transferred in whole or in part, in denominations of $1,000 or [EURO]1,000 in principal amount, as applicable, or integral multiples thereof to persons who take delivery thereof in the form of Definitive Notes or in the form of book-entry interests in a Global Note. In connection with any such transfer, the Indentures will require the transferor to, among other things, furnish appropriate endorsements and transfer documents, to furnish certain certificates and to pay any taxes, duties and governmental charges in connection with such transfer.

    Notwithstanding the foregoing, the Issuer is not required to register the transfer of any Definitive Notes:

    (1) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes;

    (2) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part;

    (3) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or

    (4) which the holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Excess Proceeds Offer (as defined in Indentures).

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    Any such transfer will be made without charge to the holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

INFORMATION CONCERNING DTC, EUROCLEAR AND CEDELBANK

    The Issuer understands as follows with respect to DTC, Euroclear and
Cedelbank:

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to such persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

    Euroclear and Cedelbank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedelbank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedelbank interface with domestic securities markets. Euroclear and Cedelbank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedelbank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedelbank participant, either directly or indirectly.

GLOBAL CLEARANCE AND SETTLEMENT UNDER THE BOOK-ENTRY SYSTEM

SETTLEMENT

    Book-entry interests owned through DTC (other than through accounts at Euroclear or Cedelbank) will follow the settlement applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

    Book-entry interests owned through Euroclear or Cedelbank accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Cedelbank holders on the business day following the settlement date against payment for value on the settlement date.

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
SECONDARY MARKET TRADING

    The book-entry interests in the Senior Dollar Notes trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such book-entry interests therefore settle in same-day funds. The book-entry interests in the Senior Euro Notes trade through participants of Euroclear or Cedelbank, and settle in same-day funds.

    Since the purchase determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desire value date.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These statements appear in a number of places and include statements regarding our intentions, beliefs or current expectations concerning, among other things:

    - the build-out of Netia's telecommunications network and expansion of our operations;

    - our financing plans and the use of proceeds of the Notes Offering;

    - trends affecting our financial condition or results of operations;

    - the impact of competition on our business;

    - the start-up of our data network and provision of Internet services; and

    - acquisition opportunities, including our intention to seek to acquire additional telecommunications licenses.

    We caution prospective investors that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. We also caution prospective investors that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained in this prospectus including, without limitation, the information under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Polish Telecommunications Industry" and "Business" identifies important factors that could cause such differences. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

                             VALIDITY OF SECURITIES

    The validity of the Registered Notes offered hereby will be passed upon for Netia by Weil, Gotshal & Manges LLP, New York, New York, with respect to matters of U.S. law. Certain matters of Polish law have been passed upon for Netia by Weil, Gotshal & Manges Sp. z o.o., Warsaw, Poland. Certain matters of Dutch law have been passed upon for Netia by De Brauw Blackstone Westbroek, Amsterdam, The Netherlands.

                                    EXPERTS

    The Financial Statements of Netia as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus, have been included so in reliance on the report of PricewaterhouseCoopers Sp. z o.o., independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the Unaudited Condensed Consolidated Financial Statements of Netia for the six-month and three-month periods ended June 30, 1999 and 1998 included in this prospectus, PricewaterhouseCoopers Sp. z o.o. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 24, 1999 appearing herein, states that they did not audit and they do not express an opinion on that Unaudited Condensed Consolidated Financial Statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers Sp. z o.o is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated financial information because that report is not a "report" or a part of the registration statement prepared or certified by PricewaterhouseCoopers Sp. z o.o. within the meaning of Sections 7 and 11 of the Securities Act.

                             ADDITIONAL INFORMATION

    We have filed with the Commission in Washington D.C., a registration statement on Form F-4 ("Registration Statement") under the Securities Act, with respect to this exchange offer. This prospectus does not contain all of the information included in the Registration Statement. All such information was omitted in accordance with the rules and regulations of the Commission and we will refer to it in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the material terms of such documents, but are not necessarily complete. With respect to each such document, we make reference to the copy of the document filed as an exhibit to the Registration Statement for a more complete description of the matter involved.

    For further information with respect to Netia and the Registered Notes being offered by means of this prospectus, we refer the investors to the Registration Statement, including the exhibits and the financial statements, notes and schedules filed as a part of the Registration Statement. Netia is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files periodic reports and other information with the Commission. Netia has filed and will continue to file its annual reports on Form 20-F and its interim reports on Form 6-K.

    You may inspect and copy the Registration Statement and reports and other information that we filed with the Commission at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and they will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    Netia will furnish the Trustee with annual reports in English, which will include a review of operations and annual audited consolidated financial statements, prepared in conformity with IAS. Such statements will include a reconciliation of net income and shareholders' equity to amounts determined in accordance with U.S. GAAP. Netia will also furnish the Trustee with quarterly reports in English prepared in conformity with IAS, which will include unaudited interim financial information.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

    Many of our directors and executive officers, as well as some of the experts named in this prospectus, are not citizens or residents of the United States. These persons and substantially all of Netia's assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or Netia or to enforce the judgments of U.S. courts based on the civil liability provisions of U.S. laws including the federal securities laws.

    We have been advised by our legal counsel in Poland, Weil, Gotshal & Manges Sp. z o.o., that final judgments of the courts of the United States are enforceable in Poland on the condition that there is reciprocity in the United States of enforcement of judgments obtained in Polish courts, and provided that:

    - the judgment is final and enforceable in the United States;

    - a party to the dispute has not been deprived of the right of defense or due representation;

    - the judgment would not (A) be contrary to Polish public policy, (B) conflict with any pending action or judgment of a Polish court on the same subject matter between the same parties or (C) infringe upon the exclusive jurisdiction of Polish or other non-U.S. courts pursuant to Polish law or international treaty; and

    - if the matter is one in which Polish law should have been applied, that law was applied unless the foreign law applied does not differ essentially from Polish law.

    We also have been advised by Weil, Gotshal & Manges Sp. z o.o. that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated upon U.S. federal securities laws. See "Risk Factors--It May Be Difficult for Investors to Effect Service and Enforcement of Legal Process."

                 GLOSSARY OF SELECTED TELECOMMUNICATIONS TERMS

    The following explanations are not intended as technical definitions, but rather are intended to assist the general reader in understanding certain terms used in this offering memorandum.

Analog..............................  A direct representation of a phenomenon in another form; E.G., the representation of voice sound as
                                      electrical audio signals.

Billable Units......................  The units of measurement (generally, a period of time) by which Netia bills its customers, also
                                      referred to as "pulses."

Broadband...........................  A transmission medium that is capable of supporting a wide range of frequency, typically based on fiber
                                      optic infrastructure (such as fiber optic cable),
                                      suitable for transmitting video and other such high
                                      volume data. It can carry multiple signals by
                                      dividing the total capacity of the medium into
                                      multiple independent bandwidth channels, where each
                                      channel operates only on a specific range of
                                      frequencies.

Business/Total Customer Mix.........  The number of our telephone lines subscribed for by businesses as a percentage of total subscriber lines.

Coaxial Cable.......................  A transmission medium particularly suited to high volume uses, such as high speed and cable television
                                      transmission. Coaxial cables consist of one or more
                                      central wire conductors, surrounded by a dielectric
                                      insulator and encased in either wire mesh or extruded
                                      metal sheathing.

Connected Lines.....................  Telephone lines that have been connected to Netia's switching nodes and for which the company has
                                      interconnection agreements with TPSA.

Digital.............................  A mode of representing a physical variable such as speech using numbers which vary in relation to the
                                      variable being represented. The digits are
                                      transmitted in binary form as a series of pulses
                                      which allow for higher capacity and higher
                                      flexibility through the use of computer-related
                                      technology for the transmission and manipulation of
                                      telephone calls. Digital systems offer lower noise
                                      interference and can incorporate encryption as a
                                      protection against external interference.

Domestic Long Distance Service......  The provision of telecommunication services between local territories within Poland.

Fiber Optic Cable...................  A transmission medium made from extremely pure and consistent glass. Digital signals are transmitted
                                      across fiber optic cable as pulses of light. While
                                      signals transmitted over fiber optic cable travel at
                                      the same speed as those transmitted over traditional
                                      copper cable, fiber optic cable benefits from greater
                                      transmission capacity and lower distortion of signals
                                      transmitted.

Frame Relay.........................  High-speed packet-switched data transmission service.

Installed Capacity..................  The number of active telephone lines that Netia's switching nodes have the capacity to accommodate
                                      after testing and technical acceptance.

International Service...............  The provision of telecommunication services between
                                      Poland and other countries.

Internet............................  A collection of interconnected networks spanning the entire world, including university, corporate,
                                      government and research networks from around the
                                      globe. These networks all use the Internet Protocol
                                      communications protocol.

Internet Protocol...................  See "Internet" above.

ISDN (Integrated Services Digital     A transmission system with the capacity to transmit
  Network)..........................  more than one stream of information (voice, text, data or graphics) simultaneously on a single
                                      telephone line, based upon end-to-end digitalization
                                      and standardized out-of-band signaling.

Local Network.......................  A fixed-line telecommunications net configuration (or
                                      "network") covering one of our licensed territories.

Multimedia..........................  Computer technology with integration (generally using digital technology) of at least three media, such as
                                      text, video, voice graphics or animation in a single
                                      tool.

OSS Billing System..................  A network-wide operational support system (OSS) for billing and customer management. This system provides
                                      integrated billing and call collection and allows
                                      Netia to manage customer service orders and its
                                      technical inventory.

Penetration Rate....................  A measure of the usage of services. Calculated as of a given date by dividing the number of subscribers by
                                      the number of inhabitants.

Pulse...............................  A signal created periodically by a telephone network that is used for calculating traffic charges.

Radio (Wireless) Local Loop.........  Systems within which transmission at the local loop level is by radio signal rather than through cable.

SDH (Synchronous Digital              A transmission standard for synchronous transmission
  Hierarchy)........................  networks, allowing direct access to particular band spectra, even where these are included in a
                                      comparatively high level of the organizational
                                      hierarchy.

Subscriber Lines....................  Connected lines that have been subscribed for by customers and are generating revenue.

                                                                         ANNEX A

                             THE REPUBLIC OF POLAND

    THE INFORMATION PRESENTED IN THIS SECTION IS PROVIDED FOR BACKGROUND PURPOSES ONLY. INFORMATION PRESENTED HEREIN HAS BEEN EXTRACTED FROM, AND IS PRESENTED ON THE AUTHORITY OF, VARIOUS PUBLICLY AVAILABLE DOCUMENTS WHICH HAVE NOT BEEN PREPARED OR INDEPENDENTLY VERIFIED BY US OR OUR ADVISORS IN CONNECTION WITH THE PREPARATION OF THIS OFFERING MEMORANDUM.

AREA AND POPULATION

    Poland is the most populous country in Central Europe, with a population of approximately 38.7 million people. Poland occupies approximately 313,000 square kilometers and is strategically located south of the Baltic Sea, with Germany to the west, the Czech and Slovak Republics to the south and Ukraine, Belarus, Lithuania and Russia to the east. Warsaw is the capital of Poland and is the country's commercial and institutional center with a population of 1.6 million.

    In November 1996, Poland joined the OECD. In July 1997, the European Commission proposed that Poland be included in the first group of Central European countries to start negotiations on joining the EU. These negotiations started in March 1998. The European Commission expects the first of the countries to become full members by 2003 at the earliest. Poland joined NATO in March 1999. Poland is a member, together with the Czech Republic, Hungary, Romania, Slovakia and Slovenia, of the Central European Free Trade Agreement.

CONSTITUTION, GOVERNMENT AND POLITICAL PARTIES

    Poland is a parliamentary republic with a bicameral legislature. The lower house, or SEJM (which is the repository of the main legislative power), consists of 460 seats, and the upper house, or Senate, consists of 100 members. The legislative mandate lasts for four years, after which a parliamentary election must be held.

    The President is the Head of State and is elected by direct vote for a five-year term and may be re-elected only once. The President does not have an executive role, but is vested with considerable powers through his right to appoint certain high-ranking state officials and to veto laws approved by Parliament. However, the President cannot veto the law on the annual budget, and any veto by him can be overturned by a 60% majority vote by Parliament. The current President is Aleksander Kwasniewski, the former head of the Democratic Left Alliance ("SLD"), who assumed the office of the President on December 21, 1995.

    The supreme executive official of the state is the Prime Minister, who heads the Council of Ministers. The Prime Minister is responsible to Parliament. The current Prime Minister is Jerzy Buzek of the Solidarity Electoral Action ("AWS"), who was appointed in October 1997.

    The last parliamentary elections were held in September 1997 and were won by the AWS (a right-wing party with trade unionist roots), which took 201 of the seats in the SEJM, with the SLD (a center-left party, which grew out of the former communist party) taking 164 of the seats. The Freedom Union (a center-right liberal party) took 60 seats in the SEJM and a coalition government was formed between the AWS and the Freedom Union.

    As of January 1, 1999, the regional administrative division of Poland consists of 16 large "voivodships," each headed by a VOIVOD who represents the central government at the local level. This new administrative system replaces the former system, which divided Poland into 49 voivodships. The next administrative level of government below the VOIVODSHIP level consists of the POWIATS, which are governed by locally elected officials and possess a degree of financial autonomy. There are 308 POWIATS in

Poland. The lowest administrative level are the GMINAS, which are overseen by the powiats. There are 2,489 GMINAS in Poland.

    Judicial authority is vested in the Supreme Court, appellate, regional and lower district courts. A separate Constitutional Tribunal has jurisdiction over all matters relating to the interpretation of the provisions of the Constitution.

COUNTRY RATING

    The long-term foreign currency debt of the Republic of Poland is currently rated Baa3 by Moody's, BBB by Standard & Poor's (upgraded in June 1999, with a positive outlook) and BBB+ by Fitch IBCA (upgraded from BBB in November 1998).

ECONOMIC OVERVIEW

    Until the late 1980s, the Polish economy was dominated by the state sector and was characterized by central planning, administrative control of prices and wages, a restrictive trade and foreign exchange regime and lack of an efficient banking system and capital markets. A significant proportion of external trade was conducted through bilateral agreement with the member countries of the Soviet Bloc. Economic performance in the 1980s was characterized by slow growth and high levels and multiple rescheduling of external debt, which led to repeated recessions and high inflation.

    In January 1990, the first freely elected government implemented a program for rapid economic transformation known as the "Balcerowicz Plan" after the then-serving Minister of Finance (who was reappointed in October 1997 as Finance Minister and Deputy Prime Minister in the current government). This radical economic reform program was designed to stabilize the economy and promote structural reforms. Its key elements included a tight credit policy, a sharp upfront devaluation of the currency, an end to subsidies to state enterprises and elimination of administrative controls over most prices and imports. After a sharp fall in GDP and a sharp rise in unemployment in 1990 and 1991 (all of which were developments common to many other economies in Central Europe at that time), Poland became the first country in the region to return to growth, with strong rates of GDP growth for the years 1992 to 1998.

    The private sector now accounts for approximately 65% of all production and the Polish economy is characterized by lower rates of inflation, substantial freedom of prices from administrative control, sustained growth, reduced levels of external debt (following the conclusion of long-term restructuring agreements with official and commercial creditors), a moderate state budget deficit, growing exports (sold predominantly to EU member states), liberal rules on foreign exchange transactions and a rising level of foreign exchange reserves. Average per annum inflation was 11.8% in 1998 and unemployment has declined from 14.9% at year-end 1995 to approximately 10.4% at year-end 1998.

    During this period of reform, successive governments have largely supported structural transformation of the economy directed at reforming state-owned enterprises, selling state-owned assets, modernizing the banking system and creating a modern capital market. The process of structural reform is continuing and not all state goals have been achieved. The main reform objectives of the current government include the rapid privatization of the remaining state-owned companies, including major banks and the state-owned telecommunications operator TPSA (15% of which was sold in November 1998), the restructuring of the coal mining and steel industries and the introduction of a partially privatized pension system. The Social Insurance System Act, which came into effect on January 1, 1999, addresses retirement pension insurance, pension insurance, health insurance and maternity insurance, occupational hazards and occupational accident insurance. A comprehensive reform of health care services also was enacted as of January 1, 1999.

RECENT ECONOMIC PERFORMANCE

GROSS DOMESTIC PRODUCT

    Poland's economy is one of the fastest growing in Europe, with a real GDP increase of 6.9% in 1997 and 4.8% in 1998, which followed an annual average 6.1% growth between 1994 and 1996. This rapid growth follows a period of deep recession from 1990 to 1991, during which real GDP fell by almost 18%, and a period of slow growth in 1992 and 1993, when real GDP rose by an annual 3.2%. The severe recession in 1990 and 1991 was mainly due to the disintegration of COMECON, an organization which formerly integrated Central and Eastern Europe's centrally planned economies, and to the economic decline and the eventual disintegration of the Soviet Union, which played a predominant role within COMECON. In spite of its initial recession, the Polish economy has produced the best growth performance from among the former centrally planned economies of Central and Eastern Europe since the region's political turnaround in 1989, as its real GDP rose by a total 12% between 1990 and 1997. This success was due to a rapid reorganization of the economy from a centrally planned regime to a market-oriented system, and a comprehensive debt reduction and rescheduling agreement with Poland's international creditors completed in 1994. Poland also in large part avoided a significant adverse impact from the 1998 turmoil in Russia, Asia and Latin America although its current position is negatively influenced by the high levels of its current account deficit and a slowdown in industrial production in the second half of 1998 resulting in an estimated GDP increase of 3-3.5% in 1999.

FISCAL POLICY AND INFLATION

    Conservative fiscal policy reduced the general government deficit from nearly 7% of GDP in 1991 to 3.7% of GDP in 1997 and 2.49% (anticipated) in 1998. The government has targeted a deficit of 2.15% of GDP for 1999. Total government expenditure remains at approximately 50% of GDP (including municipal budgets and extra-budgetary funds). However, the government's debt burden has been decreasing systematically over recent years and the ratio of government debt to GDP fell from 85% in 1992 to an estimated 50% in 1997 and 44.4% in 1998.

    Following major currency devaluations and price liberalization, prices rose by about 600% in 1989 and approximately 250% in 1990. Throughout the 1990s, inflation has fallen gradually, from 60% in 1991 to 11.8% annual average in 1998. In 1999, inflation has continued to decrease although the process was less rapid than in 1998.

EMPLOYMENT

    Before 1989, for political reasons, unemployment was not officially recognized in Poland and over-employment was evident in many enterprises. However, total employment fell by 16% between 1990 and 1993, due to the increasing liberalization of the economic system and the initial decline in production.

    Simultaneously, registered unemployment rose to a peak of 2,950,000 (16.7% of the labor force) at the end of the first quarter of 1994. Unemployment has, however, fallen gradually from this level to approximately 10.4% of the labor force at the end of 1998. However, at October 1, 1999, unemployment had risen to 11.9%.

CURRENT ACCOUNT AND EXTERNAL DEBT

    Poland's current account moved from a surplus of $5.4 billion in 1995 to a deficit of $4.2 billion in 1997 and $6.8 billion in 1998 (3.1% and 4.63% of GDP, respectively).

    In December 1998, Poland's total external debt was approximately $33.1 billion. The present value of Poland's external debt was rescheduled by approximately 50% as a result of agreements with the Paris Club in 1991 and the London Club in 1994.

    Official foreign currency reserves increased from $3.8 billion in 1991 to $20.4 billion at the end of 1997 and $26.4 billion at the end of 1998. The growth in foreign currency reserves was particularly rapid during 1998, reflecting the increased level of foreign direct investment, but slowed down in the first quarter of 1999.

EXCHANGE RATE

    The Polish Zloty is presently managed by the authorities through a crawling peg system, combined with managed floating within an intervention band. The intervention band is set at +/-15% around a central exchange rate, which is calculated daily against a currency basket. The currency basket includes the U.S. Dollar (with 45% weight) and the Euro (with 55% weight). At present, the Polish Zloty is being devalued against the currency basket by 0.3% per month.

SELECTED ECONOMIC DATA

    The following table sets forth selected economic data for Poland for the periods shown:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------------------
                                                                             1994       1995       1996       1997       1998
                                                                           ---------  ---------  ---------  ---------  ---------
GDP (percent growth).....................................................        5.2        7.0        6.1        6.9        4.8
GDP ($ billion)..........................................................       92.6      119.1      134.9      139.4      147.0
Unemployment (percent)...................................................       16.0       14.9       13.6       10.5       10.4
Inflation, average.......................................................       32.2       27.8       19.9       14.9       11.8
Fiscal balance/GDP (percent).............................................       (3.0)      (2.7)      (3.4)      (3.7)      (2.4)
Exports (goods and services) (percent growth)............................       13.1       23.6       12.5       13.0       11.5
Imports (goods and services) (percent growth)............................       11.3       24.3       28.0       20.0       14.0
Current account ($ billion)..............................................        1.9        5.4       (1.4)      (4.2)      (6.8)
Current account/GDP (percent)............................................        2.1        4.5       (1.0)      (3.1)      (4.6)
External debt/GDP (percent)..............................................       47.1       38.0       30.9       29.2       22.9
Official reserves/GDP (percent)..........................................        6.5       12.6       13.4       14.8       19.0

    SOURCES: Central Statistical Office, Ministry of Finance, the NBP and THE FINANCIAL TIMES.

                              NETIA HOLDINGS, S.A.

                              FINANCIAL STATEMENTS

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Audited Consolidated Financial Statements

      Report of Independent Accountants....................................................................        F-2

      Consolidated Balance Sheets..........................................................................        F-3

      Consolidated Statements of Operations................................................................        F-4

      Consolidated Statements of Changes in Shareholders' Equity...........................................        F-5

      Consolidated Statements of Cash Flows................................................................        F-6

      Notes to Consolidated Financial Statements...........................................................        F-7

Unaudited Condensed Consolidated Financial Statements

      Report of Independent Accountants....................................................................       F-42

      Consolidated Balance Sheets..........................................................................       F-43

      Consolidated Statements of Operations................................................................       F-44

      Consolidated Statements of Changes in Shareholders' Equity...........................................       F-45

      Consolidated Statements of Cash Flows................................................................       F-46

      Notes to Condensed Consolidated Financial Statements.................................................       F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NETIA HOLDINGS S.A.

    We have audited the accompanying consolidated balance sheets of Netia Holdings S.A. and its subsidiaries (the "Company") as at December 31, 1997 and 1998, and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with International Standards on Auditing which are substantially identical to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 1997 and 1998 and the consolidated results of its operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with International Accounting Standards.

    The consolidated statements of operations, of changes in shareholders' equity and of cash flows for the year ended December 31, 1996 are expressed in the constant purchasing power of the Polish Zloty (PLN) as at December 31, 1996. As of January 1, 1997, Poland was no longer considered to be a hyperinflationary environment. The December 31, 1996 inflated values for balance sheet items at that date became the new historical basis for subsequent periods.

    International Accounting Standards vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income for each of the years ended December 31, 1996, 1997 and 1998 and the determination of consolidated shareholders' equity and consolidated financial position as at December 31, 1997 and 1998 to the extent summarized in Note 24 to the consolidated Financial Statements.

PRICEWATERHOUSECOOPERS SP. Z O.O.

Warsaw, Poland
March 3, 1999,
except for Note 25
which is as of
April 15, 1999

                              NETIA HOLDINGS S.A.

                          CONSOLIDATED BALANCE SHEETS

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                      CONVENIENCE
                                                                                                      TRANSLATION
                                                                                                       $ (NOTE 2)
                                                                                                      ------------
                                                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                 NOTE         1997          1998          1998
                                                               ---------  ------------  ------------  ------------
                                                                             (PLN)         (PLN)      (UNAUDITED)

                                                                                 (ALL AMOUNTS IN THOUSANDS)
                         A S S E T S
Current Assets
Cash and cash equivalents....................................                 922,292       298,790        76,034
Restricted investments.......................................      3, 11       65,516        67,595        17,201
Accounts receivable
    Trade, net of allowance for doubtful accounts of PLN 214
      and PLN 4,046 (USD 1,009)..............................                   9,783        26,358         6,707
    Government--value added tax..............................                  29,114        42,376        10,784
    Related parties..........................................          4        1,786           487           124
    Other....................................................                   1,983         5,457         1,389
Inventories..................................................                   3,250           998           254
Prepaid expenses.............................................                   1,076         1,003           255
                                                                          ------------  ------------  ------------
Total current assets.........................................               1,034,800       443,064       112,748
Restricted investments.......................................      3, 11      131,032        67,595        17,201
Investments at cost..........................................          5        1,222            75            19
Fixed assets, net............................................          6      628,283     1,125,330       286,366
Investments in real estate...................................                   6,295         6,964         1,772
Licenses.....................................................          7           --       330,736        84,163
Deferred financing costs, net................................          8       79,045        69,314        17,638
Goodwill, net................................................          9       30,406        39,597        10,076
                                                                          ------------  ------------  ------------
        Total Assets.........................................               1,911,083     2,082,675       529,983
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                    L I A B I L I T I E S
Current Liabilities
Current maturities of long-term debt.........................         11        2,554            --            --
Accounts payable and accruals
    Trade....................................................                 192,701       250,749        63,809
    Government...............................................                      --         4,794         1,220
    Related parties..........................................          4       24,005        14,380         3,659
    Accruals and other.......................................         10       72,910        93,446        23,777
Deferred income..............................................                     828           799           203
                                                                          ------------  ------------  ------------
Total current liabilities....................................                 292,998       364,168        92,668
Long term liabilities for licenses...........................          7           --       205,197        52,217
Long term debt...............................................         11    1,469,968     1,581,030       402,328
Refundable customer deposits.................................                   1,472         1,519           387
Deferred tax liability.......................................         12        3,115        10,974         2,793
                                                                          ------------  ------------  ------------
Total liabilities............................................     21, 22    1,767,553     2,162,888       550,393
Commitments and contingencies................................         22
Minority interest............................................                  24,609         6,250         1,590
Shareholders' equity/(deficit)
Share capital (nominal par value of PLN 6 per share).........         13       74,976        77,117        19,624
Share premium................................................                 190,601       188,571        47,989
Accumulated deficit..........................................                (146,656)     (352,151)      (89,613)
                                                                          ------------  ------------  ------------
Total shareholders' equity/(deficit).........................                 118,921       (86,463)      (22,000)
                                                                          ------------  ------------  ------------
        Total liabilities and shareholders' equity...........               1,911,083     2,082,675       529,983
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                              NETIA HOLDINGS S.A.

                      CONSOLIDATED STATEMENT OF OPERATIONS

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                         CONVENIENCE
                                                                                                         TRANSLATION
                                                                                                          $ (NOTE 2)
                                                                                                         ------------
                                                                       YEAR ENDED                         YEAR ENDED
                                                  -----------------------------------------------------  ------------
                                                               DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                     NOTE          1996          1997          1998          1998
                                                  -----------  ------------  ------------  ------------  ------------
                                                                  (PLN)         (PLN)         (PLN)      (UNAUDITED)

                                                                      (ALL AMOUNTS IN THOUSANDS)
Revenue
    Telecommunication services revenue..........                     8,982        35,564        96,435        24,540
    Non-telecommunication revenue:
      Service...................................                     4,206         6,408         8,771         2,232
      Sales of equipment........................                     8,491         8,234        15,174         3,861
                                                               ------------  ------------  ------------  ------------
                                                                    21,679        50,206       120,380        30,633
Costs
Interconnection charges.........................                    (1,355)       (5,692)      (22,900)       (5,828)
Cost of equipment...............................                    (7,929)       (6,975)      (11,425)       (2,907)
Depreciation and amortization of goodwill.......        6, 9        (7,465)      (16,926)      (41,040)      (10,443)
Other operating expenses........................          14       (61,259)      (86,901)     (124,317)      (31,635)
                                                               ------------  ------------  ------------  ------------
Loss from operations............................                   (56,329)      (66,288)      (79,302)      (20,180)
Financial expense, net..........................          15        (2,205)      (32,681)     (151,596)      (38,577)
Write off of deferred financing costs...........           8            --       (24,241)           --            --
Other losses....................................          16        (4,302)           --        (1,148)         (292)
Gain on dilution of Parent Company's interest in
  subsidiaries..................................          17        38,903         2,137            --            --
                                                               ------------  ------------  ------------  ------------
Loss before income tax..........................                   (23,933)     (121,073)     (232,046)      (59,049)
Income tax charge...............................          12        (2,038)       (1,055)       (8,802)       (2,241)
Minority share in losses of subsidiaries........                    10,832        36,703        35,353         8,996
Cumulative effect of change in accounting for
  deferred taxation.............................          12          (672)           --            --            --
                                                               ------------  ------------  ------------  ------------
Net loss........................................                   (15,811)      (85,425)     (205,495)      (52,294)
                                                               ------------  ------------  ------------  ------------
                                                               ------------  ------------  ------------  ------------
Loss per share before the cumulative effect of
  change in accounting for deferred taxation
  (not in thousands)............................          18         (2.41)        (9.46)       (19.78)        (5.03)
                                                               ------------  ------------  ------------  ------------
                                                               ------------  ------------  ------------  ------------
Loss per share including the cumulative effect
  of change in accounting for deferred taxation
  (not in thousands)............................          18         (2.52)        (9.46)       (19.78)        (5.03)
                                                               ------------  ------------  ------------  ------------
                                                               ------------  ------------  ------------  ------------

   The accompanying Notes are an integral part of these financial statements.

                              NETIA HOLDINGS S.A.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                        TOTAL
                                                                             SHARE    ACCUMULATED   SHAREHOLDERS'
                                                            SHARE CAPITAL   PREMIUM     DEFICIT     EQUITY/(DEFICIT)
                                                            -------------  ---------  ------------  --------------
                                                                (PLN)        (PLN)       (PLN)          (PLN)

                                                                          (ALL AMOUNTS IN THOUSANDS)
Balance as at January 1, 1996.............................       43,727      101,316      (45,420)        99,623
    Net loss..............................................           --           --      (15,811)       (15,811)
    Issuance of shares, net of related costs..............       17,800       28,701           --         46,501
                                                                 ------    ---------  ------------  --------------
Balance as at December 31, 1996...........................       61,527      130,017      (61,231)       130,313
                                                                 ------    ---------  ------------  --------------
    Net loss..............................................           --           --      (85,425)       (85,425)
    Issuance of shares, net of related costs..............       13,449       60,584           --         74,033
                                                                 ------    ---------  ------------  --------------
Balance as at December 31, 1997...........................       74,976      190,601     (146,656)       118,921
                                                                 ------    ---------  ------------  --------------
    Net loss..............................................           --           --     (205,495)      (205,495)
    Issuance of shares, net of related costs
      (Note 13)...........................................        2,141       (2,030)          --            111
                                                                 ------    ---------  ------------  --------------
Balance as at December 31, 1998...........................       77,117      188,571     (352,151)       (86,463)
                                                                 ------    ---------  ------------  --------------
                                                                 ------    ---------  ------------  --------------

                              NETIA HOLDINGS S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                   CONVENIENCE
                                                                                                   TRANSLATION
                                                                                                    $ (NOTE 2)
                                                                                                   ------------
                                                                        YEAR ENDED                  YEAR ENDED
                                                         ----------------------------------------  ------------
                                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                             1996          1997          1998          1998
                                                         ------------  ------------  ------------  ------------
                                                            (PLN)         (PLN)         (PLN)      (UNAUDITED)

                                                                       (ALL AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
    Net loss...........................................      (15,811)      (85,425)     (205,495)      (52,294)
Adjustments to reconcile net loss to net cash used in
  operating activities
    Depreciation and amortization of goodwill..........        7,465        16,926        41,040        10,443
    Amortization of deferred financing costs...........          474         1,406         7,991         2,033
    Amortization of discount on Notes..................           --        13,246        84,602        21,527
    Minority share in losses of subsidiaries...........      (10,832)      (36,703)      (35,353)       (8,996)
    Provision for deferred income tax..................        2,710           405         7,859         2,000
    Other losses.......................................        4,302            --         1,148           292
    Write off of deferred financing costs..............           --        24,241            --            --
    Foreign exchange losses on translation of long term
      debt.............................................        1,213           896        18,036         4,592
    Gain on dilution of interest in subsidiaries.......      (38,903)       (2,137)           --            --
    Changes in working capital.........................       16,811       (22,691)      (76,241)      (19,400)
                                                         ------------  ------------  ------------  ------------
Net cash used in operating activities..................      (32,571)      (89,836)     (156,413)      (39,803)
Cash flows from investing activities:
    Purchase of fixed assets...........................     (148,029)     (222,964)     (395,943)     (100,757)
    Net cash effect on dilution of interest in
      subsidiaries (Note 17)...........................       97,423        15,325            --            --
    (Increase)/decrease in investments at cost.........       (4,258)        4,274            --            --
    Sale of marketable securities......................        3,646            --            --            --
    Sale/(Purchase) of short-term investments..........       (5,029)        5,029            --            --
    Purchase of licenses...............................           --            --       (84,376)      (21,471)
                                                         ------------  ------------  ------------  ------------
Net cash used in investing activities..................      (56,247)     (198,336)     (480,319)     (122,228)
Net cash provided by financing activities
    Net proceeds from issuance of shares...............       46,501        74,033            --            --
    Capitalized deferred financing costs...............      (20,252)      (84,426)       (4,288)       (1,091)
    Repayment of long term loans and liabilities.......         (572)     (384,707)           --            --
    Proceeds from long term loans and liabilities......       54,723     1,587,275            --            --
    Increase/(decrease) in short term borrowings.......        1,999        (1,999)           --            --
    Increase in related party borrowings...............        8,192         5,715         2,600           662
                                                         ------------  ------------  ------------  ------------
Net cash provided by financing activities..............       90,591     1,195,891        (1,688)         (429)
Effects of exchange rate changes on cash and cash
  equivalents..........................................           --            --        14,918         3,796
Net change in cash and cash equivalents................        1,773       907,719      (623,502)     (158,664)
Cash and cash equivalents at beginning of year.........       12,800        14,573       922,292       234,698
                                                         ------------  ------------  ------------  ------------
Cash and cash equivalents at end of year...............       14,573       922,292       298,790        76,034
                                                         ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------

   The accompanying Notes are an integral part of these financial statements.

                              NETIA HOLDINGS S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996

                                                                                                     CONVENIENCE
                                                                                                     TRANSLATION
                                                                                                     $ (NOTE 2)
                                                                                                    -------------
                                                                       YEAR ENDED                    YEAR ENDED
                                                       -------------------------------------------  -------------
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                           1996           1997           1998           1998
                                                       -------------  -------------  -------------  -------------
                                                           (PLN)          (PLN)          (PLN)       (UNAUDITED)

                                                                       (ALL AMOUNTS IN THOUSANDS)
Changes in working capital components, net of effects
  of acquisition of subsidiaries on:
    Trade receivables................................         (843)        (6,088)       (16,575)        (4,218)
    Government receivables...........................       (9,355)       (14,596)       (13,262)        (3,375)
    Receivables from related parties.................        5,577         (1,786)        (9,163)        (2,332)
    Other receivables................................         (639)           296         (3,474)          (884)
    Inventories......................................          (39)        (2,459)         2,252            573
    Prepaid expenses.................................         (213)          (557)            73             19
    Trade creditors..................................        8,033          2,643        (60,385)       (15,365)
    Government payables..............................           --             --          4,794          1,120
    Payables to related parties......................        1,984         (2,219)         1,804            459
    Accruals and other payables......................       10,951          2,272         17,677          4,498
    Refundable customer deposits.....................          839             30             47             12
    Deferred income..................................          516           (227)           (29)            (7)
                                                       -------------  -------------  -------------  -------------
                                                            16,811        (22,691)       (76,241)       (19,400)
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

SUPPLEMENTAL CASH DISCLOSURES:

                                                                                                              CONVENIENCE
                                                                                                              TRANSLATION
                                                                                                              $ (NOTE 2)
                                                                                                            ---------------
                                                                           YEAR ENDED                         YEAR ENDED
                                                       ---------------------------------------------------  ---------------
                                                         DECEMBER 31,      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                             1996              1997             1998             1998
                                                       -----------------  ---------------  ---------------  ---------------
                                                             (PLN)             (PLN)            (PLN)         (UNAUDITED)
Interest paid (net of amount capitalized)............            312            24,082           41,811           10,640
Income taxes paid....................................             --               650               --               --

NON-CASH INVESTING AND FINANCING ACTIVITIES:

    In the year ended December 31, 1997, an amount of long term liabilities (Notes) issued by the Company, but not reflected as cash proceeds in the accompanying statement of cash flows, totaled PLN 194,928. The Company was required to invest such amounts in restricted investments which are held in escrow for repayment of interest on such indebtedness (Notes 3 and 11).

    The Company incurred the following liabilities at the end of each year which were related to fixed asset or construction in progress additions:

                                                                                                        CONVENIENCE
                                                                                                        TRANSLATION
                                                                                                        $ (NOTE 2)
                                                                                                      ---------------
                                                                        YEAR ENDED                      YEAR ENDED
                                                       ---------------------------------------------  ---------------
                                                        DECEMBER 31,    DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                            1996            1997           1998            1998
                                                       ---------------  -------------  -------------  ---------------
                                                            (PLN)           (PLN)          (PLN)        (UNAUDITED)
                                                              7,040         167,738        188,353          47,931

    The Company incurred liabilities of PLN 26,737 in the year ended December 31, 1997 relating to the purchase of shares in Netia Telekom S.A. owned by the European Bank for Reconstruction and Development ("EBRD") (Note 9). These liabilities were paid in 1998. The Company incurred liabilities of PLN 267,660 in the year ended December 31, 1998 relating to the acquisition of local telecommunications licenses (Note 7).

   The accompanying Notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

1. THE COMPANY

    Netia Holdings S.A. ("Parent Company"), formerly known as R.P. Telekom S.A., and its subsidiaries (collectively, the "Company") was formed in 1990 and is a privately owned joint stock company established under the laws of Poland. Parent Company holds controlling interests in subsidiaries through which it is involved in the design, construction and operation of modern digital telecommunication networks. Parent Company is also engaged in installation and supply of specialized mobile radio services (public trunking) in Poland through its 58.2% owned subsidiary Uni-Net Sp. z o.o. ("Uni-Net") (Note 19).

    As at December 31, 1998, Parent Company's subsidiaries had obtained twenty three licenses granted by the Ministry of Communications of Poland for the provision of local telephone services for 15 year periods. Parent Company's subsidiaries are required to build and operate telephone networks for the duration of each license with a specified installed capacity level (Note 21) for each license. As at December 31, 1998, the Company's main activity is the construction and operation of networks to provide telephone services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING

    The Company maintains its accounting records and prepares statutory financial statements in accordance with Polish accounting and tax regulations. These financial statements have been prepared based upon the Company's accounting records in order to present the financial position, results of operations and of cash flows in accordance with International Accounting Standards ("IAS").

    International Accounting Standards vary in certain important respects from accounting principles generally accepted in the United States ("U.S. GAAP"). See
Note 24 for a reconciliation of net loss and shareholders' equity from IAS to U.S. GAAP.

INFLATION ACCOUNTING AND CURRENCY OF PRESENTATION

    At December 31, 1996 and for the period then ended, Poland was considered to be a hyperinflationary economy. The financial statements for that year are prepared in accordance with the historical cost convention as adjusted for the effects of inflation. In accordance with International Accounting Standard 29, "Financial Reporting in Hyperinflationary Economies", the financial statements for that year are restated to show amounts expressed in terms of the constant purchasing power of the Polish Zloty at December 31, 1996. The amounts shown in the restated currency do not represent appraised value, replacement cost, or any other measure of the current value of assets or the prices at which transactions would take place currently. The adjustment was calculated based on conversion factors derived from the Polish Consumer Price Index ("CPI") published by the Glowny Urzad Statystyczny. Based on a CPI rate of 100 as at January 1, 1990, the cumulative inflation index as at December 31, 1996 was 2,103.61.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

                                                                                                           MOVEMENT IN
                                                                                                            CONSUMER
                                                           PLN EXCHANGE RATE         PLN EXCHANGE RATE     PRICE INDEX
                                                        OF THE GERMAN MARK (DM)     OF THE U.S. DOLLAR    FOR THE YEAR
                                                      ---------------------------  ---------------------  -------------
December 31, 1996...................................                1.85                      2.87              18.69%

    IAS 29 was applied as follows:

        (1) Monetary assets and liabilities for the period ended above are stated in constant purchasing power as of December 31, 1996.

        (2) Non-monetary assets and liabilities and components of shareholders' equity are linked to a monthly CPI and are restated based on the change between that CPI and the CPI at the reporting date.

        (3) All items in the statement of operations are restated by applying the average conversion factor for the month in which the transaction occurred.

        (4) The effect of inflation on the Company's net monetary position is included in the statement of operations as a component of financial expense.

    As of January 1, 1997, Poland was no longer considered to be a hyperinflationary economy. The inflated values in Polish Zloty (PLN), at December 31, 1996 for balance sheet items became the new historical basis for subsequent periods. Effective January 1, 1997 inflationary accounting for the Company under IAS 29 ceased.

    Information about exchange rate movements and inflation is as follows:

                                                                                                           MOVEMENT IN
                                                                                                            CONSUMER
                                                           PLN EXCHANGE RATE         PLN EXCHANGE RATE     PRICE INDEX
                                                        OF THE GERMAN MARK (DM)     OF THE U.S. DOLLAR    FOR THE YEAR
                                                      ---------------------------  ---------------------  -------------
December 31, 1997...................................               1.964                     3.518              13.20%
December 31, 1998...................................               2.092                     3.504               8.60%

U.S. DOLLAR CONVENIENCE TRANSLATION (UNAUDITED)

    The U.S. Dollar amounts shown in the accompanying financial statements have been translated at December 31, 1998 and for the year ended December 31, 1998 from Polish Zloty only as a matter of arithmetic computation at the Polish Zloty exchange rate of PLN 3.9297 = USD 1.00, the rate published by the National Bank of Poland and effective on June 30, 1999. These amounts are unaudited and are included for the convenience of the reader only. Such translation should not be construed as a representation that the Polish Zloty amounts have been or could be converted into U.S. Dollars at this or any other rate.

PRINCIPLES OF CONSOLIDATION

    Subsidiary undertakings, which are those companies in which Parent Company, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective control is transferred to Parent Company and are no longer consolidated from the date

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

of disposal. All intercompany transactions, balances and unrealized surpluses and deficits on transactions between group companies have been eliminated. Separate disclosure is made of minority interest. The consolidated financial statements include the accounts of Parent Company's following direct subsidiaries:

                                                                                         OWNERSHIP PERCENTAGE
                                                                        -------------------------------------------------------
                                                                          DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                              SUBSIDIARY                                      1996               1997               1998
----------------------------------------------------------------------  -----------------  -----------------  -----------------
Kabel Media S.A.(i)...................................................             85                 85                 85
Netia Telekom S.A.(ii)................................................             65                 72                 75
Netia South Sp. z o.o.(iii)...........................................            100                 75                 75
Netia Telekom Pila Sp. z o.o.(iv).....................................             73                 --                 --
Netia Telekom Silesia S.A.(v).........................................             82                 97                 97
Uni-Net Sp. z o.o.....................................................             58                 58                 58
Netia Holdings B.V.(vi)...............................................             --                100                100
Netia Holdings B.V. II (vii)..........................................             --                 --                100

------------------------

 (i) Kabel Media S.A. ("Kabel Media") is dormant (Note 16).

 (ii) On September 22, 1997, Parent Company increased its ownership in Netia Telekom S.A. ("Netia Telekom") through the purchase of shares held by EBRD (Note 9).

(iii) Optimus Inwest S.A. ("Optimus") is a 100% subsidiary of Netia South Sp. z o.o. ("Netia South") at December 31, 1997 and 1998. Netia Telekom Telmedia S.A. ("Telekom Telmedia") is wholly owned by Optimus at December 31, 1996, 1997 and 1998. Shareholdings of 75% of Optimus were contributed to Netia South effective on July 1, 1997. During the third quarter of 1997, Netia South acquired the remaining 25% interest in Optimus.

 (iv) This subsidiary was contributed and consolidated into Netia Telekom at July 1, 1997 at an ownership percentage of 73%.

 (v) This subsidiary was contributed to and consolidated into Netia South effectively on March 31, 1997.

 (vi) Netia Holdings B.V. ("Holdings B.V.") was formed on August 19, 1997 under the laws of the Netherlands. This is a 100% subsidiary of Parent Company. Its purpose was to be the issuer of certain Notes (Note 11) that were issued in order to provide financing for the construction of the telecommunications networks.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

(vii) Netia Holdings B.V. II ("Holdings B.V. II") was formed on June 10, 1998 under the laws of the Netherlands. This is a 100% subsidiary of Parent Company. At December 31, 1998 and throughout the year then ended, Holdings B.V. II was dormant.

                                                                                         NETIA TELEKOM S.A.'S
                                                                        -------------------------------------------------------
                                                                            OWNERSHIP          OWNERSHIP          OWNERSHIP
                                                                           PERCENTAGE         PERCENTAGE         PERCENTAGE
                                                                          DECEMBER 31,       DECEMBER 31,       DECEMBER 31,
                                                                              1996               1997               1998
                                                                        -----------------  -----------------  -----------------
Netia Telekom Swidnik S.A.*...........................................             88                 97                 97
Netia Telekom Lublin S.A. ............................................             92                 92                 92
Netia Telekom Ostrowiec S.A. .........................................             99                 99                 99
Netia Telekom Mazowsze S.A. ..........................................             99                 99                 99
Netia Telekom Warszawa S.A. ..........................................            100                100                100
Netia Telekom Modlin S.A. ............................................             88                 88                 88
Netia Telekom Kalisz S.A. ............................................             97                 97                 97
Netia Telekom Torun S.A. .............................................             94                 94                 94
Netia Telekom Wloclawek S.A. .........................................            100                100                100
Netia Telekom Pila Sp. z o.o.**.......................................             --                 99                 99
Netia Network S.A.***.................................................             --                 --                 49

------------------------

  * Previously Lublin Telekom S.A.

 ** This subsidiary was contributed to Netia Telekom effectively on July 1, 1997. Previously, this was consolidated directly into Parent Company.

*** Netia Network S.A. ("Netia Network") was dormant during 1998. Due to the significant control exercised by Netia Telekom, Netia Network was consolidated into Netia Telekom in 1998.

USE OF ESTIMATES

    The preparation of financial statements necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported revenues and expenses during the reported period. Actual results could differ from these estimates.

RECLASSIFICATIONS

    Certain prior periods amounts have been reclassified to conform with the 1998 presentation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

FINANCIAL INSTRUMENTS

    Financial instruments carried on the balance sheet include cash and bank balances, investments, receivables, trade creditors, leases and borrowings. The particular recognition methods adopted are disclosed in the individual policy statements associated with each item.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    Disclosures about the Company's financial instruments are provided in Note
23.

INVENTORIES

    Inventories are stated at the lower of historical cost or net realizable value, generally determined on a first-in first-out (FIFO) basis. Where necessary, provision is made for obsolete, slow moving or defective inventory.

FIXED ASSETS AND NETWORK UNDER CONSTRUCTION

    Fixed assets are stated at cost net of depreciation to date, plus related inflation through December 31, 1996. Network under construction represents the accumulation of costs associated with the construction of telephone networks and other tangible fixed assets. The Company continually monitors the progress of these construction projects and tracks each project by license area. The Company includes in the construction cost of its networks all costs that are directly attributable to the network development including an allocation of borrowing costs (including interest costs and foreign exchange gains and losses) and incremental overhead costs, including depreciation, directly associated with the project during the period required to complete the asset. The cost of repairs and maintenance are capitalized only if they improve the related asset or extend its useful life.

    Depreciation expense is recorded utilizing the straight-line method over the estimated useful life of the assets. These lives are summarized as follows:

TYPE                                                                              TERM
---------------------------------------------------------------------------  ---------------
Buildings..................................................................         40 years
Long term ground lease.....................................................         99 years
Base stations (Uni-Net)....................................................    7 to 13 years
Computer software..........................................................     2 to 8 years
Transmission network.......................................................         15 years
Switching system...........................................................         10 years
Machinery and equipment....................................................     4 to 8 years
Office equipment...........................................................     3 to 8 years
Office furniture...........................................................          5 years
Vehicles...................................................................     5 to 6 years

INVESTMENTS IN REAL ESTATE

    Investments in real property consist of certain residential real property under construction. The investment represents the accumulation of costs associated with construction plus related inflation through December 31, 1996 and incremental costs from January 1, 1997.

LICENSES

    Licenses are stated at cost net of amortization to date. Amortization commences once the related network is operational. Upon commencement of amortization, amortization expense is recorded on a straight line basis over the remaining period for which the license is granted (usual grant period is 15 years).

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

DEFERRED FINANCING COSTS

    Costs incurred in obtaining financing are capitalized and amortized to financial expense over the term of the credit facility.

GOODWILL

    Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the net assets of the acquired subsidiary at the date of acquisition. Goodwill resulting from the acquisition of subsidiaries is amortized over the period of the related licenses using the straight-line method.

IMPAIRMENT

    In 1998, the Company changed its accounting policy for impairments. There was no effect on financial results as a result of this change in policy. The Company periodically reviews the recoverability of goodwill, fixed assets, investments in real estate and licenses through discounting the estimated expected future cash flows (without interest charges) of these assets. An impairment loss is recorded only if the carrying amount of the asset is less than the higher of its fair value or value in use.

REFUNDABLE CUSTOMER DEPOSITS

    Certain subsidiaries of Parent Company collected a refundable deposit from customers when they were connected to the network. These deposits are recorded as long term liabilities when collected and are refunded upon termination of the consumer service agreement.

RETIREMENT BENEFITS

    The Company pays social security taxes on each employee to the Polish government. The Company has no other employee retirement plans.

REVENUE

(1) TELECOMMUNICATIONS REVENUE

    Telecommunications revenue includes installation fees, fixed monthly charges and calling charges. The Company records revenue from installation fees, which are not in excess of direct selling cost, when the customer is connected to the network.

(2) NON-TELECOMMUNICATIONS REVENUE

    Non-telecommunications revenue includes revenue from specialized mobile radio service (public trunking), through Parent Company's subsidiary, Uni-Net. Service revenues are recorded when the service is provided. Revenue from the sale of equipment is recorded when the customer takes delivery.

FOREIGN EXCHANGE GAINS AND LOSSES

    Foreign currency transactions in the Company are accounted for at the exchange rates prevailing at the date of the transactions: gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognized in the income statement or capitalized as part of network under construction in accordance with the

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

Company's fixed assets capitalization policy when such amounts are considered to be part of the financial cost of self constructed assets.

DEFERRED INCOME TAXES

    The Company changed its method of accounting for deferred taxes to the liability method of calculating deferred taxes as prescribed by International Accounting Standards 12 (IAS 12) revised. The effective date of the adoption of IAS 12 (revised) was January 1, 1996.

    Deferred income taxes are computed in respect of temporary differences between the amounts presented in these financial statements and those taken into account for tax purposes.

    Deferred tax balances are determined using the enacted tax rates in effect during the period for which the temporary difference is scheduled to reverse.

    Valuation allowances are recorded for deferred tax assets resulting from tax losses when it is likely that tax benefits will not be realized.

EARNINGS/(LOSS) PER SHARE

    Basic earnings/(loss) per share is calculated by dividing the net profit/(loss) by the weighted average number of ordinary shares outstanding during the year.

    For diluted earnings/(loss) per share, the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares.

3. RESTRICTED INVESTMENTS

    In November 1997, the Company deposited USD 55,213 (PLN 194,415 at the exchange rate in effect on that date) in an "Escrow Account" with the trustee for its Senior Dollar Notes (Note 11). All amounts are invested in U.S. Treasury Notes bearing fixed interest rates ranging from 4.75% to 7.5%. The U.S. Treasury Notes expire in six month increments set to coincide with the interest payment dates established under the terms of the Senior Dollar Notes (Note 11). The balance at December 31, 1998, including related interest, amounted to USD 38,582 (PLN 135,190 at the exchange rate in effect on that date). These amounts are considered to be restricted investments at December 31, 1998.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

4. RELATED PARTY TRANSACTIONS

    (a) The following table details receivable balances with related parties:

                                                                 DECEMBER 31,      DECEMBER 31,
                                                                     1997              1998
                                                                ---------------  -----------------
                                                                     (PLN)             (PLN)
Parent Company's shareholders.................................         1,128                --
Telko Sp. z o.o. .............................................           487               487
Telia Polska..................................................           159                --
Telia A.B.....................................................            12                --
                                                                       -----               ---
                                                                       1,786               487
                                                                       -----               ---
                                                                       -----               ---

PARENT COMPANY'S SHAREHOLDERS

    At December 31, 1997, a share issuance was closed. PLN 1,128 of shares issued then were not paid until the end of the subscription period, which occurred after the end of the year, and were included in related party receivables.

TELKO

    Parent Company owns 49% of the shares of Telko Sp. z o.o. ("Telko") which was created by former members of Parent Company's Management Board. In the third quarter 1997, Telko received a short term advance of PLN 487 from Parent Company. The balance is payable by Telko upon the demand of Parent Company.

    (b) The following table details payable balances with related parties:

                                                                DECEMBER 31,   DECEMBER 31,
                                                                    1997           1998
                                                                -------------  -------------
                                                                    (PLN)          (PLN)
Goldman Sachs.................................................          272            594
Shamrock/Trefoil..............................................          402          3,218
Dankner.......................................................        1,151          4,930
Galopus (Note 4(d))...........................................        1,593            943
Telia loans (Note 4(c) and (d))...............................       13,907             --
Telia Swedtel.................................................        4,279          3,083
Other.........................................................        2,401          1,612
                                                                     ------         ------
                                                                     24,005         14,380
                                                                     ------         ------
                                                                     ------         ------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    (c) Loans payable to related parties

                                                        INTEREST    DECEMBER 31,   DECEMBER 31,
                                                          RATE          1997           1998
                                                       -----------  -------------  -------------
                                                          (PLN)         (PLN)
Telia AB--USD loans (Note 4(d))......................       10.74%*      13,907             --
                                                                         ------         ------
                                                                         13,907             --
                                                                         ------         ------
                                                                         ------         ------

------------------------

* The interest rate represents a weighted average of the interest rates applicable to each tranche of this loan.

    Motorola, one of the shareholders of Uni-Net, provided credit facilities as described in Note 11.

    (d) Transactions with related parties

GOLDMAN SACHS, SHAMROCK/TREFOIL AND DANKNER

    These companies are shareholders of Parent Company. Transactions with these parties included management and consulting fees of PLN 4,050 and guarantee fees of PLN 1,614 for the year ended December 31, 1998, management and consulting services of PLN 4,152 and guarantee fees of PLN 2,570 for the year ended December 31, 1997. Management and consulting services are included in operating expenses, and guarantee fees are included in financial expense.

    In consideration of certain undertakings provided by Shamrock, Dankner and Goldman Sachs in connection with credit facilities provided by the EBRD, such shareholders were entitled to a guarantee fee from Parent Company equal to 5% of such undertakings.

    In December 1996, Dankner, Shamrock and Parent Company entered into a management services agreement (the "Management Service Agreement") pursuant to which Dankner and Shamrock agreed to provide management services to Parent Company for an annual fee of USD 300 each. The Management Service Agreement was terminated in January 1999 (Note 25).

GALOPUS

    On September 13, 1996, Parent Company executed a consultancy agreement with Galopus Co. Ltd. ("Galopus"), a company wholly owned by Parent Company's president. Under the agreement, Galopus received a one time retention fee of PLN 201 and Galopus receives consulting fees. The Galopus is eligible for an annual bonus based on the number of subscribers connected in each year, provided Parent Company meets certain targets. In 1997, Galopus received PLN 1,024 for consulting services and bonuses of PLN 922. In 1998, transactions with Galopus included consulting services of PLN 893.

    Parent Company and Galopus have entered into a Stock Appreciation Agreement pursuant to which Galopus is entitled to receive certain compensation based upon the appreciation in value of shares of Parent Company. Pursuant to this Agreement, Parent Company granted Galopus certain economic rights which relate to the value of Parent Company's common stock (the "Economic Right"). The Economic Right of Galopus's deemed ownership of 1.5% of the outstanding share capital of Parent Company was fully (100%) vested in August 1998. Based on the terms of the Stock Appreciation Agreement, the value received by Galopus will be a function of the share appreciation over the period, as determined by the most recent issuance price of shares issued during the period. Payment is

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

to commence upon the earliest of the following: (i) Galopus's termination, (ii) a 33.3% change in control of the Parent Company, (iii) an initial public offering of Parent Company's common stock or (iv) after December 31, 1999 at Galopus's request. The Economic Right expires December 31, 2000. Compensation expense of PLN 506, PLN 384 and PLN 53 relating to this right was recorded for the years ended December 31, 1996, 1997 and 1998, respectively (Note 25).

    These transactions are included in the management and technical services by shareholders category within other operating expenses.

MOTOROLA

    Motorola has a shareholding of 37.8% in Uni-Net at December 31, 1998. Transactions with Motorola amounted to PLN 1,459 for the year ended December 31, 1996. These items were included in other operating expenses. The Company had no transactions with Motorola in 1997 or 1998.

TELIA AND TELIA SWEDTEL

    At December 31, 1998, Telia A.B. (publ) ("Telia") had shareholdings of 25% in Netia South and 25.4% in Netia Telekom (Note 25).

    On June 2, 1998, loans from Telia amounting to PLN 14,609 (USD 4,163) were converted into equity of Netia South.

    Telia Swedtel is a subsidiary of Telia. Transactions with Telia Swedtel include telecommunication technical services for Netia Telekom and Telekom Silesia. The amounts for the year ended December 31, 1998 and 1997 were PLN 7,678 and PLN 17,488, respectively. A portion of these costs are capitalized as a cost of constructing the network. The remainder is included in other operating expense.

CONSULTING AGREEMENTS

    Parent Company has consulting agreements with companies owned by two of its shareholders and members of the Supervisory Board and Management Board.

    The agreements with companies owned by shareholders will expire in June 1999. In 1998, these companies were paid PLN 1,071 and PLN 1,113. In 1997, these companies were paid PLN 971 and PLN 1,104. Expenses related to these agreements are included in other operating expense.

    The company owned by the member of the Supervisory Board was paid PLN 882 in 1998 and PLN 303 in 1997.

    The company owned by the member of the Management Board was paid PLN 125 in 1998 and PLN 131 in 1997.

    Parent Company had a trade name license agreement with a company owned by two of its shareholders which was terminated in 1998.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

BOARD REMUNERATION

    Compensation and other costs associated with members of the Parent Company's management and supervisory boards during the twelve month periods ended December 31, 1996, 1997 and 1998 amounted to PLN 3,395, PLN 4,532 and PLN 6,400, respectively.

OTHER

    In December 1998, Goldman Sachs, Shamrock/Trefoil, Dankner and Telia committed to assist Parent Company in obtaining additional funding. Should Parent Company be unable to obtain such funding, they have committed to contribute an additional USD 50 million to Parent Company (Note 25).

    Other transactions include advances from the Company's current shareholders for USD 707 (PLN 2,477 at the exchange rate in effect at December 31, 1998) resulting from advance payment for a share issuance which was not effected in 1997.

5. INVESTMENTS AT COST

                                                                                        DECEMBER 31,    DECEMBER 31,
                                                                                            1997            1998
                                                                          PERCENTAGE     AMOUNT PAID     AMOUNT PAID
                                                                          OWNERSHIP      FOR SHARES      FOR SHARES
                                                                         ------------  ---------------  -------------
                                                                                            (PLN)           (PLN)
Hydrocentrum S.A. (Note 16)............................................            16         1,148              --
Huta Ostrowiec S.A.....................................................   less than 1            62              62
Other investments at cost..............................................       various            12              13
                                                                                              -----           -----
                                                                                              1,222              75
                                                                                              -----           -----
                                                                                              -----           -----

6. FIXED ASSETS AND NETWORK UNDER CONSTRUCTION

                                                    DECEMBER 31,                                        DECEMBER 31,
             ASSETS AT ADJUSTED COST                    1997       ADDITIONS   TRANSFERS    DISPOSALS       1998
--------------------------------------------------  ------------  -----------  ----------  -----------  ------------
                                                       (PLN)         (PLN)       (PLN)        (PLN)        (PLN)
Buildings.........................................       24,756           --       22,975          (5)       47,726
Land..............................................          597          130           --        (115)          612
Long term ground lease(1).........................        1,214          136           --          --         1,350
Transmission network..............................       88,848           --      298,648          --       387,496
Switching system..................................       92,632           --      178,785          --       271,417
Base stations (Uni-Net)...........................        9,219           --        1,072          --        10,291
Machinery and equipment...........................        5,524        5,861           --        (112)       11,273
Office furniture and equipment....................       18,045        5,605           --          --        23,650
Vehicles..........................................       10,676        3,927           --      (1,082)       13,521
Purchased software................................        7,952        2,565           --          --        10,517
                                                    ------------  -----------  ----------  -----------  ------------
                                                        259,463       18,224      501,480      (1,314)      777,853
Network under construction(2).....................      399,041      517,050     (501,480)         --       414,611
                                                    ------------  -----------  ----------  -----------  ------------
                                                        658,504      535,274           --      (1,314)    1,192,464
                                                    ------------  -----------  ----------  -----------  ------------
                                                    ------------  -----------  ----------  -----------  ------------

(1) A long term ground lease is owned by Netia Telekom and expires in 2092.

(2) Costs relating to the network are transferred to related fixed asset accounts for each project as the project begins operations. Depreciation on network components begins at that point.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

                                                             DECEMBER 31,   DEPRECIATION                DECEMBER 31,
                 ACCUMULATED DEPRECIATION                        1997          EXPENSE      DISPOSALS       1998
-----------------------------------------------------------  -------------  -------------  -----------  -------------
                                                                 (PLN)          (PLN)         (PLN)         (PLN)
Buildings..................................................          733          1,147            --         1,880
Land.......................................................           --             --            --            --
Long term ground lease.....................................           66             14            --            80
Transmission network.......................................        4,836         10,682            --        15,518
Switching system...........................................        7,050         15,816            --        22,866
Base stations (Uni-Net)....................................        5,343          1,000            --         6,343
Machinery and equipment....................................        1,679          1,239           (27)        2,891
Office furniture and equipment.............................        4,980          3,601            --         8,581
Vehicles...................................................        2,890          2,060          (467)        4,483
Purchased software.........................................        2,644          1,848            --         4,492
                                                                  ------         ------           ---        ------
                                                                  30,221         37,407          (494)       67,134
                                                                  ------         ------           ---        ------
                                                                  ------         ------           ---        ------

                                                                                       DECEMBER 31,  DECEMBER 31,
                                   NET BOOK VALUE                                          1997          1998
-------------------------------------------------------------------------------------  ------------  ------------
                                                                                          (PLN)         (PLN)
Buildings............................................................................       24,023        45,846
Land.................................................................................          597           612
Long term ground lease...............................................................        1,148         1,270
Transmission network.................................................................       84,012       371,978
Switching system.....................................................................       85,582       248,551
Base stations (Uni-Net)..............................................................        3,876         3,948
Machinery and equipment..............................................................        3,845         8,382
Office furniture and equipment.......................................................       13,065        15,069
Vehicles.............................................................................        7,786         9,038
Purchased software...................................................................        5,308         6,025
                                                                                       ------------  ------------
                                                                                           229,242       710,719
Network under construction...........................................................      399,041       414,611
                                                                                       ------------  ------------
                                                                                           628,283     1,125,330
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    Depreciation expense was PLN 7,009, PLN 14,971 (net of PLN 851 which was capitalized to network under construction as a part of incremental overheads) and PLN 37,407 for the years ended December 31, 1996, 1997 and 1998, respectively.

    Total incremental overhead costs of PLN 28,010 and PLN 27,533 and total financial costs of PLN 14,362 and 23,405 were capitalized to network under construction in 1997 and 1998, respectively.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

7. LICENSES

                                                                               DECEMBER 31,
                                                                                   1998
                                                                               ------------
                                                                                  (PLN)
Licenses obtained in 1998....................................................      295,906
Optimus licenses.............................................................       34,830
                                                                               ------------
                                                                                   330,736
                                                                               ------------
                                                                               ------------

NEW LICENSES

    In March 1998, certain subsidiaries of Parent Company obtained five new fixed-term licenses for the installation and operation of local telecommunication networks in specified areas of Poland, on a non-exclusive basis. Under the terms of the licenses, the Company is required to pay for the licenses over a five-year period. The total cost of these five licenses was [EURO]78,525 (PLN 295,906 at the exchange rate on the date of the grant). [EURO]19,412 (PLN 74,637 at the exchange rate in effect on the date of payment) was paid during the year ended December 31, 1998 and the balance of [EURO]59,113 (PLN 241,921 at the exchange rate in effect on that date) is payable over the next five years.

VALUE OF OPTIMUS LICENSES

    Under a purchase agreement under which the Company acquired Optimus (and its related licenses), Optimus had an option to either (i) receive a cash payment based on a predetermined formula; or (ii) to acquire shares in the Netia group of companies (Parent Company, Netia Telekom or Netia South). In June 1998, the Company reached an agreement with Optimus to pay USD 10,000 (PLN 34,830 at the exchange rate in effect on the date of the agreement) in full satisfaction of the Company's obligation under the option. The amount payable has been accounted for as additional purchase consideration and attributed to the value of licenses acquired with the acquisition of Optimus.

    The remaining payments for the licenses are as follows:

                                                                                       NEW
                                                                                    LICENSES     OPTIMUS      TOTAL
                                                                                    ---------  -----------  ---------
                                                                                      (PLN)       (PLN)       (PLN)
Current portion (Note 10).........................................................     60,481       1,982      62,463
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------
Long term
  One to two years................................................................     60,481      23,757      84,238
  Two to three years..............................................................     60,481          --      60,481
  Three years and thereafter......................................................     60,478          --      60,478
                                                                                    ---------  -----------  ---------
    Total long term...............................................................    181,440      23,757     205,197
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------

8. DEFERRED FINANCING COSTS

    In June 1996 Netia Telekom arranged credit facilities with the EBRD and Nordic Investment Bank (the "NIB"). Certain costs incurred in the process of obtaining these facilities were capitalized as at December 31, 1996. In July 1997, Netia Telekom secured a credit facility with a consortium led by

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

Chase Manhattan Bank ("Chase") and repaid loans from the EBRD and Nordic Investment Bank (Note 11). Upon repayment, Netia Telekom incurred a loss from early extinguishment of debt equal to the remaining unamortized basis in deferred financing costs of PLN 17,639. The credit facility with Chase was repaid in November 1997 using proceeds from the issuance of certain long-term Notes (Note 11). Deferred financing costs relating to this loan amounted to PLN 6,602. The combined write off of deferred financial costs related to these loans was PLN 24,241.

    In September 1997, Parent Company's subsidiaries, Telekom Silesia, Netia South, Optimus and Telekom Telmedia secured a credit facility with a syndicate of banks led by Chase ("the Chase Construction Loan") (Note 11). Also in November 1997, Parent Company's subsidiary Netia Holdings B.V. issued certain long-term Notes (Note 11). Deferred financing costs as at December 31, 1998 comprise certain costs incurred by the Company as a result of the process of obtaining these facilities.

    In 1998, Parent Company restructured the Chase Construction Loan. As a result of this restructuring, the repayment terms were changed (Note 11). The deferred financing costs relating to this loan are being amortized over the shorter restructured life. Amortization charges related to the Chase Construction Loan in 1998 were PLN 6,928.

    The total amortization of deferred financing costs was PLN 14,019 in 1998. PLN 6,028 was capitalized as a cost of constructing the network.

                                                                DECEMBER 31,   DECEMBER 31,
                                                                    1997           1998
                                                                -------------  ------------
                                                                    (PLN)         (PLN)
Bank charges, underwriting costs and commissions..............       70,795         70,795
Legal and professional costs..................................        9,656         13,944
                                                                     ------    ------------
                                                                     80,451         84,739
Less accumulated amortization.................................       (1,406)       (15,425)
                                                                     ------    ------------
                                                                     79,045         69,314
                                                                     ------    ------------
                                                                     ------    ------------

9. GOODWILL

    In March 1996, goodwill of PLN 6,144 arose due to the purchase of shareholdings in companies that hold exclusive rights to certain licenses from a former joint venture partner. Parent Company had an agreement to develop networks with up to 162 lines in certain areas of Poland with a third party on an exclusive basis. On March 26, 1996, Parent Company executed an agreement pursuant to which the aforementioned agreement was rescinded in its entirety. Parent Company agreed to purchase certain fixed assets and the third party's shareholding in the companies formed to develop and operate the networks covered by the agreement. Following this transaction, the assets were contributed to Netia Telekom. Total payments under the agreement were PLN 17,249 of which PLN 7,105 was outstanding at December 31, 1996. The final payment of PLN 7,105 was made in 1997.

    In 1997, Netia South purchased shareholdings in Optimus, Telekom Telmedia and Telekom Silesia and recorded goodwill of PLN 5,012 on these transactions.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

    On September 22, 1997, Parent Company and Telia purchased all the shares in Netia Telekom owned by the EBRD (10% at December 31, 1996). Parent Company recognized goodwill of PLN 21,104 on this transaction. In December 1998, Parent Company purchased from Telia for PLN 10,462, the 2.4% interest in Netia Telekom that Telia had purchased from the EBRD. Parent Company recognized goodwill of PLN 12,824 on this transaction.

                                                                DECEMBER 31,                             DECEMBER 31,
                                                                    1997        INCREASES    DECREASES       1998
                                                                -------------  -----------  -----------  -------------
                                                                    (PLN)         (PLN)        (PLN)         (PLN)
Goodwill......................................................       32,993        12,824           --        45,817
Less accumulated amortization.................................       (2,587)       (3,633)          --        (6,220)
                                                                     ------    -----------  -----------       ------
                                                                     30,406         9,191           --        39,597
                                                                     ------    -----------  -----------       ------
                                                                     ------    -----------  -----------       ------

10. ACCOUNTS PAYABLE AND ACCRUALS

    At December 31, 1998, PLN 58,307 of trade payables are denominated in U.S. dollars and PLN 9,130 of trade payables are denominated in Swedish Krona.

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1997           1998
                                                                   -------------  -------------
                                                                       (PLN)          (PLN)
Accruals and other payables:
    Short term payable for licenses (Note 7).....................           --         62,463
    Construction completed, not yet invoiced.....................       26,276          4,814
    Interest and bank charges....................................          739             --
    Legal, financial and accounting services.....................        1,407          1,411
    EBRD (Note 9)................................................       26,737             --
    Accrued interest on Senior Notes and
      Chase Construction Loan....................................       11,578         11,972
    Stamp duty...................................................        2,364          1,792
    Other payables...............................................        3,809         10,994
                                                                        ------         ------
                                                                        72,910         93,446
                                                                        ------         ------
                                                                        ------         ------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

11. LONG TERM DEBT

                                                                              INTEREST    DECEMBER 31,  DECEMBER 31,
                                                                                RATE          1997          1998
                                                                             -----------  ------------  ------------
                                                                                             (PLN)         (PLN)
Motorola, net of current maturity--USD loan................................        5.80%*         739         3,014
USD Chase Construction Loan................................................        8.30        28,144        28,032
DM Chase Construction Loan.................................................        6.13        12,763        13,595
Senior Notes--USD..........................................................       10.25       703,600       700,800
Senior Dollar Discount Notes...............................................       11.25       448,049       499,142
Senior DM Discount Notes...................................................       11.00       269,955       320,828
Alcatel loan--USD..........................................................       10.00         6,718        15,619
                                                                                          ------------  ------------
                                                                                            1,469,968     1,581,030
                                                                                          ------------  ------------
                                                                                          ------------  ------------

* The interest rate represents a weighted average of the interest rate applicable for each of the tranches of this loan.

CHASE CONSTRUCTION LOAN

    On September 19, 1997, Parent Company's subsidiaries, Netia South, Telekom Silesia, Optimus and Telekom Telmedia ("Borrowers") secured the Chase Construction Loan for up to USD 95,000 to finance the build-out of up to 200 ringing telephone lines by Netia South and the other Borrowers. This loan was restructured in 1998. As part of the restructuring the balance was frozen at DM 6,500 (PLN 13,595 at the exchange rate in effect at December 31, 1998) plus USD 8,000 (PLN 28,032 at the exchange rate in effect at December 31, 1998). No further draw downs can be taken.

    Interest on the Chase Construction Loan is paid on a quarterly basis. The amounts drawn under this loan bear interest at LIBOR plus 2.5% which may be reduced to 0.75% according to the Borrowers' financial performance.

    The Chase Construction Loan is secured by a guarantee from the Borrowers and Telekom Building, a 49% owned investment of Netia South, and a pledge of Netia Telekom Silesia's shares owned by Netia South.

    As restructured, the existing balance at December 31, 1998 must be repaid on January 31, 2000.

THE SENIOR NOTES AND SENIOR DISCOUNT NOTES

    On November 3, 1997, Netia Holdings B.V., a 100% subsidiary of Parent Company, issued and sold Senior Dollar Notes of USD 200,000 due 2007, Senior Dollar Discount Notes of USD 193,550 due 2007 and Senior DM Discount Notes of DM 207,062 due 2007 (the "Notes"). The Notes are fully guaranteed by Parent Company. The Notes will be redeemable at Parent Company's option after November 1, 2002 in whole or in part at premiums to par.

    In addition, at any time prior to November 1, 2000, the Company may redeem up to 33% of the aggregate principal amount at maturity of each class of Notes at a redemption price of 110.25% of the principal amount thereof, in the case of the Senior Dollar Notes, at a redemption price of 111.25% of the Accreted Value thereof in the case of the Senior Dollar Discount Notes, and at a redemption price

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

of 111% of the Accreted Value thereof in the case of the Senior DM Discount Notes, with the net proceeds of one or more public equity offerings; provided that not less than USD 134 million of the aggregate principal amount of the Senior Dollar Notes, USD 129.7 million of the aggregate principal amount at maturity of the Senior Dollar Discount Notes and DM 138.7 million of the aggregate principal amount at maturity of Senior DM Discount Notes would remain outstanding immediately after giving effect to such redemption.

    The proceeds obtained from issuing the Notes were transferred, in the form of intercompany loans with comparable terms, to Parent Company's subsidiaries to finance the build-out of telephone networks.

    The Senior Dollar Notes of USD 200,000 bear interest of 10 1/4% per annum payable on May 1, and November 1, of each year commencing on May 1, 1998. The Senior Dollar Discount Notes of USD 193,550 and Senior DM Discount Notes of DM 207,062 bear interest of 11 1/4% and 11% per annum, respectively.

    Under the terms of the Senior Dollar Discount Notes and the Senior DM Discount Notes, both were issued at a discount to reflect interest for the first four years of the Notes in the amounts of DM 72,062 (PLN 145,781 at the exchange rate in effect on that date) and USD 68,546 (PLN 239,156 at the exchange rate in effect on that date), respectively. The discounts are amortized to interest expense over the four year period they cover. The related interest expense in 1997 and 1998 was DM 2,486 (PLN 4,937 at the exchange rate in effect on that date) and DM 15,910 (PLN 31,742 at the exchange rate in effect on December 31,
1998), respectively, and USD 2,355 (PLN 8,309 at the exchange rate in effect on that date) and USD 15,090 (PLN 52,860 at the exchange rate in effect on December 31, 1998), respectively. After the initial four year period is completed, interest will accrue and be payable in full each six months over the remaining term of the Notes.

    Repayment of the principal amounts of the Notes, pursuant to the terms of the Notes, is in 2007, unless redeemed at Parent Company's option at an earlier date, as discussed above. The Notes are included in the balance sheet at PLN 1,520,770 at December 31, 1998, which includes the discount on the Senior Dollar Discount Notes and Senior DM Discount Notes of PLN 291,298.

RESTRICTED INVESTMENTS

    Under the terms of the Senior Dollar Notes, the Company deposited USD 55,213 (PLN 194,415 at the exchange rate in effect on that date) in an "Escrow Account" with the trustee for its Senior Dollar Notes. The money was invested in U.S. Government securities (Note 3) which, together with the interest earned thereon, will be utilized to pay the first six interest installments of the Senior Dollar Notes. The current portion and the long term portion of the deposit including accrued interest at December 31, 1998 amount to USD 19,291 (PLN 67,595 at the exchange rate in effect on December 31, 1998) and USD 19,291 (PLN 67,595 at the exchange rate in effect on December 31, 1998), respectively.

MOTOROLA LOAN

    Parent Company's subsidiary, Uni-Net, has a loan with Motorola totaling USD 860 (PLN 3,014 at the exchange rate in effect on December 31, 1998). This loan was granted under four separate agreements in 1996 and two in 1997. The loan plus accrued interest, based upon the annual LIBOR rate effective at the draw down date, is to be repaid as follows: PLN 561 in 2000, PLN 1,121 in 2001 and

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

PLN 1,332 in 2002. In 1997 part of the loan (PLN 2,554) was classified as short term. The amount was not repaid. Repayment dates were changed and the total amount is not due to start being repaid until 2000.

ALCATEL LOAN

    The Company has entered into a loan agreement with a consortium led by Alcatel Contracting S.A., a French registered company. The total credit facility is USD 4,783 (PLN 16,760 at the exchange rate in effect on December 31, 1998), of which USD 1,910 (PLN 6,718 at the exchange rate in effect on that date) and USD 4,458 (PLN 15,619 at the exchange rate in effect on December 31, 1998) had been drawn at December 31, 1997 and 1998, respectively. The loan, which is denominated in USD, bears interest at the 7 year LIBOR SWAP rate plus 4% (the effective rate was 10% at December 31, 1998). The loan is subordinate to those referred to above. The purpose of the loan is to provide partial finance for the turnkey contracts entered into with the Alcatel group of companies by Parent Company's subsidiaries. The balance at December 31, 1998 will be repaid as follows:

Due in 2000.........................................................      1,267
Due in 2001.........................................................      2,468
Due in 2002.........................................................        496
Due in 2003 and thereafter..........................................     11,388
                                                                      ---------
                                                                         15,619
                                                                      ---------
                                                                      ---------

DEBT REPAYMENT SCHEDULE

Due in 1999......................................................         --
Due in 2000......................................................     43,455
Due in 2001......................................................      3,589
Due in 2002......................................................      1,828
Due in 2003 and thereafter.......................................  1,532,158
                                                                   ---------
                                                                   1,581,030
                                                                   ---------
                                                                   ---------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

TABLE OF INTEREST RATE RISK AT DECEMBER 31, 1998:

                                                                               FREQUENCY OF INTEREST RATE CHANGES
                                                                               -----------------------------------
                                                                                30 DAYS -
                                                                                180 DAYS      FIXED       TOTAL
                                                                               -----------  ----------  ----------

                                                                                  (PLN)       (PLN)
Motorola--USD loan...........................................................       3,014           --       3,014
USD Chase Construction loan..................................................      28,032           --      28,032
DM Chase Construction loan...................................................      13,595           --      13,595
Senior Notes--USD............................................................          --      700,800     700,800
Senior Dollar Discount Notes.................................................          --      499,142     499,142
Senior DM Discount Notes.....................................................          --      320,828     320,828
Alcatel loan--USD............................................................      15,619           --      15,619
                                                                               -----------  ----------  ----------
                                                                                   60,260    1,520,770   1,581,030
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

    The variable rate loans which are based on LIBOR can, at the Borrowers' option, be set for periods varying from one to six months. Interest rates related to borrowings under these facilities at December 31, 1998 are fixed for three months, and are included in the table under the 30-180 day category.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

12. CORPORATE INCOME TAX

                                                                          YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                                         DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                             1996             1997             1998
                                                                        ---------------  ---------------  ---------------
                                                                             (PLN)            (PLN)            (PLN)
Provision for income taxes:
    Current...........................................................            --              650              943
    Deferred..........................................................         2,710              405            7,859
                                                                               -----            -----            -----
                                                                               2,710            1,055            8,802
                                                                               -----            -----            -----
                                                                               -----            -----            -----

    The deferred tax assets/(liabilities) are composed of the following:

                                                                             DECEMBER 31,  DECEMBER 31,
                                                                                 1997          1998
                                                                             ------------  ------------
                                                                                (PLN)         (PLN)
Liabilities
    Capital items expensed for tax purposes................................       (4,637)      (11,239)
    Difference in depreciation and amortization rates......................       (1,262)       (6,191)
    Income deferred for tax purposes.......................................       (6,314)       (2,252)
                                                                             ------------  ------------
    Gross deferred tax liability...........................................      (12,213)      (19,682)
Assets
    Expenses capitalized for tax purposes..................................        8,703         9,567
    Deductions deferred for tax purposes...................................           --         3,222
    Other temporary differences............................................          395           405
    Tax loss carry forwards................................................       40,897        96,949
                                                                             ------------  ------------
    Gross deferred tax asset...............................................       49,995       110,143
                                                                             ------------  ------------
Net deferred tax asset.....................................................       37,782        90,461
Valuation allowance........................................................      (40,897)     (101,435)
                                                                             ------------  ------------
Net deferred tax liability.................................................       (3,115)      (10,974)
                                                                             ------------  ------------
                                                                             ------------  ------------

    The valuation allowance relates to deferred tax assets which are expected to expire before use is available.

    The provision for income taxes differs from the income tax determined by applying the applicable Polish statutory income tax rate to pre-tax losses from operations as a result of the following differences:

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                  1996          1997          1998
                                                              ------------  ------------  ------------
                                                                 (PLN)         (PLN)         (PLN)
Tax benefit at Polish Statutory tax rate....................        9,573        46,008        83,537
Increase (decrease) in tax benefits:
    Tax loss carryforwards not expected to be utilized......      (23,864)      (27,116)      (82,853)
    Non taxable/deductible items............................       11,438       (19,970)       (9,948)
    Effect of enacted future rate changes on deferred
      taxation..............................................          143            23           462
                                                              ------------  ------------  ------------
Effective tax expense.......................................       (2,710)       (1,055)       (8,802)
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    The corporate income tax rate in Poland for 1996, 1997 and 1998 was 40%, 38%, and 36% respectively. In 1998 an income tax rate change was enacted resulting in a corporate income tax rate of 34% in 1999 and subsequent years.

    As described in Note 2, the Company changed its method of accounting for deferred income taxes under IAS to the liability method IAS 12 (revised) effective January 1, 1996. The cumulative effect of the adoption which relates to prior years was PLN 672.

    Taxes which would apply in the event of the disposal of a subsidiary have not been taken into account in computing deferred taxes. Other than Parent Company's ownership interest in Uni-Net (Note 19), it is not management's intention to sell or dispose of Parent Company's subsidiaries. The unrecorded deferred tax liability relating to temporary differences between the book and tax basis of investments in subsidiaries, which primarily relate to the gain on dilution of Parent Company's interest in Netia Telekom, is approximately PLN 8,874 at December 31, 1998. Such amount has been determined based on the tax rate of 20% applicable to dividend income.

    The Polish tax system does not provide for grouping of tax losses for multiple legal entities under common control, such as the Company. Thus, the separate companies will only be able to utilize their own tax losses to offset taxable income in subsequent years. Utilization of tax losses is limited to one-third of the tax loss in each of the three subsequent years. Losses not used cannot be carried forward to subsequent years. Losses are not indexed to inflation. Deferred tax assets related to these losses have been reserved for. Tax losses incurred in 1999 and subsequent years will be permitted to be utilized over five years with a 50% utilization restriction per annum.

    None of the individual companies included in the Company has been subject to audit by the tax authorities. There is no procedure for final agreement of tax assessment in Poland. The tax and fiscal authorities may examine the accounting records up to five years after the end of the year to which they relate. Consequently, the Company may be subject to additional tax liabilities which might arise as a result of such an audit. However, management is not aware of any significant unaccrued potential tax liabilities which might arise in these circumstances.

    The Company has incurred tax losses since its inception and, therefore, until 1997, did not paid income taxes.

    As at December 31, 1998, based on returns filed or expected returns, the Company has available the following income tax loss carryforwards for income tax reporting purposes (in nominal amounts):

AVAILABLE FOR USE IN:

                                                                          1999       2000        2001        TOTAL
                                                                        ---------  ---------  -----------  ---------
                                                                          (PLN)      (PLN)       (PLN)       (PLN)
Netia Holdings S.A. ..................................................      5,488      1,761         339       7,588
                                                                        ---------  ---------         ---   ---------
                                                                        ---------  ---------         ---   ---------

SUBSIDIARIES

    Tax loss carryforwards of Parent Company's consolidated subsidiaries are as follows (in nominal amounts):

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

AVAILABLE FOR USE IN:

                                                        1999       2000       2001       TOTAL
                                                      ---------  ---------  ---------  ---------
                                                        (PLN)      (PLN)      (PLN)      (PLN)
Subsidiaries........................................    110,747     94,587     72,223    277,557
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

13. SHAREHOLDERS' EQUITY

                                           NUMBER OF SHARES AUTHORIZED,
                                               ISSUED AND PAID FOR
                                                  (IN THOUSANDS)             PAR VALUE (NOMINAL)
                                           ----------------------------  ----------------------------
                                           DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                               1997           1998           1997           1998
                                           -------------  -------------  -------------  -------------
                                                                             (PLN)          (PLN)
Common shares............................        6,788          7,146         40,734         42,875
Common shares with preferred voting
  rights.................................        3,245          3,245         19,470         19,470
                                                ------         ------         ------         ------
                                                10,033         10,391         60,204         62,345
                                                ------         ------         ------         ------
                                                ------         ------         ------         ------
Inflation of par value...................                                     14,772         14,772
                                                                              ------         ------
Total par value..........................                                     74,976         77,117
                                                                              ------         ------
                                                                              ------         ------

ISSUANCE OF SHARES

    During 1998, share premium of PLN 2,141 was transferred to share capital to reflect the issuance of 358 shares of common stock.

SHAREHOLDERS' RIGHTS

    Parent Company's capital stock consists of common shares and common shares with preferred voting rights. The preferred voting rights entitle their holders to three votes per share at a shareholders meeting. There are no preferences with respect to dividends or liquidation distributions attributed to such shares. The holder of 1,000 common shares with preferred voting rights has the right to nominate one member of the Supervisory Board. The holders of 419 common shares with preferred voting rights have the right to elect a majority of Parent Company's management and supervisory board members. All other classes of shares are stated PARI PASSU (Note 25).

EMPLOYEE SHARE PURCHASE INCENTIVE PROGRAM (NUMBER OF SHARES NOT IN THOUSANDS)

    On May 19, 1994, the shareholders of Parent Company approved an employee share purchase incentive program which allows Parent Company to issue shares to management, supervisory board members and employees of the Company at a discount of 25% from the price per share paid by other subscribers. The number of shares issuable under this program will not exceed 1.5% of each new share issuance of Parent Company. In 1997 and previous years shares were issued under this program, in 1998 there were no shares issued under this program. Through December 31, 1997, 124,425 shares were issued under this program. On December 18, 1998 the shareholders cancelled this program and approved a new plan authorizing the issuance of up to 233,488 shares to management, supervisory board members and employees of the Company. Shares will be awarded at the discretion of management. Through December 31, 1998, no such shares were issued.

OUTSTANDING OPTIONS

    See Note 22 for a description of the Telia Exchange Option and the Telia Incentive Option.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

14. OTHER OPERATING EXPENSES

                                                                              YEAR ENDED
                                                              ------------------------------------------
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997           1998
                                                              -------------  -------------  ------------
                                                                  (PLN)          (PLN)         (PLN)
Salaries and benefits.......................................       20,697         33,361         55,071
Legal and financial services................................       11,169          9,457         19,409
Marketing and business expenses.............................        3,324          8,171         13,003
Office and car maintenance..................................        6,648         10,355         11,305
Travel and accommodation....................................        1,080          1,493          2,252
Other operating costs including services provided by
  shareholders..............................................       18,341         23,850         19,445
Bad debt expense............................................           --            214          3,832
                                                                   ------         ------    ------------
                                                                   61,259         86,901        124,317
                                                                   ------         ------    ------------
                                                                   ------         ------    ------------

15. FINANCIAL EXPENSE, NET

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                  1996          1997          1998
                                                              ------------  ------------  ------------

                                                                 (PLN)         (PLN)         (PLN)
Interest income.............................................        5,732        34,537        51,652
Foreign exchange gains......................................          796        24,117        53,634
Interest expense............................................       (2,960)      (43,719)     (148,342)
Foreign exchange losses.....................................       (2,734)      (43,640)      (98,935)
Loss on net monetary position...............................       (2,277)           --            --
Guarantee costs.............................................         (288)       (2,570)       (1,614)
Amortization of deferred financing costs (Note 8)...........         (474)       (1,406)       (7,991)
                                                              ------------  ------------  ------------
                                                                   (2,205)      (32,681)     (151,596)
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

16. OTHER LOSSES

    Other losses for 1998 consisted of a write off of PLN 1,148 of Parent Company's investment in Hydrocentrum S.A.

    Other losses for 1996 consisted of a write down of PLN 2,809 for certain assets of two subsidiaries, Kabel Media and Netia South, as well as a write off of capitalized costs determined to be impaired of PLN 1,493.

    Kabel Media, which was originally organized by the Company with the view to serve as the entity through which the Company could conduct cable television operations, became dormant in 1996 before it commenced operation, when management determined that it would not devote resources to developing this business at that time. Assets that could not be utilized by Parent Company in its other operations were written down to their net realizable value, resulting in a charge of PLN 1,409.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    From 1994 to 1996, Netia South, which during this period, directly or through subsidiaries, held telecommunications licenses covering territories in southern Poland, invested in certain design and other technical plans, including related start-up costs and technical fees. In 1996, at a time when the Company and its then (former) joint venture partner could not agree on a plan for developing these licenses, management reassessed the work done to that date and determined to redesign the network before Netia South commenced operation. Amounts written off in respect of this decision totaled PLN 1,400; related capitalized costs written off totaled PLN 1,493. The remaining assets of this entity consisted primarily of items of equipment and vehicles which could be utilized by the Company in its operations. Subsequently following the Company reaching agreement with its current joint venture partner, Telia, Netia South became, and still serves as, the holding company for certain of the Company's telecommunications operations in the south of Poland.

17. GAIN ON DILUTION

    In the first quarter 1997, Parent Company recognized a gain of PLN 1,638 on dilution of its interest in Netia South from 100% to 75%. On July 1, 1997 Parent Company contributed Telekom Pila to Netia Telekom and recognized a gain of PLN 499 on this transaction.

    Parent Company formed Netia Telekom in 1995 and contributed its interest in nine project companies during 1996. Telia and the EBRD contributed cash of PLN 74,814 and PLN 29,139, respectively. After completion of these transactions Parent Company owned 65% of Netia with 25% and 10% held by Telia and the EBRD, respectively. Parent Company recognized gains on dilution of its interest in Netia Telekom of PLN 38,903. Cash flows including additional contributions made by these minority shareholders to maintain their ownership interest throughout 1996 totaled PLN 97,423.

18. LOSS PER SHARE

BASIC:

    Losses per share have been calculated based on net losses for each period divided by the weighted average number of shares in issue.

    The weighted average number of shares was 6,280, 9,033 and 10,391 for each of the years ended December 31, 1996, 1997 and 1998, respectively.

DILUTED:

    No diluted losses per share were computed in 1996, 1997 and 1998 as in 1996 there were no dilutive instruments and in 1997 and 1998 the effect of the Telia Incentive Option and the Telia Exchange Option (Note 25) were anti-dilutive.

19. SEGMENTAL REPORTING

    The following tables contain segment information for the Company's telecommunications business and other non-telecommunication business lines (primarily radio communications services and sales of

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

equipment through Uni-Net), as well as sales of equipment through Parent Company, which were discontinued in 1997 (Note 20).

                                                                                       YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1997          1998
                                                                        ------------  ------------  ------------
                                                                           (PLN)         (PLN)         (PLN)
Revenue
    Telecommunication.................................................        8,982        35,564        96,435
    Non-telecommunication:
        Service.......................................................        4,206         6,408         8,771
        Sale of equipment.............................................        8,491         8,234        15,174
                                                                        ------------  ------------  ------------
                                                                             21,679        50,206       120,380
Operating Expenses
    Telecommunication.................................................      (60,298)      (98,666)     (176,847)
    Non-telecommunication.............................................      (17,710)      (17,828)      (22,835)
                                                                        ------------  ------------  ------------
                                                                            (78,008)     (116,494)     (199,682)
Income/(Loss) from operations
    Telecommunication.................................................      (51,316)      (63,102)      (80,412)
    Non-telecommunication.............................................       (5,013)       (3,186)        1,110
                                                                        ------------  ------------  ------------
                                                                            (56,329)      (66,288)      (79,302)
Net income (loss)
    Telecommunication.................................................      (12,931)      (81,259)     (206,048)
    Non-telecommunication.............................................       (2,880)       (4,166)          553
                                                                        ------------  ------------  ------------
                                                                            (15,811)      (85,425)     (205,495)
Total capital expenditures
    Telecommunication.................................................      147,660       222,171       477,919
    Non-telecommunication.............................................          369           793         2,400
                                                                        ------------  ------------  ------------
                                                                            148,029       222,964       480,319
Total depreciation
    Telecommunication.................................................        5,549        14,509        35,520
    Non-telecommunication.............................................        1,460           462         1,887
                                                                        ------------  ------------  ------------
                                                                              7,009        14,971        37,407
Identifiable assets--before accumulated
  depreciation and amortization
    Telecommunication.................................................      295,787     1,928,304     2,131,691
    Non-telecommunication.............................................       23,038        16,993        24,338
                                                                        ------------  ------------  ------------
                                                                            318,825     1,945,297     2,156,029
Identifiable assets
    Telecommunication.................................................      286,850     1,896,368     2,068,151
    Non-telecommunication.............................................       16,470        14,715        14,524
                                                                        ------------  ------------  ------------
                                                                            303,320     1,911,083     2,082,675

    All operations and revenues are derived and conducted within Poland.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

20. DISCONTINUED OPERATIONS

    Effective June 27, 1997, Parent Company sold its license to conduct equipment sales. No gain or loss was recorded on the sale of the license as all liabilities were settled by Parent Company and all remaining assets were sold for their net book value. Equipment sales of Parent Company were included in the non-telecommunications segment. Revenues and related costs which were included in the ordinary operations of the Company are shown below:

                                                                                 YEAR ENDED
                                                              -------------------------------------------------
                                                              DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                                                                  1996            1997              1998
                                                              -------------  ---------------  -----------------
                                                                  (PLN)           (PLN)             (PLN)
Revenue from sale of equipment..............................        4,486             846                --
Cost of equipment...........................................       (4,473)           (839)               --
Selling, marketing, general and administrative expenses.....         (698)           (680)               --
                                                                   ------             ---               ---
Net loss....................................................         (685)           (673)               --
                                                                   ------             ---               ---
                                                                   ------             ---               ---

21. TELECOMMUNICATIONS LICENSES

    As at December 31, 1998, certain subsidiaries of Parent Company had obtained fixed term licenses for the installation and operation of local telecommunication networks in specified areas throughout Poland, on a non-exclusive basis (Note 7). Each license holder is obligated to provide public telecommunications services through its network for local traffic and through interconnection with the regional and international networks of Telekomunikacja Polska S.A. for long-distance traffic. The terms of interconnection in each license area are negotiated separately subject to guidelines established by the Ministry of Communications.

    The Company is required by the terms of its licenses to meet annual milestones, as measured at the end of each year, in terms of connected capacity, subject to demand in each of the respective areas. The Company had not met these milestones for all 23 of its licenses as at December 31, 1998. Effective December 31, 1997, the Ministry of Communications confirmed to the Company that it did not intend to take any action as a consequence of the failure to meet the annual milestones through December 31, 1997. Management does not believe that the licenses will be revoked. However, in the event that they are revoked, the effect on the Company, including the value of related network assets and its ability to continue its operations, would be significant.

    The costs of these licenses acquired in 1998 are included as an intangible asset at December 31, 1998 (Note 7). The cost of these licenses through December 31, 1997 was approximately PLN 2,000 and are included in transmission network under fixed assets.

22. COMMITMENTS AND CONTINGENCIES

    As at December 31, 1998, certain subsidiaries of Parent Company had commitments of USD 35,128 (PLN 123,089 at the exchange rate in effect on December 31, 1998) primarily with the Alcatel consortium of companies and Tadiran to construct telephone lines and additional network related assets in several regions of Poland. These commitments call for the completion of the construction over the next year.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    In 1996, Netia Telekom entered into an Operational Assistance Contract with Swedtel, a wholly owned subsidiary of Telia, pursuant to which Swedtel provided Netia Telekom with network design and operations assistance. Such services were provided at rates agreed upon by the parties. Effective December 31, 1998, this agreement was cancelled.

    In September 1997, Parent Company granted Telia an option (the "Telia Exchange Option") to exchange all, but not less than all, of its interests in Netia Telekom and Netia South for a proportional direct equity interest in Parent Company. The Telia Exchange Option expires within 18 months or upon an initial public offering. In March 1999, Telia exercised the Telia Exchange Option (Note 25).

    In September 1997, Netia Telekom and Netia South entered into Operational Support and Supervision Agreements (the "OSSAs") with Telia. The OSSAs are for a term of three years (subject to early termination under certain circumstances). Under the OSSAs, Telia will provide personnel and services upon the request of the Chief Executive Officer of Netia Telekom or Netia South, as the case may be. Payment for such personnel and services will be reimbursement of direct costs plus 15.0%. (Note 4(d)).

    In connection with the OSSAs, Parent Company and certain shareholders granted Telia an option (the "Telia Incentive Option") to purchase 10.0% of the equity interests in Parent Company. Half of the options were to vest by September 1998 and are exerciseable at a purchase price of USD 15.75 per share by September 1999 and USD 17.50 per share after September 1999 until expiration in September 2000. The other half of the options were to vest by September 1999 and will be exercisable at a purchase price of USD 17.50 per share if exercised by September 2000 and USD 19.25 per share after September 2000 until expiration in September 2001.

    The exercise price for the Telia Incentive Options should be payable in cash and would be adjusted under certain circumstances, including the issuance of shares by Parent Company at a price set forth above. Parent Company is required to provide Telia with 90 days' notice prior to an initial public offering, giving Telia the right to exercise such option in full. If Telia were not to exercise the Telia Incentive Option during such 90-day period, the Telia Incentive Option would expire the day immediately prior to the consummation of the initial public offering. Upon the exercise of the Telia Incentive Option, Parent Company and certain shareholders had the right to either cause the relevant shares (i) to be newly issued by Parent Company or (ii) to be sold to Telia by certain shareholders. In February 1999 Telia exercised the Telia Incentive Option (Note 25).

    The Company received a letter dated January 8, 1999 for a claim of USD 10.0 million. The directors are of the opinion, having taken appropriate legal advice, that, in the absence of legal proceedings having commenced, this matter is still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount cannot be reasonably estimated.

    The Company has been notified of a legal claim brought in France. The amount of the claim is USD 4.5 million. The directors are of the opinion, having taken appropriate legal advice, that the legal proceedings related to this claim are still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount is not reasonably estimateable.

                              NETIA HOLDINGS S.A.

 Except as otherwise stated, the financial information prior to January 1, 1997 is expressed
 in terms of the constant purchasing power of the Polish Zloty at December 31,
                                      1996
                           (All amounts in thousands)

23. FINANCIAL INSTRUMENTS

CREDIT RISK

    Financial assets which potentially subject the Company and its subsidiaries and affiliates to concentration of credit risk consist principally of cash and cash equivalents, short-term securities, restricted cash and trade receivables. The Company's cash deposits are with Chase Asset Management in London and with various Polish banks. The Company does not consider there to be a significant concentration of credit risk. An appropriate allowance for doubtful debts is included in trade accounts receivable.

INTEREST RATE RISK

    Investments at December 31, 1998 were at variable interest rates (Note 3). Interest rates on borrowings are set out in Note 11.

FOREIGN CURRENCY RISK

    The Company's revenues and costs are predominantly denominated in Polish Zloty, other than payments made under the construction contracts which are linked to the USD. The majority of the Company's borrowings and short term investments are denominated in USD, DM and Euros. In view of the costs involved management does not believe it is cost effective to use financial instruments to further hedge or otherwise seek to reduce foreign currency risk.

FAIR VALUES

    At December 31, 1998 the carrying amounts of cash and cash equivalents, short term securities, accounts receivable, accounts payable and accrued expenses, and investments approximated their fair values. The fair value of each class of long term debt and liabilities also approximates their carrying values since they bear interest at rates close to the prevailing market rates.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

24. RECONCILIATION TO U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

                                                                                       YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1997          1998
                                                                        ------------  ------------  ------------
                                                                           (PLN)         (PLN)         (PLN)
Net loss per IAS......................................................      (15,811)      (85,425)     (205,495)
Gain on dilution of interest in subsidiaries(1).......................      (38,903)       (2,137)           --
Foreign exchange losses(2, 6).........................................           --        (7,218)         (355)
Interest expense(2, 6)................................................           --        13,327           504
Financial expense(3)..................................................           --        (6,348)           --
Depreciation of U.S. GAAP fixed asset basis differences(2, 5).........           --            --        (1,369)
Deferred taxes(2, 3, 5, 6)............................................           --            86        (2,981)
Minority interest(2, 6)...............................................           --        (1,056)          257
Amortization of goodwill(3)...........................................           --            --         2,112
Other operating expenses(5)...........................................           --        (1,759)       (7,036)
Deferred taxes(4).....................................................          672            --            --
                                                                        ------------  ------------  ------------
Net loss per U.S. GAAP................................................      (54,042)      (90,530)     (214,363)
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
U.S. GAAP loss per share information (not in thousands):
Loss per share from continuing operations, before extraordinary item
  and discontinued operations.........................................        (8.50)        (7.27)       (20.63)
Loss per share related to extraordinary item..........................           --         (2.86)           --
Loss per share from discontinued operations...........................        (0.11)        (0.07)           --
                                                                        ------------  ------------  ------------
Loss per share........................................................        (8.61)       (10.02)       (20.63)
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

Shareholders' equity/(deficit) per IAS................................      130,313       118,921       (86,463)
Purchase of EBRD interest in Netia Telekom(3).........................           --       (14,756)      (14,756)
Increase in equity related to Incentive Stock Option(5)...............           --         3,518        17,590
Fixed assets, including depreciation(2, 5)............................           --         6,109        23,401
Financial expense(3, 6)...............................................           --        (6,348)      (24,860)
Deferred taxes(2, 3)..................................................           --            86        (2,895)
Amortization of goodwill(3)...........................................           --            --         2,112
Other operating expenses(5)...........................................           --        (1,759)       (8,795)
Minority interest(2, 6)...............................................           --        (1,056)         (799)
                                                                        ------------  ------------  ------------
Shareholders' equity/(deficit) per U.S. GAAP..........................      130,313       104,715       (95,465)
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Changes in Shareholders' equity/(deficit) on a U.S. GAAP basis
    Shareholders' equity at beginning of year.........................       98,951       130,313       104,715
    Net loss..........................................................      (54,042)      (90,530)     (214,363)
    Issuance of shares, net of related costs..........................       46,501        74,033           111
    Purchase of EBRD interest in Netia(3).............................           --       (14,756)           --
    Increase in equity related to Incentive Stock Option(5)...........           --         3,518        14,072
    Increase in equity related to dilution of interest in
      subsidiaries....................................................       38,903         2,137            --
                                                                        ------------  ------------  ------------
    Shareholders' equity/(deficit) at end of period...................      130,313       104,715       (95,465)
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    The following are descriptions of U.S. GAAP reconciling items:

(1) Under IAS, the Company reflects in the statement of operations the change in the Parent Company's proportionate share of subsidiary equity resulting from additional equity raised by the subsidiary. For U.S. GAAP, the Company's accounting for such change is reflected as a capital transaction.

(2) Under IAS, the Company capitalizes foreign exchange losses and interest expense related to borrowing used to fund construction in progress. Under U.S. GAAP, foreign exchange gains (losses) must be reflected in the statement of operations and are not subject to capitalization. Additionally, an interest rate is applied to the average construction in progress balance to obtain the amount of interest capitalized under U.S. GAAP, which is limited to the total amount of interest incurred by the Company from all sources.

    The effect of this difference in accounting was not material during 1996 and prior years. The effect of this difference in accounting during the years ended December 31, 1997 and 1998 of decreased interest expense of PLN 13,327 and PLN 24,060, respectively, and increased foreign exchange losses of PLN 7,218 and PLN 5,399, respectively, are summarized in the reconciliations, including the related effect of depreciation of these differences, of deferred taxes at a 34% effective tax rate and of the minority interest in Netia Telekom and Netia South.

(3) Under IAS, the Company recorded goodwill of PLN 21,104 in 1997 relating to the purchase of shares in Netia Telekom owned by the EBRD, For U.S. GAAP purposes, the original issuance of shares in 1996 to the EBRD and the subsequent purchase by Parent Company in September 1997 is treated as being linked to the loan provided by the EBRD. However, during the period of the EBRD loan, any resultant incremental finance cost was not material.

    On purchase of the EBRD's shares in Netia Telekom by Parent Company in 1997, the excess paid by Parent Company over the amount originally paid for the shares by the EBRD in 1996 has been treated as a component of financial expense. The balance of the amount paid by Parent Company (equivalent to the original issue price to the EBRD) has been charged to shareholders' equity for U.S. GAAP purposes. Accordingly, the total amount of goodwill recorded under IAS has been reversed in the U.S. GAAP reconciliation.

    In 1998, amortization of this goodwill for IAS purposes was PLN 2,112. For U.S. GAAP purposes, since this was considered a capital transaction, no amortization charge was recorded. Amortization expense for 1997 was not considered material.

(4) Under IAS, the Company changed its method of accounting for deferred income taxes to the liability method in accordance with IAS 12 (revised) effective January 1, 1996. Under U.S. GAAP, the Company adopted SFAS 109, Accounting for Income Taxes, as of January 1, 1993. The effect of the adoption of IAS 12 reflected in 1996 is reversed for U.S. GAAP purposes, and the related deferred taxes are reflected in prior years under SFAS 109.

(5) Under IAS, the Telia Incentive Option issued in connection with the OSSAs entered into with Telia is recognized when the option is exercised. For U.S. GAAP purposes, the fair value of the option is recognized as a component of expenses in line with the treatment of costs invoiced under the OSSA's. The fair value of the Telia Incentive Option was PLN 42,216 and this is being recognized over the service period of the OSSA as set out in Note 23.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    The fair value of the Telia Incentive Option is based on an independent valuation of the Company's shares using a binomial model and includes the following assumption: (1) the number of shares under option is 1,586,525 (not in thousands); (2) a risk-free interest rate of 5.65%; (3) expected volatility of 35%; (4) no expected dividends; (5) the option will be exercised at the earliest available opportunity.

    In the year ended December 31, 1997, PLN 1,759 has been recognized as other operating expenses and PLN 1,759 has been capitalized as part of cost of the network under construction. In the year ended December 31, 1998, PLN 7,036 has been recognized as other operating expenses and PLN 7,036 has been capitalized as part of cost of the network under construction. The depreciation and deferred tax effect at a 34% effective tax rate have been included.

(6) Under IAS, the long term liability associated with obtaining the new licenses from the Polish government (Note 7) is considered to be interest free. For U.S. GAAP purposes, interest expense should be imputed based on the Company's effective borrowing rate. The result is that the liability and the licenses should be recorded at the discounted present value of the liability (PLN 225,985); interest expense is recorded at an effective rate of 11%; and foreign exchange differences are computed on the present value of the liability, rather than the face value. For the year ended December 31, 1998, the effect on profit and loss from additional interest expense of PLN 23,556 and a decrease to foreign exchange expense of PLN 5,044 is summarized in the reconciliation, including the related effect of deferred taxes at a 34% effective rate and of minority interest. No interest was imputed on the liability for licenses obtained from Optimus as it would not have a material effect on profit and loss.

    No amounts in respect of imputed interest on this liability have been capitalized since during 1998 build-out of the networks related to these licenses was limited and any related interest to be capitalized under SFAS 34 would not be material.

    Additional U.S. GAAP disclosures are as follows:

    1. Under U.S. GAAP, the "Loss from Operations" would include "Other Losses", which differs from the IAS presentation of such amounts in the Statement of Operations, the expense from the Telia Incentive Stock Option discussed in point (5) above, and be increased by the effect of amortization of goodwill recorded for IAS, but not U.S. GAAP discussed in point (3) above. Loss from operations under U.S. GAAP was PLN 60,631 and PLN 68,047 and PLN 86,743 for the years ended December 31, 1996, 1997 and 1998, respectively.

    2. Under U.S. GAAP, the "Write Off of Deferred Financing Costs" of PLN 24,241 during the year ended December 31, 1997 would be considered an extraordinary item and shown after "Loss Before Income Tax." There is no income tax associated with this loss.

    3. For U.S. GAAP purposes, the Company adopted SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, as of January 1, 1996. The Company reviews the recoverability of long-lived assets through estimating the future cash flows (undiscounted and without interest charges). If the sum of expected cash flows is less than carrying amount of the asset, an impairment loss is recognized. The effect of adoption of SFAS 121 was not material.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    4. For U.S. GAAP purposes, certain additional disclosures are required under SFAS 123 Accounting for Stock-Based Compensation. Parent Company had no employee stock option plan in place at any time during the periods covered by these financial statements.

       Under the Employee Purchase Incentive Program (see Note 13), employees with at least three years of service to Parent Company may elect to participate in any new share issuances at a 25% discount from the issuance price. The maximum number of shares available under each issuance is 1.5%. For IAS purposes, the discounted amount was included in share premium, rather than as compensation expense as prescribed by U.S. GAAP. Total compensation expense relating to these discounts would have been PLN 222 and PLN 143 for the years ended December 31, 1996 and 1997, respectively. In 1998 no shares were issued under the Employee Purchase Incentive Program.

       Parent Company also entered into a Stock Appreciation Agreement with a company wholly owned by Parent Company's president (see Note 4). Under the terms of this agreement, the consultant was partially vested in share appreciation rights equivalent to 1.5% of the outstanding share capital of Parent Company through December 31, 1997. Under IAS, 100% of the appreciation in share value was recorded as compensation expense of PLN 506 and PLN 384 for the years ended December 31, 1996 and 1997, respectively. For U.S. GAAP purposes only the appreciation of the vested portion should have been recorded being PLN 258 and PLN 335 for the years ended December 31, 1996 and 1997, respectively. The consultant was 100% vested at December 31, 1998.

       The total effect on compensation expense for U.S. GAAP purposes would be an increase in compensation expense of PLN 297 and PLN 95 for the years ended December 31, 1997 and 1998, respectively, and a reduction of compensation expense of PLN 27 for the year ended December 31, 1996. Such differences between compensation expense for IAS and U.S. GAAP are not considered significant enough to warrant inclusion in the U.S. GAAP reconciliation above.

    5.  For U.S. GAAP purposes, SFAS 109, Accounting for Income Taxes (SFAS
       109), requires the adoption of the asset and liability approach as the method for accounting for deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The liability method under IAS 12 (revised) is comparable to SFAS 109, but under IAS 12 (revised) deferred tax assets may not be recognized if recovery is not probable. Under SFAS 109 all deferred tax assets must be recognized, however, a valuation allowance should be provided if recovery is less than 50% likely. In order to comply with both IAS 12 (revised) and SFAS 109, the Company has elected to recognize all deferred tax assets and record a valuation reserve for those assets whose recovery is less than 50% likely.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

    6. The significant valuation reserves for the Company were the FAS 109 reserves on the utilization of losses for tax purposes. Activity for these reserves for U.S. GAAP purposes are included below:

                                               CHARGE FOR
                                               NET LOSSES
                                              NOT EXPECTED     RELEASE OF
                                                  TO BE       RESERVE FOR
                                  JANUARY 1     UTILIZED     EXPIRED LOSSES  DECEMBER 31
                                 -----------  -------------  --------------  ------------
                                    (PLN)         (PLN)          (PLN)          (PLN)
1998...........................      40,897        76,227         (15,689)       101,435
1997...........................      25,041        16,015            (159)        40,897

    7. Effective June 27, 1997, Parent Company disposed of its equipment sales business (Note 20). For U.S. GAAP purposes the effect upon operations is reported in one line called Loss from Discontinued Operations after the Loss Before Income Taxes line in the Statement of Operations. The total Loss from Discontinued Operations was PLN 685 and PLN 673 for the years ended December 31, 1996, and 1997, respectively. There was no gain or loss on the sale of the operations.

25. SUBSEQUENT EVENTS

SHAREHOLDERS AGREEMENT

    In connection with the exercise of the Telia Exchange Option and the Telia Incentive Option, Parent Company and certain shareholders entered into a shareholders' agreement (the "Shareholders' Agreement"), effective January 31, 1999, which sets forth the parties' agreement with respect to the governance of Parent Company. Pursuant to the Shareholders' Agreement, (i) the Supervisory Board of Parent Company was restructured to consist of ten members, of whom Telia will have the right to appoint up to three members, and Dankner, Trefoil, Shamrock and Goldman Sachs will have the right to appoint up to four members (in each case subject to maintaining certain share ownership levels), with the remaining three members elected by the Company's general assembly of shareholders (but including one such member appointed by the holders of 1,571 shares of common stock with preferred voting rights of Parent Company) and (ii) the Management Board of Parent Company was restructured to consist of four members appointed by the Supervisory Board. Also, as part of the amendment to the Parent Company's statute approved by the Parent Company's shareholders to implement the underwriting set forth in the Shareholders' Agreement, the three-for-one vote preferences formerly applicable to certain of Parent Company's shares were eliminated.

    The Shareholders' Agreement sets forth matters requiring approval of at least one member of the Supervisory Board appointed by Telia and at least one member of the Supervisory Board appointed by Dankner, Trefoil, Shamrock and Goldman Sachs, again subject to these parties maintaining certain share ownership thresholds. These matters include amendments of Parent Company's statutes and capital increases, appointment and removal of members of the Management Board and investments in other entities.

    In connection with the exercise of the Telia Incentive Option and the Telia Exchange Option, as of January 31, 1999 Parent Company terminated consulting agreements with companies owned by two of its shareholders who are parties to the Shareholders' Agreement (Note 4(d)). Also as of January 31, 1999, Parent Company terminated certain shareholders' agreements with Telia previously entered into in connection with investments by Telia in Netia Telekom and Netia South.

                              NETIA HOLDINGS S.A.

 EXCEPT AS OTHERWISE STATED, THE FINANCIAL INFORMATION PRIOR TO JANUARY 1, 1997
                                  IS EXPRESSED
 IN TERMS OF THE CONSTANT PURCHASING POWER OF THE POLISH ZLOTY AT DECEMBER 31,
                                      1996
                           (ALL AMOUNTS IN THOUSANDS)

CAPITAL INCREASE

    Following the closing of the exercise of the Telia Exchange Option and Telia Incentive Option, in March 1999 Dankner, Trefoil, Shamrock, Goldman Sachs, Telia and the Parent Company agreed to cause the Parent Company to open a share emission to raise an additional $50 million in share capital at $19.25 per share, and Telia committed to subscribe for any and all such shares not otherwise taken up and paid for by the Parent Company's other shareholders. This capital increase was approved by the general assembly of the Parent Company's shareholders on April 15, 1999. This capital increase will satisfy and discharge the commitment of the Parent Company's shareholders referred to in Note 4, (Other).

    The Company has entered into agreements with three members of its Management Board under which they will be entitled to options to purchase shares in the Company. Such options would vest over a three year period, with the earliest vesting effective April 1999.

TELIA EXCHANGE OPTION

    In March 1999, Telia exercised the Telia Exchange Option and received 3,727,340 (not in thousands) common shares in Parent Company at USD 16.51 (PLN 64.90) per share (not in thousands).

TELIA INCENTIVE OPTION

    Under the terms of the Telia Incentive Option, all options would vest upon Telia's notification by Parent Company of its intention to consummate an initial public offering of stock within 90 days. Parent Company gave such notice and in March 1999 Telia exercised the Telia Incentive Option in its entirety. Telia received 1,447,168 (not in thousands) common shares in Parent Company for an aggregate purchase price of USD 23,895 (PLN 93,923).

GALOPUS

    The exercise price of the Telia options resulted in an increase in common shares of 5,174 at an average exercise price of USD 16.51 (PLN 64.90) not in thousands, requiring additional compensation expense of PLN 5,598 relating to the stock Appreciation Agreement with Galopus, to be recognized at the first quarter of 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
  OF NETIA HOLDINGS S.A.

    We have reviewed the accompanying condensed consolidated balance sheets of Netia Holdings S.A. and its subsidiaries (the "Company") as at June 30, 1999, and the related condensed consolidated statements of operations, of cash flows and of changes in shareholders' equity for the six month periods ended June 30, 1999 and 1998 and the three month periods ended June 30, 1999 and 1998. These condensed consolidated financial statements are the responsibility of the Company's management. Our responsibility is to issue a report on these financial statements based on our review.

    We conducted our review in accordance with the International Standard on Auditing applicable to review engagements, which is substantially similar to review standards generally accepted in the United States. This standard requires that we plan and perform the review to obtain reasonable assurance as to whether the financial statements are free of material misstatement. A review is limited primarily to inquiries of company personnel and analytical procedures applied to financial data and thus provides less assurance than an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

    Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed consolidated financial statements are not presented fairly, in all material respects, in accordance with International Accounting Standards.

    We previously audited in accordance with International Standards on Auditing, the consolidated balance sheet of the Company as at December 31, 1998 and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the year then ended, presented herein for comparative purposes. In our report dated March 3, 1999, except for Note 25 which is as of April 15, 1999, we expressed an unqualified opinion on these consolidated financial statements. In our opinion, the information set forth in the condensed consolidated balance sheet as of December 31, 1998 and the related condensed consolidated statements of operations, of changes in shareholders' equity and of cash flows for the year then ended, is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

    International Accounting Standards vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net losses for the six month periods ended June 30, 1999 and 1998 and the determination of consolidated shareholders' equity/(deficit) as at June 30, 1999 and 1998, to the extent summarized in Note 11 to the condensed consolidated financial statements.

PricewaterhouseCoopers Sp. z o.o.
Warsaw, Poland
August 24, 1999

                              NETIA HOLDINGS S.A.

                          CONSOLIDATED BALANCE SHEETS

                           (ALL AMOUNTS IN THOUSANDS)

                                                                          U.S. DOLLARS--
                                                                           CONVENIENCE
                                                                           TRANSLATION         POLISH ZLOTY
                                                                          --------------  -----------------------
                                                                             JUNE 30,     JUNE 30,   DECEMBER 31,
                                                                 NOTE          1999         1999         1998
                                                               ---------  --------------  ---------  ------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents....................................                  215,449      846,649      298,790
Restricted investments.......................................                   45,492      178,773       67,595
Accounts receivable
  Trade, net.................................................                   12,586       49,461       26,358
  Government.................................................                    7,757       30,484       42,376
  Related parties............................................                      124          487          487
  Other......................................................                    1,985        7,799        5,457
Inventories..................................................                      220          864          998
Prepaid expenses.............................................                    2,932       11,521        1,003
                                                                          --------------  ---------  ------------
TOTAL CURRENT ASSETS.........................................                  286,545    1,126,038      443,064

NON-CURRENT ASSETS
Restricted investments.......................................                   35,711      140,334       67,595
Investments at cost..........................................                        3           13           75
Fixed assets, net............................................      8           333,669    1,311,218    1,125,330
Investments in real estate...................................                    1,222        4,805        6,964
Licenses.....................................................                   87,780      325,300      330,736
Deferred financing cost, net.................................                   22,114       86,901       69,314
Goodwill, net................................................                   68,138      267,763       39,597
                                                                          --------------  ---------  ------------
TOTAL NON-CURRENT ASSETS.....................................                  543,637    2,136,334    1,639,611
                                                                          --------------  ---------  ------------
TOTAL ASSETS.................................................                  830,182    3,262,372    2,082,675
                                                                          --------------  ---------  ------------
                                                                          --------------  ---------  ------------
LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt.........................                   11,513       45,242           --
Accounts payable and accruals
  Trade......................................................                   44,855      176,268      250,749
  Government.................................................                    1,774        6,971        4,794
  Related parties............................................                    3,661       14,386       14,380
  Accruals and other.........................................                   30,236      118,819       93,446
Deferred income..............................................                      223          875          799
                                                                          --------------  ---------  ------------
TOTAL CURRENT LIABILITIES....................................                   92,262      362,561      364,168

NON-CURRENT LIABILITIES
Refundable customer deposits.................................                      366        1,516        1,519
Long-term debt...............................................      9           643,948    2,530,523    1,581,030
Long-term liabilities for licenses...........................                   45,797      179,969      205,197
Deferred tax liability.......................................                    2,793       10,974       10,974
Minority interest............................................                       60          234        6,250
                                                                          --------------  ---------  ------------
TOTAL NON-CURRENT LIABILITIES................................                  692,984    2,723,216    1,804,970

SHAREHOLDERS' EQUITY
Share capital (nominal par value of PLN 6 per share).........                   31,490      123,749       77,117
Share premium................................................                  171,353      673,367      188,571
Accumulated deficit..........................................                 (157,907)    (620,521)    (352,151)
                                                                          --------------  ---------  ------------
TOTAL SHAREHOLDERS' EQUITY / (DEFICIT).......................                   44,936      176,595      (86,463)
                                                                          --------------  ---------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................                  830,182    3,262,372    2,082,675
                                                                          --------------  ---------  ------------
                                                                          --------------  ---------  ------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           (ALL AMOUNTS IN THOUSANDS)

                                         US DOLLARS--CONVENIENCE
                                               TRANSLATION                                  POLISH ZLOTY
                                       ----------------------------  ----------------------------------------------------------
                                         SIX-MONTH     THREE-MONTH     SIX-MONTH      SIX-MONTH     THREE-MONTH    THREE-MONTH
                                       PERIOD ENDED   PERIOD ENDED   PERIOD ENDED   PERIOD ENDED   PERIOD ENDED   PERIOD ENDED
                                         JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                                           1999           1999           1999           1998           1999           1998
                                       -------------  -------------  -------------  -------------  -------------  -------------
REVENUE
  Telecommunications
    revenue--service.................       21,966         11,841         86,319         37,076         46,535         21,213
  Non-telecommunications revenue:
    Service..........................        1,335            688          5,247          3,992          2,703          2,117
    Sales of equipment...............        1,331            678          5,229          7,801          2,664          3,875
                                       -------------  -------------  -------------  -------------  -------------  -------------
                                            24,632         13,207         96,795         48,869         51,902         27,205

COSTS
  Interconnection charges............       (6,209)        (3,551)       (24,395)        (8,707)       (13,956)        (5,151)
  Cost of equipment..................         (758)          (442)        (2,980)        (4,671)        (1,739)        (1,915)
  Depreciation of fixed assets and
    amortization of licences.........      (12,027)        (6.691)       (47,262)       (14,765)       (26,292)        (7,721)
  Amortization of goodwill...........       (1,717)        (1,450)        (6,747)        (2,070)        (5,699)        (1,035)
  Other operating expenses...........      (21,738)       (12,904)       (85,417)       (54,308)       (50,703)       (30,326)
                                       -------------  -------------  -------------  -------------  -------------  -------------
LOSS FROM OPERATIONS.................      (17,817)       (11,831)       (70,006)       (35,652)       (46,487)       (18,943)
FINANCIAL EXPENSE, NET...............      (50,082)          (487)      (196,807)       (43,910)        (1,912)       (36,747)
OTHER LOSSES.........................          (16)            --            (62)            --             --             --
                                       -------------  -------------  -------------  -------------  -------------  -------------
LOSS BEFORE INCOME TAX...............      (67,915)       (12,318)      (266,875)       (79,562)       (48,399)       (55,690)
INCOME TAX BENEFIT/(CHARGE)..........         (339)        (1,097)        (1,334)        (7,017)        (4,310)           (24)
                                       -------------  -------------  -------------  -------------  -------------  -------------
LOSS FROM ORDINARY ACTIVITIES........      (68,254)       (13,415)      (268,209)       (86,579)       (52,709)       (55,714)
MINORITY SHARE IN (INCOME)/ LOSSES OF
  SUBSIDIARIES.......................          (40)           (40)          (161)        21,286           (161)        13,536
                                       -------------  -------------  -------------  -------------  -------------  -------------
NET LOSS.............................      (68,294)       (13,455)      (268,370)       (65,293)       (52,870)       (42,178)
                                       -------------  -------------  -------------  -------------  -------------  -------------
LOSS PER SHARE (not in thousands)....        (5.07)         (0.86)        (19.94)         (6.28)         (3.37)         (4.06)
                                       -------------  -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                           (ALL AMOUNTS IN THOUSANDS)

                                                                                  POLISH ZLOTY
                                                               --------------------------------------------------
                                                                                                        TOTAL
                                                                 SHARE      SHARE     ACCUMULATED   SHAREHOLDERS'
                                                      NOTE      CAPITAL    PREMIUM      DEFICIT     EQUITY/(DEFICIT)
                                                    ---------  ---------  ----------  ------------  -------------
BALANCE AS AT DECEMBER 31, 1998...................                77,117     188,571     (352,151)       (86,463)

  Net loss........................................                    --          --     (268,370)      (268,370)

  Issuance of shares net of related costs: Telia
    exchange option...............................          4     22,364     219,543           --        241,907

  Issuance of shares net of related costs:

      Telia incentive option......................          4      8,683      85,240           --         93,923

  Issuance of shares net of related costs: Telia
    Capital Increase..............................          4     15,585     180,013           --        195,598

  Issuance of shares for Stock Option Plan........          4      1,401          --           --          1,401

  Less: Treasury Stock............................          4     (1,401)         --           --         (1,401)
                                                               ---------  ----------  ------------  -------------

BALANCE AS AT JUNE 30, 1999.......................               123,749     673,367     (620,521)       176,595
                                                               ---------  ----------  ------------  -------------
                                                               ---------  ----------  ------------  -------------

   The accompanying notes are an integral part of these financial statements

                              NETIA HOLDINGS S.A.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                           (ALL AMOUNTS IN THOUSANDS)

                                               US DOLLARS--
                                         CONVENIENCE TRANSLATION                            POLISH ZLOTY
                                       ----------------------------  ----------------------------------------------------------
                                         SIX-MONTH     THREE-MONTH     SIX-MONTH      SIX-MONTH     THREE-MONTH    THREE-MONTH
                                       PERIOD ENDED   PERIOD ENDED   PERIOD ENDED   PERIOD ENDED   PERIOD ENDED   PERIOD ENDED
                                         JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,       JUNE 30,
                                           1999           1999           1999           1998           1999           1998
                                       -------------  -------------  -------------  -------------  -------------  -------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net loss...........................      (68,294)       (13,455)      (268,370)       (65,293)       (52,870)       (42,178)
ADJUSTMENTS TO RECONCILE NET LOSS TO
  NET CASH USED IN OPERATING
  ACTIVITIES:
  Depreciation and amortization of
    goodwill and licences............       13,744          8,141         54,009         16,835         31,991          8,756
  Amortization of deferred financing
    costs............................        1,653            766          6,498          6,713          3,009          4,498
  Amortization of discount on
    notes............................       12,883          6,534         50,627         40,308         25,678         20,710
  Minority share in income / (losses)
    of subsidiaries..................           41             41            161        (21,286)           161        (13,536)
  Provision for deferred income
    tax..............................           --            801             --          6,386          3,146            (73)
  Other losses.......................           16             --             62             --             --             --
  Foreign exchange (gains)/losses....       24,805        (18,261)        97,458         (6,078)       (71,790)        10,579
  Changes in working capital.........       11,157         15,641         43,849          6,681         61,473         24,757
                                       -------------  -------------  -------------  -------------  -------------  -------------
NET CASH (USED IN) / PROVIDED BY
  OPERATING ACTIVITIES...............       (3,995)           208        (15,706)       (15,734)           798         13,513
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets...........      (85,380)       (53,710)      (335,518)      (201,790)      (211,064)      (117,036)
  Purchase of licences...............         (947)          (947)        (3,723)       (16,849)        (3,723)       (16,849)
  Increase in investments at cost....           --             --             --             11             --             11
                                       -------------  -------------  -------------  -------------  -------------  -------------
NET CASH USED IN INVESTING
  ACTIVITIES.........................      (86,327)       (54,657)      (339,241)      (218,628)      (214,787)      (133,874)
NET CASH PROVIDED BY FINANCING
  ACTIVITIES:
  Net proceeds from issuance of
    shares...........................       73,673         49,773        289,521             --        195,598             --
  Capitalized deferred financing
    costs............................       (5,683)        (5,683)       (22,331)        (3,950)       (22,331)        (3,011)
  Proceeds from long-term loans and
    liabilities                            154,250        154,250        606,158          2,612        606,158          2,612
  Increase in related party
    borrowings.......................         (631)          (631)        (2,478)            --         (2,478)            --
                                       -------------  -------------  -------------  -------------  -------------  -------------
NET CASH PROVIDED BY/(USED IN)
  FINANCING ACTIVITIES...............      221,609        197,709        870,870         (1,338)       776,947           (399)
EFFECTS OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS..........        8,128         (3,808)        31,936         (9,283)       (14,954)         6,245
NET CHANGE IN CASH AND CASH
  EQUIVALENTS........................      139,415        139,452        547,859       (244,983)       548,004       (114,515)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................       76,034         75,997        298,790        922,292        298,645        791,824
                                       -------------  -------------  -------------  -------------  -------------  -------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................      215,449        215,449        846,649        677,309        846,649        677,309
                                       -------------  -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------  -------------
CHANGES IN WORKING CAPITAL
  COMPONENTS:
  Trade receivables..................       (5,879)        (4,474)       (23,103)        (7,158)       (17,580)        (4,173)
  Government receivables.............        3,026            426         11,892          6,095          1,676          3,305
  Receivables from related parties...           --             --             --          1,786             --            576
  Other receivables..................         (596)           607         (2,342)        (1,613)         2,384         (1,613)
  Inventories........................           34              2            134          2,232              9          1,369
  Prepaid expenses...................       (2,677)        (1,579)       (10,518)          (928)        (6,204)         1,061
  Trade creditors....................       12,888         22,443         50,646        (10,360)        88,194         (6,768)
  Due to government..................          554            657          2,177          2,431          2,582           (260)
  Payables to related parties........          632            531          2,484          2,771          2,088         10,973
  Accruals and other payables........        3,157         (2,985)        12,406         11,459        (11,729)        20,236
  Refundable customer deposits.......           (1)            (1)            (3)            96             (3)            (3)
  Deferred income....................           19             14             76           (130)            56             54
                                       -------------  -------------  -------------  -------------  -------------  -------------
                                            11,157         15,641         43,849          6,681         61,473         24,757
                                       -------------  -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------  -------------

                              NETIA HOLDINGS S.A.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                           (ALL AMOUNTS IN THOUSANDS)

1. THE COMPANY

    Netia Holdings S.A. (the "Parent Company"), formerly known as R. P. Telekom S.A., and its subsidiaries (collectively the "Company") was formed in 1990 and is a privately owned joint stock company established under the laws of Poland. The Parent Company holds controlling interests in subsidiaries through which it is involved in the design, construction and operation of modern digital telecommunication networks. The Company is also engaged in installation and supply of specialized mobile radio services (public trunking) in Poland through its 58.2% owned subsidiary Uni-Net.

    As at June 30, 1999, The Company's subsidiaries had obtained twenty three licences granted by the Ministry of Communications of Poland for the provision of local telephone services for 15 year periods. The Company also had obtained, through a joint venture, the benefit of a licence to provide internet and data transmission service throughout the entire territory of Poland. The Company's subsidiaries are required to build and operate telephone networks for the duration of each licence with a specified installed capacity level for each licence. As at June 30, 1999, the Company's main activity is the construction and operation of networks to provide telephone services.

2. ACCOUNTING POLICIES

    These interim condensed consolidated financial statements are prepared in accordance with IAS 34 Interim Financial Reporting. The accounting policies used in the preparation of the interim financial statements are consistent with those used in the annual financial statements for the year ended December 31, 1998. These consolidated interim financial statements should be read in conjunction with the 1998 financial statements.

    Costs that arise unevenly during the financial year are anticipated or deferred in the interim financial statements only if it would be also appropriate to anticipate or defer such costs at the end of the financial year.

    Certain prior year and prior period amounts have been reclassified to conform with the current period presentation.

    The U.S. Dollar amounts shown in the accompanying financial statements have been translated from Polish Zloty only as a matter of arithmetic computation at the Polish Zloty exchange rate of PLN 3.9297 = USD 1.00, the average rate announced by the National Bank of Poland at June 30, 1999. These amounts have not been subject to review or audit procedures and are included for the convenience of the reader only. Such translation should not be construed as a representation that the Polish Zloty amounts have been or could be converted into U.S. Dollars at this or any other rate.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

3. EXCHANGE RATE AND CONSUMER PRICE INDEX CHANGES

    The following are the changes in consumer price index and in the exchange rate of U.S. Dollar at the end of the reported periods.

                                                                                                      EXCHANGE RATE
                                                                                       CONSUMER        OF THE U.S.
                                                                                      PRICE INDEX        DOLLAR
                                                                                     -------------  -----------------
Three month period ended March 31,1998.............................................         5.48%            (1.98)%
Six month period ended June 30, 1998...............................................         7.07%            (1.00   )%
Twelve month period ended December 31,1998.........................................         8.46%            (0.39   )%
Three month period ended March 31,1999.............................................         3.33%            14.44%
Six month period ended June 30, 1999...............................................         4.89%            12.15%

4. RELATED PARTY TRANSACTIONS

    TELIA OPTIONS

    During March 1999, Telia AB exchanged its shares in Netia Telekom and Netia South for 3,727,340 shares (not in thousands) of the Company's shares with a par value of PLN 22,364 (the "Telia Exchange Option"). The fair value of the shares received for this transaction was PLN 241,907. The Company has recorded this amount as goodwill and will depreciate this goodwill over a period of thirteen years, which is the unutilised period for which Netia South subsidiaries have received telecommunication licenses. Additionally, Telia AB exercised its option to acquire for cash an additional 1,447,168 (not in thousands) of the Company's shares with a par value of PLN 8,683 for PLN 93,923 (the "Telia Incentive Option"), net of related costs.

    TELIA CAPITAL INCREASE (NOT IN THOUSANDS)

    In May 1999, the Company issued 2,597,402 shares at the price of PLN 76 (equivalent of USD 19.25) per share. The issue was registered on June 26, 1999. Telia AB purchased 2,575,847 shares from this issue.

    STOCK OPTION PLAN (NOT IN THOUSANDS)

    The Stock Option Plan was set up in order to provide the Management, Supervisory Board Members and selected employees of the Company with options to purchase ordinary shares in the Company. The Company has entered into letter agreements with Avraham Hochman, Kjell-Ove Blom, George Makowski and Maxymilian Bylicki under which the Company agreed to grant these officers options to purchase shares representing 0.2%, 0.2%, 0.15% and 0.15%, respectively, of Netia's common stock that were issued and outstanding immediately prior to the Company's initial public offering at exercise prices ranging from between $8.40 and 75% of the price per share in the initial public offering. The options, when granted, will vest in three equal installments with the first vesting of these options taking place in April 1999.

    In addition, the Company entered into an agreement with a company controlled by its former Chief Financial Officer, pursuant to which the Company agreed to grant such company options to purchase 0.075% of the common stock issued and outstanding immediately prior to the initial public offering at an exercise price equal to $15.75 per share. The options vested upon completion of the Company's IPO (see Note 12).

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

    The above options are generally exercisable up to four years. As of June 30, 1999, the total number of vested options was 33,728 and none had been exercised.

    Under the Plan, ordinary shares are issued to the Trustee of the Plan, Netia Holdings S.A. 1999 Share Incentive Plan Trust, a wholly owned subsidiary undertaking which holds the ordinary shares until the Options are exercised.

    In June 1999, the Company issued 233,488 shares at par. The shares were subscribed for by the Trust using funds advanced to the Trust by the Company as a bonus to the employee beneficiaries of the Trust. The issue was registered on June 26, 1999. These shares will be used to meet the Company's obligations under the above Options.

    GALOPUS (NOT IN THOUSANDS)

    As a result of the equity issues during the period, the Company has recognized additional compensation expense of PLN 12,866,000 relating to the Stock Appreciation Agreement with Galopus, an entity wholly owned by the Company's President.

    The Company has entered into a new Stock Incentive Option Agreement with Galopus. On the basis of this agreement, upon the completion of the Company's initial public offering, Galopus has the right to apply 25% to 50% of the cash-out value of its existing phantom shares to subscribe for shares in the Company at the price of USD 16.3625 per share. Galopus will also be granted additional options to purchase 100,000 shares on each of August 15, 1999, August 15, 2000 and August 15, 2001 at exercise prices of USD 17.33, USD 19.06 and USD
27.72 respectively.

    Galopus is also entitled to receive an annual consulting fee of USD 400,000 (PLN 1,572,000) and USD 200,000 (PLN 786,000) bonus if certain financial conditions are met by the Company. The Company has recorded PLN 594,000 in the period in respect of consulting fees

5. COMMITMENTS AND CONTINGENCIES

    As at June 30, 1999 and December 31, 1998 certain subsidiaries of the Company had commitments of USD 47,730 (PLN 187,564) and USD 31,322 (PLN 123,089), respectively, primarily with the Alcatel consortium of companies, Ericsson, Lucent Technologies and Tadiran to construct telephone lines and additional network related assets in several regions of Poland. These commitments call for the completion of the construction over the next year.

    The Company is required by the terms of its licenses to meet annual milestones, as measured at the end of the each year, in terms of connected capacity, subject to demand in each of the respective areas. The Company had not met these milestones for all 23 of its licenses as at December 31, 1998. Effective December 31, 1997, the Ministry of Communications confirmed to the Company that it did not intend to take any action as a consequence of the failure to meet the annual milestones through December 31, 1997. Management does not believe that the licenses will be revoked. However, in the event that they are revoked, the effect on the Company, including the value of related network assets and its ability to continue its operation, would be significant.

    In September 1997, Netia Telekom and Netia South entered into Operational Support and Supervision Agreements (the "OSSAs") with Telia. The OSSAs are for a term of three years (subject to early termination under certain circumstances). Under the OSSAs, Telia will provide personnel and services

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

upon the request of the Chief Executive Officer of Netia Telekom or Netia South, as the case may be. Payment for such personnel and services will be reimbursement of direct costs plus 15.0%.

    The Company received a letter dated January 8, 1999 with a claim for USD 10,000. The directors are of the opinion, having taken appropriate legal advice, that this claim is still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount is not reasonably estimateable.

    The Company is defending a legal claim brought in France. The amount of the claim is USD 4,100 along with damages of USD 350. The directors are of the opinion, having taken appropriate legal advice, that this claim is still at too early a stage to determine whether any liability in respect of this issue is likely to arise. No liability has been recorded for this claim, as any liability is not probable and any amount is not reasonably estimateable.

6. SEGMENTAL REPORTING

    The following tables contain segment information for the Company's telecommunications business and non-telecommunication business (primarily radio communications services and sales of equipment through Uni-Net).

                                                                                      SIX-MONTH     SIX-MONTH
                                                                                     PERIOD ENDED  PERIOD ENDED
                                                                                       JUNE 30,      JUNE 30,
                                                                                         1999          1998
                                                                                     ------------  ------------
                                                                                         PLN           PLN
Revenue
  Telecommunication................................................................       86,319        37,076
  Non-telecommunication:
    Service........................................................................        5,247         3,992
    Sale of equipment..............................................................        5,229         7,801
                                                                                     ------------  ------------
                                                                                          96,795        48,869
Income/(Loss) from operations
  Telecommunication................................................................      (71,666)      (36,444)
  Non-telecommunication............................................................        1,660           792
                                                                                     ------------  ------------
                                                                                         (70,006)      (35,652)

    All operations and revenues are derived and conducted within Poland.

7. EARNINGS PER SHARE

BASIC

    Losses per share have been calculated based on net losses for each period divided by the weighted average number of shares in issue.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

    The weighted average number of shares was: (not in thousands)

Three month period ended 30 June 1998:..........................................  10,391,371
Six month period ended 30 June 1998:............................................  10,391,371
Twelve month period ended 31 December 1998:.....................................  10,391,371
Three month period ended 30 June 1999:..........................................  15,690,314
Six month period ended 30 June 1999:............................................  13,455,719

DILUTED

    No diluted losses per share were computed during the six month period ended June 30, 1999 and 1998 or the year ended December 31, 1998 as there were no dilutive instruments and the effect of the Telia Incentive Option, Telia Exchange Option, Stock Option Plan and Options issued to Galopus were anti-dilutive during this periods.

8. FIXED ASSETS

                                               DECEMBER 31,                                            JUNE 30,
ASSETS AT ADJUSTED COST                            1998       ADDITIONS    TRANSFERS     DISPOSALS       1999
---------------------------------------------  ------------  -----------  -----------  -------------  -----------
                                                   PLN           PLN          PLN           PLN           PLN
Buildings....................................       47,726           --          332            --        48,058
Land.........................................          612           --           --            --           612
Long term ground lease.......................        1,350          650           --            --         2,000
Transmission network.........................      387,496           --      132,874            --       520,370
Switching system.............................      271,417           --      146,136            --       417,553
Base stations (Uni-Net)......................       10,291           --        1,935            --        12,226
Machinery and equipment......................       11,273        1,475           --           (12)       12,736
Office furniture and equipment...............       23,650          176           --            --        23,826
Vehicles.....................................       13,521          521           --          (663)       13,379
Purchased software...........................       10,517        3,081           --            --        13,598
                                               ------------  -----------  -----------          ---    -----------
                                                   777,853        5,903      281,277          (675)    1,064,358
Network under construction...................      414,611      218,637     (281,277)           --       351,971
                                               ------------  -----------  -----------          ---    -----------
                                                 1,192,464      224,540           --          (675)    1,416,329
                                               ------------  -----------  -----------          ---    -----------
                                               ------------  -----------  -----------          ---    -----------

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

                                                            DECEMBER 31,   DEPRECIATION                   JUNE 30,
ACCUMULATED DEPRECIATION                                        1998          EXPENSE       DISPOSALS       1999
----------------------------------------------------------  -------------  -------------  -------------  -----------
                                                                 PLN            PLN            PLN           PLN
Buildings.................................................        1,880            656             --         2,536
Land......................................................           --             --             --            --
Long term ground lease....................................           80             16             --            96
Transmission network......................................       15,518          7,999             --        23,517
Switching system..........................................       22,866         14,809             --        37,675
Base stations (Uni-Net)...................................        6,343            641             --         6,984
Machinery and equipment...................................        2,891            735             (1)        3,625
Office furniture and equipment............................        8,581          8,917             --        17,498
Vehicles..................................................        4,483          1,511           (125)        5,869
Purchased software........................................        4,492          2,819             --         7,311
                                                                 ------         ------            ---    -----------
                                                                 67,134         38,103           (126)      105,111
                                                                 ------         ------            ---    -----------
                                                                 ------         ------            ---    -----------

                                                                                         JUNE 30,    DECEMBER 31,
NET BOOK VALUE                                                                             1999          1998
--------------------------------------------------------------------------------------  -----------  ------------
                                                                                            PLN          PLN
Buildings.............................................................................      45,522        45,846
Land..................................................................................         612           612
Long term ground lease................................................................       1,904         1,270
Transmission network..................................................................     496,853       371,978
Switching system......................................................................     379,878       248,551
Base stations (Uni-Net)...............................................................       5,242         3,948
Machinery and equipment...............................................................       9,111         8,382
Office furniture and equipment........................................................       6,328        15,069
Vehicles..............................................................................       7,510         9,038
Purchased software....................................................................       6,287         6,025
                                                                                        -----------  ------------
                                                                                           959,247       710,719
Network under construction............................................................     351,971       414,611
                                                                                        -----------  ------------
                                                                                         1,311,218     1,125,330
                                                                                        -----------  ------------
                                                                                        -----------  ------------

    Depreciation of fixed assets and amortization of licenses in the Statement of Operations includes amortization of licenses of PLN 9,159 for the six month period ended June 30,1999.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

9. LONG TERM DEBT

                                                                           INTEREST     JUNE 30,    DECEMBER 31,
                                                                             RATE         1999          1998
                                                                          -----------  -----------  ------------
                                                                                           PLN          PLN
Motorola, net of current maturity--USD loan.............................       5.800%       3,066         3,014
USD Chase Construction Loan.............................................       8.300%          --        28,032
DM Chase Construction Loan..............................................       6.130%          --        13,595
1997 Senior Notes--USD..................................................      10.250%     785,940       700,800
1997 Senior Dollar Discount Notes.......................................      11.250%     592,018       499,142
1997 Senior DM Discount Notes...........................................      11.000%     336,291       320,828
1999 Senior Notes--USD..................................................      13.125%     392,970            --
1999 Senior Notes--Euro.................................................      13.500%     405,930            --
Alcatel loan--USD.......................................................      10.000%      14,308        15,619
                                                                                       -----------  ------------
                                                                                        2,530,523     1,581,030
                                                                                       -----------  ------------
                                                                                       -----------  ------------

    The Chase Construction Loans have been reclassified to current maturities of long-term debt during the six month period ended June 30, 1999. The outstanding amount of this loan as at June 30,1999 is PLN 44,928. Also included in the current maturities of long-term debt is a payable to Motorola of PLN 314. The other changes in long term debt during the six month period ended June 30, 1999 principally include the addition of the 1999 Senior Notes and foreign currency translation adjustments.

10. FINANCIAL EXPENSES

                                                                                      SIX-MONTH     SIX-MONTH
                                                                                     PERIOD ENDED  PERIOD ENDED
                                                                                       JUNE 30,      JUNE 30,
                                                                                         1999          1998
                                                                                     (UNAUDITED)   (UNAUDITED)
                                                                                     ------------  ------------
                                                                                         PLN           PLN
Interest income....................................................................       14,217        20,895
Foreign exchange gains.............................................................       75,267        45,729
Interest expense...................................................................      (97,737)      (88,176)
Foreign exchange losses............................................................     (182,056)      (12,946)
Guarantee costs....................................................................           --        (2,699)
Amortization of deferred financing costs...........................................       (6,498)       (6,713)
                                                                                     ------------  ------------
                                                                                        (196,807)      (43,910)
                                                                                     ------------  ------------
                                                                                     ------------  ------------

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

11. RECONCILIATION TO U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

                                                                                      SIX-MONTH     SIX-MONTH
                                                                                     PERIOD ENDED  PERIOD ENDED
                                                                                       JUNE 30,      JUNE 30,
                                                                                         1999          1998
                                                                                     ------------  ------------
                                                                                         PLN           PLN
Net loss per IAS...................................................................     (268,370)      (65,293)
Foreign exchange losses (1,2)......................................................       (5,838)        2,833
Interest expense (1,2).............................................................        6,733        12,913
Depreciation of US GAAP fixed assets
basis difference (1,3).............................................................       (1,335)           --
Other operating expenses (3).......................................................       (3,518)       (3,518)
Amortization of goodwill (4).......................................................        1,056            --
Stock Option Plan (5)..............................................................          (67)           --
Deferred taxes (6)                                                                        (1,301)       (5,354)
Minority interest (6)..............................................................           --        (2,744)
                                                                                     ------------  ------------
Net loss per US GAAP...............................................................     (272,640)      (61,163)
                                                                                     ------------  ------------
                                                                                     ------------  ------------
Loss per share per US GAAP (not in thousands)......................................       (20.26)        (5.89)
                                                                                     ------------  ------------
                                                                                     ------------  ------------

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

                                                                                                     JUNE 30,
                                                                                                       1999
                                                                                                    -----------
                                                                                                        PLN
Shareholders' equity / (deficit) per IAS..........................................................     176,595
Purchase of EBRD interest in Netia (4)............................................................     (14,756)
Increase in equity related to Incentive Stock Option (3)..........................................      24,626
Fixed assets, including depreciation (1, 3).......................................................      28,577
Financial expense (2, 4)..........................................................................     (30,476)
Deferred taxes (6)................................................................................      (4,196)
Amortization of goodwill (4)......................................................................       3,168
Other operating expenses (3)......................................................................     (12,313)
Stock Option Plan (5).............................................................................         (67)
Minority interest (6).............................................................................        (799)
                                                                                                    -----------
Shareholders' equity per US GAAP..................................................................     170,359
                                                                                                    -----------
                                                                                                    -----------
Changes in Shareholders' Equity on a US GAAP basis Shareholders' equity/(deficit) at beginning of
  year or period..................................................................................     (95,465)
  Net loss........................................................................................    (272,640)
  Issuance of shares, net of related costs........................................................     531,428
  Increase in equity related to Incentive Stock Option (3)........................................       7,036
                                                                                                    -----------
  Shareholders' equity at end of period...........................................................     170,359
                                                                                                    -----------
                                                                                                    -----------

The following are descriptions of U.S. GAAP reconciling items:

(1) Under IAS, the Company capitalizes foreign exchange losses and interest expense related to borrowings used to fund construction in progress. Under U.S. GAAP, foreign exchange gains (losses) must be reflected in the statement of operations and are not subject to capitalization. Additionally, an interest rate is applied to the average construction in progress balance to obtain the amount of interest capitalized under U.S. GAAP, which is limited to the total amount of interest incurred by the Company from all sources.

(2) Under IAS, the long term liabilities associated with obtaining the new licenses from the Polish government is considered to be interest free. For the U.S. GAAP purposes, interest expense should be imputed based on the Company's effective borrowing rate. The result is that the liability and the licenses should be recorded at the discounted present value of the liability, interest expense is recorded at an effective rate of 11%, and foreign exchange differences are computed on the present value of the liability, rather than the face value. No interest was imputed on the liability for licenses obtained from Optimus as it would not have a material effect on profit and loss.

(3) Under IAS, the Incentive Stock Option issued in connection with the OSSA's entered into with Telia is recognized when the Option is exercised. For U.S. GAAP purposes, the fair value of the option is recognized as a component of expenses in line with the treatment of costs invoiced under the OSSA's. For each year and period presented 50% has been recognized as other operating expenses and 50% has been capitalized as part of cost of the network under construction.

(4) Under IAS the Company recorded goodwill relating to the purchase of shares in Netia Telekom owned by the European Bank of Reconstruction and Development. For U.S. GAAP purposes this was considered a capital transaction, and therefore no amortization charge was recorded.

                              NETIA HOLDINGS S.A.

                           (ALL AMOUNTS IN THOUSANDS)

(5) Compensation expense as prescribed by U.S. GAAP in connection with the stock option plan (using the intrinsic value method) in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees". Under IAS no compensation expense is recognized in connection with theses stock options.

    In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), the Company has estimated the weighted-average fair value of options granted during the six-month period ended June 30, 1999 to be USD 12.05 (PLN 47.35) per share (not in thousands). This fair value was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 50 per cent; (2) risk-free interest rate of 4.75 per cent; (3) no expected dividends and (4) expected life of approximately 3.1 years. Had compensation expense been recognized based on the fair value at the date of grant in accordance with SFAS No. 123, the U.S. GAAP net loss for the six-month period ended June 30, 1999 would have been PLN 272,851 and the basic net loss per common share for the six-month period ended June 30, 1999 would have been PLN 20.28 (not in thousands).

(6) This entry is the tax effect of the differences in accounting summarized in the reconciliations and the effect of the minority interests in Netia Telekom and Netia South.

12. SUBSEQUENT EVENTS

WARBURG PINCUS EQUITY PURCHASE

    In July 1999, the Company issued 2,597,403 shares at PLN equivalent of USD
19.25 per share which have been purchased by a group of investment funds sponsored by E.M. Warburg Pincus. The issue was paid for on July 1, 1999 and was registered with an appropriate court on July 16, 1999.

INITIAL PUBLIC OFFERING AND NASDAQ LISTING

    In August 1999, the Company issued 5,500,000 American Depositary Shares representing 5,500,000 common shares at USD 22 per share in a registered public offering. The proceeds of the offering are being hold in escrow pending registration of the related capital increase by the registration court. Trading in the ADSs on the Nasdaq commenced, on a "when-issued" basis on July 29, 1999.

INTERNETIA

    Internetia Sp. z o.o. (previously Telekom Odra Sp. z o.o.), the Company's subsidiary, has signed an Intention Letter with Top-Net Sp. z o.o., an Internet Provider. The Purchase Agreement was not finalized at the date these Condensed Consolidated Financial Statements were approved.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

October   , 1999

                                     [LOGO]

                     13 1/2% SERIES B SENIOR NOTES DUE 2009

                                      AND

                     13 1/8% SERIES B SENIOR NOTES DUE 2009

                                       OF
                             NETIA HOLDINGS II B.V.

              FULLY, UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY

                              NETIA HOLDINGS S.A.

                                 -------------
                                   PROSPECTUS
                                 -------------

--------------------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Formation Deed of Netia contains no provision under which any member of the Supervisory Board or the Management Board or officer is indemnified in any manner against any liability which he or she may incur in his or her capacity as such. Under Polish law, moreover, a discharge to the contrary, if any, contained in the Formation Deed or any other agreement between Netia and its officer and/or directors, is not absolute and would not be effective as to any matters not disclosed to the shareholders of the company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

 3.1       The Formation Deed of Netia Holdings S.A. (English translation) (incorporated herein by reference to
           Exhibit 3.2 to Netia's Registration Statement on Form F-4, filed with the Securities and Exchange
           Commission on January 30, 1998, as amended, declared effective on April 30, 1998 (File No. 333-8272)
           (the "1998 Exchange Offer Registration Statement").*

 3.2       Amended and Restated Statute of Netia Holdings S.A. (English translation) (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 20-F, filed with the Securities and
           Exchange Commission on June 29, 1999 (the "1998 Annual Report").*

 4.1       Senior Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to Netia Holdings B.V.'s 10 1/4% Senior
           Notes due 2007 and 10 1/4% Series B Senior Notes due 2007 (incorporated herein by reference to Exhibit
           4.1 to the 1998 Exchange Offer Registration Statement).*

 4.1(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to the Senior Notes Indenture included herein as Exhibit 4.1 (incorporated herein by reference to Exhibit 4.1(a) to the 1998 Annual Report).*

 4.2       Senior Discount Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to Netia Holdings B.V.'s
           11 1/4% Senior Discount Notes due 2007 and 11 1/4% Series B Senior Discount Notes due 2007
           (incorporated herein by reference to Exhibit 4.2 to the 1998 Exchange Offer Registration Statement).*

 4.2(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to the Senior Discount Notes Indenture included herein as Exhibit 4.2 (incorporated herein by reference to Exhibit 4.2(a) to the 1998 Annual
           Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
 4.3       Senior Discount Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to Netia Holdings B.V.'s
           11% Senior (DM) Discount Notes due 2007 and 11% Series B Senior Discount Notes due 2007 (incorporated herein by reference to Exhibit 4.3 to the 1998 Exchange Offer Registration Statement).*

 4.3(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia Holdings S.A.
           and State Street Bank and Trust Company, as trustee, relating to the Senior Discount Notes Indenture included herein as Exhibit 4.3 (incorporated herein by reference to Exhibit 4.3(a) to the 1998 Annual
           Report).*

 4.4       Form of 10 1/4% Series B Senior Note due 2007 (included in Exhibit 4.1).*

 4.5       Form of 11 1/4% Series B Senior Discount Note due 2007 (included in Exhibit 4.2).*

 4.6       Form of 11% Series B Senior Discount Note due 2007 (included in Exhibit 4.3).*

 4.7       Registration Rights Agreement, dated as of November 3, 1997, among Netia Holdings B.V., Netia Holdings
           S.A. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital
           Markets Bank Frankfurt/Main Branch and Chase Securities Inc. (incorporated herein by reference to
           Exhibit 10.1 to the 1998 Exchange Offer Registration Statement).*

 4.8       Escrow Agreement, dated as of November 3, 1997, between Netia Holdings S.A. and State Street Bank and
           Trust Company (incorporated herein by reference to Exhibit 10.2 to the 1998 Exchange Offer Registration
           Statement).*

 4.9       Senior Euro Notes Indenture, dated as of June 10, 1999, among Netia Holdings II B.V., Netia Holdings
           S.A. and State Street Bank and Trust Company, as trustee, relating to the 13 1/2% Senior Euro Notes due
           2009 (incorporated herein by reference to Exhibit 4.9 to the 1998 Annual Report).*

 4.10      Senior Dollar Notes Indenture, dated as of June 10, 1999, among Netia Holdings II B.V., Netia Holdings
           S.A. and State Street Bank and Trust Company, as trustee, relating to the 13?% Senior Dollar Notes due
           2009 (incorporated herein by reference to Exhibit 4.10 to the 1998 Annual Report).*

 4.11      Form of 13 1/2% Series B Senior Euro Note due 2009 (included in Exhibit 4.9).

 4.12      Form of 13 1/8% Series B Senior Dollar Note due 2009 (included in Exhibit 4.10).

 4.13      Registration Rights Agreement, dated as of June 10, 1999, by and among Netia Holdings II B.V., Netia
           Holdings S.A., Donaldson, Lufkin & Jenrette International and Chase Manhattan International Limited
           (incorporated herein by reference to Exhibit 4.13 to the 1998 Annual Report).*

 4.14      Euro Investment Agreement, dated as of June 10, 1999, by and among Netia Telekom S.A., Netia South Sp.
           z o.o. and State Street Bank and Trust Company, as trustee (incorporated herein by reference to Exhibit
           4.14 to the 1998 Annual Report).*

 4.15      Dollar Investment Agreement, dated as of June 10, 1999, by and among Netia Telekom S.A., Netia South
           Sp. z o.o. and State Street Bank and Trust Company, as trustee (incorporated herein by reference to
           Exhibit 4.15 to the 1998 Annual Report).*

 4.18      Escrow Agreement, dated as of June 10, 1999, among Netia Holdings S.A., the Selling Shareholders and
           ING Bank N.V. Warsaw, as escrow agent.*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
 5.1       Opinion of Weil, Gotshal & Manges LLP.+

 5.2       Opinion of Weil, Gotshal & Manges Sp. z o.o.+

 5.3       Opinion of DeBrauw Blackstone Westbroek.+

10.1       Equity Undertaking, dated as of July 21, 1997, among Telia AB and Netia Telekom S.A. in favor of Chase
           Manhattan International Limited (incorporated herein by reference to Exhibit 10.1 to the 1998 Annual
           Report).*

10.2       Multicurrency Term Facilities Agreement ("Netia South Facility Agreement"), dated September 19, 1997, between Netia South Sp. z o.o., Netia Telekom Silesia S.A., Optimus Inwest S.A. and Polskie Telmedia
           S.A., as original borrowers and guarantors, Telekom Building Sp. z o.o., as original guarantor, Bank
           Handlowy w Warszawie S.A. and Chase Manhattan PLC, as arrangers, Chase Manhattan International Limited, as agent and security trustee, Bank Handlowy w Warszawie S.A., as security agent and the other lenders parties thereto (incorporated herein by reference to Exhibit 10.2 to the 1998 Annual Report).*

10.2(a)    Amendment No. 1 to the Netia South Facility Agreement ("Amendment No. 1"), dated as of October 21, 1998
           (incorporated herein by reference to Exhibit 10.2(a) to the 1998 Annual Report).*

10.2(b)    Amendment letter from Clifford Chance to the Amendment No. 1, dated as of November 26, 1998
           (incorporated herein by reference to Exhibit 10.2(b) to the 1998 Annual Report).*

10.2(c)    Amendment letter to the Netia South Facility Agreement, dated as of January 25, 1999 (incorporated herein by reference to Exhibit 10.2(c) to the 1998 Annual Report).*

10.2(d)    Amendment letter to the Netia South Facility Agreement, dated as of March 15, 1999 (incorporated herein by reference to Exhibit 10.2(d) to the 1998 Annual Report).*

10.3       Equity Undertaking, dated as of September 19, 1997, between Netia Holdings S.A. and Netia South Sp. z
           o.o. in favor of Chase Manhattan International Limited (incorporated herein by reference to Exhibit
           10.4 to the 1998 Exchange Offer Registration Statement).*

10.4       Shareholder's Guarantee, dated as of September 23, 1997, by Netia Holdings S.A. and Netia South Sp. z
           o.o. in favor of Chase Manhattan International Limited (incorporated herein by reference to Exhibit
           10.10 to the 1998 Exchange Offer Registration Statement).*

10.5       Share Purchase Agreement, dated as of September 22, 1997, among Netia Holdings S.A., Netia Telekom
           S.A., Telia AB and the European Bank of Reconstruction and Development ("EBRD") (incorporated herein by reference to Exhibit 10.8 to the 1998 Exchange Offer Registration Statement).*

10.6       Share Pledge Agreement, dated as of September 22, 1997, among Netia Holdings S.A., EBRD and Netia
           Telekom S.A. (incorporated herein by reference to Exhibit 10.9 to the 1998 Exchange Offer Registration
           Statement).*

10.7       Letter Agreement, dated as of August 24, 1998, between Netia Holdings S.A. and Telia AB (publ.)
           regarding the sale of EBRD equity interest in Netia Telekom (incorporated herein by reference to
           Exhibit 10.7(a) to the 1998 Annual Report).*

10.8       Shareholders' Agreement, dated as of December 11, 1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.8 to the
           1998 Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.9       Amendment No. 1, dated as of February 21, 1996, to Shareholders' Agreement dated as of December 11,
           1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.15 to the 1998 Exchange Offer Registration Statement).*

10.10      Amendment No. 2, dated as of June 26, 1996, to Shareholders' Agreement, dated as of December 11, 1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.16 to the 1998 Exchange Offer Registration Statement).*

10.11      Amendment No. 3, dated as of September 15, 1997, to Shareholders' Agreement dated as of December 11,
           1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.17 to the 1998 Exchange Offer Registration Statement).*

10.12      Operational Support and Supervision Agreement, dated as of September 15, 1997, between Netia Telekom
           S.A. and Telia AB (incorporated herein by reference to Exhibit 10.31 to the 1998 Exchange Offer
           Registration Statement).*

10.13      Operational Support and Supervision Agreement, dated as of September 15, 1997, between Netia South Sp.
           z o.o. and Telia AB (incorporated herein by reference to Exhibit 10.32 to the 1998 Exchange Offer
           Registration Statement).*

10.14      Shareholders' Agreement, dated as of October 23, 1996, between Netia Holdings S.A. and Telia AB regarding investment in Netia South Sp. z o.o. (incorporated herein by reference to Exhibit 10.12 to the 1998 Exchange Offer Registration Statement).*

10.15      Amendment No. 1, dated as of September 15, 1997, to Shareholders' Agreement dated as of October 23,
           1996, between Netia Holdings S.A. and Telia AB regarding investment in Netia South Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.13 to the 1998 Exchange Offer Registration Statement).*

10.16      Exchange Stock Option Agreement, dated as of September 15, 1997, among, INTER ALIA, Netia Holdings S.A.
           and Telia AB (incorporated herein by reference to Exhibit 10.18 to the 1998 Exchange Offer Registration
           Statement).*

10.17      Incentive Stock Option Agreement, dated as of September 15, 1997, among, INTER ALIA, Netia Holdings
           S.A. and Telia AB (incorporated herein by reference to Exhibit 10.19 to the 1998 Exchange Offer
           Registration Statement).*

10.18      Amended and Restated Option Exercise Agreement, dated as of December 18, 1998, among Netia Holdings
           S.A., Dankner Investments Limited, Trefoil Capital Investors, L.P., Shamrock Holdings, Inc., GS Capital
           Partners L.P., Bridge Street Fund 1994, L.P., Stone Street Fund 1994, L.P. and Telia AB (publ.)
           (incorporated herein by reference to Exhibit 10.18 to the 1998 Annual Report).*

10.18(a)   Amendment No. 1 to the Amended and Restated Option Exercise Agreement dated as of April 15, 1999
           (incorporated herein by reference to Exhibit 10.18(a) to the 1998 Annual Report).*

10.19      Pre-IPO Shareholders' Agreement, dated as of December 18, 1998, among Netia Holdings S.A., Dankner
           Investments Limited, Trefoil Capital Investors, L.P., Shamrock Holdings, Inc., GS Capital Partners
           L.P., Bridge Street Fund 1994, L.P., Stone Street Fund 1994, L.P. and Telia AB (publ.) (incorporated herein by reference to Exhibit 10.19 to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.20      Form of Post-IPO Shareholders' Agreement to be entered into among Telia AB (publ.), Dankner Investment
           Ltd., Trefoil Capital Investors L.P., Shamrock Holdings Inc. and Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.20 to the 1998 Annual Report).*

10.21      Form of Post-IPO Shareholders' Agreement to be entered into among Dankner Investment Ltd., Trefoil
           Capital Investors L.P., Shamrock Holdings Inc., GS Capital Partners L.P., Bridge Street Fund 1994,
           L.P., Stone Street Fund 1994, L.P. and Netia Holdings S.A. (incorporated herein by reference to Exhibit
           10.21 to the 1998 Annual Report).*

10.22      Subscription Agreement, dated May 19, 1999, between Netia Holdings S.A. and Warburg, Pincus Equity
           Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus Netherlands Equity
           Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands
           Equity Partners III, C.V. (incorporated herein by reference to Exhibit 10.22 to the 1998 Annual
           Report).*

10.23      Network Construction and Delivery Contract, dated as of August 3, 1995, between Telekom Torun Sp. z
           o.o. and Alcatel Contracting S.A. (incorporated herein by reference to Exhibit 10.20 to the 1998
           Exchange Offer Registration Statement).*

10.23(a)   Amendment No. 1, dated as of September 29, 1995, to the Network Construction and Delivery Contract
           dated August 3, 1995, between Telekom Torun Sp. z o.o. and Alcatel Contracting S.A. (incorporated herein by reference to Exhibit 10.21 to the 1998 Exchange Offer Registration Statement).*

10.23(b)   Amendment No. 2, dated as of December 18, 1995, to the Network Construction and Delivery Contract dated
           August 3, 1995, between Telekom Torun Sp. z o.o. and Alcatel Contracting S.A., including forms of
           Guaranty made by each of Netia Telekom S.A. (formerly R.P. Telekom S.A.) and Telia AB, in favor of
           Alcatel Contracting S.A., and form of Subordinated Loan Agreement between Netia Telekom S.A., as borrower, and Alcatel Contracting S.A. and Alcatel Polska Sp. z o.o., as lenders (incorporated herein by reference to Exhibit 10.22 to the 1998 Exchange Offer Registration Statement).*

10.24      Network Construction and Delivery Contract, dated as of July 3, 1996, between Netia Telekom Jozefow,
           Alcatel Polska S.A. and Alatel Contracting S.A. (incorporated herein by reference to Exhibit 10.24 to the 1998 Annual Report).*

10.25      Subordinated Loan Agreement, dated as of July 3, 1996, between Netia Telekom S.A, Alcatel Contracting
           S.A. and Alcatel Polska S.A. in connection with the Network Construction and Delivery Contract for
           Telekom Jozefow (incorporated herein by reference to Exhibit 10.25 to the 1998 Annual Report).*

10.26      Strategic Alliance Agreement, dated as of June 26, 1996, with R.P. Telekom S.A., Telia AB, Netia
           Telekom S.A., Sprint R.P. Telekom Sp. z o.o. and Alcatel Polska S.A. (incorporated herein by reference to Exhibit 10.25 to the 1998 Annual Report).*

10.26(a)   Amendment No. 1 to the Strategic Alliance Agreement, dated as of August 21, 1996 (incorporated herein by reference to Exhibit 10.26(a) to the 1998 Annual Report).*

10.27      Subordinated Loan Agreement, dated as of October 10, 1997, between Netia South Sp. z o.o., Netia
           Telekom Silesia S.A., Alcatel Contracting S.A. and Alcatel Polska S.A. (incorporated herein by reference to Exhibit 10.27 to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.28      Subordination Agreement, dated as of October 10, 1997, between Netia South Sp. z o.o., Netia Telekom
           Silesia S.A., Alcatel Contracting S.A., Alcatel Polska S.A. and Chase Manhattan International Limited
           (incorporated herein by reference to Exhibit 10.28 to the 1998 Annual Report).*

10.29      Network Construction and Delivery Contract, dated as of July 3, 1996, between Telekom Kujawy Sp. z o.o.
           and Alcatel Polska S.A. ("Telkom Kujawy Network Construction and Delivery Contract") (incorporated herein by reference to Exhibit 10.29 to the 1998 Annual Report).*

10.30      Network Construction and Delivery Contract, dated as of July 25, 1996, between Telekom Kalisz Sp. z
           o.o., Alcatel Contracting S.A. and Alcatel Polska S.A. ("Telekom Kalisz Network Construction and
           Delivery Contract") (incorporated herein by reference to Exhibit 10.30 to the 1998 Annual Report).*

10.30(a)   Guaranty of Netia Telekom S.A., dated as of July 25, 1996, in favor of Alcatel Contracting S.A. under the Telekom Kalisz Network Construction and Delivery Contract (incorporated herein by reference to
           Exhibit 10.30(a) to the 1998 Annual Report).*

10.31      Guaranties by Netia Telekom S.A., dated as of July 3, 1996, in favor of Alcatel Contracting S.A. under the Network Construction and Delivery Contracts with Telekom Warszawa (Josefow) Sp. z o.o., Netia
           Telekom Mazowsze (ROL-TEL) S.A. and Netia Telekom Wloclawek (Kujawy) (incorporated herein by reference to Exhibit 10.31 to the 1998 Annual Report).*

10.32      Delivery and Installation Contract, dated as of August 12, 1998, by and between Netia South Sp. z o.o.
           and Lucent Technologies Poland S.A. (incorporated herein by reference to Exhibit 10.32 to the 1998
           Annual Report).*

10.33      Frame Agreement for Radio in the Local Loop Systems, dated as of August 27, 1998, by and between Netia
           Telekom S.A., Netia South Sp.z o.o. and Innowave Tadiran Telecommunications Ltd. (incorporated herein by reference to Exhibit 10.33 to the 1998 Annual Report).*

10.34      Frame Agreement for Radio Relay Systems Delivery and Services, dated as of October 20, 1998, by and between Netia South Sp. z o.o. and Ericsson Polska (incorporated herein by reference to Exhibit 10.34 to the 1998 Annual Report).*

10.35      Access System Contact, dated December 23, 1998, by and between Netia South Sp. z o.o. and Robert Bosch
           Sp. z o.o. (Bosch Telecom GmbH) (incorporated herein by reference to Exhibit 10.35 to the 1998 Annual
           Report).*

10.36      Commission and Agency Agreement, dated as of November 25, 1997 by and between Polski Bank Rozwoju S.A.
           and Netia Telekom S.A. (the "Telbank Option Agreement") (incorporated herein by reference to Exhibit
           10.36 to the 1998 Annual Report).*

10.37      Agreement of Cooperation, dated July 3, 1998, by and between Telbank S.A. and certain subsidiaries of
           Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.37 to the 1998 Annual Report).*

10.38      Share Purchase Agreement and Share Purchase Option Agreement, dated as of December 17, 1996, among
           Netia Holdings S.A. and Andrzej Radziminski (incorporated herein by reference to Exhibit 10.23 to the
           1998 Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.39      Share Purchase Agreement and Share Purchase Option Agreement, dated as of December 17, 1996, between
           Netia Holdings S.A. and Aleksander Szwarc (incorporated herein by reference to Exhibit 10.24 to the
           1998 Exchange Offer Registration Statement).*

10.40      Consultancy Agreement, dated as of September 13, 1996, among Netia Holdings S.A. and Galopus Co. Ltd., as amended on November 15, 1996 and January 30, 1997 (incorporated herein by reference to Exhibit 10.26 to the 1998 Exchange Offer Registration Statement).*

10.41      New Consultancy Agreement, dated as of January 1, 1998, between Galopus Co. Limited and Netia Holdings
           S.A. (incorporated herein by reference to Exhibit 10.32 to our Annual Report on Form 20-F, filed with the Securities and Exchange Commission on June 31, 1998 (the "1997 Annual Report").*

10.42      Stock Appreciation Agreement, dated as of September 13, 1996, among Netia Holdings S.A. and Galopus Co.
           Ltd., as amended on November 15, 1996 and January 30, 1997 (incorporated herein by reference to Exhibit
           10.27 to the 1998 Exchange Offer Registration Statement).*

10.42(a)   Amendment No. 3 to the Stock Appreciation Agreement, dated January 1, 1998, contained in Exhibit 10.41 hereto (incorporated herein by reference to Exhibit 10.42(a) to the 1998 Annual Report).*

10.43      Consultancy Agreement, dated as of June 24, 1996, among Netia Holdings S.A. and R.P. Investments Sp. z
           o.o. (incorporated herein by reference to Exhibit 10.28 to the 1998 Exchange Offer Registration
           Statement).*

10.44      Consultancy Agreement, dated as of June 24, 1996, between Netia Holdings and Necessitas Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.30 to the 1998 Exchange Offer Registration Statement).*

10.45      Consultancy Agreement, dated February 17, 1997, between Netia Telekom S.A. and Grupa Biznesowa Celia
           Sp. z o.o. (incorporated herein by reference to Exhibit 10.45 to the 1998 Annual Report).*

10.46      Acquisition Agreement, dated as of October 15, 1996, among Netia Telekom S.A., Netia South Sp. z o.o.,
           R.P. Telekom S.A., Telia AB, Optimus Corporation Limited, Optimus Invest S.A., Polskie Telmedia S.A.
           and Optimus S.A. (incorporated herein by reference to Exhibit 10.33 to the 1997 Annual Report).*

10.47      Consultancy Agreement, dated June 29, 1998, between Netia Telekom S.A. and Optimus S.A. (incorporated herein by reference to Exhibit 10.47 to the 1998 Annual Report).*

10.48      Shareholders' and Share Option Agreement, dated July 16, 1998 between Netia Telekom S.A. and Jan Guz
           (incorporated herein by reference to Exhibit 10.48 to the 1998 Annual Report).*

10.49      Services Agreement, dated as of April 19, 1999, between Netia Holdings S.A. and Netia Network S.A.
           (incorporated herein by reference to Exhibit 10.49 to the 1998 Annual Report).*

10.50      Shareholders' Equity Commitment Agreement, dated as of September 19, 1997, among Dankner Investment
           Limited, GS Capital Partners, L.P., Shamrock Holdings, Inc. and Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.3 to the 1998 Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
10.51      Principal Shareholders' Undertaking, dated as of September 19, 1997, among Dankner Investment Limited,
           GS Capital Partners, L.P. and Shamrock Holdings, Inc. in favor of Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.6 to the 1998 Exchange Offer Registration Statement).*

10.52      Third Funding Implementation Agreement, dated as of September 19, 1997, among Netia Holdings S.A.,
           Danker Investment Limited, GS Capital Partners, L.P., Trefoil Capital Investors, L.P. and Shamrock
           Holdings, Inc. (incorporated herein by reference to Exhibit 10.7 to the 1998 Exchange Offer
           Registration Statement).*

10.53      Management Services Agreement, dated as of December 3, 1996, among Netia Holdings S.A., Shamrock
           Capital Advisors Inc. and Dankner Investments Ltd. (incorporated herein by reference to Exhibit 10.25 to the 1998 Exchange Offer Registration Statement).*

10.54      Director's Engagement Agreement, dated as of January 1, 1996, between Netia Holdings S.A. and Meir
           Srebernik (incorporated herein by reference to Exhibit 10.29 to the 1998 Exchange Offer Registration
           Statement).*

10.55      Asset Purchase Agreement, dated March 26, 1997, between Netia Telekom S.A. and ARAS Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.55(a) to the 1998 Annual Report).*

10.56      Extension and Waiver Agreement, dated June 5, 1997, between Netia Telekom S.A. and ARAS Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.56 to the 1998 Annual Report).*

10.57      Legal Services Agreement, dated July 6, 1994, between LEX Sp. z o.o. and Netia Telekom S.A.
           (incorporated herein by reference to Exhibit 10.57 to the 1998 Annual Report).*

10.58      Termination Agreement, effective as of October 1, 1998, by and between Netia Holdings S.A. and Joseph
           Ganor.*

10.59      Irrevocable Offer to Subscribe and Purchase Shares, dated July 1, 1999, by and between BRE Bank S.A.
           and Netia Holdings, S.A.*

12         Ratio of earnings to fixed charges.+

21.1       Subsidiaries of Netia Holdings S.A. (incorporated herein by reference to Exhibit 21.1 to the 1998
           Annual Report).*

23.1       Consent of Weil, Gotshal & Manges LLP (included as part of the opinion filed under Exhibit 5.1).+

23.2       Consent of Weil, Gotshal & Manges Sp. z o.o. (included as part of the opinion filed under Exhibit
           5.2).+

23.3       Consent of DeBrauw Blackstone Westbroek (included as part of the opinion filed under Exhibit 5.3).+

23.4       Awareness Letter of PricewaterhouseCoopers Sp. z o.o.+

23.5       Consent of PricewaterhouseCoopers Sp. z o.o.+

24.1       Power of Attorney (included on the signature page of Part II of the Registration Statement).*

25.1       Statement of Eligibility of State Street Bank and Trust on Form T-1 relating to the 13 1/2% Series B
           Senior Notes due 2009.+

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
25.2       Statement of Eligibility of State Street Bank and Trust on Form T-1 relating to the 13 1/8% Series B
           Senior Notes due 2009.+

99.1       Letter of Transmittal relating to the 13 1/2% Senior Notes due 2009 and the 13 1/8% Senior Notes due
           2009.+

99.2       Notice of Guaranteed Delivery.+

------------------------

     * Incorporated by reference.

     + Filed herewith.

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted as the required information is either not applicable or is presented in the consolidated financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, Poland, on October 12, 1999.

                                NETIA HOLDINGS B.V.

                                By:              /s/ MEIR SREBERNIK
                                     -----------------------------------------
                                                   Meir Srebernik
                                                AUTHORIZED SIGNATORY

                                By:             /s/ AVRAHAM HOCHMAN
                                     -----------------------------------------
                                                  Avraham Hochman
                                                AUTHORIZED SIGNATORY

                                NETIA HOLDINGS B.V.

                                By:              /s/ MEIR SREBERNIK
                                     -----------------------------------------
                                                   Meir Srebernik
                                                AUTHORIZED SIGNATORY

                               POWER OF ATTORNEY

    Know All Men By These Presents, that each person whose signature appears below hereby constitutes and appoints Meir Srebernik and Avraham Hochman, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 12, 1999.

                             NETIA HOLDINGS II B.V.

             NAME AND SIGNATURE                        TITLE                   DATE
--------------------------------------------  ------------------------  -------------------

             /s/ MEIR SREBERNIK
-------------------------------------------   Managing Director          October 12, 1999
              (Meir Srebernik)

      /s/ C.P.M. ROELOFS/P. DE LANGEN
-------------------------------------------
Name:  C.P.M. Roelofs/P. de Langen            Managing Director          October 12, 1999
Title:   Procuration Holders of MeesPierson
         Trust B.V.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
R.P. TELEKOM USA, INC.

By:   /s/ AVRAHAM HOCHMAN
      -------------------------
      Name:  Avraham Hochman
      Title:   V.P. Finance

                              NETIA HOLDINGS, S.A.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President (Principal
      /s/ MEIR SREBERNIK          Executive Officer) and
------------------------------    Member of the Management   October 12, 1999
       (Meir Srebernik)           Board

                                VP Finance (Principal
     /s/ AVRAHAM HOCHMAN          Financial and Accounting
------------------------------    Officer) and Member of     October 12, 1999
      (Avraham Hochman)           the Management Board

      /s/ KJELL-OVE BLOM        Chief Operating Officer
------------------------------    and Member of Management   October 12, 1999
       (Kjell-Ove Blom)           Board

------------------------------  Member of the Management     October   , 1999
      (Jan Lobaszewski)           Board

     /s/ GEORGE MAKOWSKI        Chief Marketing Officer
------------------------------    and Member of the          October 12, 1999
      (George Makowski)           Management Board

    /s/ MAXYMILIAN BYLICKI
------------------------------  Member of the Management     October 12, 1999
     (Maxymilian Bylicki)         Board

    /s/ KAJ JUUL-PEDERSEN
------------------------------  Chairman of the              October 12, 1999
     (Kaj Juul-Pedersen)          Supervisory Board

        /s/ LARS RYDIN
------------------------------  Member of the Supervisory    October 12, 1999
         (Lars Rydin)             Board

       /s/ HANS GOLTEUS
------------------------------  Member of the Supervisory    October 12, 1999
        (Hans Golteus)            Board

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ SHMUEL DANKNER
------------------------------  Member of the Supervisory    October 12, 1999
       (Shmuel Dankner)           Board

        /s/ URI LEVIT
------------------------------  Member of the Supervisory    October 12, 1999
         (Uri Levit)              Board

------------------------------  Member of the Supervisory    October   , 1999
       (Michael Geiger)           Board

      /s/ ROBERTO ITALIA
------------------------------  Member of the Supervisory    October 12, 1999
       (Roberto Italia)           Board

------------------------------  Member of the Supervisory    October   , 1999
      (David L. Oertle)           Board

------------------------------  Member of the Supervisory    October   , 1999
    (Andrzej Radziminski)         Board

         /s/ JAN GUZ
------------------------------  Member of the Supervisory    October 12, 1999
          (Jan Guz)               Board

       /s/ DONALD MUCHA
------------------------------  Member of the Supervisory    October 12, 1999
        (Donald Mucha)            Board

Authorized Representative in the United States
R.P. TELEKOM USA, INC.

By:        /s/ AVRAHAM HOCHMAN
           --------------------------------------
           Name: Avraham Hochman
           Title: V.P. Finance

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------

 3.1       The Formation Deed of Netia Holdings S.A. (English translation) (incorporated herein by reference to Exhibit 3.2 to Netia's Registration Statement on Form F-4, filed with the
           Securities and Exchange Commission on January 30, 1998, as amended, declared effective on
           April 30, 1998 (File No. 333-8272) (the "1998 Exchange Offer Registration Statement").*

 3.2       Amended and Restated Statute of Netia Holdings S.A. (English translation) (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 20-F, filed with the
           Securities and Exchange Commission on June 29, 1999 (the "1998 Annual Report").*

 4.1       Senior Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to Netia Holdings
           B.V.'s 10 1/4% Senior Notes due 2007 and 10 1/4% Series B Senior Notes due 2007 (incorporated herein by reference to Exhibit 4.1 to the 1998 Exchange Offer Registration Statement).*

 4.1(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to the Senior
           Notes Indenture included herein as Exhibit 4.1 (incorporated herein by reference to Exhibit
           4.1(a) to the 1998 Annual Report).*

 4.2       Senior Discount Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V.,
           Netia Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to Netia
           Holdings B.V.'s 11 1/4% Senior Discount Notes due 2007 and 11 1/4% Series B Senior Discount
           Notes due 2007 (incorporated herein by reference to Exhibit 4.2 to the 1998 Exchange Offer
           Registration Statement).*

 4.2(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to the Senior
           Discount Notes Indenture included herein as Exhibit 4.2 (incorporated herein by reference to
           Exhibit 4.2(a) to the 1998 Annual Report).*

 4.3       Senior Discount Notes Indenture, dated as of November 3, 1997, among Netia Holdings B.V.,
           Netia Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to Netia
           Holdings B.V.'s 11% Senior (DM) Discount Notes due 2007 and 11% Series B Senior Discount Notes
           due 2007 (incorporated herein by reference to Exhibit 4.3 to the 1998 Exchange Offer
           Registration Statement).*

 4.3(a)    Supplemental Indenture, dated as of December 1, 1998, among Netia Holdings B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to the Senior
           Discount Notes Indenture included herein as Exhibit 4.3 (incorporated herein by reference to
           Exhibit 4.3(a) to the 1998 Annual Report).*

 4.4       Form of 10 1/4% Series B Senior Note due 2007 (included in Exhibit 4.1).*

 4.5       Form of 11 1/4% Series B Senior Discount Note due 2007 (included in Exhibit 4.2).*

 4.6       Form of 11% Series B Senior Discount Note due 2007 (included in Exhibit 4.3).*

 4.7       Registration Rights Agreement, dated as of November 3, 1997, among Netia Holdings B.V., Netia
           Holdings S.A. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
           Merrill Lynch Capital Markets Bank Frankfurt/Main Branch and Chase Securities Inc.
           (incorporated herein by reference to Exhibit 10.1 to the 1998 Exchange Offer Registration
           Statement).*

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
 4.8       Escrow Agreement, dated as of November 3, 1997, between Netia Holdings S.A. and State Street
           Bank and Trust Company (incorporated herein by reference to Exhibit 10.2 to the 1998 Exchange
           Offer Registration Statement).*

 4.9       Senior Euro Notes Indenture, dated as of June 10, 1999, among Netia Holdings II B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to the 13 1/2%
           Senior Euro Notes due 2009 (incorporated herein by reference to Exhibit 4.9 to the 1998 Annual
           Report).*

 4.10      Senior Dollar Notes Indenture, dated as of June 10, 1999, among Netia Holdings II B.V., Netia
           Holdings S.A. and State Street Bank and Trust Company, as trustee, relating to the 13?% Senior
           Dollar Notes due 2009 (incorporated herein by reference to Exhibit 4.10 to the 1998 Annual
           Report).*

 4.11      Form of 13 1/2% Series B Senior Euro Note due 2009 (included in Exhibit 4.9).

 4.12      Form of 13 1/8% Series B Senior Dollar Note due 2009 (included in Exhibit 4.10).

 4.13      Registration Rights Agreement, dated as of June 10, 1999, by and among Netia Holdings II B.V.,
           Netia Holdings S.A., Donaldson, Lufkin & Jenrette International and Chase Manhattan
           International Limited (incorporated herein by reference to Exhibit 4.13 to the 1998 Annual
           Report).*

 4.14      Euro Investment Agreement, dated as of June 10, 1999, by and among Netia Telekom S.A., Netia
           South Sp. z o.o. and State Street Bank and Trust Company, as trustee (incorporated herein by reference to Exhibit 4.14 to the 1998 Annual Report).*

 4.15      Dollar Investment Agreement, dated as of June 10, 1999, by and among Netia Telekom S.A., Netia
           South Sp. z o.o. and State Street Bank and Trust Company, as trustee (incorporated herein by reference to Exhibit 4.15 to the 1998 Annual Report).*

 4.18      Escrow Agreement, dated as of June 10, 1999, among Netia Holdings S.A., the Selling
           Shareholders and ING Bank N.V. Warsaw, as escrow agent.*

 5.1       Opinion of Weil, Gotshal & Manges LLP.+

 5.2       Opinion of Weil, Gotshal & Manges Sp. z o.o.+

 5.3       Opinion of DeBrauw Blackstone Westbroek.+

10.1       Equity Undertaking, dated as of July 21, 1997, among Telia AB and Netia Telekom S.A. in favor of Chase Manhattan International Limited (incorporated herein by reference to Exhibit 10.1 to the 1998 Annual Report).*

10.2       Multicurrency Term Facilities Agreement ("Netia South Facility Agreement"), dated September
           19, 1997, between Netia South Sp. z o.o., Netia Telekom Silesia S.A., Optimus Inwest S.A. and
           Polskie Telmedia S.A., as original borrowers and guarantors, Telekom Building Sp. z o.o., as original guarantor, Bank Handlowy w Warszawie S.A. and Chase Manhattan PLC, as arrangers,
           Chase Manhattan International Limited, as agent and security trustee, Bank Handlowy w
           Warszawie S.A., as security agent and the other lenders parties thereto (incorporated herein by reference to Exhibit 10.2 to the 1998 Annual Report).*

10.2(a)    Amendment No. 1 to the Netia South Facility Agreement ("Amendment No. 1"), dated as of October
           21, 1998 (incorporated herein by reference to Exhibit 10.2(a) to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
10.2(b)    Amendment letter from Clifford Chance to the Amendment No. 1, dated as of November 26, 1998
           (incorporated herein by reference to Exhibit 10.2(b) to the 1998 Annual Report).*

10.2(c)    Amendment letter to the Netia South Facility Agreement, dated as of January 25, 1999
           (incorporated herein by reference to Exhibit 10.2(c) to the 1998 Annual Report).*

10.2(d)    Amendment letter to the Netia South Facility Agreement, dated as of March 15, 1999
           (incorporated herein by reference to Exhibit 10.2(d) to the 1998 Annual Report).*

10.3       Equity Undertaking, dated as of September 19, 1997, between Netia Holdings S.A. and Netia
           South Sp. z o.o. in favor of Chase Manhattan International Limited (incorporated herein by reference to Exhibit 10.4 to the 1998 Exchange Offer Registration Statement).*

10.4       Shareholder's Guarantee, dated as of September 23, 1997, by Netia Holdings S.A. and Netia
           South Sp. z o.o. in favor of Chase Manhattan International Limited (incorporated herein by reference to Exhibit 10.10 to the 1998 Exchange Offer Registration Statement).*

10.5       Share Purchase Agreement, dated as of September 22, 1997, among Netia Holdings S.A., Netia
           Telekom S.A., Telia AB and the European Bank of Reconstruction and Development ("EBRD")
           (incorporated herein by reference to Exhibit 10.8 to the 1998 Exchange Offer Registration
           Statement).*

10.6       Share Pledge Agreement, dated as of September 22, 1997, among Netia Holdings S.A., EBRD and
           Netia Telekom S.A. (incorporated herein by reference to Exhibit 10.9 to the 1998 Exchange
           Offer Registration Statement).*

10.7       Letter Agreement, dated as of August 24, 1998, between Netia Holdings S.A. and Telia AB
           (publ.) regarding the sale of EBRD equity interest in Netia Telekom (incorporated herein by reference to Exhibit 10.7(a) to the 1998 Annual Report).*

10.8       Shareholders' Agreement, dated as of December 11, 1995, between Netia Holdings S.A. and Telia
           AB regarding investment in Netia Telekom S.A. (incorporated herein by reference to Exhibit
           10.8 to the 1998 Exchange Offer Registration Statement).*

10.9       Amendment No. 1, dated as of February 21, 1996, to Shareholders' Agreement dated as of
           December 11, 1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia
           Telekom S.A. (incorporated herein by reference to Exhibit 10.15 to the 1998 Exchange Offer
           Registration Statement).*

10.10      Amendment No. 2, dated as of June 26, 1996, to Shareholders' Agreement, dated as of December
           11, 1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia Telekom S.A.
           (incorporated herein by reference to Exhibit 10.16 to the 1998 Exchange Offer Registration
           Statement).*

10.11      Amendment No. 3, dated as of September 15, 1997, to Shareholders' Agreement dated as of
           December 11, 1995, between Netia Holdings S.A. and Telia AB regarding investment in Netia
           Telekom S.A. (incorporated herein by reference to Exhibit 10.17 to the 1998 Exchange Offer
           Registration Statement).*

10.12      Operational Support and Supervision Agreement, dated as of September 15, 1997, between Netia
           Telekom S.A. and Telia AB (incorporated herein by reference to Exhibit 10.31 to the 1998
           Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
10.13      Operational Support and Supervision Agreement, dated as of September 15, 1997, between Netia
           South Sp. z o.o. and Telia AB (incorporated herein by reference to Exhibit 10.32 to the 1998
           Exchange Offer Registration Statement).*

10.14      Shareholders' Agreement, dated as of October 23, 1996, between Netia Holdings S.A. and Telia
           AB regarding investment in Netia South Sp. z o.o. (incorporated herein by reference to Exhibit
           10.12 to the 1998 Exchange Offer Registration Statement).*

10.15      Amendment No. 1, dated as of September 15, 1997, to Shareholders' Agreement dated as of
           October 23, 1996, between Netia Holdings S.A. and Telia AB regarding investment in Netia South
           Sp. z o.o. (incorporated herein by reference to Exhibit 10.13 to the 1998 Exchange Offer
           Registration Statement).*

10.16      Exchange Stock Option Agreement, dated as of September 15, 1997, among, INTER ALIA, Netia
           Holdings S.A. and Telia AB (incorporated herein by reference to Exhibit 10.18 to the 1998
           Exchange Offer Registration Statement).*

10.17      Incentive Stock Option Agreement, dated as of September 15, 1997, among, INTER ALIA, Netia
           Holdings S.A. and Telia AB (incorporated herein by reference to Exhibit 10.19 to the 1998
           Exchange Offer Registration Statement).*

10.18      Amended and Restated Option Exercise Agreement, dated as of December 18, 1998, among Netia
           Holdings S.A., Dankner Investments Limited, Trefoil Capital Investors, L.P., Shamrock
           Holdings, Inc., GS Capital Partners L.P., Bridge Street Fund 1994, L.P., Stone Street Fund
           1994, L.P. and Telia AB (publ.) (incorporated herein by reference to Exhibit 10.18 to the 1998
           Annual Report).*

10.18(a)   Amendment No. 1 to the Amended and Restated Option Exercise Agreement dated as of April 15,
           1999 (incorporated herein by reference to Exhibit 10.18(a) to the 1998 Annual Report).*

10.19      Pre-IPO Shareholders' Agreement, dated as of December 18, 1998, among Netia Holdings S.A.,
           Dankner Investments Limited, Trefoil Capital Investors, L.P., Shamrock Holdings, Inc., GS
           Capital Partners L.P., Bridge Street Fund 1994, L.P., Stone Street Fund 1994, L.P. and Telia
           AB (publ.) (incorporated herein by reference to Exhibit 10.19 to the 1998 Annual Report).*

10.20      Form of Post-IPO Shareholders' Agreement to be entered into among Telia AB (publ.), Dankner
           Investment Ltd., Trefoil Capital Investors L.P., Shamrock Holdings Inc. and Netia Holdings
           S.A. (incorporated herein by reference to Exhibit 10.20 to the 1998 Annual Report).*

10.21      Form of Post-IPO Shareholders' Agreement to be entered into among Dankner Investment Ltd.,
           Trefoil Capital Investors L.P., Shamrock Holdings Inc., GS Capital Partners L.P., Bridge
           Street Fund 1994, L.P., Stone Street Fund 1994, L.P. and Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.21 to the 1998 Annual Report).*

10.22      Subscription Agreement, dated May 19, 1999, between Netia Holdings S.A. and Warburg, Pincus
           Equity Partners, L.P., Warburg, Pincus Ventures International, L.P., Warburg, Pincus
           Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and
           Warburg, Pincus Netherlands Equity Partners III, C.V. (incorporated herein by reference to
           Exhibit 10.22 to the 1998 Annual Report).*

10.23      Network Construction and Delivery Contract, dated as of August 3, 1995, between Telekom Torun
           Sp. z o.o. and Alcatel Contracting S.A. (incorporated herein by reference to Exhibit 10.20 to the 1998 Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
10.23(a)   Amendment No. 1, dated as of September 29, 1995, to the Network Construction and Delivery
           Contract dated August 3, 1995, between Telekom Torun Sp. z o.o. and Alcatel Contracting S.A.
           (incorporated herein by reference to Exhibit 10.21 to the 1998 Exchange Offer Registration
           Statement).*

10.23(b)   Amendment No. 2, dated as of December 18, 1995, to the Network Construction and Delivery
           Contract dated August 3, 1995, between Telekom Torun Sp. z o.o. and Alcatel Contracting S.A.,
           including forms of Guaranty made by each of Netia Telekom S.A. (formerly R.P. Telekom S.A.)
           and Telia AB, in favor of Alcatel Contracting S.A., and form of Subordinated Loan Agreement between Netia Telekom S.A., as borrower, and Alcatel Contracting S.A. and Alcatel Polska Sp. z
           o.o., as lenders (incorporated herein by reference to Exhibit 10.22 to the 1998 Exchange Offer
           Registration Statement).*

10.24      Network Construction and Delivery Contract, dated as of July 3, 1996, between Netia Telekom
           Jozefow, Alcatel Polska S.A. and Alatel Contracting S.A. (incorporated herein by reference to
           Exhibit 10.24 to the 1998 Annual Report).*

10.25      Subordinated Loan Agreement, dated as of July 3, 1996, between Netia Telekom S.A, Alcatel
           Contracting S.A. and Alcatel Polska S.A. in connection with the Network Construction and
           Delivery Contract for Telekom Jozefow (incorporated herein by reference to Exhibit 10.25 to the 1998 Annual Report).*

10.26      Strategic Alliance Agreement, dated as of June 26, 1996, with R.P. Telekom S.A., Telia AB,
           Netia Telekom S.A., Sprint R.P. Telekom Sp. z o.o. and Alcatel Polska S.A. (incorporated herein by reference to Exhibit 10.25 to the 1998 Annual Report).*

10.26(a)   Amendment No. 1 to the Strategic Alliance Agreement, dated as of August 21, 1996 (incorporated herein by reference to Exhibit 10.26(a) to the 1998 Annual Report).*

10.27      Subordinated Loan Agreement, dated as of October 10, 1997, between Netia South Sp. z o.o.,
           Netia Telekom Silesia S.A., Alcatel Contracting S.A. and Alcatel Polska S.A. (incorporated herein by reference to Exhibit 10.27 to the 1998 Annual Report).*

10.28      Subordination Agreement, dated as of October 10, 1997, between Netia South Sp. z o.o., Netia
           Telekom Silesia S.A., Alcatel Contracting S.A., Alcatel Polska S.A. and Chase Manhattan
           International Limited (incorporated herein by reference to Exhibit 10.28 to the 1998 Annual
           Report).*

10.29      Network Construction and Delivery Contract, dated as of July 3, 1996, between Telekom Kujawy
           Sp. z o.o. and Alcatel Polska S.A. ("Telkom Kujawy Network Construction and Delivery
           Contract") (incorporated herein by reference to Exhibit 10.29 to the 1998 Annual Report).*

10.30      Network Construction and Delivery Contract, dated as of July 25, 1996, between Telekom Kalisz
           Sp. z o.o., Alcatel Contracting S.A. and Alcatel Polska S.A. ("Telekom Kalisz Network
           Construction and Delivery Contract") (incorporated herein by reference to Exhibit 10.30 to the
           1998 Annual Report).*

10.30(a)   Guaranty of Netia Telekom S.A., dated as of July 25, 1996, in favor of Alcatel Contracting
           S.A. under the Telekom Kalisz Network Construction and Delivery Contract (incorporated herein by reference to Exhibit 10.30(a) to the 1998 Annual Report).*

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
10.31      Guaranties by Netia Telekom S.A., dated as of July 3, 1996, in favor of Alcatel Contracting
           S.A. under the Network Construction and Delivery Contracts with Telekom Warszawa (Josefow) Sp.
           z o.o., Netia Telekom Mazowsze (ROL-TEL) S.A. and Netia Telekom Wloclawek (Kujawy)
           (incorporated herein by reference to Exhibit 10.31 to the 1998 Annual Report).*

10.32      Delivery and Installation Contract, dated as of August 12, 1998, by and between Netia South
           Sp. z o.o. and Lucent Technologies Poland S.A. (incorporated herein by reference to Exhibit
           10.32 to the 1998 Annual Report).*

10.33      Frame Agreement for Radio in the Local Loop Systems, dated as of August 27, 1998, by and between Netia Telekom S.A., Netia South Sp.z o.o. and Innowave Tadiran Telecommunications Ltd.
           (incorporated herein by reference to Exhibit 10.33 to the 1998 Annual Report).*

10.34      Frame Agreement for Radio Relay Systems Delivery and Services, dated as of October 20, 1998, by and between Netia South Sp. z o.o. and Ericsson Polska (incorporated herein by reference to
           Exhibit 10.34 to the 1998 Annual Report).*

10.35      Access System Contact, dated December 23, 1998, by and between Netia South Sp. z o.o. and
           Robert Bosch Sp. z o.o. (Bosch Telecom GmbH) (incorporated herein by reference to Exhibit
           10.35 to the 1998 Annual Report).*

10.36      Commission and Agency Agreement, dated as of November 25, 1997 by and between Polski Bank
           Rozwoju S.A. and Netia Telekom S.A. (the "Telbank Option Agreement") (incorporated herein by reference to Exhibit 10.36 to the 1998 Annual Report).*

10.37      Agreement of Cooperation, dated July 3, 1998, by and between Telbank S.A. and certain subsidiaries of Netia Holdings S.A. (incorporated herein by reference to Exhibit 10.37 to the
           1998 Annual Report).*

10.38      Share Purchase Agreement and Share Purchase Option Agreement, dated as of December 17, 1996, among Netia Holdings S.A. and Andrzej Radziminski (incorporated herein by reference to Exhibit
           10.23 to the 1998 Exchange Offer Registration Statement).*

10.39      Share Purchase Agreement and Share Purchase Option Agreement, dated as of December 17, 1996, between Netia Holdings S.A. and Aleksander Szwarc (incorporated herein by reference to Exhibit
           10.24 to the 1998 Exchange Offer Registration Statement).*

10.40      Consultancy Agreement, dated as of September 13, 1996, among Netia Holdings S.A. and Galopus
           Co. Ltd., as amended on November 15, 1996 and January 30, 1997 (incorporated herein by reference to Exhibit 10.26 to the 1998 Exchange Offer Registration Statement).*

10.41      New Consultancy Agreement, dated as of January 1, 1998, between Galopus Co. Limited and Netia
           Holdings S.A. (incorporated herein by reference to Exhibit 10.32 to our Annual Report on Form
           20-F, filed with the Securities and Exchange Commission on June 31, 1998 (the "1997 Annual
           Report").*

10.42      Stock Appreciation Agreement, dated as of September 13, 1996, among Netia Holdings S.A. and
           Galopus Co. Ltd., as amended on November 15, 1996 and January 30, 1997 (incorporated herein by reference to Exhibit 10.27 to the 1998 Exchange Offer Registration Statement).*

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
10.42(a)   Amendment No. 3 to the Stock Appreciation Agreement, dated January 1, 1998, contained in
           Exhibit 10.41 hereto (incorporated herein by reference to Exhibit 10.42(a) to the 1998 Annual
           Report).*

10.43      Consultancy Agreement, dated as of June 24, 1996, among Netia Holdings S.A. and R.P.
           Investments Sp. z o.o. (incorporated herein by reference to Exhibit 10.28 to the 1998 Exchange
           Offer Registration Statement).*

10.44      Consultancy Agreement, dated as of June 24, 1996, between Netia Holdings and Necessitas Sp. z
           o.o. (incorporated herein by reference to Exhibit 10.30 to the 1998 Exchange Offer
           Registration Statement).*

10.45      Consultancy Agreement, dated February 17, 1997, between Netia Telekom S.A. and Grupa Biznesowa
           Celia Sp. z o.o. (incorporated herein by reference to Exhibit 10.45 to the 1998 Annual
           Report).*

10.46      Acquisition Agreement, dated as of October 15, 1996, among Netia Telekom S.A., Netia South Sp.
           z o.o., R.P. Telekom S.A., Telia AB, Optimus Corporation Limited, Optimus Invest S.A., Polskie
           Telmedia S.A. and Optimus S.A. (incorporated herein by reference to Exhibit 10.33 to the 1997
           Annual Report).*

10.47      Consultancy Agreement, dated June 29, 1998, between Netia Telekom S.A. and Optimus S.A.
           (incorporated herein by reference to Exhibit 10.47 to the 1998 Annual Report).*

10.48      Shareholders' and Share Option Agreement, dated July 16, 1998 between Netia Telekom S.A. and
           Jan Guz (incorporated herein by reference to Exhibit 10.48 to the 1998 Annual Report).*

10.49      Services Agreement, dated as of April 19, 1999, between Netia Holdings S.A. and Netia Network
           S.A. (incorporated herein by reference to Exhibit 10.49 to the 1998 Annual Report).*

10.50      Shareholders' Equity Commitment Agreement, dated as of September 19, 1997, among Dankner
           Investment Limited, GS Capital Partners, L.P., Shamrock Holdings, Inc. and Netia Holdings S.A.
           (incorporated herein by reference to Exhibit 10.3 to the 1998 Exchange Offer Registration
           Statement).*

10.51      Principal Shareholders' Undertaking, dated as of September 19, 1997, among Dankner Investment
           Limited, GS Capital Partners, L.P. and Shamrock Holdings, Inc. in favor of Netia Holdings S.A.
           (incorporated herein by reference to Exhibit 10.6 to the 1998 Exchange Offer Registration
           Statement).*

10.52      Third Funding Implementation Agreement, dated as of September 19, 1997, among Netia Holdings
           S.A., Danker Investment Limited, GS Capital Partners, L.P., Trefoil Capital Investors, L.P.
           and Shamrock Holdings, Inc. (incorporated herein by reference to Exhibit 10.7 to the 1998
           Exchange Offer Registration Statement).*

10.53      Management Services Agreement, dated as of December 3, 1996, among Netia Holdings S.A.,
           Shamrock Capital Advisors Inc. and Dankner Investments Ltd. (incorporated herein by reference to Exhibit 10.25 to the 1998 Exchange Offer Registration Statement).*

10.54      Director's Engagement Agreement, dated as of January 1, 1996, between Netia Holdings S.A. and
           Meir Srebernik (incorporated herein by reference to Exhibit 10.29 to the 1998 Exchange Offer
           Registration Statement).*

 EXHIBIT
 NUMBER                                             DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
10.55      Asset Purchase Agreement, dated March 26, 1997, between Netia Telekom S.A. and ARAS Sp. z o.o.
           (incorporated herein by reference to Exhibit 10.55(a) to the 1998 Annual Report).*

10.56      Extension and Waiver Agreement, dated June 5, 1997, between Netia Telekom S.A. and ARAS Sp. z
           o.o. (incorporated herein by reference to Exhibit 10.56 to the 1998 Annual Report).*

10.57      Legal Services Agreement, dated July 6, 1994, between LEX Sp. z o.o. and Netia Telekom S.A.
           (incorporated herein by reference to Exhibit 10.57 to the 1998 Annual Report).*

10.58      Termination Agreement, effective as of October 1, 1998, by and between Netia Holdings S.A. and
           Joseph Ganor.*

10.59      Irrevocable Offer to Subscribe and Purchase Shares, dated July 1, 1999, by and between BRE
           Bank S.A. and Netia Holdings, S.A.*

12         Ratio of earnings to fixed charges.+

21.1       Subsidiaries of Netia Holdings S.A. (incorporated herein by reference to Exhibit 21.1 to the
           1998 Annual Report).*

23.1       Consent of Weil, Gotshal & Manges LLP (included as part of the opinion filed under Exhibit
           5.1).+

23.2       Consent of Weil, Gotshal & Manges Sp. z o.o. (included as part of the opinion filed under
           Exhibit 5.2).+

23.3       Consent of DeBrauw Blackstone Westbroek (included as part of the opinion filed under Exhibit
           5.3).+

23.4       Awareness Letter of PricewaterhouseCoopers Sp. z o.o.+

23.5       Consent of PricewaterhouseCoopers Sp. z o.o.+

24.1       Power of Attorney (included on the signature page of Part II of the Registration Statement).*

25.1       Statement of Eligibility of State Street Bank and Trust on Form T-1 relating to the 13 1/2%
           Series B Senior Notes due 2009.+

25.2       Statement of Eligibility of State Street Bank and Trust on Form T-1 relating to the 13 1/8%
           Series B Senior Notes due 2009.+

99.1       Letter of Transmittal relating to the 13 1/2% Senior Notes due 2009 and the 13 1/8% Senior
           Notes due 2009.+

99.2       Notice of Guaranteed Delivery.+

------------------------

     * Incorporated by reference.

     + Filed herewith.